UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

LogMeIn, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

DATED FEBRUARY 7, 2020

320 Summer Street

Boston, MA 02210

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

February 7, 2020

Dear Fellow Stockholders:

You are cordially invited to attend a special meeting of stockholders of LogMeIn, Inc., a Delaware corporation (“LogMeIn,” the “Company,” “we” or “us”), to be held on March 12, 2020 at the offices of Latham & Watkins LLP, 200 Clarendon St, Boston, MA 02116, at 9:00 a.m. Eastern Time. This proxy statement is dated February 7, 2020 and was first mailed to stockholders of LogMeIn on or about February 7, 2020.

At the special meeting, you will be asked to consider and vote on three matters:

(i)

a proposal to adopt the Agreement and Plan of Merger, dated December 17, 2019 (as it may be amended from time to time, the “Merger Agreement”), by and among LogMeIn, Logan Parent, LLC, a Delaware limited liability company (“Parent”), and Logan Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”). Parent and Merger Sub are controlled by Francisco Partners, a technology-focused global private equity firm, and Evergreen Coast Capital Corp., the technology-focused global private equity affiliate of Elliott Management Corporation, an investment management firm. Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into LogMeIn (the “Merger”), with LogMeIn continuing as the surviving corporation of the Merger (the “Surviving Corporation”) and as a wholly-owned subsidiary of Parent;

(ii)

a proposal to adjourn the special meeting to a later date or dates if necessary to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the special meeting; and

(iii)	a proposal to approve, on a non-binding, advisory basis, certain compensation that will or may become payable to our named executive officers in connection with the Merger.

If the Merger is completed, you will be entitled to receive $86.05 in cash, without interest and subject to all applicable withholding taxes, for each share of LogMeIn common stock you own (unless you have properly demanded appraisal for your shares in accordance with, and have complied in all respects with, Section 262 of the General Corporation Law of the State of Delaware), which represents a premium of approximately 25% over the closing price of LogMeIn common stock on September 18, 2019, the last trading day before a media report was published speculating about a potential sale process, and a premium of 25% over the 30 day volume-weighted average on the same date.

After reviewing and considering the terms and conditions of the Merger and the factors more fully described in the enclosed proxy statement, our board of directors (i) approved, adopted and declared advisable the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, (ii) determined that the terms of the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to, and in the best interests of, LogMeIn and its stockholders, (iii) directed that the Merger Agreement be submitted to the stockholders of LogMeIn for adoption at the special meeting, and (iv) recommended that LogMeIn’s stockholders adopt the Merger Agreement.

Our board of directors recommends that you vote: (1) “FOR” the proposal to adopt the Merger Agreement; (2) “FOR” the proposal to adjourn the special meeting to a later date or dates if necessary; and (3) “FOR” the non-binding, advisory proposal to approve certain compensation that will or may become payable to our named executive officers in connection with the Merger.

The accompanying proxy statement contains, among other things, detailed information about LogMeIn, the special meeting, the Merger, the Merger Agreement and the Merger-related compensation. We encourage you to read the accompanying proxy statement, including its appendices and all documents incorporated by reference therein, carefully and in its entirety.

Your vote is very important, regardless of the number of shares of LogMeIn common stock that you own. We cannot complete the Merger unless the Merger Agreement is adopted by the affirmative vote of the holders of a majority of the shares of outstanding LogMeIn common stock as of the record date entitled to vote on the matter. The failure of any stockholder of record to vote in person by ballot at the special meeting or to submit a signed proxy card will have the same effect as a vote “AGAINST” the Merger Agreement. If you hold your shares in “street name,” the failure to instruct your broker, bank or nominee on how to vote your shares will have the same effect as a vote “AGAINST” the Merger Agreement. If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” the Merger Agreement.

We hope that you will be able to attend the special meeting. However, whether or not you plan to attend in person, please complete, sign, date and return the proxy card enclosed with the accompanying proxy statement, or if your shares are held in “street name” through a broker, bank or nominee, instruct your broker, bank or nominee on how to vote your shares using the voting instruction form furnished by your broker, bank or nominee, as promptly as possible. Submitting a signed proxy by mail will ensure your shares are represented at the special meeting. If your shares are held in “street name” through a broker, bank or nominee, you may provide voting instructions through your broker, bank or nominee by completing and returning the voting form provided by your broker, bank or nominee, or electronically over the Internet or by telephone through your broker, bank or nominee if such a service is provided. To provide voting instructions over the Internet or by telephone through your broker, bank or nominee, you should follow the instructions on the voting form provided by your broker, bank or nominee.

On behalf of the board of directors and management of LogMeIn, I extend our appreciation for your continued support and your consideration of this matter.

Sincerely,

Michael J. Donahue

Secretary

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved of the transactions described in this document or the accompanying proxy statement, including the Merger, passed upon the merits or fairness of such transactions or passed upon the adequacy or accuracy of the disclosure in the accompanying proxy statement. Any representation to the contrary is a criminal offense.

DATED FEBRUARY 7, 2020

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON MARCH 12, 2020

Notice is hereby given that a special meeting of stockholders of LogMeIn, Inc., a Delaware corporation (“LogMeIn,” the “Company,” “we” or “us”), will be held on March 12, 2020 at the offices of Latham & Watkins LLP, 200 Clarendon St, Boston, MA 02116, at 9:00 a.m. Eastern Time, for the following purposes:

1.

The Merger Proposal. To adopt the Agreement and Plan of Merger, dated December 17, 2019, by and among LogMeIn, Logan Parent, LLC, a Delaware limited liability company (“Parent”), and Logan Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”) (as it may be amended from time to time, the “Merger Agreement”), pursuant to which, upon the satisfaction or waiver of the conditions to closing set forth therein, Merger Sub will merge with and into LogMeIn (the “Merger”), with LogMeIn surviving the Merger as a wholly-owned subsidiary of Parent; a copy of the Merger Agreement is attached as Appendix A to the accompanying proxy statement and is incorporated by reference therein (the “Merger Proposal”);

2.

The Adjournment Proposal. To approve the adjournment of the special meeting to a later date or dates if necessary to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the special meeting (the “Adjournment Proposal”); and

3.

The Compensation Proposal. To approve, on a non-binding, advisory basis, certain compensation that will or may become payable to our named executive officers in connection with the Merger (the “Compensation Proposal”).

Only stockholders of record as of the close of business on February 4, 2020 are entitled to notice of the special meeting and to vote at the special meeting or at any adjournment or postponement thereof.

The accompanying proxy statement contains, among other things, detailed information about the Merger Proposal, the Adjournment Proposal and the Compensation Proposal. We encourage you to read the accompanying proxy statement, including its appendices and all documents incorporated by reference therein, carefully and in its entirety.

The affirmative vote of the holders of a majority of the shares of LogMeIn common stock outstanding as of the record date and entitled to vote on the matter is required to approve the Merger Proposal. The affirmative vote of the holders of a majority of the votes cast by the holders of shares of LogMeIn common stock present, in person or by proxy, at the special meeting and voting affirmatively or negatively thereon is required to approve the Adjournment Proposal. The affirmative vote of the holders of a majority of the votes cast by the holders of shares of LogMeIn common stock present, in person or by proxy, at the special meeting and voting affirmatively or negatively thereon is required to approve the Compensation Proposal.

Your vote is very important, regardless of the number of shares of LogMeIn common stock that you own. The failure of any stockholder of record to vote in person by ballot at the special meeting or to submit a signed proxy card will have the same effect as a vote “AGAINST” the Merger Proposal. If you hold your shares in “street name,” you should instruct your broker, bank or nominee on how to vote your shares using the voting instruction form furnished by your broker, bank or nominee. The failure to do so will have the same effect as a vote “AGAINST” the Merger Proposal, but assuming a quorum is present, will have no effect on the outcome of any vote on the Adjournment Proposal or the Compensation Proposal. Abstentions will have the same effect as a vote “AGAINST” the Merger Proposal, but assuming a quorum is present, will have no effect on the outcome of any vote on the Adjournment Proposal and the Compensation Proposal. If you sign, date and return your proxy card without indicating how you wish to vote on a proposal, your proxy will be voted “FOR” such proposal.

The presence at the special meeting, in person or by proxy, of the holders of a majority of the shares of outstanding LogMeIn common stock entitled to vote at the special meeting will constitute a quorum for the transaction of business at the special meeting. Abstentions will be counted as present for purposes of determining the existence of a quorum. Shares held in “street name” for which the applicable broker, bank or nominee receives no instructions regarding how to vote on any of the proposals before the special meeting will not be counted as present at the special meeting for quorum purposes. Shares held in “street name” for which the applicable broker, bank or nominee receives instructions regarding how to vote on one or more but not all of the proposals before the special meeting will be counted present at the special meeting for quorum purposes.

Stockholders who do not vote in favor of the Merger Proposal and who otherwise meet the requirements of Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”) will have the right to seek appraisal of the fair value of their shares of LogMeIn common stock, as determined in accordance with Section 262 of the DGCL. In addition to not voting in favor of the Merger Proposal, any stockholder wishing to exercise its appraisal rights must deliver a written demand for appraisal to LogMeIn before the vote on the Merger Proposal and must comply in all respects with the requirements of Section 262 of the DGCL, the text of which is attached as Appendix B to the accompanying proxy statement and is incorporated by reference therein.

Our board of directors recommends that you vote: (i) “FOR” the Merger Proposal; (ii) “FOR” the Adjournment Proposal; and (iii) “FOR” the Compensation Proposal.

By Order of the Board of Directors,

William R. Wagner

President and Chief Executive Officer

Boston, Massachusetts

February 7, 2020

YOUR VOTE IS IMPORTANT

Ensure that your shares of LogMeIn common stock are voted at the special meeting by submitting your proxy or, if your shares of LogMeIn common stock are held in “street name” through a broker, bank or nominee, by contacting your broker, bank or nominee. If you do not submit a proxy, vote in person at the special meeting or instruct your broker, bank or nominee how to vote your shares, it will have the same effect as voting “AGAINST” the Merger Proposal, but assuming a quorum is present, will have no effect on the outcome of any vote on the Adjournment Proposal or the Compensation Proposal.

If your shares of LogMeIn common stock are registered directly in your name: If you are a stockholder of record, you may submit a proxy to vote your shares of LogMeIn common stock by mail. Please follow the instructions on the enclosed form of proxy.

If your shares of LogMeIn common stock are held in the name of a broker, bank or nominee: You will receive voting instructions from the organization holding your account and you must follow those instructions to vote your shares of LogMeIn common stock. As a beneficial owner, you have the right to direct your broker, bank or nominee on how to vote the shares of LogMeIn common stock in your account. Your broker, bank or nominee cannot vote on any of the proposals, including the Merger Proposal, without your instructions.

If you fail to submit a signed proxy card, fail to attend the special meeting or, if you hold your shares through a bank, broker or nominee, fail to provide voting instructions to your bank, broker or nominee, your shares of LogMeIn common stock will not be counted for purposes of determining whether a quorum is present at the special meeting. If you hold your shares of LogMeIn common stock through a broker, bank or nominee, you must obtain from the record holder a valid legal proxy issued in your name in order to vote in person at the special meeting. A stockholder providing a proxy may revoke it at any time before 11:59 p.m., Eastern Time the day before the special meeting if such revocation is exercised by providing written notice of revocation to our Corporate Secretary, by voting in person at the special meeting or by providing a proxy of a later date, pursuant to the instructions set forth in “Revocability of Proxies” on page 28 of the accompanying proxy statement. Attendance at the special meeting alone will not revoke a submitted proxy.

We encourage you to read the accompanying proxy statement, including its appendices and all documents incorporated by reference therein, carefully and in their entirety. If you have any questions concerning the Merger, the special meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of LogMeIn common stock, please contact our proxy solicitor:

Innisfree M&A Incorporated

Toll-Free: (888) 750-5834

Banks and Brokers Call Collect: (212) 750-5833

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, DATE, SIGN AND RETURN A PROXY CARD, OR INSTRUCT YOUR BROKER, BANK OR NOMINEE ON HOW TO VOTE YOUR SHARES USING THE VOTING INSTRUCTION FORM FURNISHED BY YOUR BROKER, BANK OR NOMINEE, AS PROMPTLY AS POSSIBLE.

v

APPENDICES

SUMMARY

This summary, together with the following section of this proxy statement entitled “Questions and Answers About the Special Meeting and the Merger,” highlights selected information from this proxy statement and may not contain all of the information that is important to you as a holder of LogMeIn common stock or that you should consider before voting on the Merger Proposal. To better understand the Merger Proposal, you should read this proxy statement, including its appendices and the documents incorporated by reference herein, carefully and in its entirety. You may obtain the documents and information incorporated by reference into this proxy statement without charge by following the instructions under “Where You Can Find More Information” on page 125 of this proxy statement. The Merger Agreement is attached as Appendix A to this proxy statement and is incorporated by reference herein.

Parties Involved in the Merger (page 34)

LogMeIn, Inc.

320 Summer Street

Boston, MA 02210

(812) 962-5000

www.logmeininc.com

LogMeIn, Inc., a Delaware corporation (“LogMeIn,” the “Company,” “we,” “us” or “our”), is a leading provider of unified communications and collaboration, identity and access management, and customer engagement and support solutions. LogMeIn simplifies how people connect with each other and the world around them to drive meaningful interactions, deepen relationships, and create better outcomes for individuals and businesses. LogMeIn has millions of customers spanning virtually every country across the globe. LogMeIn is headquartered in Boston, Massachusetts with additional locations in North America, South America, Europe, Asia and Australia.

Our common stock is listed under the symbol “LOGM” on the NASDAQ Global Select Market.

Our principal executive offices are located at 320 Summer Street, Boston, MA 02210, and our telephone number is (781) 638-9050. For more information about LogMeIn, please visit our website, www.logmeininc.com. Our website address is provided as an inactive textual reference only. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC. See “Where You Can Find More Information” on page 125 of this proxy statement.

Logan Parent, LLC

c/o Francisco Partners

1 Letterman Drive, Building C, Suite 410

San Francisco, CA 94129

(415) 418-2900

Logan Parent, LLC (“Parent”) is a Delaware limited liability company that was formed solely for the purpose of entering into the Agreement and Plan of Merger, dated as of December 17, 2019 (as it may be amended from time to time, the “Merger Agreement”) by and among LogMeIn, Parent and Logan Merger Sub, Inc., and, subject to the terms and conditions thereof, completing the transactions contemplated by the Merger Agreement and the related financing transactions.

Parent will be controlled by the investor group consisting of (i) Francisco Partners V, L.P., Francisco Partners V-A, L.P., Francisco Partners V-B, L.P. (collectively, the “FP Funds”), which are affiliated with

Francisco Partners, a technology-focused global private equity firm, and (ii) Elliott Associates, L.P. and Elliott International, L.P. (collectively, the “Elliott Funds”), which are affiliated with Evergreen Coast Capital Corp. (“Evergreen”), the technology-focused global private equity affiliate of Elliott Management Corporation.

Francisco Partners is a leading global private equity firm that specializes in investments in technology and technology-enabled businesses. Since its launch 20 years ago, Francisco Partners has raised over $15 billion in committed capital and invested in more than 275 technology companies, making it one of the most active and longstanding investors in the technology industry.

Evergreen is the technology-focused private equity affiliate of Elliott Management Corporation (together with Evergreen and the Elliott Funds, “Elliott”). Elliott Management Corporation manages the Elliott Funds, two multi-strategy investment funds which combined have approximately $38 billion of assets under management. Its flagship fund, Elliott Associates, L.P., was founded in 1977, making it one of the oldest funds of its kind under continuous management. The Elliott Funds’ investors include pension plans, sovereign wealth funds, endowments, foundations, funds-of-funds, high net worth individuals and families, and employees of the firm.

At the effective time of the Merger, LogMeIn, as the Surviving Corporation, will be indirectly owned by the FP Funds and the Elliott Funds.

Logan Merger Sub, Inc.

c/o Francisco Partners

1 Letterman Drive, Building C, Suite 410

San Francisco, CA 94129

(415) 418-2900

Logan Merger Sub, Inc. (“Merger Sub”) is a Delaware corporation that was formed by Parent solely for the purpose of entering into the Merger Agreement and completing the transactions contemplated thereby and the related financing transactions. Upon consummation of the merger of Merger Sub with and into LogMeIn in accordance with the Merger Agreement (the “Merger”), Merger Sub will cease to exist, and LogMeIn will survive the Merger as a wholly-owned subsidiary of Parent.

The Special Meeting (page 26)

Date, Time and Place

A special meeting of our stockholders will be held on March 12, 2020, at the offices of Latham & Watkins LLP, 200 Clarendon St, Boston, MA 02116, at 9:00 a.m. Eastern Time.

Record Date; Shares Entitled to Vote

You are entitled to vote at the special meeting if you owned shares of LogMeIn common stock at the close of business on February 4, 2020 (the “Record Date”). You will have one vote at the special meeting for each share of LogMeIn common stock you owned at the close of business on the Record Date.

Purpose

At the special meeting, we will ask our stockholders of record as of the Record Date to vote on the following proposals:

(i)	to adopt the Merger Agreement (the “Merger Proposal”);

(ii)

to approve the adjournment of the special meeting to a later date or dates if necessary to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the special meeting (the “Adjournment Proposal”); and

(iii)	to approve, on a non-binding, advisory basis, certain compensation that will or may become payable to our named executive officers in connection with the Merger (the “Compensation Proposal”).

Quorum

As of the Record Date, there were 48,594,419 shares of LogMeIn common stock outstanding and entitled to be voted at the special meeting. A quorum of stockholders is necessary to hold a special meeting. The holders of a majority of the shares of outstanding LogMeIn common stock entitled to vote at the special meeting, present in person or represented by proxy, will constitute a quorum at the special meeting. As a result, 24,297,210 shares of LogMeIn common stock must be represented by proxy or by stockholders present and entitled to vote at the special meeting to have a quorum. Failure of a quorum to be represented at the special meeting may result in an adjournment of the special meeting and may subject us to additional expense.

Required Vote

Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the shares of LogMeIn common stock outstanding as of the Record Date and entitled to vote on the matter. Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the votes cast by the holders of shares of LogMeIn common stock present, in person or by proxy, at the special meeting and voting affirmatively or negatively thereon. Approval of the Compensation Proposal requires the affirmative vote of the holders of a majority of the votes cast by the holders of shares of LogMeIn common stock present, in person or by proxy, at the special meeting and voting affirmatively or negatively thereon.

Stock Ownership and Interests of Certain Persons

As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote an aggregate of 446,321 shares of LogMeIn common stock (excluding any shares that would be delivered upon exercise or conversion of stock options), representing approximately 0.92% of the outstanding shares of LogMeIn common stock.

As of the Record Date, the Elliott Funds beneficially owned an aggregate of 1,353,765 shares of LogMeIn common stock, representing approximately 2.8% of the outstanding shares of LogMeIn common stock. As of the Record Date, the shares owned beneficially by the Elliott Funds are held in margin accounts with their prime brokers and, accordingly, a portion of those shares may not be subject to the Elliott Funds’ voting discretion as of the Record Date.

Our directors and executive officers, as well as the Elliott Funds (with respect to the shares over which they have beneficial ownership and voting discretion as of the Record Date), have informed us that they currently intend to vote all of their shares of LogMeIn common stock: (i) “FOR” the Merger Proposal; (ii) “FOR” the Adjournment Proposal; and (iii) “FOR” the Compensation Proposal.

Voting of Proxies

Any LogMeIn stockholder of record entitled to vote at the special meeting may submit a proxy by returning a signed proxy card by mail or may attend the special meeting and vote in person. If you are a beneficial owner and hold your shares of LogMeIn common stock in “street name” through a broker, bank or nominee, you should instruct your broker, bank or nominee on how you wish to vote your shares of LogMeIn common stock using the instructions provided by your broker, bank or nominee. Under applicable stock exchange rules, brokers, banks or nominees have the discretion to vote your shares on routine matters if you fail to instruct your broker, bank or nominee on how to vote your shares with respect to such matters. The proposals in this proxy statement are non-routine matters, and brokers, banks and nominees therefore cannot vote on these proposals without your instructions; failure of beneficial stockholders to provide voting instructions to their brokers, banks and nominees results in what we refer to as a broker non-vote. Therefore, it is important that you instruct your broker, bank or nominee on how you wish to vote your shares of LogMeIn common stock or that you obtain from such broker, bank or nominee a valid legal proxy issued in your name and vote in person at the special meeting.

If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the special meeting by signing another proxy card with a later date and returning it to us before 11:59 p.m., Eastern Time the day before the special meeting, by providing written notice of revocation to our Secretary before your proxy is exercised or by attending the special meeting and voting in person pursuant to the instructions set forth in “Revocability of Proxies” on page 28 of this proxy statement. If you hold your shares of common stock in “street name,” you should contact your broker, bank or nominee for instructions regarding how to change your vote.

The failure of any stockholder of record to submit a signed proxy card or to vote in person by ballot at the special meeting will have the same effect as a vote “AGAINST” the Merger Proposal. If you sign, date and return your proxy card without indicating how you wish to vote on the Merger Proposal, your proxy will be voted “FOR” the Merger Proposal. If you hold your shares of LogMeIn common stock in “street name,” the failure to instruct your broker, bank or nominee on how to vote your shares on any of the proposals (a broker non-vote) will have the same effect as a vote “AGAINST” the Merger Proposal, but assuming a quorum is present, will have no effect on the outcome of any vote on the Adjournment Proposal or the Compensation Proposal. If you provide your broker, bank or nominee with instructions on how to vote on one or more but less than all proposals, then your shares of LogMeIn common stock will result in a broker non-vote with respect to any proposal for which no instructions are provided. Broker non-votes and abstentions will have the same effect as a vote “AGAINST” the Merger Proposal, but assuming a quorum is present, will have no effect on the outcome of any vote on the Adjournment Proposal or the Compensation Proposal.

Neither the SEC nor any state securities regulatory agency has approved or disapproved of the transactions described in this proxy statement, including the Merger, passed upon the merits or fairness of such transactions, or passed upon the adequacy or accuracy of the disclosure in this proxy statement. Any representation to the contrary is a criminal offense.

Expenses of Proxy Solicitation (page 29)

Our board of directors (the “Board”) is soliciting your proxy, and LogMeIn will bear the cost of soliciting proxies. We have engaged the services of Innisfree M&A Incorporated (“Innisfree”) to solicit proxies for the special meeting. In connection with its retention, Innisfree has agreed to provide consulting, analytic and proxy solicitation services in connection with the special meeting. We have agreed to pay Innisfree a fee of approximately $20,000, plus reasonable out-of-pocket expenses, for its services, and we will indemnify Innisfree for certain losses arising out of its proxy solicitation services. In addition to the solicitation of proxies by mail, proxies may be solicited by our directors, officers and employees, or representatives of Innisfree, in person or by telephone, email, fax or other means of communication, and we may pay persons holding shares of LogMeIn common stock on behalf of others their expenses for sending proxy materials to their principals. No additional compensation will be paid to our directors, officers or employees for their services in connection with solicitation of proxies.

Certain Effects of the Merger on LogMeIn (page 35)

Upon the terms and subject to the conditions of the Merger Agreement, Merger Sub will merge with and into LogMeIn, with LogMeIn continuing as the surviving corporation (the “Surviving Corporation”) and as a wholly-owned subsidiary of Parent. As a result of the Merger, LogMeIn will cease to be a publicly traded company and will cease to be listed on the NASDAQ Global Select Market. If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation, and instead will only be entitled to receive the Merger Consideration described in “The Merger—Merger Consideration” on page 36 of this proxy statement (except that if you are entitled to and have properly demanded appraisal for your shares in accordance with, and have complied in all respects with, Section 262 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), you will be entitled only to those rights granted under Section 262 of the DGCL as described in “The Merger—Appraisal Rights” on page 79 of this proxy statement and Appendix B to this proxy statement).

The effective time of the Merger will occur upon the filing of the certificate of merger with the Secretary of State of the State of Delaware (or at such later time as we and Parent may agree and specify in the certificate of merger).

Effect on LogMeIn if the Merger is Not Completed (page 35)

If the Merger Proposal is not approved by the stockholders of LogMeIn or if the Merger is not completed for any other reason, you will not receive any payment for your shares of LogMeIn common stock. Instead, we will remain as a public company, LogMeIn common stock will continue to be listed and traded on the NASDAQ Global Select Market and registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and we will continue to be obligated to file periodic reports with the Securities and Exchange Commission (the “SEC”). Under specified circumstances, we may be required to pay Parent a termination fee, or may be entitled to receive a reverse termination fee from Parent, upon the termination of the Merger Agreement, as described in “The Merger Agreement—Termination Fees” on page 115 of this proxy statement.

Merger Consideration (page 36)

At the effective time of the Merger, each outstanding share of LogMeIn common stock (other than (i) shares held by LogMeIn as treasury stock or held by Parent or Merger Sub or any wholly-owned subsidiary of LogMeIn, Parent or Merger Sub and (ii) shares of common stock held by stockholders who are entitled to and have properly demanded appraisal for such shares in accordance with, and have complied in all respects with Section 262 of the DGCL (“Dissenting Shares”)) will be converted automatically into the right to receive $86.05 in cash, without interest and less any applicable withholding taxes (the “Merger Consideration”). All shares of LogMeIn common stock converted into the right to receive the Merger Consideration will automatically be cancelled and cease to exist at the effective time of the Merger, and each certificate formerly representing such shares will thereafter represent only the right to receive the Merger Consideration.

As described further in “The Merger Agreement—Exchange and Payment Procedures” on page 95 of this proxy statement, substantially currently with the effective time of the Merger, Parent will deposit or cause to be deposited with the paying agent cash sufficient to pay the aggregate Merger Consideration. Following the completion of the Merger, after a stockholder has provided the paying agent with such stockholder’s stock certificates and a letter of transmittal, the paying agent will promptly pay the stockholder the Merger Consideration to which such stockholder is entitled. Stockholders who hold shares of LogMeIn common stock in book-entry form (other than shares held through The Depository Trust Company) will not be required to deliver stock certificates to the paying agent to receive the Merger Consideration to which they are entitled. Holders of shares of LogMeIn common stock in book-entry form who hold such shares through The Depository Trust Company will not be required to deliver an executed letter of transmittal to the paying agent to receive the Merger Consideration to which they are entitled.

After the completion of the Merger, under the terms of the Merger Agreement, you will have the right to receive the Merger Consideration, but you will no longer have any rights as a LogMeIn stockholder

(except that stockholders who hold Dissenting Shares will not have the right to receive the Merger Consideration but will instead have the right to receive a payment for the “fair value” of their Dissenting Shares as determined by the Delaware Court of Chancery pursuant to an appraisal proceeding as contemplated by Delaware law, as described in “The Merger—Appraisal Rights” on page 79 of this proxy statement and Appendix B to this proxy statement).

Treatment of Equity and Equity-Based Awards (page 72)

The Merger Agreement provides for the following treatment of equity and equity-based awards relating to LogMeIn common stock:

Stock Options

At the effective time of the Merger, each option to purchase shares of LogMeIn common stock, whether vested or unvested, that is outstanding immediately prior to the effective time of the Merger (each, a “Company Option”) will, automatically and without any required action on the part of the holder thereof, be cancelled and entitle the holder thereof to receive an amount in cash equal to the product of (i) the total number of shares of LogMeIn common stock underlying the Company Option multiplied by (y) the excess, if any, of the Merger Consideration over the exercise price of such Company Option; provided that any such Company Option with respect to which the exercise price subject thereto is equal to or greater than the Merger Consideration shall be cancelled for no consideration.

Restricted Stock Units

Each outstanding award of restricted stock units of LogMeIn that is subject solely to service-based vesting conditions and has no performance conditions to earn the LogMeIn common stock covered thereby and is outstanding immediately prior to the effective time of the Merger (a “Company RSU”), will, whether vested or unvested, automatically and without any required action on the part of the holder thereof, be cancelled and shall entitle the holder thereof to receive an amount in cash equal to the Merger Consideration with respect to each share of LogMeIn common stock subject to such Company RSU, which amount will be paid subject to satisfaction of the same vesting and settlement schedule and other terms and conditions applicable to the Company RSU immediately prior to the effective time of the Merger. Each outstanding award of restricted stock units of LogMeIn that is subject to performance-based vesting conditions or a requirement to satisfy performance conditions to earn the LogMeIn common stock covered thereby (a “Performance RSU”) and is outstanding immediately prior to the effective time of the Merger will become earned (meaning eligible to vest upon satisfaction of service-based vesting conditions) (i) with respect to Performance RSUs that are subject to market-based vesting conditions, as to the number of shares of LogMeIn common stock subject to such award that would be earned based on LogMeIn’s actual level of achievement as of the effective time of the Merger, based on the price per share of the Merger Consideration, and (ii) with respect to Performance RSUs that are subject to revenue-based vesting conditions, as to the number of shares of LogMeIn common stock subject to such award that would be earned based on target level achievement and, in each case, after giving effect to such achievement, without any required action on the part of the holder thereof, be cancelled and will entitle the holder thereof to receive the Merger Consideration with respect to each earned share of LogMeIn common stock subject to such Performance RSU, which amount will be paid subject to satisfaction of the service-based vesting conditions and settlement schedule and other terms and conditions applicable to the Performance RSU immediately prior to the effective time of the Merger, and settlement schedule and other terms and conditions applicable to the corresponding Performance RSU as in effect immediately prior to the effective time of the Merger, including any double-trigger vesting accelerations.

Recommendation of Our Board of Directors and Reasons for the Merger (page 53)

The Board, after consulting with its financial advisors and outside legal counsel and carefully reviewing and considering various factors described in “The Merger—Recommendation of Our Board of Directors and Reasons for the Merger” on page 53 of this proxy statement, (i) approved, adopted and declared advisable the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, (ii) determined that the terms of the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to, and in the best interests of, LogMeIn and its stockholders, (iii) directed that the Merger Agreement be submitted to the stockholders of LogMeIn for adoption at the special meeting, and (iv) recommended that LogMeIn’s stockholders adopt the Merger Agreement.

The Board recommends that you vote: (i) “FOR” the Merger Proposal; (ii) “FOR” the Adjournment Proposal; and (iii) “FOR” the Compensation Proposal.

Opinion of Qatalyst Partners (page 57)

At the meeting of the Board on December 17, 2019, Qatalyst Partners LP (“Qatalyst Partners”) rendered to the Board its oral opinion, subsequently confirmed in writing, to the effect that, as of December 17, 2019, and based upon and subject to the various assumptions, qualifications, limitations and other matters set forth therein, the Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of LogMeIn common stock (other than Parent or any affiliate of Parent), was fair, from a financial point of view, to such holders.

The full text of the opinion of Qatalyst Partners, dated as of December 17, 2019, is attached to this proxy statement as Appendix C and is incorporated into this proxy statement by reference. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by Qatalyst Partners in rendering its opinion. You should read the opinion carefully and in its entirety.

Qatalyst Partners’ opinion was provided to the Board and addressed only, as of the date of the opinion, the fairness, from a financial point of view, of the Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of LogMeIn common stock (other than Parent or any affiliate of Parent), to such holders. It does not address any other aspect of the Merger. It does not constitute a recommendation to any stockholder of LogMeIn as to how to vote with respect to the Merger or any other related matter and does not in any manner address the price at which the shares of LogMeIn common stock will trade at any time.

For a description of the opinion that the Board received from Qatalyst Partners, see “The Merger—Opinion of Qatalyst Partners LP” beginning on page 57 of this proxy statement.

Opinion of J.P. Morgan Securities LLC (page 63)

At the meeting of the Board on December 17, 2019, J.P. Morgan Securities LLC (“J.P. Morgan”) rendered its oral opinion to the Board that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the consideration to be paid to the holders of LogMeIn’s common stock (other than Parent and its affiliates) in the proposed Merger was fair, from a financial point of view, to such stockholders. J.P. Morgan confirmed its December 17, 2019 oral opinion by delivering its written opinion to the Board, dated December 17, 2019, that, as of such date, the consideration to be paid to the holders of LogMeIn’s common stock (other than Parent and its affiliates) in the proposed Merger was fair, from a financial point of view, to such stockholders. No limitations were imposed by the Board upon J.P. Morgan with respect to the investigations made or procedures followed by it in rendering its opinion.

The full text of the written opinion of J.P. Morgan dated December 17, 2019, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix D to this proxy statement and is incorporated herein by reference. The Company’s stockholders are urged to read the opinion in its entirety.

J.P. Morgan’s written opinion is addressed to the Board, is directed only to the consideration to be paid in the Merger and does not constitute a recommendation to any stockholder of LogMeIn as to how such stockholder should vote at the special meeting of LogMeIn stockholders.

For a description of the opinion that the Board received from J.P. Morgan, see “The Merger—Opinion of J.P. Morgan Securities LLC” beginning on page 63.

Interests of the Directors and Executive Officers of LogMeIn in the Merger (page 72)

When considering the recommendation of the Board that you vote “FOR” the Merger Proposal, you should be aware that certain of our directors and executive officers may have interests in the Merger that may be different from, or in addition to, your interests as a stockholder. The Board was aware of these interests in, among other matters, approving the Merger Agreement and the Merger and in recommending that the Merger Agreement be adopted by the stockholders of LogMeIn. These interests include the following:

•

Executive Severance Agreements with LogMeIn. We have entered into severance agreements with each of our executive officers that, upon our termination of the executive officer’s employment without “Cause” or by the executive officer for “Good Reason,” provide for (i) certain severance payments; and (ii) monthly payments of an amount equal to the COBRA premium required to continue group medical, dental and vision coverage for a certain period of time after the termination date, as described in “The Merger—Interests of the Directors and Executive Officers of LogMeIn in the Merger—Executive Severance Agreements with LogMeIn” on page 74 of this proxy statement;

•

Conversion of Equity Awards. Certain of our directors and executive officers hold equity awards, the treatment of which is described in “The Merger—Interests of the Directors and Executive Officers of LogMeIn in the Merger—Treatment of Equity and Equity-Based Awards” on page 72 of this proxy statement; and

•

Indemnification Rights. Our directors and executive officers are entitled to continued indemnification pursuant to the Merger Agreement, our organizational documents and certain indemnification agreements, as well as directors’ and officers’ liability insurance.

If the Merger Proposal is approved by our stockholders and the Merger is completed, any vested shares of LogMeIn common stock held by our directors and executive officers will be treated in the same manner as outstanding shares of LogMeIn common stock held by all other stockholders entitled to receive the Merger Consideration.

These interests are discussed in more detail in “The Merger—Interests of the Directors and Executive Officers of LogMeIn in the Merger” on page 72 of this proxy statement.

Financing of the Merger (page 78)

The FP Funds have committed to contribute or cause to be contributed to Parent at the closing of the Merger an aggregate amount in cash equal to $637,683,470.62, subject to the terms and conditions set forth in their equity commitment letters with Parent, dated December 17, 2019 (the “FP ECL”).

The Elliott Funds have committed to contribute or cause to be contributed to Parent at the closing of the Merger an aggregate amount in cash equal to $496,184,797.45 and 1,353,765 shares of LogMeIn common stock, subject to the terms and conditions set forth in their equity commitment letters with Parent, dated December 17, 2019 (the “Elliott ECL”).

Barclays Bank PLC (acting through any of its affiliates as it deems appropriate), Royal Bank of Canada, RBC Capital Markets, LLC, Deutsche Bank AG New York Branch, Jefferies Finance LLC and Mizuho Bank, Ltd, whom we refer to collectively as the “Committed Lenders,” have committed to provide the debt commitment amount, consisting of up to an aggregate $3.55 billion in debt financing (not all of which is expected to be drawn at the closing of the Merger), consisting of (i) senior secured first lien credit facilities comprised of (A) a $2.7 billion first lien term loan facility, and (B) a $250 million first lien revolving credit facility, and (ii) a $600 million senior secured second lien term loan facility, pursuant to the debt commitment letter dated as of December 17, 2019.

The Merger Agreement does not include any financing-related closing condition.

Limited Guarantee (page 78)

Pursuant to limited guarantees delivered by the FP Funds and the Elliott Funds (each a “Guarantor”) to the Company, each dated as of December 17, 2019 (the “Limited Guarantees”), the Guarantors have agreed to guarantee Parent’s obligation to pay any applicable termination fee, and Parent’s reimbursement, indemnification or payment obligations in connection with certain of the Company’s cooperation efforts for the debt financing, subject to an aggregate cap of  $303,300,000 for the FP Funds and the Elliott Funds, collectively.

Appraisal Rights (page 79)

If the Merger is approved by our stockholders and becomes effective, holders of Dissenting Shares will be entitled to statutory appraisal rights pursuant to Section 262 of the DGCL. This means that such stockholders are entitled to seek appraisal of their Dissenting Shares and to receive payment in cash for the “fair value” of such Dissenting Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value. The ultimate amount holders receive in an appraisal proceeding may be less than, equal to or more than the amount such holders would have received under the Merger Agreement. For a description of the rights of holders of Dissenting Shares and of the procedures to be followed in order to assert such rights and obtain payment of the fair value of such Dissenting Shares, see Section 262 of the DGCL, which is attached as Appendix B to this proxy statement, as well as the information set forth below.

IN ORDER TO PROPERLY EXERCISE YOUR APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER, YOU MUST DELIVER A WRITTEN DEMAND FOR APPRAISAL IN ACCORDANCE WITH THE REQUIREMENTS OF SECTION 262 OF THE DGCL TO LOGMEIN BEFORE THE VOTE IS TAKEN ON THE ADOPTION OF THE MERGER AGREEMENT AT THE SPECIAL MEETING, MUST NOT VOTE, IN PERSON OR BY PROXY, IN FAVOR OF THE MERGER PROPOSAL, MUST CONTINUE TO HOLD YOUR SHARES OF LOGMEIN COMMON STOCK OF RECORD FROM THE DATE OF MAKING THE DEMAND FOR APPRAISAL THROUGH THE EFFECTIVE TIME OF THE MERGER AND MUST COMPLY WITH THE OTHER REQUIREMENTS OF SECTION 262 OF THE DGCL. MERELY VOTING AGAINST THE MERGER PROPOSAL WILL NOT PRESERVE YOUR RIGHT TO APPRAISAL UNDER SECTION 262 OF THE DGCL. BECAUSE A PROXY THAT IS SIGNED AND SUBMITTED BUT DOES NOT OTHERWISE CONTAIN VOTING INSTRUCTIONS WILL, UNLESS REVOKED, BE VOTED IN FAVOR OF THE ADOPTION OF THE MERGER AGREEMENT, IF YOU SUBMIT A PROXY AND WISH TO EXERCISE YOUR APPRAISAL RIGHTS, YOU MUST INCLUDE VOTING INSTRUCTIONS TO VOTE

YOUR SHARES OF LOGMEIN COMMON STOCK AGAINST, OR ABSTAIN WITH RESPECT TO, THE ADOPTION OF THE MERGER AGREEMENT. NEITHER VOTING AGAINST THE ADOPTION OF THE MERGER AGREEMENT, NOR ABSTAINING FROM VOTING OR FAILING TO VOTE ON THE MERGER PROPOSAL, WILL IN AND OF ITSELF CONSTITUTE A WRITTEN DEMAND FOR APPRAISAL SATISFYING THE REQUIREMENTS OF SECTION 262 OF THE DGCL. THE WRITTEN DEMAND FOR APPRAISAL MUST BE IN ADDITION TO AND SEPARATE FROM ANY PROXY OR VOTE ON THE ADOPTION OF THE MERGER AGREEMENT. IF YOU HOLD YOUR SHARES OF LOGMEIN COMMON STOCK THROUGH A BANK, BROKERAGE FIRM OR NOMINEE AND YOU WISH TO EXERCISE APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR BANK, BROKERAGE FIRM OR NOMINEE TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE MAKING OF A DEMAND FOR APPRAISAL BY SUCH BANK, BROKERAGE FIRM OR NOMINEE. IN VIEW OF THE COMPLEXITY OF THE DGCL, STOCKHOLDERS WHO MAY WISH TO PURSUE APPRAISAL RIGHTS SHOULD PROMPTLY CONSULT THEIR LEGAL AND FINANCIAL ADVISORS.

U.S. Federal Income Tax Consequences of the Merger (page 84)

The receipt of cash in exchange for shares of LogMeIn common stock pursuant to the Merger will generally be a taxable transaction for U.S. federal income tax purposes. The receipt of cash by a U.S. holder (as defined in “The Merger—U.S. Federal Income Tax Consequences of the Merger” on page 84 of this proxy statement) in exchange for such U.S. holder’s shares of LogMeIn common stock in the Merger will generally result in the recognition of taxable gain or loss in an amount equal to the difference, if any, between the cash such U.S. holder receives in the Merger (including any cash required to be withheld for tax purposes) and such U.S. holder’s adjusted tax basis in such surrendered shares. Gain or loss will be determined separately for each block of shares of LogMeIn common stock (that is, shares acquired for the same cost in a single transaction). A non-U.S. holder (as defined in “The Merger—U.S. Federal Income Tax Consequences of the Merger” on page 84 of this proxy statement) will generally not be subject to U.S. federal income tax with respect to the exchange of such non-U.S. holder’s LogMeIn common stock for cash in the Merger unless such non-U.S. holder has certain connections to the United States or LogMeIn is, or was during the relevant period, a U.S. real property holding corporation. Stockholders should refer to “The Merger—U.S. Federal Income Tax Consequences of the Merger,” on page 84 of this proxy statement, and consult their own tax advisors concerning the U.S. federal income tax consequences to them of the Merger in light of their particular circumstances and any consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Regulatory Approvals Required for the Merger (page 88)

Under the Merger Agreement, the Merger cannot be completed until the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), has expired or been terminated and clearance of the Merger has been granted by relevant antitrust authorities in Germany and Austria. On January 7, 2020, with the Federal Trade Commission (the “FTC”) granted early termination of the waiting period under the HSR Act. On January 24, 2020, the German Federal Cartel Office approved the proposed transaction. In addition, consummation of the Merger and the other transactions contemplated by the Merger Agreement require prior approval from the Federal Communications Commission (“FCC”) and certain state public utility commissions (“PUCs”). The FCC’s review of the transaction has been deferred pending a review of the transaction by the U.S. Department of Justice, the U.S. Department of Homeland Security, and the U.S. Department of Defense (collectively, “Team Telecom”). The FCC may not issue its approval until it receives a notice of non-objection from Team Telecom.

Go Shop Period (page 101)

The Merger Agreement provides that, during the period beginning on the date of the Merger Agreement and continuing until 11:59 p.m. (New York City time) on January 31, 2020, which is the day that is 45 calendar days following the date of the Merger Agreement (the “Solicitation Period End Date”), LogMeIn may (i) solicit, initiate, facilitate and encourage the making of acquisition proposals from third parties and provide nonpublic information to such third parties (subject to entry into acceptable confidentiality agreements), and (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding any acquisition proposals or otherwise cooperate with or assist or participate in or facilitate any such discussions or negotiations or any effort or attempt to make any acquisition proposal.

No later than 24 hours following the Solicitation Period End Date, we are required to notify Parent in writing of the identity of each person making an acquisition proposal, together with a copy of the acquisition proposal submitted by such person (or, where no such copy is available, a reasonable description of such acquisition proposal).

No Solicitation of Other Offers; Change of Recommendation (page 101)

Except as expressly permitted by the Merger Agreement or with respect to any exempted person (as described in “The Merger Agreement—No Solicitation of Other Offers; Change of Recommendation” on page 101 of this proxy statement), we have agreed that after the Solicitation Period End Date we will, and will cause our subsidiaries and representatives to, (x) promptly cease and terminate (or cause to be terminated) any discussions or negotiations with any third party and its affiliates that may be ongoing with respect to any acquisition proposal, (y) request any such third party to promptly return or destroy all confidential information furnished by or on behalf of LogMeIn and its subsidiaries and (z) terminate access by any third party and its affiliates and representatives to any data room (virtual, online or otherwise) maintained by or on behalf of us and our subsidiaries.

Under the Merger Agreement, subject to certain exceptions and except as to any exempted person, from and after the Solicitation Period End Date, we have agreed that we will not, and will cause our subsidiaries and our directors, officers and legal counsel and investment bankers not to, and will not authorize or knowingly permit our other representatives to:

•	initiate, solicit, facilitate, knowingly facilitate or knowingly encourage the submission of any acquisition proposal;

•

engage in, continue or otherwise participate in any discussions or negotiations with respect to any acquisition proposal or that could reasonably be expected to lead to the submission of an acquisition proposal (other than to inform any third party that provisions contained in the Merger Agreement prohibit such discussions); or

•

provide any non-public information in connection with any acquisition proposal or any proposal or offer that would reasonably be expected to lead to an acquisition proposal, or otherwise knowingly facilitate any effort or attempt to make an acquisition proposal.

Notwithstanding the foregoing restrictions (collectively, the “no shop restrictions”), if at any time following the Solicitation Period End Date and prior to receiving the stockholder approval, we receive a bona fide written acquisition proposal from a third party, we have not breached the no shop restrictions in any material respect with respect to such acquisition proposal, and the Board determines in good faith (after consultation with its financial advisors and outside legal counsel, based on information then available) that such acquisition proposal constitutes or would reasonably be expected to lead to a superior proposal, we may (i) furnish information with respect to LogMeIn and its subsidiaries to the third party making such acquisition proposal, its representatives and potential sources of financing pursuant to an acceptable confidentiality agreement and (ii) participate in discussions or negotiations with such third party regarding such acquisition proposal; provided, however, that any information concerning LogMeIn or its subsidiaries provided or made available to any third party will be provided or made available to Parent or Merger Sub (to the extent it has not been provided or made available already), concurrently with or prior to such time as it is provided or made available to such third party (as described in “The Merger Agreement—No Solicitation of Other Offers; Change of Recommendation” on page 101 of this proxy statement).

Except as expressly permitted by the Merger Agreement, until the receipt of the stockholders’ approval of the Merger Proposal or the earlier termination of the Merger Agreement and described below, neither the Board nor any committee thereof will:

•	approve or recommend, or publicly propose to approve or recommend, any acquisition proposal or any offer or proposal that would reasonably be expected to lead to an acquisition proposal;

•	withdraw, change or qualify, in a manner adverse to Parent or Merger Sub, the Board’s recommendation with respect to the Merger (which we refer to as the Board Recommendation);

•

approve or cause LogMeIn to enter into any merger agreement, letter of intent or other similar agreement relating to any acquisition proposal or that would reasonably be expected to lead to an acquisition proposal;

•	fail to include the Board Recommendation in the proxy statement;

•

make any recommendation or public statement in connection with a tender offer or exchange offer for the equity securities of LogMeIn other than a recommendation against such offer (other than the issuance by LogMeIn or the Board of a “stop, look and listen” statement pursuant to the Merger Agreement); or

•	resolve or agree to do any of the foregoing.

If we receive a bona fide written acquisition proposal (other than as a result of a breach of the no shop restrictions) from a third party (including an exempted person) that the Board determines in good faith (after consultation with its financial advisors and outside legal counsel) constitutes a superior proposal, the Board may, at any time prior to the receipt of the stockholder approval, if the Board determined in good faith that the failure to take such action in response to the receipt of such superior proposal would be inconsistent with its fiduciary duties to LogMeIn stockholders, effect a change of recommendation with respect to such superior proposal and/or terminate the Merger Agreement, subject to compliance with certain notice and other requirements as set forth in the Merger Agreement (as described in “The Merger Agreement—No Solicitation of Other Offers; Change of Recommendation” on page 101 of this proxy statement). In addition, the Company shall not be permitted to terminate the Merger Agreement for a superior proposal unless LogMeIn pays the termination fee described in “The Merger Agreement—Termination Fees” on page 115 of this proxy statement.

At any time prior to the receipt of the stockholder approval, the Board may effect a change of recommendation if the Board determines in good faith, after consultation with its financial advisors and outside counsel, that an intervening event has occurred and is continuing, and the Board determines in good faith, after consultation with outside legal counsel, that the failure to effect a change of recommendation in response to such intervening event would be inconsistent with its fiduciary duties to LogMeIn’s stockholders, subject to compliance with certain notice and other requirements as set forth in the Merger Agreement (see “The Merger Agreement—No Solicitation of Other Offers; Change of Recommendation” on page 101 of this proxy statement).

For a further discussion of the limitations on solicitation of acquisition proposals from third parties and the Board’s ability to make a change of recommendation with respect to the Merger Proposal, see “The Merger Agreement—No Solicitation of Other Offers; Change of Recommendation” on page 101 of this proxy statement.

Conditions to the Closing of the Merger (page 112)

The parties expect to complete the Merger in mid-2020. However, it is possible that factors outside of each party’s control could require them to complete the Merger at a later time or not to complete it at all. The following are some of the conditions that must be satisfied or, where permitted by law, waived before the Merger may be completed:

•

The approval of the Merger Proposal by holders of a majority of the shares of LogMeIn common stock outstanding as of the Record Date and entitled to vote thereon at the special meeting, or any adjournment or postponement thereof;

•

The consummation of the Merger not being restrained, enjoined or prohibited by any order (whether temporary, preliminary or permanent) of a court of competent jurisdiction or any other governmental entity, and there being in effect no law enacted or promulgated by any governmental entity that prevents the consummation of the Merger;

•

The expiration or early termination of the waiting period, together with any extensions thereof, under the HSR Act, and the expiration of any waiting period, together with any extensions thereof, and if applicable, any affirmative approval of a governmental authority, under other applicable competition laws;

•	The receipt of certain communications regulatory approvals (see “The Merger—Regulatory Approvals Required for the Merger” on page 88 of this proxy statement);

•

The accuracy of the representations and warranties of LogMeIn, on the one hand, and of Parent and Merger Sub, on the other hand, in the Merger Agreement, subject in some instances to materiality or “material adverse effect” qualifiers, at and as of the effective date of the Merger (except for representations and warranties that expressly relate to a specific date or time);

•

The performance or compliance in all material respects by LogMeIn, on the one hand, and Parent and Merger Sub, on the other hand, of or with their respective covenants and agreements required to be performed or complied with by them under the Merger Agreement on or before the closing date of the Merger; and

•

Since the date of the Merger Agreement, there not having occurred a Company Material Adverse Effect (as defined in “The Merger Agreement—Representations and Warranties” on page 96 of this proxy statement).

Subject to the other terms and conditions of the Merger Agreement, Parent is not required to consummate the Merger until the marketing period for Parent’s debt financing has been completed. The “marketing period” refers generally (subject to certain exceptions described in the Merger Agreement) to an initial period of 15 consecutive business days beginning on the first day after the date on which LogMeIn shall have delivered to Parent certain financial information and throughout which certain conditions are satisfied, which initial period may, at the election of Parent’s lenders, be extended for an additional 15 consecutive business days after the date on which LogMeIn shall have delivered certain additional financial information and throughout which certain conditions are satisfied to allow Parent execute a note offering. If the required financing information has been provided, Parent may elect to begin the marketing period prior to the special meeting, but Parent is not required to commence the marketing period prior to September 8, 2020 unless certain closing conditions, including receipt of the stockholder approval, have been satisfied prior to that date. In addition, the marketing period is subject to certain other timing restrictions and conditions described in “The Merger Agreement—Closing and Effective Time of the Merger; Marketing Period” on page 92 of this proxy statement.

Termination of the Merger Agreement (page 113)

In general, the Merger Agreement may be terminated at any time prior to the effective time of the Merger in the following ways (subject to certain limitations and exceptions):

•	By mutual written consent of Parent and LogMeIn.

•	By either Parent or LogMeIn:

•	If LogMeIn’s stockholders fail to approve the Merger Proposal at the special meeting, or any adjournment or postponement thereof, at which a vote on such proposal is taken;

•

If any court of competent jurisdiction or other governmental entity of competent jurisdiction has issued an order or taken any other action that permanently restrains, enjoins or otherwise prohibits the consummation of the Merger, and such order or other action has become final and non-appealable; or

•	If the effective time of the Merger has not occurred on or before June 17, 2020 (the “Initial Outside Date”) or if applicable, Extended Outside Date (as defined below).

•	By LogMeIn:

•

If, prior to receiving the stockholder approval, the Board has authorized LogMeIn to enter into a definitive agreement with respect to a superior proposal immediately after the termination of the Merger Agreement, to the extent permitted by and in accordance with the Merger Agreement and, pursuant to the Merger Agreement, prior to or concurrently with such termination LogMeIn pays the termination fee described in “The Merger Agreement—Termination Fees” on page 115 of this proxy statement;

•

If (i) Parent or Merger Sub has breached any of their respective representations, warranties or covenants in the Merger Agreement such that any of the related closing conditions is not reasonably capable of being satisfied while such breach is continuing, (ii) LogMeIn has delivered to Parent written notice of such breach and (iii) either such breach is not capable of being cured prior to the applicable outside date, or at least 30 days have elapsed since the date of delivery of notice of such breach to Parent by LogMeIn and such breach shall not have been cured in all material respects; or

•

If (i) all of the conditions to Parent’s and Merger Sub’s obligations to consummate the Merger are satisfied or waived (other than those conditions that by their terms or their nature are to be satisfied at the closing of the Merger, but which shall then be capable of satisfaction if the closing of the Merger were to occur on such date), (ii) Parent has failed to consummate the Merger as required pursuant to the Merger Agreement, (iii) LogMeIn has delivered an irrevocable written notice to Parent stating that, if Parent performs its obligations under the Merger Agreement and the financing contemplated by the debt commitment letter is funded, the closing will occur and otherwise LogMeIn intends to terminate the Merger Agreement on a date that is at least three business days after such notice, and (iv) Parent fails to consummate the closing of the Merger by the termination date set forth in the irrevocable written notice referenced above.

•	By Parent:

•

If, prior to LogMeIn receiving the stockholder approval, (i) the Board makes a change of recommendation (as described in “The Merger Agreement—No Solicitation of Other Offers; Change of Recommendation” on page 101 of this proxy statement), (ii) LogMeIn has entered into a merger agreement, letter of intent or other similar agreement relating to an acquisition proposal, or (iii) LogMeIn has committed a willful and material breach of certain provisions of the Merger Agreement regarding non-solicitation and the Board’s recommendation; or

•

If (i) LogMeIn has breached any of its representations, warranties or covenants in the Merger Agreement such that any of the related closing conditions is not reasonably capable of being satisfied while such breach is continuing, (ii) Parent has delivered to LogMeIn written notice of such breach and (ii) either such breach is not capable of being cured prior to the applicable Outside Date, or at least 30 days have elapsed since the date of delivery of notice of such breach to LogMeIn by Parent and such breach shall not have been cured in all material respects.

Termination Fees (page 115)

Under the Merger Agreement, LogMeIn may be required to pay to Parent a termination fee of $130.0 million if the Merger Agreement is terminated under specified circumstances. However, if the Merger Agreement is terminated in order to enter into a definitive agreement with respect to a superior proposal prior to (i) the Solicitation Period End Date, or (ii) within one business day following the expiration of any superior proposal notice period that began on or prior to the business day following the Solicitation Period End Date, LogMeIn would only be required to pay to Parent a termination fee of $65.0 million.

Under the Merger Agreement, Parent may be required to pay to LogMeIn a reverse termination fee of $303.0 million if the Merger Agreement is terminated under specified circumstances.

In no event will either LogMeIn or Parent be required to pay a termination fee or reverse termination fee, as applicable, more than once. See “The Merger Agreement—Termination Fees” on page 115 of this proxy statement for a discussion of the circumstances under which either party will be required to pay a termination fee or reverse termination fee, as applicable.

Specific Performance (page 116)

The parties shall be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to specific performance as to its terms (without any requirement for the securing or posting of any bond in connection with the obtaining of any specific performance or injunctive relief) and the parties will waive, in any action for specific performance, the defense of adequacy of a remedy at law. LogMeIn’s or Parent’s pursuit of specific performance shall not preclude the pursuing party from the right to pursue any other right or remedy to which such party may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by the other party in the case of a breach of the Merger Agreement involving a willful and material breach.

Notwithstanding the foregoing, LogMeIn shall not be entitled to specific performance of Parent’s obligation to cause the equity financing to be funded pursuant to the FP ECL or the Elliott ECL and/or to consummate the transactions contemplated by the Merger Agreement, unless (i) all of the conditions to Parent’s and Merger Sub’s obligations to consummate the Merger have been satisfied or waived (other than those conditions to closing that by their terms or their nature are to be satisfied at the closing, but subject to such conditions being satisfied assuming a closing would occur), (ii) LogMeIn has confirmed in writing that, if specific performance is granted and the debt financing is funded, then the closing will occur; (iii) the debt financing has been funded or will be funded at the closing if the equity financing is funded at the closing, and (iv) Parent fails to complete the closing by the date the closing is required to have occurred pursuant to the terms of the Merger Agreement. While LogMeIn may pursue both a grant of specific performance and the payment of the reverse termination fee (in each case, only to the extent expressly permitted by the Merger Agreement), under no circumstances shall LogMeIn be permitted or entitled to receive both a grant of specific performance to require Parent and Merger Sub to effect the closing of the Merger and a payment of the reverse termination fee.

Fees and Expenses (page 117)

Except in specified circumstances, all fees and expenses incurred in connection with the transactions contemplated by the Merger Agreement will be paid by the party incurring such fees or expenses.

Market Prices and Dividend Data (page 121)

Our common stock is listed on the NASDAQ Global Select Market under the symbol “LOGM.” On September 18, 2019, the last trading day before a media report was published speculating about a potential sale process, the closing price of LogMeIn common stock on the NASDAQ Global Select Market was $68.70 per share. On December 16, 2019, the last trading day prior to the public announcement of the execution of the Merger Agreement, the closing price of LogMeIn common stock on the NASDAQ Global Select Market was $82.41 per share. On February 4, 2020, the latest practicable trading day before the printing of this proxy statement, the closing price of LogMeIn common stock on the NASDAQ Global Select Market was $85.49 per share. You are encouraged to obtain current market prices of LogMeIn common stock in connection with voting your shares of LogMeIn common stock.

Under the terms of the Merger Agreement, from the date of the Merger Agreement until the effective time of the Merger or the earlier termination of the Merger Agreement, we may not declare or pay dividends to our common stockholders without Parent’s written consent. Parent has indicated that it does not intend to provide such consent. Under our current dividend policy, we have paid a quarterly cash dividend, subject to quarterly declarations by our Board.

Delisting and Deregistration of Our Common Stock (page 112)

As promptly as practicable following the completion of the Merger, LogMeIn common stock will be delisted from the NASDAQ Global Select Market and deregistered under the Exchange Act and we will no longer be required to file periodic reports with the SEC on account of LogMeIn common stock.

Litigation Relating to the Merger (page 111)

Since the announcement of the Merger, five putative class action complaints have been filed by and purportedly on behalf of alleged LogMeIn stockholders: three in the United States District Court for the District of Delaware, captioned Stein v. LogMeIn, Inc., et al., Case No. 1:20-cv-00098, filed January 22, 2020; Carter v. LogMeIn, Inc., et al., Case No. 1:20-cv-00124, filed January 24, 2020; and Thompson v. LogMeIn, Inc., et al., Case No. 1:20-cv-00129, filed January 27, 2020, and two in the United States District Court for the Southern District of New York, captioned Ford v. LogMeIn, Inc., et al., Case No. 1:20-cv-00582, filed January 22, 2020; and Rosenfeld v. LogMeIn, Inc. et. al., Case No. 1:20-cv-00981, filed February 5, 2020 (together, the “Actions”). The Actions name as defendants LogMeIn, our President and Chief Executive Officer and our Board. The Actions allege, among other things, that all defendants violated provisions of the Exchange Act insofar as this proxy statement preliminarily filed by LogMeIn on January 17, 2020 allegedly omits material information with respect to the transactions contemplated therein that purportedly renders the preliminary proxy statement false and misleading. The complaints seek, among other things, injunctive relief, rescissory damages, declaratory judgment and an award of plaintiffs’ fees and expenses. The defendants believe the claims asserted in these complaints are without merit and intend to vigorously defend them.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the special meeting, the Agreement and Plan of Merger, dated as of December 17, 2019 (as it may be amended from time to time, the “Merger Agreement”) by and among LogMeIn, Inc., a Delaware corporation (“LogMeIn,” the “Company,” “we,” “us” or “our”), Logan Parent, LLC, a Delaware limited liability company (“Parent”), and Logan Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and the merger of Merger Sub with and into LogMeIn in accordance with the Merger Agreement (the “Merger”). These questions and answers may not address all questions that may be important to you as a stockholder of LogMeIn. Please refer to the preceding section of this proxy statement entitled “Summary” and the more detailed information contained elsewhere in this proxy statement, its appendices, including the Merger Agreement, and the documents incorporated by reference herein, which you should read carefully and in their entirety.

Q:    Why am I receiving these materials?

A:    On December 17, 2019, LogMeIn entered into the Merger Agreement, pursuant to which, among other things, Merger Sub will merge with and into LogMeIn, with LogMeIn surviving (the “Surviving Corporation”) the Merger and becoming a wholly-owned subsidiary of Parent. A copy of the Merger Agreement is attached as Appendix A to this proxy statement and is incorporated by reference herein. Our Board of Directors (the “Board”) is furnishing this proxy statement and form of proxy card to the holders of LogMeIn common stock in connection with the solicitation of proxies in favor of the Merger Proposal, the Adjournment Proposal and the Compensation Proposal (each as described below) to be voted at a special meeting of stockholders or at any adjournments or postponements thereof.

Q:    When and where is the special meeting?

A:    The special meeting will take place on March 12, 2020 at the offices of Latham & Watkins LLP, 200 Clarendon St, Boston, MA 02116, at 9:00 a.m. Eastern Time.

Q:    Who is entitled to vote at the special meeting?

A:    To be able to vote on the matters presented at the special meeting, you must have been a stockholder of record at the close of business on February 4, 2020 (the “Record Date”). The aggregate number of shares entitled to vote at this meeting is 48,594,419 shares of LogMeIn common stock, which is the number of shares that were outstanding as of the Record Date.

Q:    How many votes do I have?

A:    Each share of LogMeIn common stock that you owned as of the close of business on the Record Date entitles you to one vote on each matter that is voted on at the special meeting.

Q:    May I attend the special meeting and vote in person?

A:    Yes. All stockholders of record as of the Record Date may attend the special meeting and vote in person. Stockholders will need to present proof of ownership of LogMeIn common stock as of the Record Date, such as a bank or brokerage account statement, and a form of personal identification to be admitted to the special meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the special meeting.

Whether or not you plan to attend the special meeting in person, we encourage you to complete, sign, date and return the enclosed proxy to ensure that your shares of LogMeIn common stock will be represented at the special meeting. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

If you are a beneficial owner and hold your shares of LogMeIn common stock in “street name” through a broker, bank or nominee, you should instruct your broker, bank or nominee on how you wish to vote your shares of LogMeIn common stock using the instructions provided by your broker, bank or nominee. Your broker, bank or nominee cannot vote on any of the proposals, including the Merger Proposal (as described below), without your instructions. If you hold your shares of LogMeIn common stock in “street name,” because you are not the stockholder of record, you may not vote your shares of LogMeIn common stock in person at the special meeting unless you request and obtain a valid legal proxy in your name from your broker, bank or nominee.

Q:    What am I being asked to vote on at the special meeting?

A: You	are being asked to consider and vote on the following proposals:

•	to adopt the Merger Agreement (“Merger Proposal”);

•

to approve the adjournment of the special meeting to a later date or dates if necessary to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the special meeting (the “Adjournment Proposal”); and

•	to approve, on a non-binding, advisory basis, certain compensation that will or may become payable to our named executive officers in connection with the Merger (the “Compensation Proposal”).

Q:    What is the proposed Merger and what effects will it have on LogMeIn?

A:    The proposed Merger is the acquisition of LogMeIn by Parent pursuant to the Merger Agreement. If the Merger Proposal is approved by the holders of LogMeIn common stock and the other closing conditions under the Merger Agreement are satisfied or waived, Merger Sub will merge with and into LogMeIn, with LogMeIn continuing as the Surviving Corporation. As a result of the Merger, LogMeIn will become a wholly-owned subsidiary of Parent. LogMeIn will cooperate with Parent to de-list LogMeIn common stock from the NASDAQ Global Select Market and de-register under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as promptly as practicable following the effective time of the Merger and, at such time, LogMeIn will no longer be a publicly traded company and will no longer be required to file periodic reports with the Securities and Exchange Commission (the “SEC”). If the Merger is consummated, you will not own any shares of the capital stock of the Surviving Corporation.

Q:    What will I receive if the Merger is completed?

A:    Upon completion of the Merger, you will be entitled to receive $86.05 in cash, without interest and less any applicable withholding taxes (the “Merger Consideration”), for each share of LogMeIn common stock that you own, unless you are entitled to and have properly demanded appraisal rights and have complied in all respects with Section 262 of the Delaware General Corporation Law (“DGCL”) with respect to such share. For example, if you own 100 shares of LogMeIn common stock, you will be entitled to receive $8,605.00 in cash in exchange for such shares, without interest and less any applicable withholding taxes. In either case, as a result of the Merger, your shares will be cancelled and you will not own shares in LogMeIn, the surviving corporation which will be a wholly-owned subsidiary of Parent following the Merger.

Q:    How does the Merger Consideration compare to the market price of LogMeIn common stock prior to the public announcement of the Merger Agreement?

A:    The Merger Consideration represents a premium of approximately 25% over the closing price of LogMeIn common stock on September 18, 2019, the last trading day before a media report was published speculating about a potential sale process, and a premium of 25% over the 30 day volume-weighted average on the same date.

Q:    What do I need to do now? If I am going to attend the special meeting, should I still submit a proxy?

A:    We encourage you to read this proxy statement, its appendices, including the Merger Agreement, and the documents incorporated by reference herein, carefully and in their entirety and consider how the Merger affects you. Whether or not you expect to attend the special meeting in person, we encourage you to complete, sign, date and return, as promptly as possible, the enclosed proxy card so that your shares of LogMeIn common stock may be represented and can be voted at the special meeting. If you hold your shares of LogMeIn common stock in “street name,” please refer to the voting instruction forms provided by your broker, bank or nominee to vote such shares.

Q:    Should I send in my stock certificates now?

A:    No. If the Merger Proposal is approved, shortly after the Merger is completed, under the terms of the Merger Agreement, you will receive a letter of transmittal containing instructions for how to send your stock certificates to the paying agent in order to receive the cash payment of the Merger Consideration for each share of LogMeIn common stock represented by the stock certificate or book-entry shares. You should use the letter of transmittal to exchange your stock certificates or book-entry shares for the cash payment to which you are entitled upon completion of the Merger. If your shares of LogMeIn common stock are held in “street name” through a bank, broker or nominee, you will receive instructions from your bank, broker or nominee as to how to effect the surrender of your “street name” shares of LogMeIn common stock in exchange for the Merger Consideration. Please do not send in your stock certificates now.

Q:    What happens if I sell or otherwise transfer my shares of LogMeIn common stock after the Record Date but before the special meeting? What happens if I sell or otherwise transfer my shares of LogMeIn common stock after the special meeting but before the effective time of the Merger?

A:    The Record Date for the special meeting is earlier than the date of the special meeting and earlier than the date the Merger is expected to be completed. If you sell or transfer your shares of LogMeIn common stock after the Record Date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or transfer your shares and each of you notifies LogMeIn in writing of such special arrangements, you will retain your right to vote such shares at the special meeting, but will transfer the right to receive the Merger Consideration if the Merger is completed to the person to whom you sell or transfer such shares.

If you sell or transfer your shares of LogMeIn common stock after the special meeting, but before the effective time of the Merger, you will transfer the right to receive the Merger Consideration if the Merger is completed. In order to receive the Merger Consideration, you must hold your shares of LogMeIn common stock through the completion of the Merger.

Even if you sell or otherwise transfer your shares of LogMeIn common stock after the Record Date, we encourage you to sign, date and return the enclosed proxy or, if your shares are held in “street name” through a broker, bank or nominee, instruct your broker, bank or nominee on how to vote your shares using the voting instruction form furnished by your broker, bank or nominee.

Q    What is the position of LogMeIn’s Board of Directors regarding the Merger?

A:    After consulting with its financial advisors and outside legal counsel and after reviewing and considering the terms and conditions of the Merger and the factors more fully described in the enclosed proxy statement, the Board (i) approved, adopted and declared advisable the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, (ii) determined that the terms of the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to, and in the best interests of, LogMeIn and its stockholders, (iii) directed that the Merger Agreement be submitted to the stockholders of LogMeIn for adoption at the special meeting, and (iv) recommended that LogMeIn’s stockholders adopt the Merger Agreement.

The Board recommends that you vote: (i) “FOR” the Merger Proposal; (ii) “FOR” the Adjournment Proposal; and (iii) “FOR” the Compensation Proposal.

Q:    What happens if the Merger is not completed?

A:    If the Merger Agreement is not adopted by the stockholders of LogMeIn or if the Merger is not consummated for any other reason, you will not receive any payment for your shares of common stock. Instead, we will remain as a public company, LogMeIn common stock will continue to be listed and traded on the NASDAQ Global Select Market and registered under the Exchange Act and we will continue to be obligated to file periodic reports with the SEC.

Under specified circumstances, we may be required to pay Parent a termination fee, or may be entitled to receive a reverse termination fee from Parent, upon the termination of the Merger Agreement, as described in “The Merger Agreement—Termination Fees” on page 115 of this proxy statement.

Q:    Do any of LogMeIn’s directors or officers have interests in the Merger that may differ from those of LogMeIn stockholders generally?

A:    In considering the recommendation of the Board that you vote “FOR” the Merger Proposal, you should be aware that certain of our directors and executive officers may have interests in the Merger that may be different from, or in addition to, your interests as a stockholder. The Board was aware of these interests in approving the Merger Agreement and the Merger and in recommending that the Merger Agreement be adopted by the stockholders of LogMeIn. For a description of these interests, see “The Merger—Interests of the Directors and Executive Officers of LogMeIn in the Merger” on page 72 of this proxy statement.

Q:    What vote is required to adopt the Merger Agreement?

A:    The affirmative vote of the holders of a majority of the shares of LogMeIn common stock outstanding as of the Record Date and entitled to vote on the matter is required to approve the Merger Proposal.

The failure of any stockholder of record to submit a signed proxy card or to vote in person by ballot at the special meeting will have the same effect as a vote “AGAINST” the Merger Proposal. Broker non-votes and abstentions will also have the same effect as a vote “AGAINST” the Merger Proposal.    Properly executed proxies that do not contain voting instructions will be voted “FOR” the Merger Proposal.

As of the Record Date (February 4, 2020), there were 48,594,419 shares of LogMeIn common stock issued and outstanding. Each holder of LogMeIn common stock is entitled to one vote per share of LogMeIn common stock owned by such holder as of the Record Date.

Q:    What vote is required to approve the Adjournment Proposal and the Compensation Proposal?

A:    Approval of the Adjournment Proposal requires the affirmative vote of the holders of shares of LogMeIn common stock having a majority in voting power of the votes cast by the holders of the shares of LogMeIn common stock present or represented, in person or by proxy, at the special meeting and voting affirmatively or negatively on such matter.

Approval of the Compensation Proposal requires the affirmative vote of the holders of shares of LogMeIn common stock having a majority in voting power of the votes cast by the holders of the shares of LogMeIn common stock present or represented, in person or by proxy, at the special meeting and voting affirmatively or negatively on such matter.

Assuming a quorum is present, the failure of any stockholder of record to submit a signed proxy card or to vote in person by ballot at the special meeting, as well as broker non-votes and abstentions, will not have any effect on the Adjournment Proposal or the Compensation Proposal.

Q:    What is “Merger-related compensation”?

A:    “Merger-related compensation” is certain compensation that is tied to or based on the completion of the Merger and may be payable to LogMeIn’s named executive officers under its existing plans or agreements, which is the subject of the Compensation Proposal. See “Proposal 3: Advisory Vote on Merger-Related Named Executive Officer Compensation” on page 120 of this proxy statement.

Q:    Why am I being asked to cast a non-binding, advisory vote to approve “Merger-related compensation” payable to LogMeIn’s named executive officers under its plans or agreements?

A:    In accordance with the rules promulgated under Section 14A of the Exchange Act, we are providing you with the opportunity to cast a non-binding, advisory vote on the compensation that may be payable to our named executive officers in connection with the Merger.

Q:    What will happen if the stockholders do not approve the Compensation Proposal at the special meeting?

A:    Approval of the Compensation Proposal is not a condition to the completion of the Merger. The vote with respect to the Compensation Proposal is on an advisory basis and will not be binding on LogMeIn or Parent. Further, the underlying compensation plans and agreements are contractual in nature and are not, by their terms, subject to stockholder approval. Accordingly, payment of the “Merger-related compensation” is not contingent on stockholder approval of the Compensation Proposal.

Q:    What is a quorum?

A:    In order for business to be conducted at the special meeting, our by-laws require that a quorum must be present. A quorum consists of the holders of a majority of the shares of the LogMeIn common stock outstanding and entitled to vote at the special meeting.

Shares of our common stock present in person or represented by proxy (including shares that reflect abstentions) will be counted for the purpose of determining whether a quorum exists.

If a quorum is not present, the special meeting will be adjourned until a quorum is obtained.

Q:    How do I vote?

A:    Stockholder of record: Shares registered in your name: If you are a stockholder of record (that is, your shares are registered in your own name, not in “street name” by a bank, brokerage firm or other intermediary).

•

You may submit a proxy via the Internet.    To submit a proxy via the Internet, log on to the website listed on the proxy card and follow the on-screen instructions, using the Company Number and Account Number shown on your proxy card when prompted. We permit Internet proxies to allow you to submit a proxy to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. You must submit your Internet proxy before 11:59 p.m., Eastern Time, on March 11, 2020, the day before the special meeting, for your proxy to vote your shares to be counted at the special meeting. Please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

•

You may submit a proxy by mail.    If you received our proxy materials by mail, you may complete, date and sign the proxy card that accompanies our proxy statement and promptly mail it to American Stock Transfer & Trust Company (“AST”), in the enclosed postage pre-paid envelope so that it is received prior to the special meeting. You do not need to put a stamp on the enclosed envelope if you mail it from within the United States. The persons named in the proxy card will vote the shares you own in accordance with your instructions on the proxy card you mail. If you return the proxy card, but do not give any instructions on a particular matter to be voted on at the special meeting, the persons named in the proxy card will vote the shares you own in accordance with the recommendations of our Board of Directors. Our Board of Directors recommends that you vote FOR the Merger Proposal, FOR the Adjournment Proposal and FOR the Compensation Proposal. AST must receive your proxy card no later than March 11, 2020, the day before the special meeting, for your proxy to vote your shares to be counted at the special meeting.

•

You may vote in person.    To vote in person, attend the special meetings and vote by delivering your completed proxy card in person or by completing and submitting a ballot, which will be provided at the meeting.

Beneficial owner: Shares held in “street name.” If the shares you own are held in “street name” by a bank, brokerage firm or other intermediary, then your bank, brokerage firm or other intermediary, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the voting instructions your bank, brokerage firm or other intermediary provides you. Many banks, brokerage firms and other intermediaries also offer the option of submitting voting instructions over the Internet or by telephone, instructions for which would be provided to you by your bank, brokerage firm or other intermediary.

If you wish to attend the special meeting to personally vote your shares held in “street name,” you will need to obtain a legal proxy from the holder of record (i.e. your bank, brokerage firm or other intermediary); a legal proxy is not the form of proxy card enclosed with this proxy statement.

Q:    If my broker, bank or nominee holds my shares in “street name,” will my broker, bank or nominee vote my shares for me?

A:    Not without your direction. Your broker, bank or nominee will only be permitted to vote your shares on any proposal at the special meeting if you instruct your broker, bank or nominee on how to vote. Under applicable stock exchange rules, brokers, banks or nominees have the discretion to vote your shares on routine matters if you fail to instruct your broker, bank or nominee on how to vote your shares with respect to such matters. The proposals in this proxy statement are non-routine matters, and brokers, banks and nominees therefore cannot vote on these proposals without your instructions. Therefore, it is important that you instruct your broker, bank or nominee on how you wish to vote your shares of LogMeIn common stock.

You should follow the procedures provided by your broker, bank or nominee regarding the voting of your shares of LogMeIn common stock. Without instructions, a broker non-vote will result, and your shares will not be voted. Broker non-votes with respect to the Merger Proposal will have the same effect as a vote “AGAINST” the Merger Proposal. Assuming a quorum is present, broker non-votes will have no effect on the outcome of any vote on the Adjournment Proposal or the Compensation Proposal.

Q:    May I revoke my proxy after I have mailed my signed proxy card or otherwise submitted my vote by proxy?

A:    Yes. If you are a stockholder of record, you may revoke your earlier proxy and/or change your vote at any time before the special meeting by taking one of the following actions (only your latest-dated proxy that received prior to the special meeting will be counted):

•	completing, signing, dating and mailing another proxy card with a later date;

•	submitting a proxy again via the Internet;

•

giving our corporate secretary written notice that you want to revoke your proxy at the following address: LogMeIn, Inc., 320 Summer Street, Boston, Massachusetts 02210, Attention: Corporate Secretary; or

•	attending the special meeting and voting in person. Your attendance at the meeting alone will not revoke your proxy; you must vote again or specifically request that your prior proxy be revoked.

If you own shares in “street name,” your bank, brokerage firm or other intermediary should provide you with appropriate instructions for changing or revoking your voting instructions.

Q:    If a stockholder submits a proxy, how are the shares voted?

A:    Regardless of the method you choose to submit your proxy, the individuals named on the enclosed proxy card, or your proxies, will vote your shares in the way that you indicate. When completing the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you sign and properly return your proxy card, but do not include instructions on how to vote, your shares of LogMeIn common stock will be voted as recommended by the Board with respect to each proposal. It is not currently anticipated that any other proposals for consideration will be presented at the special meeting. If other proposals requiring a vote of stockholders are brought before the special meeting in a proper manner, the persons named in the enclosed proxy card, if properly authorized, will have discretion to vote the shares they represent in accordance with their best judgment.

Q:    What should I do if I receive more than one set of voting materials?

A:    You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares of LogMeIn common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares of LogMeIn common stock are registered in more than one name, you will receive more than one proxy card. Please complete, date, sign and return each proxy card and voting instruction card that you receive. Each proxy card you receive comes with its own prepaid return envelope; if you submit a proxy by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card.

Q:    Who will count the votes?

A:    The votes will be counted by the independent inspector of election appointed for the special meeting.

Q:    Where can I find the voting results of the special meeting?

A:    LogMeIn intends to announce preliminary voting results at the special meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the special meeting. All reports that LogMeIn files with the SEC are publicly available when filed. See “Where You Can Find More Information” on page 125 of this proxy statement.

Q:    Will I be subject to U.S. federal income tax upon the exchange of LogMeIn common stock for cash pursuant to the Merger?

A:    If you are a U.S. holder (as defined in “The Merger—U.S. Federal Income Tax Consequences of the Merger” on page 84 of this proxy statement), the exchange of your shares of LogMeIn common stock for cash (including any cash required to be withheld for tax purposes) pursuant to the Merger will generally require you to recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash you receive pursuant to the Merger (including any cash required to be withheld for tax purposes) and your adjusted tax basis in such surrendered shares. A non-U.S. holder (as defined in “The Merger—U.S. Federal Income Tax Consequences of the Merger” on page 84 of this proxy statement) will generally not be subject to U.S. federal income tax with respect to the exchange of such non-U.S. holder’s LogMeIn common stock for cash in the Merger unless such non-U.S. holder has certain connections to the United States or LogMeIn is, or was during the relevant period, a U.S. real property holding corporation. Because particular circumstances may differ, we recommend that you consult your own tax advisor to determine the U.S. federal income tax consequences to you of the Merger in light of your own particular circumstances and any consequences arising under the laws of any state, local or foreign taxing jurisdiction. A more complete description of the U.S. federal income tax consequences of the Merger is provided in “The Merger—U.S. Federal Income Tax Consequences of the Merger” on page 84 of this proxy statement.

Q:    What will the holders of LogMeIn stock options and restricted stock units receive in the Merger?

A:    At the effective time of the Merger, each option to purchase shares of LogMeIn common stock that is outstanding immediately prior to the effective time of the Merger (a “Company Option”), whether vested or unvested, that is outstanding will, automatically without any required action on the part of the holder, be cancelled and entitle the holder thereof to receive an amount in cash equal to the product of (x) the total number of shares of LogMeIn common stock subject to the Company Option multiplied by (y) the excess, if any, of the Merger Consideration over the per-share exercise price of such Company Option.

At the effective time of the Merger, each outstanding award of LogMeIn restricted stock unit (a “Company RSU”), that is outstanding and subject solely to service-based vesting conditions and has no performance conditions will, automatically without any required action on the part of the holder, be cancelled and entitle the holder thereof to receive an amount in cash equal to an amount in cash equal to the Merger Consideration with respect to each share of LogMeIn common stock subject to such Company RSU, which amount shall be paid subject to satisfaction of the vesting conditions applicable to the Company RSU immediately prior to the effective time of the Merger.

At the effective time of the Merger, each Company RSU that is subject to performance-based vesting conditions or a requirement to satisfy performance conditions to earn the LogMeIn common stock covered thereby (a “Performance RSU”) outstanding will become earned (meaning eligible to vest upon satisfaction of service-based vesting conditions) (i) with respect to Performance RSUs that are subject to market-based vesting conditions, as to the number of shares of LogMeIn common stock subject to such award that would be earned based on the Company’s actual level of achievement as of the effective time of the Merger, based on the price per share of the Merger Consideration, and (ii) with respect to Performance RSUs that are subject to revenue-based vesting conditions, as to the number of shares of LogMeIn common stock subject to such award that would be earned based on target level achievement and, in each case, after giving effect to such achievement, without any required action on the part of the holder thereof, be cancelled and shall entitle the holder thereof to receive the Merger Consideration with respect to each earned share of LogMeIn common stock subject to such Performance RSU, which amount shall be paid subject to satisfaction of the service-based vesting conditions applicable to the Performance RSU immediately prior to the effective time of the Merger, and settlement schedule and other terms and conditions applicable to the corresponding Performance RSU as in effect immediately prior to the effective time of the Merger, including any double-trigger vesting accelerations.

Q:    When do you expect the Merger to be completed?

A:    We are working towards completing the Merger as quickly as possible and currently expect to complete the Merger in mid-2020. However, the exact timing of completion of the Merger cannot be predicted because the Merger is subject to conditions, including adoption of the Merger Agreement by the stockholders of LogMeIn and the receipt of regulatory approvals.

Q:    Am I entitled to appraisal rights under the DGCL?

A:    Yes. As a holder of LogMeIn common stock, you are entitled to exercise appraisal rights under the DGCL in connection with the Merger if you take certain actions and meet certain conditions. See “The Merger—Appraisal Rights” on page 79 of this proxy statement.

Q:    What is householding and how does it affect me?

A:    Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if our Investor Relations Department receives a call or written request from you at the address, telephone number or email address indicated below.

LogMeIn, Inc.

320 Summer Street

Boston Massachusetts 02210

Attention: Investor Relations

InvestorRelations@logmein.com

781-897-1301

Q:    Who can help answer my questions?

A:    The information provided above in the Q&A format is for your convenience only and is merely a summary of some of the information in this proxy statement. We encourage you to read this proxy statement, its appendices, including the Merger Agreement, and the documents incorporated by reference herein, carefully and in their entirety and consider how the Merger affects you. If you have any questions concerning the Merger, the special meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of common stock, please contact Innisfree M&A Incorporated (“Innisfree”), our proxy solicitor, toll-free at (888) 750-5834. You may also wish to consult your legal, tax and/or financial advisors with respect to any aspect of the Merger, the Merger Agreement or other matters discussed in this proxy statement.

THE SPECIAL MEETING

The enclosed proxy is solicited on behalf of the Board for use at the special meeting of stockholders or at any adjournments or postponements thereof.

Date, Time and Place

We will hold the special meeting on March 12, 2020 at the offices of Latham & Watkins LLP, 200 Clarendon St, Boston, MA 02116, at 9.00 a.m. Eastern Time, unless the special meeting is postponed or adjourned. You will be required to present a valid form of photo identification to be admitted to the special meeting and a ballot will be provided to you upon arrival. If you are the beneficial owner of shares of the common stock, you are invited to attend the special meeting if you bring a letter, account statement or other evidence that confirms you were a beneficial owner of shares of LogMeIn common stock as of the record date and a valid form of photo identification. However, if your shares of LogMeIn common stock are held in “street name,” you may not vote these shares in person at the special meeting unless you obtain a legal proxy from your broker, bank or other nominee giving you the right to vote the shares at the special meeting.

Purpose of the Special Meeting

At the special meeting, we will ask our stockholders of record as of the Record Date to consider and vote on the following proposals:

(i)	to adopt the Merger Agreement;

(ii)

to approve the adjournment of the special meeting to a later date or dates if necessary to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the special meeting; and

(iii)	to approve, on a non-binding, advisory basis, certain compensation that will or may become payable to our named executive officers in connection with the Merger.

Record Date; Shares Entitled to Vote; Quorum

Only stockholders of record as of the close of business on the Record Date (February 4, 2020) are entitled to notice of the special meeting and to vote at the special meeting or at any adjournments or postponements thereof. Each holder of record of LogMeIn common stock on the Record Date will be entitled to one vote for each share of LogMeIn common stock held as of the Record Date on each matter submitted to our stockholders for approval at the special meeting. If you sell or transfer your shares of LogMeIn common stock after the Record Date but before the special meeting, you will transfer the right to receive the Merger Consideration, if the Merger is completed, to the person to whom you sell or transfer your shares of LogMeIn common stock, but you will retain your right to vote those shares at the special meeting. A list of stockholders entitled to vote at the special meeting will be available in our offices located at 320 Summer Street, Boston, Massachusetts 02210, during regular business hours for a period of at least ten days before the special meeting and at the place of the special meeting during such meeting.

As of the Record Date, there were 48,594,419 shares of LogMeIn common stock outstanding and entitled to be voted at the special meeting.

A quorum of stockholders is necessary to hold a special meeting. The holders of a majority of the shares of LogMeIn common stock entitled to vote at the special meeting, present in person or represented by proxy, will constitute a quorum at the special meeting. As a result, 24,297,210 shares must be represented by proxy or by stockholders present and entitled to vote at the special meeting to have a quorum. Shares that abstain on one or more of the proposals before the special meeting will be deemed to be present for quorum purposes. If you hold your shares in “street name” and you fail to provide your broker, bank or nominee with instructions how to vote such shares on any of the proposals before the special meeting, your shares will not be deemed to be present at the special meeting for quorum purposes. If you provide your broker, bank or nominee with instructions how to vote on one or more but not all of the proposals before the special meeting, your shares will be deemed to be present at the special meeting for quorum purposes.

In the event that a quorum is not present at the special meeting, it is expected that the special meeting would be adjourned to a later date until a quorum is present.

Vote Required; Abstentions and Broker Non-Votes

The affirmative vote of the holders of a majority of the shares of LogMeIn common stock outstanding as of the Record Date and entitled to vote on the matter is required to approve the Merger Proposal. Adoption of the Merger Agreement by our stockholders is a condition to the closing of the Merger. A failure to vote your shares of LogMeIn common stock, an abstention from voting or a broker non-vote will have the same effect as a vote “AGAINST” the Merger Proposal.

Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the votes cast by the holders of shares of LogMeIn common stock present, in person or by proxy, at the special meeting and voting affirmatively or negatively thereon.

Approval of the Compensation Proposal requires the affirmative vote of the holders of a majority of the votes cast by the holders of shares of LogMeIn common stock present, in person or by proxy, at the special meeting and voting affirmatively or negatively thereon.

Assuming a quorum is present, the failure of any stockholder of record to submit a signed proxy card or to vote in person by ballot at the special meeting, as well as broker non-votes and abstentions, will not have any effect on the Adjournment Proposal or the Compensation Proposal.

Stock Ownership and Interests of Certain Persons

As of the Record Date, our directors and executive officers beneficially owned and are entitled to vote an aggregate of 446,321 shares of LogMeIn common stock (excluding any shares that would be delivered upon exercise or conversion of stock options and shares underlying Company RSUs and Performance RSUs), representing approximately 0.92% of the outstanding shares of LogMeIn common stock.

As of the Record Date, the Elliott Funds beneficially owned an aggregate of 1,353,765 shares of LogMeIn common stock, representing approximately 2.8% of the outstanding shares of LogMeIn common stock. As of the Record Date, the shares owned beneficially by the Elliott Funds are held in margin accounts with their prime brokers and, accordingly, a portion of those shares may not be subject to the Elliott Funds’ voting discretion as of the Record Date.

Our directors and executive officers, as well as the Elliott Funds (with respect to the shares over which they have beneficial ownership and voting discretion as of the Record Date), have informed us that they currently intend to vote all of their shares of LogMeIn common stock: (i) “FOR” the Merger Proposal; (ii) “FOR” the Adjournment Proposal; and (iii) “FOR” the Compensation Proposal.

Voting of Proxies

If your shares of LogMeIn common stock are registered in your name with our transfer agent, AST, you may cause your shares to be voted at the special meeting by submitting your proxy or by voting in person at the special meeting. Based on your proxy cards, the proxy holders will vote your shares of LogMeIn common stock according to your directions.

If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. You are encouraged to vote by proxy even if you plan to attend the special meeting in person. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

Voting instructions are included on your proxy card. All shares of LogMeIn common stock represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in accordance with the instructions of the stockholder. Properly executed proxies that do not contain voting instructions will be voted (i) “FOR” the Merger Proposal; (ii) “FOR” the Adjournment Proposal; and (iii) “FOR” the Compensation Proposal.

If your shares of LogMeIn common stock are held in “street name” through a broker, bank or nominee, you may provide voting instructions through your broker, bank or nominee by completing and returning the voting form provided by your broker, bank or nominee, or over the Internet or by telephone through your broker, bank or nominee if such a service is provided. To provide voting instructions over the Internet or by telephone through your broker, bank or nominee, you should follow the instructions on the voting form provided by your broker, bank or nominee. Under applicable stock exchange rules, brokers, banks or nominees have the discretion to vote your shares on routine matters if you fail to instruct your broker, bank or nominee on how to vote your shares with respect to such matters. The proposals in this proxy statement are non-routine matters, and brokers, banks and nominees therefore cannot vote on these proposals without your instructions. If you do not return your broker’s, bank’s or nominee’s voting form, do not provide voting instructions over the Internet or by telephone through your broker, bank or other nominee, if applicable, or do not attend the special meeting and vote in person with a proxy from your broker, bank or nominee, such actions will result in a broker non-vote and will have the same effect as if you voted “AGAINST” the Merger Proposal, but assuming a quorum is present, will have no effect on the outcome of any vote on the Adjournment Proposal or the Compensation Proposal.

Revocability of Proxies

If you are a stockholder of record, you may revoke your proxy at any time before it is voted at the special meeting by:

•	Delivering a written notice of revocation to LogMeIn, Inc., 320 Summer Street, Boston, Massachusetts 02210, Attention: Corporate Secretary, specifying such revocation;

•	Signing another proxy card with a later date and returning it to us prior to the special meeting; or

•	Attending the special meeting and voting in person.

Please note that to be effective, your new proxy card must be received by our Secretary by 11:59 p.m., Eastern Time the day before the special meeting. If you have submitted a proxy and you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

If you hold your shares of LogMeIn common stock in “street name,” you should contact your broker, bank or nominee for instructions regarding how to revoke your proxy. You may also vote in person at the special meeting if you obtain a valid legal proxy from your broker, bank or nominee. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow stockholders of LogMeIn who have already sent in their proxies to revoke them at any time prior to their use at the special meeting, as adjourned, however any such proxies that are not revoked will be voted at any such special meeting, as adjourned. Additionally, if the special meeting is postponed, any proxies that are not revoked prior to their use at the special meeting, as postponed, will be voted at any such special meeting, as postponed.

Board of Directors’ Recommendation

The Board, after considering various factors described in “The Merger—Recommendation of Our Board of Directors and Reasons for the Merger” on page 53 of this proxy statement, (i) approved, adopted and declared advisable the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, (ii) determined that the terms of the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to, and in the best interests of, LogMeIn and its stockholders, (iii) directed that the Merger Agreement be submitted to the stockholders of LogMeIn for adoption at the special meeting, and (iv) recommended that LogMeIn’s stockholders adopt the Merger Agreement.

The Board recommends that you vote: (i) “FOR” the Merger Proposal, (ii) “FOR” the Adjournment Proposal; and (iii) “FOR” the Compensation Proposal.

Expenses of Proxy Solicitation

This proxy statement is being furnished in connection with the solicitation of proxies by the Board. Expenses incurred in connection with the printing and mailing of this proxy statement and in connection with notices or other filings with any governmental entities under any laws are our responsibility. We have engaged the services of Innisfree to solicit proxies for the special meeting. In connection with its retention, Innisfree has agreed to provide consulting, analytic and proxy solicitation services in connection with the special meeting. We have agreed to pay Innisfree a fee of approximately $20,000, plus reasonable out-of-pocket expenses for its services, and we will indemnify Innisfree for certain losses arising out of its proxy solicitation services. Copies of solicitation materials will also be furnished to banks, brokerage houses, fiduciaries and custodians holding shares of LogMeIn common stock in their names that are beneficially owned by others to forward to those beneficial owners. We may reimburse persons representing beneficial owners of LogMeIn common stock for their costs of forwarding solicitation materials to the beneficial owners. In addition to the solicitation of proxies by mail, proxies may be solicited by our directors, officers and employees, or representatives of Innisfree, in person or by telephone, email, fax or other means of communication and we may pay persons holding shares for others their expenses for sending proxy materials to their principals. No additional compensation will be paid to our directors, officers or employees for their services in connection with the solicitation of proxies.

Anticipated Date of Completion of the Merger

Assuming timely satisfaction of necessary closing conditions, including the approval of the Merger Proposal by our stockholders, we anticipate that the Merger will be consummated in mid-2020.

Other Matters

At this time, we know of no other matters to be submitted at the special meeting.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting

The proxy statement is available at https://www.proxydocs.com/LOGM. This website address is provided as an inactive textual reference only.

Householding of Special Meeting Materials

The SEC permits companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report on Form 10-K or Notice of Internet Availability of Proxy Materials, as applicable, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. Stockholders who hold their shares through a nominee, such as a broker, bank, broker-dealer or similar organization may receive notice from that nominee regarding the householding of proxy materials. As indicated in the notice, a single proxy statement and annual report on Form 10-K or Notice of Internet Availability of Proxy Materials, as applicable, will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected stockholder. Once a stockholder has received notice that a nominee will be householding, householding will continue until the stockholder is notified otherwise or until the stockholder has revoked consent by notifying the nominee. If you hold your shares in “street name” and would prefer to receive separate copies of a proxy statement and annual report on Form 10-K or Notice of Internet Availability of Proxy Materials for other stockholders in your household, either now or in the future, please contact your nominee. If you are record holder of your shares and would prefer to receive separate copies of a proxy statement and annual report on Form 10-K or Notice of Internet Availability of Proxy Materials for other stockholders in your household, either now or in the future, please contact: LogMeIn, Inc., 320 Summer Street, Boston, Massachusetts 02210, Attention: Investor Relations, (781) 897-1301. Stockholders who currently receive multiple copies of the proxy statement and annual report on Form 10-K or Notice of Internet Availability of Proxy Materials, as applicable, at their addresses and would like to request “householding” of their communications should contact their broker of LogMeIn, as applicable.

Rights of Stockholders Who Assert Appraisal Rights

If the Merger is approved and becomes effective, holders of shares of common stock who have not voted in favor of the Merger, have properly demanded appraisal rights for such shares in accordance with Section 262 of the DGCL and have complied in all respects with Section 262 of the DGCL with respect to such shares (“Dissenting Shares”) will be entitled to statutory appraisal rights pursuant to Section 262 of the DGCL. This means that such stockholders are entitled to seek appraisal of their Dissenting Shares and to receive payment in cash for the “fair value” of such Dissenting Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value. The ultimate amount holders receive in an appraisal proceeding may be less than, equal to or more than the amount such holders would have received under the Merger Agreement. For a description of the rights of holders of Dissenting Shares and of the procedures to be followed in order to assert such rights and obtain payment of the fair value of such Dissenting Shares, see Section 262 of the DGCL, which is attached as Appendix B to this proxy statement, as well as the information set forth below.

IN ORDER TO PROPERLY EXERCISE YOUR APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER, YOU MUST DELIVER A WRITTEN DEMAND FOR APPRAISAL IN ACCORDANCE WITH THE REQUIREMENTS OF SECTION 262 OF THE DGCL TO LOGMEIN BEFORE THE VOTE IS TAKEN ON THE ADOPTION OF THE MERGER AGREEMENT AT THE SPECIAL MEETING, AND MUST NOT VOTE, IN PERSON OR BY PROXY, IN FAVOR OF THE MERGER PROPOSAL AND CONTINUE TO HOLD YOUR SHARES OF LOGMEIN COMMON STOCK OF RECORD FROM THE DATE OF MAKING THE DEMAND FOR APPRAISAL THROUGH THE EFFECTIVE TIME OF THE MERGER AND MUST COMPLY WITH THE OTHER REQUIREMENTS OF SECTION 262 OF THE DGCL. MERELY VOTING AGAINST THE MERGER PROPOSAL WILL NOT PRESERVE YOUR RIGHT TO APPRAISAL UNDER SECTION 262 OF THE DGCL. BECAUSE A PROXY THAT IS SIGNED AND SUBMITTED BUT DOES NOT OTHERWISE CONTAIN VOTING INSTRUCTIONS WILL, UNLESS REVOKED, BE VOTED IN FAVOR OF THE ADOPTION OF THE MERGER AGREEMENT, IF YOU SUBMIT A PROXY AND WISH TO EXERCISE YOUR APPRAISAL RIGHTS, YOU MUST INCLUDE VOTING INSTRUCTIONS TO VOTE YOUR SHARES OF LOGMEIN COMMON STOCK AGAINST, OR ABSTAIN WITH RESPECT TO, THE ADOPTION OF THE MERGER AGREEMENT. NEITHER VOTING AGAINST THE ADOPTION OF THE MERGER AGREEMENT, NOR ABSTAINING FROM VOTING OR FAILING TO VOTE ON THE MERGER PROPOSAL, WILL IN AND OF ITSELF CONSTITUTE A WRITTEN DEMAND FOR APPRAISAL SATISFYING THE REQUIREMENTS OF SECTION 262 OF THE DGCL. THE WRITTEN DEMAND FOR APPRAISAL MUST BE IN ADDITION TO AND SEPARATE FROM ANY PROXY OR VOTE ON THE ADOPTION OF THE MERGER AGREEMENT. IF YOU HOLD YOUR SHARES OF LOGMEIN COMMON STOCK THROUGH A BANK, BROKERAGE FIRM OR NOMINEE AND YOU WISH TO EXERCISE APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR BANK, BROKERAGE FIRM OR NOMINEE TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE MAKING OF A DEMAND FOR APPRAISAL BY SUCH BANK, BROKERAGE FIRM OR NOMINEE. IN VIEW OF THE COMPLEXITY OF THE DGCL, STOCKHOLDERS WHO MAY WISH TO PURSUE APPRAISAL RIGHTS SHOULD PROMPTLY CONSULT THEIR LEGAL AND FINANCIAL ADVISORS.

Questions and Additional Information

If you have more questions about the Merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact our proxy solicitor:

Innisfree M&A Incorporated

Toll-Free: (888) 750-5834

Banks and Brokers Call Collect: (212) 750-5833

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, as well as information included in oral statements or other written statements made or to be made by us or on our behalf, may include “forward-looking” statements within the meaning of the U.S. securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, that do not directly or exclusively relate to historical facts, including, without limitation, statements relating to the completion of the Merger. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential” or other similar expressions, or the negative of these terms or comparable terminology. These statements are based on current beliefs and assumptions that are subject to risks and uncertainties. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation:

•	LogMeIn may be unable to obtain stockholder approval as required for the Merger;

•	The conditions to the closing of the Merger may not be satisfied and required regulatory approvals may not be obtained;

•	The Merger may involve unexpected costs, liabilities or delays, including the payment of a termination fee to Parent by LogMeIn;

•	The business of LogMeIn may suffer as a result of uncertainty surrounding the Merger;

•	The effect of the announcement or pendency of the Merger on our business relationships, including with customers and suppliers;

•	The outcome of any legal proceedings related to the Merger;

•	LogMeIn may be adversely affected by other economic, business, legislative, regulatory and/or competitive factors;

•	The occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

•	The attention of LogMeIn’s management and employees may be diverted from ongoing business concerns as a result of the Merger;

•	Limitations placed on the LogMeIn’s ability to operate its business under the Merger Agreement;

•	Risks that the Merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the Merger;

•	The fact that under the terms of the Merger Agreement, LogMeIn is restricted from soliciting other acquisition proposals after the Solicitation Period End Date;

•	The failure by Parent or Merger Sub to obtain the necessary debt and equity financing arrangements set forth in the commitment letters received in connection with the Merger; and

•	Other risks to consummation of the Merger, including the risk that the Merger will not be completed within the expected time period or at all.

The foregoing review of important factors that could cause actual results to differ from expectations should not be construed as exhaustive and should be read in conjunction with the information contained or incorporated by reference herein, including, but not limited to, (i) the information contained under this heading and (ii) the information contained under the headings “Risk Factors” and information in our consolidated financial statements and notes thereto included in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2018, the definitive proxy statement for our 2019 Annual Meeting of Stockholders and our recent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. See “Where You Can Find More Information” on page 125 of this proxy statement. No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements.

Except as required by applicable law, we do not intend, and assume no obligation, to update any forward-looking statements. LogMeIn stockholders are advised, however, to consult any future disclosures we make on related subjects as may be detailed in our other filings made from time to time with the SEC.

All information contained in this proxy statement exclusively concerning Parent, Merger Sub and their affiliates has been supplied by Parent and Merger Sub and has not been independently verified by us.

THE MERGER

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached as Appendix A to, and incorporated by reference into, this proxy statement. You should read the Merger Agreement carefully and in its entirety as it is the legal document that governs the Merger.

Parties Involved in the Merger

LogMeIn, Inc.

320 Summer Street

Boston, MA 02210

Telephone: (781) 897-1301

LogMeIn, Inc., a Delaware corporation, is a leading provider of unified communications and collaboration, identity and access management, and customer engagement and support solutions. LogMeIn simplifies how people connect with each other and the world around them to drive meaningful interactions, deepen relationships, and create better outcomes for individuals and businesses. LogMeIn has millions of customers spanning virtually every country across the globe. LogMeIn is headquartered in Boston, Massachusetts with additional locations in North America, South America, Europe, Asia and Australia.

Our common stock is listed on under the symbol “LOGM” on the NASDAQ Global Select Market.

Our principal executive offices are located at 320 Summer Street, Boston, MA 02210, and our telephone number is (781) 897-1301. For more information about LogMeIn, please visit our website, www.logmeininc.com. Our website address is provided as an inactive textual reference only. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC. See “Where You Can Find More Information” on page 125 of this proxy statement.

Logan Parent, LLC

c/o Francisco Partners

1 Letterman Drive, Building C, Suite 410

San Francisco, CA 94129

(415) 418-2900

Parent is a Delaware limited liability company that was formed solely for the purpose of entering into the Merger Agreement and, subject to the terms and conditions thereof, completing the transactions contemplated by the Merger Agreement and the related financing transactions.

Parent will be controlled by the investor group consisting of (i) Francisco Partners V, L.P., Francisco Partners V-A, L.P., Francisco Partners V-B, L.P. (the “FP Funds”), which are affiliated with Francisco Partners, a technology-focused global private equity firm, and (ii) Elliott Associates, L.P. and Elliott International, L.P. (collectively, the “Elliott Funds”), which are affiliated with Evergreen Coast Capital Corp. (“Evergreen”), the technology-focused global private equity affiliate of Elliott Management Corporation.

Francisco Partners is a leading global private equity firm that specializes in investments in technology and technology-enabled businesses. Since its launch 20 years ago, Francisco Partners has raised over $15 billion in committed capital and invested in more than 275 technology companies, making it one of the most active and longstanding investors in the technology industry.

Evergreen is the technology-focused private equity affiliate of Elliott Management Corporation (together with Evergreen and the Elliott Funds, (“Elliott”). Elliott Management Corporation manages the Elliott Funds, two multi-strategy investment funds which combined have approximately $38 billion of assets under management. Its flagship fund, Elliott Associates, L.P., was founded in 1977, making it one of the oldest funds of its kind under continuous management. The Elliott Funds’ investors include pension plans, sovereign wealth funds, endowments, foundations, funds-of-funds, high net worth individuals and families, and employees of the firm.

At the effective time of the Merger, LogMeIn, as the Surviving Corporation, will be indirectly owned by the FP Funds and the Elliott Funds.

Logan Merger Sub, Inc.

c/o Francisco Partners

1 Letterman Drive, Building C, Suite 410

San Francisco, CA 94129

(415) 418-2900

Merger Sub is a Delaware corporation that was formed by Parent solely for the purpose of entering into the Merger Agreement and completing the transactions contemplated thereby and the related financing transactions. Upon consummation of the Merger, Merger Sub will cease to exist, and LogMeIn will survive the Merger as a wholly-owned subsidiary of Parent.

Certain Effects of the Merger on LogMeIn

Upon the terms and subject to the conditions of the Merger Agreement, at the effective time of the Merger, Merger Sub will merge with and into LogMeIn, with LogMeIn continuing as the Surviving Corporation and as a wholly-owned subsidiary of Parent. LogMeIn will cooperate with Parent to de-list LogMeIn common stock from the NASDAQ Global Select Market and to de-register under the Exchange Act as soon as reasonably practicable following the effective time of the Merger, and at such time, we will cease to be a publicly traded company and will no longer be obligated to file periodic reports with the SEC. If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation, and instead will only be entitled to receive the Merger Consideration described in “—Merger Consideration” on page 36 of this proxy statement or, with respect to Dissenting Shares, will only be entitled to receive the “fair value” of your Dissenting Shares as determined by the Delaware Court of Chancery pursuant to an appraisal proceeding as contemplated by Delaware law.

The effective time of the Merger will occur upon the filing of the certificate of merger with the Secretary of State of the State of Delaware (or at such later time as we and Parent may agree and specify in the certificate of merger).

Effect on LogMeIn if the Merger is Not Completed

If the Merger Proposal is not approved by the stockholders of LogMeIn or if the Merger is not completed for any other reason, you will not receive any payment for your shares of LogMeIn common stock. Instead, we will remain as a public company, LogMeIn common stock will continue to be listed and traded on the NASDAQ Global Select Market and registered under the Exchange Act and we will be required to continue to file periodic reports with the SEC.

Furthermore, depending on the circumstances that would have caused the Merger not to be completed, it is possible that the price of LogMeIn common stock will decline significantly. If that were to occur, it is uncertain when, if ever, the price of LogMeIn common stock would return to the price at which it trades as of the date of this proxy statement.

Accordingly, if the Merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of LogMeIn common stock. If the Merger is not consummated, the Board will continue to evaluate and review our business operations, properties, dividend policy and capitalization, among other things, make such changes as are deemed appropriate and continue to seek to enhance stockholder value. If the Merger Proposal is not approved by the stockholders of LogMeIn or if the Merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to the Board will be offered or that our business, prospects or results of operation will not be adversely impacted.

In addition, under specified circumstances, we may be required to pay Parent a termination fee, or may be entitled to receive a reverse termination fee from Parent, upon the termination of the Merger Agreement, as described under “The Merger Agreement—Termination Fees” on page 115 of this proxy statement.

Merger Consideration

At the effective time of the Merger, each outstanding share of LogMeIn common stock (other than (i) shares held by LogMeIn as treasury stock or held by Parent or Merger Sub or any wholly-owned subsidiary of LogMeIn, Parent or Merger Sub and (ii) Dissenting Shares) will be converted automatically into the right to receive the Merger Consideration. All shares of LogMeIn common stock converted into the right to receive the Merger Consideration will automatically be cancelled and cease to exist at the effective time of the Merger, and each certificate formerly representing such shares will thereafter represent only the right to receive the Merger Consideration.

After the completion of the Merger, under the terms of the Merger Agreement, you will have the right to receive the Merger Consideration, but you will no longer have any rights as a LogMeIn stockholder (except that stockholders who hold Dissenting Shares will not have the right to receive the Merger Consideration but will instead have the right to receive a payment for the “fair value” of their Dissenting Shares as determined by the Delaware Court of Chancery pursuant to an appraisal proceeding as contemplated by Delaware law, as described in “The Merger—Appraisal Rights” on page 79 of this proxy statement).

Background of the Merger

In the ordinary course, our Board and management team regularly review and assess our results of operations, financial position, business strategy and growth opportunities, as well as the trends and conditions affecting our industries and business generally. Such assessments include periodic meetings or consultations with third-party advisors, as well as consideration of potential strategic and financial alternatives to maximize stockholder value, such as business combinations, acquisitions and financing transactions. In addition, from time-to-time, Mr. William Wagner, President and Chief Executive Officer of the Company, together with other members of our management team, have held meetings with industry participants, strategic parties and financial sponsors regarding the Company and its business, strategy and financial position, based upon publicly available information. Mr. Wagner regularly updates the Board with respect to these meetings, including as part of the Board’s regularly scheduled discussions of the Company’s business strategy and potential strategic and financial alternatives to maximize stockholder value.

On June 5, 2018, representatives of a financial sponsor party, which we refer to as “Sponsor Party A” contacted Mr. Wagner via email to inform Mr. Wagner that they had plans to be in Boston, Massachusetts on unrelated business the week of July 23, 2018 and inquired whether Mr. Wagner would be available to meet. Mr. Wagner replied on June 6, 2018 confirming his availability and a meeting was scheduled for July 24, 2018.

On July 24, 2018, representatives of Sponsor Party A met with Mr. Wagner and Mr. Rob Lawrence, the Company’s SVP, Strategy, in the Company’s Boston, Massachusetts office. During the meeting, the parties discussed potential strategic opportunities that may be of interest to the Company within Sponsor Party A’s investment portfolio, as well as a more general discussion of a hypothetical acquisition of the Company, in each case based upon publicly available information only. A representative of Sponsor Party A also discussed his respect for the Company’s business and expressed his view that a potential acquisition of the Company could potentially be beneficial to the Company’s stockholders, but valuation of the Company was not discussed.

On July 26, 2018, the Company publicly announced its results for the second quarter ended June 30, 2018 and held its second quarter earnings call, during which the Company announced that, despite strong second quarter results which exceeded the high-end of the Company’s public guidance as well as analyst expectations, the Company was adjusting its guidance for the second half of 2018 due to a number of negative business developments which the Company believed was contributing to a softer than anticipated business outlook within its core Communications and Collaboration business.

On July 27, 2018, the first trading day following the Company’s earnings call, the Company’s stock price dropped $26.60 per share, or over 25%, to close at $77.85 per share.

On July 30, 2018, a representative from Sponsor Party A called Mr. Wagner and informed him that Sponsor Party A would soon be delivering a non-binding indication of interest to the Company to acquire all of the outstanding shares of the Company for $105.00 per share in cash. Later that same day, Mr. Wagner received the non-binding indication of interest via email. The non-binding indication of interest was subject to due diligence and negotiation of definitive documentation. In addition, Sponsor Party A requested that the Company negotiate exclusively for a period of 21 days and furnished a proposed form definitive merger agreement with its non-binding indication of interest. Mr. Wagner forwarded Sponsor Party A’s letter to the Board and held telephonic discussions with members of the Board to discuss the proposed next steps in the process to evaluate the proposal.

On July 30, 2018, a special meeting of the Board was held via teleconference, with the Company’s management in attendance, during which the Board reviewed the non-binding indication of interest from Sponsor Party A and discussed proposed next steps to evaluate and respond to Sponsor Party A’s proposal. The Company’s General Counsel, Mr. Michael Donahue, reviewed the Board’s fiduciary obligations in connection with the evaluation of Sponsor Party A’s proposal, noting that he had consulted with Latham & Watkins LLP (referred to herein as “Latham”), the Company’s external legal advisor, regarding the proposed next steps in the process. After discussion, the Board requested that the management team review the Company’s financial projections for further discussion with the Board and that the Company move forward to evaluate and engage a financial advisor to assist in evaluating the proposal. It was noted that the Board would need to consider Sponsor Party A’s request for exclusivity and, in that context, also review additional potential strategic alternatives available to the Company.

During the period between July 31, 2018 and August 5, 2018 the management team reviewed its financial projections for the Company for discussion with the Board and, subject to Board approval, to be used for the purposes of evaluating the Company’s standalone business plan, Sponsor Party A’s non-binding indication of interest and other potential strategic alternatives. The Company’s management team evaluated potential financial advisors in light of the process to review strategic alternatives for the Company, including a potential sale or other business combination. In light of its qualifications, expertise, reputation and knowledge of the Company’s business and financial profile, as well as the industry in which it operates, the Board determined to engage J.P. Morgan Securities LLC. (referred to herein as “J.P. Morgan”) as the Company’s financial advisor with respect to a review of strategic alternatives for the Company, including an evaluation of the non-binding indication of interest received from Sponsor Party A.

On August 6, 2018, the Board held a special meeting via teleconference attended by Messrs. Donahue and Lawrence and Mr. Edward Herdiech, the Company’s Chief Financial Officer, as well as representatives from Latham. During the meeting, the Board reviewed certain internal financial information regarding the Company’s business, financial position and results of operations, including the financial projections prepared by the Company’s management team and an overview of the Company’s year-to-date performance, the financial aspects of the Sponsor Party A’s proposal as well as other potential strategic alternatives. The Board approved the financial projections for use by J.P. Morgan in its engagement.

On August 7, 2018, a Board meeting was held via teleconference, attended by Messrs. Donahue, Lawrence and Herdiech, as well as representatives from J.P. Morgan and Latham. During the meeting, representatives from Latham reviewed the Board’s fiduciary obligations in connection with the consideration of Sponsor Party A’s proposal and other potential strategic alternatives, including potential sale transactions. Representatives from J.P. Morgan also reviewed preliminary valuation analyses with respect to the Company, based on the Company’s year-to-date performance and the financial projections previously approved by the Board. Representatives from J.P. Morgan also reviewed the financial aspects of Sponsor Party A’s proposal, as well as Sponsor Party A’s request for exclusivity, and discussed a proposed confidential process to solicit proposals from a selected targeted group of potentially interested parties. After discussion, the Board determined that Sponsor Party A’s initial offer of $105.00 per share was not sufficient to move forward with a potential transaction and authorized J.P. Morgan to communicate the Board’s rejection of Sponsor Party A’s initial offer. In addition, the Board instructed management and J.P. Morgan to move forward with the proposed targeted, confidential outreach to a selected group of potentially interested parties to explore strategic alternatives for the Company. The Board also adopted guidelines for the Board and senior management designed to avoid conflicts, ensure neutrality and alleviate any personal considerations so as to safeguard the integrity of the Board’s review of strategic alternatives.

Following this meeting, at the direction of the Board, representatives of J.P. Morgan notified Sponsor Party A that the Board had determined that the $105.00 per share offer was not sufficient to move forward with a potential transaction, but that the Company would be willing to engage in additional confidential discussions with Sponsor Party A to facilitate an improved proposal. In addition, at the direction of the Board, J.P. Morgan contacted five additional financial sponsors to gauge their interest in exploring a potential transaction with the Company. In addition to Sponsor Party A, three of the five financial sponsors indicated interest in moving forward in the process.

From August 13, 2018 through August 15, 2018, Sponsor Party A and three additional financial sponsor parties, which we refer to as “Sponsor Party B,” “Sponsor Party C” and “Sponsor Party D,” respectively, entered into confidentiality agreements with the Company. Each confidentiality agreement contained a customary standstill provision to facilitate Board oversight of the confidential discussions, subject to a “sunset” provision allowing the counterparty to submit competing acquisition proposals after the date on which the Company enters into a change in control transaction, such as the Merger, with any other counterparty. After entering into the confidentiality agreement, each party received confidential business and financial information regarding the Company and a process letter requesting that it submit a preliminary indication of interest by the close of business on August 27, 2018.

From August 15, 2018 through August 17, 2018, Mr. Wagner and other members of the Company’s management team, as well as representatives from J.P. Morgan, held separate in-person or telephonic meetings with representatives of Sponsor Party A, Sponsor Party B, Sponsor Party C, and Sponsor Party D in Boston, Massachusetts, and provided an overview of the Company’s business, strategy and financial position, including the financial projections previously approved by the Board.

On August 17, 2018, a special Board meeting was held via teleconference, attended by Messrs. Donahue, Lawrence and Herdiech, as well as representatives from J.P. Morgan and Latham. During the meeting, representatives from J.P. Morgan provided the Board an update regarding the results of the discussions to date with the potentially interested parties. Representatives from Latham also reviewed the fiduciary obligations of the Board when considering potential strategic transactions, including a potential sale transaction. For administrative convenience and efficiency in light of the anticipated significant level of activity to follow, the Board also determined to form an advisory transaction committee of the Board (the “Transaction Committee”), comprised of Messrs. Simon, Calderoni, Christenson and Sacripanti, which would administer and oversee the process to review strategic alternatives and act as a Board-level resource for the Company’s management and the financial and legal advisors. It was noted that the Transaction Committee intended to provide regular updates to the Board and would not have the authority to approve any definitive transaction. The Board then directed management and its advisors to continue pursuing the process to explore potential strategic transactions.

On August 20, 2018, Mr. Wagner and other members of the Company’s management team, as well as representatives from J.P. Morgan, met with representatives of Sponsor Party A for an in person diligence session in Boston, Massachusetts.

On August 22, 2018, Mr. Wagner met telephonically with Sponsor Party A who reiterated its non-binding proposal to acquire the Company at $105.00 per share in cash, which represented the same valuation as the initial offer of $105.00 per share, and indicated that this amount represented the top-end of its price range. Immediately following the call Sponsor Party A sent Mr. Wagner a written non-binding indication of interest formalizing the terms of the offer delivered telephonically. The non-binding proposal was subject to due diligence and negotiation of definitive documentation, and was expressly conditioned on the Company negotiating with Sponsor Party A on an exclusive basis.

Later that same day, a meeting of the Transaction Committee was held via teleconference, attended by Messrs. Wagner, Donahue, Herdiech and Lawrence, as well as representatives from J.P. Morgan and Latham. During the meeting, Mr. Wagner and representatives of J.P. Morgan reviewed Sponsor Party A’s proposal and provided an update regarding the three other parties participating in the process. Representatives from J.P. Morgan noted that the other parties remained engaged and appeared to be positioned to submit proposals by the August 27, 2018 bid-submission deadline. After discussion, the Transaction Committee authorized J.P. Morgan to communicate to Sponsor Party A that the Company was not prepared to accept the price proposed by Sponsor Party A, and that Sponsor Party A would need to improve its proposal in order to move forward. J.P. Morgan communicated this message to Sponsor Party A following the meeting.

On August 24, 2018, representatives from Sponsor Party B contacted J.P. Morgan and informed J.P. Morgan that they would not be submitting an indication of interest to acquire the Company on August 27, 2018. Later that same day, the Transaction Committee held a meeting via teleconference, which was also attended by Messrs. Wagner, Donahue, Herdiech and Lawrence, as well as representatives from J.P. Morgan and Latham. During the meeting, representatives from J.P. Morgan provided an update regarding the discussions to date with the potentially interested parties, reporting that Sponsor Party B had declined to submit any indication of interest and describing the engagement from both Sponsor Party C and Sponsor Party D. Representatives from J.P. Morgan also provided an update on recent conversations with Sponsor Party A. The Transaction Committee discussed the Company’s standalone business strategy and prospects, as well as the risks and benefits of any potential transaction.

On August 27, 2018, representatives from Sponsor Party C and Sponsor Party D contacted J.P. Morgan and informed J.P. Morgan that they would not be submitting an indication of interest to acquire the Company.

On August 28, 2018, a meeting of the Transaction Committee was held via teleconference, attended by Messrs. Wagner, Donahue, Herdiech and Lawrence, as well as representatives from J.P. Morgan and Latham. Representatives from J.P. Morgan advised that Sponsor Party C and Sponsor Party D had declined to submit an indication of interest to acquire the Company and that Sponsor Party A’s proposal remained unchanged since the Transaction Committee’s last meeting. The Transaction Committee then discussed potential next steps with management and its advisors, in light of the Company’s business, strategy and financial position, including the Transaction Committee’s view of the prospects of the Company on a standalone basis, Sponsor Party A’s unwillingness to improve its proposal and the fact that no other party had submitted a proposal. After discussion, the Transaction Committee determined to recommend that the Board conclude the current process to review strategic alternatives and direct management to continue executing the Company’s standalone business plan.

On September 6, 2018, a regularly scheduled meeting of the Board was held at the Company’s Boston, Massachusetts office and also attended by Messrs. Donahue, Herdiech and Lawrence. During the meeting, the

Board and the Company’s management team discussed the Company’s process to review strategic alternatives, which included a discussion of the meetings held with the potential financial sponsors as well as a summary of the feedback received from the potential interested acquirers and the Transaction Committee. It was noted that Sponsor Party A declined to increase its initial offer of $105.00 per share, that each of the parties had declined to submit an indication of interest, and that the Transaction Committee was recommending that the current process to review strategic alternatives be concluded and that the Company continue to execute on its standalone business plan. The Board agreed that the Company should continue to execute on its standalone business plan at that time. The Board also indicated that Mr. Wagner should continue ordinary course meetings with industry participants, strategic parties and financial sponsors regarding the Company and its business, strategy and financial position, based upon publicly available information, and that Mr. Wagner should update the Board if these parties indicated interest in considering potential strategic or financial alternatives relative to the Company. Following the September 6, 2018 meeting of the Board, J.P. Morgan, at the direction of the Board, advised Sponsor Party A that the Board had agreed with the Transaction Committee’s recommendation that the process to review strategic alternatives should be concluded but that the Board, per its earlier feedback, would review an improved proposal if submitted by Sponsor Party A.

During the period of September 2018 to December 2018, the Company continued to execute its standalone business plan. Mr. Wagner continued to have intermittent informal conversations with representatives from Sponsor Party D regarding their interest in exploring a strategic transaction with the Company. Mr. Wagner was also contacted by a representative of Francisco Partners (hereinafter referred to as “Francisco Partners”), who indicated an informal interest in potentially acquiring the Company based upon publicly available information. Francisco Partners had not been contacted in connection with, and did not participate in, the prior process.

On September 19, 2018, Mr. Wagner and a representative of Francisco Partners exchanged emails and, at Francisco Partners’ request, agreed to meet in the future, although a specific date for a meeting was not scheduled.

On October 27, 2018, Mr. Wagner received an email from a representative of Francisco Partners indicating that two of Francisco Partners’ partners would soon be traveling to Boston, Massachusetts and asked if Mr. Wagner would meet with them. Mr. Wagner agreed to have an introductory phone call with Francisco Partners representatives prior to any meeting.

On October 31, 2018, Mr. Wagner had a teleconference meeting with representatives from Francisco Partners and discussed publicly available information only. Francisco Partner’s representatives expressed interest in learning additional information regarding the Company and the parties agreed to meet in person some time in November.

On November 9, 2018, in anticipation of the November 15, 2018 meeting that had been scheduled with Francisco Partners, the Company entered into a confidentiality agreement with Francisco Partners, including a customary standstill provision and related “sunset” provision, to facilitate further discussions regarding potential strategic and financial transactions on the basis of confidential information.

On November 14, 2018, Elliott Management Corporation (hereinafter referred to as “Elliott”) filed a Form 13F for the period ending September 30, 2018, disclosing that Elliott had accumulated 1,225,000 shares of the Company, representing approximately 2.4% of the then-outstanding shares.

On November 15, 2018, Mr. Wagner met with representatives of Francisco Partners in Boston, Massachusetts. During the meeting, Mr. Wagner shared an overview presentation that Mr. Wagner had used for the diligence meetings held with the interested parties earlier in the year during the Company’s process to review strategic alternatives. Following the meeting, Francisco Partners expressed an interest in continuing to explore potential transaction opportunities with the Company.

On December 6, 2018, a regularly scheduled meeting of the Board was held at the Company’s Boston, Massachusetts office. During the meeting, the Board and management provided an update on the Company’s business, including a review of the current opportunities within each of the Company’s three business units as well as the execution risks and challenges existing within each business unit. The Board reviewed potential business plans for the Company for 2019, including a status quo plan focused on maintaining margin and spreading incremental investment broadly with a focus on near term investments and an alternative strategic growth plan designed to drive long term organic growth of the Company’s businesses through greater near-term investments. The Company’s management team discussed its belief that the alternative strategic growth plan positioned the Company to make greater investments in its strategic growth drivers over subsequent years, ultimately resulting in greater revenue growth and greater stockholder return, but noted the near term risks to valuation and execution associated with that plan. Mr. Wagner also indicated that the Board could consider renewing its process to explore potential strategic alternatives, in light of the potential risk to value and execution of the Company’s standalone business plan, noting the interest previously expressed by Francisco Partners. Members of the Board discussed the merits and risks of both the status quo plan and the alternative strategic growth plan, including the risks and benefits of the various strategic scenarios presented. The Board recommended that management continue to refine both plans and discuss the business plans further with the Board at its regularly scheduled meeting in January 2019.

On January 25, 2019, representatives from Francisco Partners held a teleconference call with Mr. Lawrence during which they discussed what initial information would be needed by Francisco Partners in order for Francisco Partners to evaluate a potential transaction with the Company. Mr. Lawrence did not make any commitments to Francisco Partners and later informed Mr. Wagner of the contents of this call. Subsequent to this meeting, on January 28, 2019, representatives of Francisco Partners indicated to Mr. Wagner they would be interested in exploring potential transaction alternatives, including a potential acquisition of the Company.

On January 31, 2019, a regularly scheduled meeting of the Board was held at the Company’s Boston, Massachusetts office. During the meeting, management reviewed the latest versions of the Company’s proposed business plans, including the status quo plan focused on maintaining margin and spreading incremental investment broadly with a focus on near term investments and the alternative strategic growth plan designed to drive long term organic growth of the Company’s business through greater near-term investments. The Board discussed the merits and risks of both plans, including potential near-term pressure on the Company’s stock price if the Board elected to pursue the alternative strategic growth plan balanced against the potential for longer-term stockholder value creation from additional growth. Management also provided a high-level overview of additional cost savings that the Company could potentially achieve to further fund the alternative growth plan through priority-based budgeting and restructuring activities, which included a potential reduction in force as well as rationalization of certain facilities. The Board then approved the alternative strategic growth plan and asked management to further refine the planned restructuring activities prior to the Company’s earnings call scheduled for February 14, 2019.

Also, during the January 31 Board meeting, Mr. Wagner reviewed the ongoing discussions with Francisco Partners. Mr. Wagner also reviewed his conversations with Sponsor Party D regarding potential strategic and financial transaction alternatives.

Although the Board emphasized that management should continue to focus on executing the standalone strategic growth plan for 2019, the Board instructed Mr. Wagner and certain members of the Company’s management team to continue discussions with Sponsor Party D and Francisco Partners, including by providing the Company’s strategic growth plan to these parties on a confidential basis, if appropriate, and that Mr. Wagner should update the Board of any developments with respect to these discussions.

On February 11, 2019, the Board approved a final version of the restructuring plan, which was to be completed by the end of 2019.

On the Company’s February 14, 2019 earnings call for the fourth quarter and fiscal year 2018, the Company announced its new strategic growth plan, which included a global restructuring and reduction in force designed to realign existing resources and allow the Company to invest an incremental $75 million dollars in 2019 to help accelerate the performance of its growth businesses by further funding sales capacity, marketing spend and research and development. On February 15, 2019, the first trading day following the Company’s earnings call, the Company’s stock price dropped $13.07 per share, or over 13.6%, to close at $82.87 per share.

On February 22, 2019, Mr. Wagner and other members of the Company’s management team, as well as representatives from J.P. Morgan, met with representatives of Francisco Partners in Boston, Massachusetts. During the meeting, Mr. Wagner and the management team provided Francisco Partners with an overview of the Company’s business, strategic and financial position, including financial projections that reflected the standalone strategic growth plan previously approved by the Board.

On February 25, 2019, Mr. Wagner met with representatives of Francisco Partners at its offices in San Francisco, California while Mr. Wagner was in town on other business. During the meeting, representatives of Francisco Partners provided Mr. Wagner with additional information about Francisco Partners and its investments and reinforced Francisco Partners’ interest in acquiring the Company.

During the period between the February 25, 2019 meeting and March 19, 2019, Mr. Wagner and the representatives from Francisco Partners exchanged a number of emails regarding Francisco Partners’ interest in the Company. In addition, on March 14, 2019, representatives from Francisco Partners also with Mr. Mark Strassman, General Manager of the Company’s Unified Communications and Collaboration business unit, in San Francisco, California to better understand his perspective on the market and competitive landscape.

On March 19, 2019, Mr. Wagner received a call from a representative of Francisco Partners informing Mr. Wagner that Francisco Partners would soon be submitting a non-binding indication of interest to acquire the Company. Shortly following their call, Francisco Partners provided a written non-binding indication of interest to acquire the Company for $111.00 per share in cash. Francisco Partners’ letter contemplated a 21-day diligence period and required that negotiations be conducted on an exclusive basis. Mr. Wagner promptly forwarded the proposal to the full Board.

On March 21, 2019, a special meeting of the Board was held via teleconference, attended by Messrs. Donahue, Herdiech and Lawrence, as well as representatives from J.P. Morgan and Latham. Management and representatives of J.P. Morgan reviewed the terms of the Francisco Partners proposal, including Francisco Partners’ request for exclusivity. Francisco Partners proposal stated that it would need to partner with one or more additional equity funding sources to secure the funds needed to acquire the Company. Representatives from Latham also reviewed the fiduciary obligations of the Board when considering potential strategic transactions, including a potential sale transaction, as well as Francisco Partner’s request for exclusivity and the potential for a “go-shop” process to be completed after signing a definitive agreement for a sale transaction. Representatives from J.P. Morgan reviewed the Company’s current stock performance, recent multiples and operating metrics, Wall Street analyst perspectives on the Company’s February 2019 earnings announcement and new strategic growth plan and related global restructuring and reduction in force, and other financial information regarding the Company. The J.P. Morgan representatives also summarized the results of the strategic alternatives review initiated by the Company in August 2018 and discussed potential strategic alternatives currently available to the Company, including the proposed Francisco Partners transaction. This discussion included a review of a possible “market check” processes and related strategic considerations, including the process for a post-signing “go-shop” process if the Board determined to negotiate exclusively with Francisco Partners. The Board and its advisors discussed the advantages and disadvantages of agreeing to enter into an exclusive negotiation period with Francisco Partners and the Board determined that management should continue discussions with Francisco Partners, with support from J.P. Morgan, to seek additional value for the Company’s stockholders and to clarify that a “go-shop” provision would be included in any definitive agreement. The Board determined that it would not approach other potential financial or strategic parties at that time, in part due to the recent process completed in August 2018 as well as the plan to include a “go-shop” provision in any definitive agreement with Francisco Partners. The Board also determined to reconstitute the Transaction Committee of the Board, comprised of Messrs. Calderoni, Christenson, Gillis and Sacripanti, to act as a Board-level resource for the Company’s management and the Board’s financial and legal advisors. It was noted that the Transaction Committee intended to provide regular updates to the Board and that the Board would retain the authority to approve any definitive transaction.

Following this meeting, at the direction of the Board, representatives of J.P. Morgan notified Francisco Partners that the Board had determined that the $111.00 per share offer was not sufficient to move forward with a potential transaction, but that the Company would be willing to engage in additional confidential discussions with Francisco Partners to facilitate an improved proposal. After further discussions between J.P. Morgan and Francisco Partners, on March 24, 2019, Francisco Partners advised J.P. Morgan that it would increase its offer to acquire the Company to $112.00 per share in cash, subject to a 30-day period of exclusivity.

On March 25, 2019, a meeting of the Transaction Committee was held via teleconference, attended by Messrs. Wagner and Donahue, as well as representatives from J.P. Morgan and Latham. During the meeting, Mr. Wagner and representatives of J.P. Morgan reviewed the terms of Francisco Partner’s latest offer and provided an update on the status of ongoing negotiations with Francisco Partners regarding, among other things, the key terms for the “go-shop” and related termination fees. After discussion of the financial aspects of the Francisco Partners proposal, the Transaction Committee determined to recommend that the full Board move forward under exclusivity with Francisco Partners, subject to satisfactory resolution of the key terms for the “go-shop” and related termination fees.

Following additional discussions between representatives of J.P. Morgan and Francisco Partners, on March 26, 2019, Francisco Partners delivered a revised non-binding indication of interest to acquire the Company for $112.00 per share in cash, subject to a 30-day period of exclusivity. Francisco Partners also proposed a 40-day “go-shop” period, with a Company termination fee of 1.5% of equity value during the “go-shop” period and 3% of equity value after the “go-shop” period. Francisco Partners included a proposed form of exclusivity letter with its revised proposal.

On March 27, 2019, a special meeting of the Board was held via teleconference, attended by Mr. Donahue as well as representatives from J.P. Morgan and Latham. Mr. Wagner and representatives of J.P. Morgan reviewed Francisco Partners’ revised proposal with the Board, including the revised $112.00 price per share, the “go-shop” terms and the related termination fees, as well as Francisco Partners’ requirement that the Company enter into a 30-day exclusive negotiation period. Latham also advised the Board on the legal considerations related to the proposed “go-shop” terms and related termination fees, as well as the request for an exclusive negotiation period by Francisco Partners. After discussion, consistent with the recommendation of Transaction Committee, the Board authorized management and J.P. Morgan to advise Francisco Partners that the Board was willing to move forward under the terms set forth in the revised proposal, including the 30-day exclusivity period, and to engage in negotiations to reach a definitive agreement with Francisco Partners.

On March 29, 2019, the Company and Francisco Partners entered into an exclusivity agreement providing for a 30-day exclusivity period.

On March 31, 2019, the Company made available customary business, financial and legal due diligence documents to Francisco Partners and its outside advisors in an electronic data room.

On April 3, 2019, a meeting of the Transaction Committee was held via teleconference, attended by Messrs. Wagner and Donahue, as well as representatives from Latham. Mr. Wagner provided an update on Francisco Partners’ efforts to secure financing for the potential transaction, which included conversations with potential debt financing sources as well as sources of equity financing. Mr. Wagner noted that Francisco Partners advised him it was facing challenges in securing the required equity financing at that time.

From April 4- through April 9, 2019, management held numerous telephone and in-person conferences with, and provided information in an electronic data room format to, Francisco Partners and its advisors in response to Francisco Partners’ diligence requests. On April 5, 2019, Francisco Partners advised Mr. Wagner and representatives of J.P. Morgan that it was continuing to face challenges in securing the required equity financing.

On April 5, 2019, Latham sent a draft of a proposed merger agreement to Paul Hastings LLP, Francisco Partners’ legal counsel (“Paul Hastings”). Among other terms that were customary for a public company acquisition agreement, the proposed agreement included a 40-day “go-shop” period, a “two-tiered” Company termination fee with a lower Company termination fee payable for terminations during the “go-shop” period (as well as after the “go-shop” period for an exempted person) and limited matching rights for Francisco Partners in response to superior proposals. The proposed merger agreement also contemplated that Francisco Partners would be required to divest assets, if necessary, to obtain antitrust and other regulatory approvals (a so-called “hell or high water” regulatory approvals provision), customary cooperation covenants in connection with Francisco Partners’ third party financing and that Francisco Partners would be obligated to pay a reverse termination fee of 7% of the Company’s equity value, if the transaction were terminated due to Francisco Partners breach or a failure of Francisco Partners’ debt financing.

On April 10, 2019, a meeting of the Transaction Committee was held via teleconference, attended by Messrs. Wagner and Donahue, as well as representatives from Latham. Mr. Donahue provided an update regarding the status of Francisco Partners’ diligence process and related business discussions. It was noted that Francisco Partners was continuing to face challenges in securing additional equity financing and that the transaction could not move forward unless Francisco Partners was able to secure such equity financing. The Transaction Committee recommended that the Company continue to move forward with the proposed transaction at that time and remain engaged with the diligence process.

On April 12, 2019, Francisco Partners informed Mr. Wagner that it was unable to secure the required sources of equity financing on acceptable terms at that time, and, therefore, was no longer in a position to pursue a potential transaction with the Company at the proposed $112.00 price per share. Mr. Wagner promptly informed the Transaction Committee and full Board, and later that same day, the Company notified Francisco Partners that it was formally terminating the exclusivity letter dated March 29, 2019.

On May 29, 2019, a representative from Francisco Partners met with Mr. Wagner and they discussed generally the state of the Company’s business, the market in general and the competitive landscape.

On July 10, 2019, Mr. Wagner and a representative from Elliott held a telephonic meeting and discussed the Company’s business and financial performance based on public information only. Elliott expressed an interest in potentially investing in the Company via a private placement of convertible preferred equity, and suggested that Elliott would be willing to enter into a customary confidentiality agreement to facilitate discussions. Following this phone conversation, Mr. Wagner had subsequent discussions with members of the Board regarding the discussions with Elliott and the process by which the Board could evaluate a potential transaction with Elliott. It was determined that Mr. Wagner should consider a meeting with representatives from Elliott after the Company’s earnings call on July 25, 2019.

On July 13, 2019, Mr. Wagner exchanged emails with a representative from Elliott to propose a meeting after the Company’s earning call. Later that same day, the representative from Elliott agreed to meet with Mr. Wagner in August and sent Mr. Wagner an overview of precedent investment transactions and an example of a non-binding term sheet used by Elliott for similar investments for further consideration by the Company. Following subsequent discussions among the Company’s management team, members of the Board and the Company’s financial and legal advisors, it was determined that the Company was not interested in pursuing a potential private placement investment by Elliott at that time and the scheduled meeting was canceled.

On August 8, 2019, a representative from Francisco Partners met with Mr. Lawrence regarding the state of the Company’s business, the market in general and the competitive landscape, and during the period between August to September 2019, a representative from Francisco Partners and Mr. Wagner exchanged emails to attempt to schedule a potential in-person meeting and discuss general questions regarding the state of the Company’s business.

On September 12, 2019, a regularly scheduled meeting of the Board was held at the Company’s Boston, Massachusetts office. During the meeting, management provided the Board with an update on the Company’s business, financial position and results of operations, including an overview of the Company’s year-to-date performance. Management noted the Company was making progress against its strategic growth plan, but continued to face certain challenges. The Board also discussed potential strategic alternatives for the Company on a standalone basis, including potential shifts in business strategy and potential divestitures of certain assets. It was noted that Mr. Wagner had continued to conduct ordinary course meetings with industry participants, strategic parties and financial sponsors regarding the Company and its business, strategy and financial position, based upon publicly available information.

On September 15, 2019, Mr. Wagner met a representative from Francisco Partners for dinner in Santa Barbara, California. During the meeting, Mr. Wagner and the representative from Francisco Partners engaged in a general discussion about the state of the Company’s business, the market in general and the competitive landscape, in particular the performance of the Company’s growth businesses, all based on publicly available information only.

On September 19, 2019, an article was published on the DealReporter.com website, an industry news site that covers mergers and acquisitions, speculating that the Company was considering strategic alternatives, including potential sales of certain businesses of the Company. The article also indicated that the Company had been running a sale process to review strategic alternatives since the summer of 2018 and had engaged in substantial discussions with Francisco Partners in the spring of 2019. The Company declined to comment on this article or subsequent market speculation, consistent with its corporate policy that it does not comment on market rumors or speculation. On September 18, 2019, the last trading day prior to the article being published on the DealReporter.com website, the Company’s stock price closed at $68.70 per share.

On October 8, 2019, a representative from Francisco Partners contacted Mr. Wagner via email and informed him that he was planning a trip to Boston, Massachusetts later that month and would like to meet. However, this meeting never occurred.

On October 21, 2019, a special meeting of the Board was held via teleconference, attended by Messrs. Herdiech, Donahue and Lawrence, as well as representatives from Latham and an outside financial advisor. Management provided the Board with an update on the Company’s business, financial position, third quarter results and near-term outlook, including an overview of the risks and challenges impacting the Company’s ability to execute its previously announced standalone business plan. Specifically, management explained that, in order to achieve the Company’s previously announced standalone business plan, the Company would need to see continued strong performance in its growth businesses as well as improvement in the Company’s core businesses. As a result of this update, the Board discussed renewing its process to explore potential strategic alternatives for the Company, in light of the continued risk to value and execution of the Company’s standalone business plan, and also, in that context, whether to publicly announce the Company’s intent to pursue a strategic alternatives process on the third quarter earnings call which was scheduled for October 24, 2019. Representatives from Latham reviewed the fiduciary obligations of the Board and certain other legal matters related to the evaluation of potential strategic alternatives, including a potential sale transaction. Representatives from an outside financial advisor reviewed perspectives on the Company’s market valuation and considerations related to a potential public announcement of a review of strategic alternatives for the Company. After discussion, the Board determined that it would not make any public announcement at that time, but that the Company’s management should work with its advisors to prepare to renew the confidential process to review strategic alternatives for the Company. In this regard, the Board requested that management review the Company’s financial projections for further discussion with the Board and that the Company consider engaging an additional financial advisor to assist in this process. The Board determined that the members of the Transaction Committee should oversee discussions with potential additional financial advisors and report back to the full Board.

On October 24, 2019, the Company held its third quarter 2019 earnings call, during which Mr. Wagner highlighted the encouraging early progress seen during the quarter with the Company’s strategic growth products. Mr. Wagner also indicated that management intended to review the Company’s performance and continue to evaluate its overall investment strategy and the best ways to realize the full value of the Company’s business as it looked toward 2020.

On October 28, 2019, the members of the Transaction Committee met via teleconference, joined by Messrs. Wagner and Donahue, as well as representatives from Latham. The Transaction Committee discussed whether to engage an additional financial advisor to assist the Board with a renewed process to evaluate strategic alternatives. Following a discussion, the committee determined to interview Qatalyst Partners LP (referred to herein as “Qatalyst”) to evaluate Qatalyst as a potential financial advisor for the Company in connection with a process to evaluate strategic alternatives. The members of the Transaction Committee also had a general discussion of potential conflicts which should be considered if the Company renewed its process to evaluate strategic alternatives.

Later that same day, a representative from Francisco Partners called Mr. Wagner and indicated that Francisco Partners remained interested in exploring a potential transaction with the Company and requested updated diligence materials. No proposal was presented to Mr. Wagner at this time.

That evening, Mr. Wagner contacted Mr. Calderoni to discuss how to respond to the request received from Francisco Partners for an update to the due diligence materials previously provided by the Company. Mr. Wagner and Mr. Calderoni agreed that management should not divert resources needed to update the due diligence materials and should not provide any additional information to Francisco Partners at this time.

On October 29, 2019, Mr. Wagner called Francisco Partners to inform it that the Company was not willing to provide any updates to the due diligence materials at this time. The representative from Francisco Partners indicated that the Francisco Partners team would continue their diligence using publicly available information about the Company.

On November 5, 2019, a representative from Francisco Partners and Mr. Wagner met telephonically and the representative informed Mr. Wagner that Francisco Partners and Elliott would be delivering a non-binding proposal to acquire the Company for $83.00 per share in cash.

On November 6, 2019, a representative from Francisco Partners provided Mr. Wagner with a written non-binding indication of interest to acquire the Company for $83.00 per share in cash. The proposal indicated that Francisco Partners intended to partner with Elliott to obtain necessary equity financing for the transaction and that Francisco Partners would only be willing to proceed with its proposal, at the price per share indicated, if the Company engaged with Francisco Partners on an exclusive basis and that Francisco Partners was willing to work towards finalizing a definitive transaction agreement within two weeks of entering into an exclusivity agreement. The proposal also indicated the definitive agreement would include customary termination fees and “go-shop” provisions in order for the Board to exercise its fiduciary duties. Mr. Wagner promptly forwarded the Francisco Partners proposal to the full Board for consideration. Later that same day, Mr. Wagner received a call from a representative from Elliott who discussed the proposal generally and confirmed Elliott’s interest in acquiring the Company with Francisco Partners.

On November 7, 2019, the members of the Transaction Committee met via teleconference, joined by Messrs. Henshall, Wagner and Donahue, as well as representatives from Latham, to review the Francisco Partners proposal and consider potential next steps. The Transaction Committee discussed the potential engagement of an additional financial advisor to work with the Board, in addition to J.P. Morgan, and noted that discussions with Qatalyst were ongoing. Mr. Wagner indicated that management was in the process of reviewing its financial projections with respect to the Company on a standalone basis for further discussion by the Board and for use in the process of evaluating strategic alternatives and standalone valuation of the Company. The Transaction Committee also discussed Mr. Calderoni’s prior business relationship with Elliott, as well as Mr. Henshall’s position as the President and Chief Executive Officer of Citrix Systems, Inc., for which a representative of Elliott served on the board. It was determined that, due to these business relationships with Elliott and Elliott’s position as an equity financing partner with Francisco Partners, Mr. Calderoni and Mr. Henshall would recuse themselves from further Board meetings or deliberations regarding the potential Francisco Partners transaction or alternatives thereto, and would not participate on the Transaction Committee. Mr. Calderoni and Mr. Henshall did not participate in further Board or Transaction Committee meetings or deliberations regarding the potential Francisco Partners transaction or alternatives thereto.

On November 11, 2019, a meeting of the Transaction Committee was held via teleconference, attended by Messrs. Wagner, Herdiech, Donahue and Lawrence, as well as representatives from Latham. The members of the Transaction Committee discussed the recent discussions and negotiations with potential financial advisors, including with respect to transaction fees, and the Transaction Committee determined, in light of its qualifications, expertise, reputation and knowledge of the Company’s business and financial profile, as well as the industry in which it operates, to engage Qatalyst as outside financial advisor, in addition to J.P. Morgan, to assist the Board with its evaluation of strategic alternatives, including the offer received from Francisco Partners and Elliott.

On November 15, 2019, an article was published on the Streetinsider.com website, an industry news site that covers mergers and acquisitions, speculating that the Company was considering a potential sale to Francisco Partners or another financial sponsor. The Company declined to comment on this article or subsequent market speculation, consistent with its corporate policy that it does not comment on market rumors or speculation.

On November 18, 2019, a special meeting of the Board was held via teleconference, attended by Messrs. Herdiech, Donahue and Lawrence, as well as representatives from Latham and Qatalyst. The Board discussed the status of the Company’s 2020 planning process, including an overview of the drafts of the 2020 financial plan and budget, and reviewed the Company’s preliminary multi-year financial projections prepared for discussion with the Board, including key assumptions and market and execution risks. After discussion, the Board requested that management continue to refine the preliminary multi-year financial projections to incorporate feedback from the Board as to key assumptions, including retention rates and growth initiatives and then report back to the Board.

On November 19, 2019, an executive session of the Board was held via teleconference, consisting only of independent directors on the Board participating in the process, and was attended by representatives of Latham. Members of the Board provided a summary of their discussions with management since the previous Board meeting regarding the Company’s preliminary multi-year financial projections, as well as the underlying assumptions and market and execution risks. Members of the Board further discussed the assumptions in respect to the estimated performance of certain business segments and management’s perspective of the risks and opportunities in such segments in relation to the preliminary financial projections. The Board determined to continue its dialogue with management related to the financial projections, which would be discussed again with the Board at a subsequent meeting.

On November 23, 2019, a special meeting of the Board was held via teleconference, attended by Messrs. Herdiech, Donahue and Mr. Lawrence, as well as representatives from Latham and Qatalyst. Management reviewed further the Company’s multi-year financial projections, including a detailed review of the changes since the prior Board meeting, as well as the key assumptions and execution risks considered by management. After additional discussion, the Board approved the multi-year financial projections presented at this meeting for use by the Company’s financial advisors for purposes of their valuation analyses needed to assist the Board with a review of the Company’s strategic alternatives, including the Francisco Partners proposal. We refer to these financial projections approved by the Board as the “Management Projections”, which are summarized in “—Certain Financial Projections” beginning on page 69.

On November 25, 2019, a special meeting of the Board was held via teleconference, attended by Messrs. Herdiech, Donahue and Lawrence, as well as representatives from Latham and Qatalyst. Representatives from Latham reviewed with the Board their fiduciary obligations when evaluating strategic alternatives, including a potential sale transaction, as well as certain other legal matters regarding the proposed Francisco Partners transaction. Representatives from Qatalyst reviewed the financial aspects of the Francisco Partners proposal and financial information with respect to the Company. The Qatalyst representatives discussed potential strategic alternatives currently available to the Company, including the proposed Francisco Partners transaction. This discussion included a review of a possible “market check” process and related strategic considerations, including the process for a post-signing “go-shop” process if the Board determined to negotiate exclusively with Francisco Partners. The Board and its advisors discussed the advantages and disadvantages of agreeing to enter into another exclusive negotiation period with Francisco Partners. The Board determined that the Francisco Partners proposal did not provide a basis for exclusivity at that time. After further discussion, the Board authorized Qatalyst and management to continue negotiations with Francisco Partners on the basis of the following specific transaction terms to be communicated to Francisco Partners: an increased price of $91.00 per share, a 60-day “go-shop” period, a two-tiered Company termination fee of 1.25% of the proposed equity value of the Company during the “go-shop” period and 2.5% of the proposed equity value of the Company following the “go-shop” period, and a reverse termination fee of 8% of the equity value of the Company. The Board determined that it would not approach other potential financial or strategic parties at that time. Later that day, Qatalyst provided the Company’s transaction terms to Francisco Partners.

On November 26, 2019, Francisco Partners provided a counterproposal to Qatalyst of $84.40 per share, a 40-day “go-shop” period, Company termination fees of 1.5% of the proposed equity value of the Company during the “go-shop” period and 3.0% of the proposed equity value of the Company following the “go-shop” period, and a reverse termination fee of 6% of the equity value of the Company. Francisco Partners reiterated its requirement for a short period of exclusivity in order to move forward with its proposal.

On November 27, 2019, a meeting of the Transaction Committee was held via teleconference, attended by Messrs. Wagner and Donahue, as well as representatives from Latham and Qatalyst. Representatives from Qatalyst provided an update on the status of negotiations with Francisco Partners, including the counterproposal from Francisco Partners received November 26, 2019. After discussion, the Transaction Committee determined to propose counter proposals on certain key terms, including a price of $88.75 per share, a 45-day “go-shop” period and a reverse termination fee of 7% of the proposed equity value of the Company. Qatalyst communicated this counterproposal to Francisco Partners later that day.

On November 28, 2019, Francisco Partners and Qatalyst further discussed the proposed purchase price and other key terms. During the course of these discussions, Francisco Partners indicated that its best price would be $85.00 per share. Qatalyst informed Francisco Partners that this price would not be acceptable to the Company.

On November 30, 2019, Francisco Partners provided a counterproposal to Qatalyst of $86.05 per share, a 45-day “go-shop” period, Company termination fees of 1.5% of the proposed equity value of the Company during the “go-shop” period and 3.0% of the proposed equity value of the Company following the “go-shop” period, a reverse termination fee of 7% of the equity value of the Company, and a requirement that the Board grant Francisco Partners and Elliott a short period of exclusivity to complete confirmatory due diligence and negotiate definitive documentation, which Francisco Partners characterized as its “best and final” offer.

Later in the day on November 30, 2019, a special meeting of the Board was held via teleconference, attended by Messrs. Herdiech, Donahue and Lawrence, as well as representatives from Latham and Qatalyst. Representatives from Qatalyst provided an update on the status of negotiations with Francisco Partners and Elliott, including the $86.05 per share proposal made by Francisco Partners. Representatives from Qatalyst and Latham discussed with the Board certain market and legal considerations related to the Board’s consideration of the request for exclusivity. After discussion, the Board authorized management and Qatalyst to move forward under the proposed terms, and to negotiate an exclusivity letter with Francisco Partners and Elliott to expire on December 16, 2019, and to engage in negotiations to reach a definitive agreement.

On December 1, 2019, Elliott entered into a confidentiality agreement with the Company, including a customary standstill provision and the related “sunset provision, to facilitate further discussions on the basis of confidential information.

Later that same day, the Company executed the 15-day exclusivity letter with Francisco Partners, set to expire on December 16, 2019.

Between December 1, 2019 and December 16, 2019 Francisco Partners, Elliott and their advisors conducted in-depth confirmatory due diligence. To support their due diligence, information was uploaded to an electronic data room for their review and the Company’s management team participated in a number of due diligence meetings and teleconferences.

On December 2, 2019, representatives of Latham sent the first draft of the proposed merger agreement to Paul Hastings. Among other terms that were customary for a public company acquisition agreement, the proposed agreement included a 45-day “go-shop” period, a “two-tiered” Company termination fee with a lower 1.5% termination fee payable for termination to accept a superior proposal during the “go-shop” period (as well as after the “go-shop” period for an exempted person) and limited matching rights in response to superior proposals. The proposed merger agreement also contemplated that the Company could continue to pay its regularly quarterly dividends during the pre-closing period, Logan Parent, the Company and their respective subsidiaries would be required to divest assets, if necessary, to obtain antitrust and other regulatory approvals (a so-called “hell or high water” regulatory approvals provision), customary cooperation covenants in connection with Logan Parent’s third party debt financing and that Logan Parent would be obligated to pay a reverse termination fee of 7% of the equity value of the Company, if the transaction were terminated due to Logan Parent’s breach or a failure of Logan Parent’s debt financing.

On December 3, 2019, representatives of Latham and Paul Hastings met telephonically to discuss transaction process and timing, as well as initial potential issues related to the draft merger agreement provided by Latham.

On December 5, 2019, a meeting of the Transaction Committee was held via teleconference, attended by Messrs. Wagner and Donahue, as well as representatives from Qatalyst and Latham. Management and the Company’s advisors provided an update on the proposed due diligence process, transaction timing, the status of Francisco Partners’ efforts to arrange third party debt financing and anticipated key issues to be resolved in the transaction negotiations.

On December 9, 2019 and December 10, 2019, Mr. Wagner and other members of the Company’s management team, as well as representatives from the Company’s financial advisors, met with representatives of Francisco Partners and Elliott and their advisors in Boston, Massachusetts for in-person management due-diligence presentations. During these presentations the Company provided an overview of the Company’s business, strategy and financial position, including the Management Projections.

On December 11, 2019, a meeting of the Transaction Committee was held via teleconference, attended by Messrs. Wagner and Donahue, as well as representatives from Qatalyst and Latham. During the meeting,

Mr. Wagner provided an update on the in-person management due diligence meetings that occurred earlier in the week. Representatives of Latham reviewed the status of the draft merger agreement and the material provisions still to be negotiated, as well as the status of the Company’s analysis of antitrust and other regulatory filings required in connection with the transaction. The Transaction Committee also discussed the importance to the Company of employee retention during the pendency of the proposed transaction, including continuing to make equity grants to non-executive employees as part of the Company’s annual review process during the pendency of the transaction, and authorized the Mr. Wagner to discuss these matters with Francisco Partners.

Later in the day on December 11, 2019, Paul Hastings sent Latham a revised draft of the merger agreement. The revised draft of the merger agreement accepted the 45-day “go-shop” period but removed the ability for the Company to pay the lower break-up fee in the event a transaction is consummated following the “go-shop” period with an exempted person engaged during the “go-shop” period. The revised draft of the merger agreement also expanded matching rights with respect to any superior proposal, proposed that certain management incentive awards would vest into a right to receive deferred cash compensation following the closing, and provided that the Company could not pay its regular quarterly dividends during the interim period without Logan Parent’s prior consent. Paul Hastings also indicated that Logan Parent’s position with respect to debt financing cooperation and related marketing period and the “hell or high water” regulatory efforts provision was still open and would need to be confirmed following additional diligence by Francisco Partners and its advisors.

Also on December 11, 2019, an article was published by Bloomberg speculating that the Company was in advanced talks with both Francisco Partners and Elliott to take the Company private. The article also speculated that the deal was close and could be announced in the coming weeks. In accordance with its internal policy regarding media rumors and speculation, the Company declined to comment. On December 11, 2019, following the publication of the Bloomberg article, the Company’s stock closed at a price of $79.83 per share, representing a 7.8% increase over the stock price on the close of the previous business day.

On December 12, 2019, Latham sent a revised draft of the merger agreement to Paul Hastings. The revised draft of the merger agreement provided for a shorter period in which Logan Parent could exercise matching rights, that the Company would pay the lower termination fee equal to 1.5% of the fully diluted equity value of the Company if the Merger Agreement were terminated following the “go-shop” with respect to a superior proposal received from an exempted person and that the Company would continue to pay its regular quarterly dividends during the interim period without the consent of Logan Parent. In addition, Latham reiterated the importance of customary debt financing-related covenants and Logan Parent’s agreement to the “hell or high water” regulatory efforts provision.

On December 13, 2019, a meeting of the Transaction Committee was held via teleconference, attended by Messrs. Wagner and Donahue, as well as representatives from Qatalyst and Latham. Representatives of Latham provided an update on the status of the draft merger agreement and the material provisions still to be negotiated, as well as the ongoing analysis of the antitrust and other regulatory approvals required for the transaction. Latham noted the various alternatives that could be proposed in respect of certain items in the merger agreement, including the payment of quarterly dividends, antitrust efforts covenants, the termination fee payable in respect of an exempted person, the marketing period for debt financing and retention matters, including the continued granting of equity awards to non-executive employees between signing and closing. Representatives of Qatalyst addressed certain financial considerations with respect to the Company’s request to continue its quarterly dividends during the period between signing and closing of the proposed transaction. Later that same day, Paul Hastings provided Latham drafts of the equity commitment letters and limited guarantees to be entered into by the FP Funds and the Elliott Funds.

From December 13, 2019 until December 17, 2019, Paul Hastings and Latham exchanged drafts of the equity commitment letter and limited guaranty.

On December 15, 2019, a special meeting of the Board was held via teleconference, attended by Messrs. Donahue, Herdiech and Lawrence, as well as representatives from Qatalyst, J.P. Morgan and Latham. Latham reviewed the key terms of the draft merger agreement and the material provisions still to be negotiated, as well as the status of the ongoing analysis of the antitrust and other regulatory approvals required for the transaction. The Transaction Committee reported that it was supportive of, and recommended that the full Board move towards approval of, the proposed transaction. Representatives of Qatalyst and J.P. Morgan then reviewed their respective financial analyses with respect to the proposed transaction, based upon the Management Projections. After discussion, the Board authorized the Company’s management and financial and legal advisors to work to finalize the merger agreement on key terms described to the Board and otherwise in consultation with the Transaction Committee.

Later in the day on December 15, 2019, Paul Hastings provided Latham drafts of the debt financing commitment papers and a revised draft of the merger agreement which, among other items, removed the ability for the Company to pay the lower break-up fee in the event a transaction is consummated following the “go-shop” period with an exempted person engaged during the “go-shop” period.

Also on December 15, 2019, Mr. Wagner discussed retention matters for non-executive employees with Francisco Partners, including the Company’s desire to make certain awards to non-executive employees during the pre-closing period in connection with employee promotion and retention and as part of the Company’s annual review process. The parties mutually agreed that the Company could issue awards to non-executive employees only, in total amount not to exceed $4,000,000, in connection with employee promotion and retention and as part of the Company’s annual review process, except that such awards would vest on a time-based schedule only and would not have accelerated vesting related to the proposed transaction.

On December 16, 2019, Mr. Wagner presented to the members of Francisco Partner’s investment committee in their San Francisco, California office. During the meeting, Mr. Wagner provided Francisco Partner’s investment committee with an overview of the Company’s business, strategic and financial position.

Later in the day on December 16, 2019, a meeting of the Transaction Committee was held via teleconference, attended by Messrs. Wagner and Donahue, as well as representatives from Qatalyst and Latham. Latham reviewed the status of the draft merger agreement and the material provisions under final negotiation. It was noted that Logan Parent had agreed to the “hell or high water” antitrust divestiture provision and an outside date to obtain regulatory approvals of twelve months from the date of signing, the Company had agreed to eliminate quarterly dividends during the interim period, Logan Parent and the Company had agreed that the Company would pay the lower break-up fee in the event the merger agreement is terminated by the Company to pursue a superior proposal either prior to the expiration of the “go-shop” period or within a business day following the expiration of the period in which Logan Parent is permitted to exercise its matching rights if such period began before the end of the “go-shop” period and Logan Parent and the Company had agreed to a non-executive retention plan for key employees. Latham also noted recent discussions with Paul Hastings regarding the marketing periods required by Francisco Partners’ lenders and the conditions to commencement of such marketing periods. The Transaction Committee instructed management and the advisors to seek to finalize negotiations with Francisco Partners, Elliott and their representatives on the key terms described to the Transaction Committee.

The parties and their respective financial and legal advisors then finalized the Merger Agreement and other ancillary agreements in advance of the Board meeting in the morning of December 17, 2019.

On December 17, 2019, a special meeting of the Board was held via teleconference, attended by Messrs. Donahue, Herdiech and Lawrence, as well as representatives from Qatalyst, J.P. Morgan and Latham. During the meeting, Latham updated the Transaction Committee on the key terms of the Merger Agreement and the outcome of the final negotiation of the material provisions of the Merger Agreement. The Transaction Committee reported to the Board that it was supportive of, and recommended that the full Board approve, the proposed transaction. Representatives of Qatalyst then reviewed its financial analyses and rendered its oral opinion to the Board (which was subsequently confirmed by delivery of a written opinion dated as of December 17, 2019) that, as of such date, and based upon and subject to the various assumptions, qualifications, limitations and other matters set forth therein, matters considered and limitations, qualifications and conditions on the review undertaken in connection therewith, as described in such written opinion, the $86.05 per share consideration to be paid to the holders of the Company’s common stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. Representatives of J.P. Morgan then reviewed its financial analyses and rendered its oral opinion to the Board (which was subsequently confirmed by delivery of a written opinion dated as of December 17, 2019) that as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the $86.05 per share consideration to be paid to the holders of the Company’s common stock pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. For more information about Qatalyst’s opinion, see below under the section entitled “—Opinion of Financial Advisor—Qatalyst”. For more information about J.P. Morgan’s opinion, see below under the section entitled “—Opinion of Financial Advisor—J.P. Morgan”.

The Board considered various reasons to approve the Merger Agreement (see “—Recommendation of Our Board of Directors and Reasons for the Merger” beginning on page 53), and certain countervailing factors. After discussions with the Company’s management and financial and legal advisors, and in light of the reasons considered, the Board, acting by the unanimous vote of the directors present and voting at the meeting:

•	approved and declared advisable the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement, including the merger;

•	determined the terms of the Merger Agreement and the merger were fair to, and in the best interests of, the Company and its stockholders;

•	directed that the Merger Agreement be submitted to the stockholders of the Company for adoption; and

•	recommended adoption of the Merger Agreement by the Company’s stockholders.

Following the approvals described above, the Board discussed the “go-shop” process and directed Qatalyst to commence outbound solicitations to potentially interested parties immediately upon public announcement of the Merger Agreement.

Later that morning of December 17, 2019 prior to the open of trading in the Company’s stock, the parties executed and delivered the Merger Agreement and related transaction documents, and the Company issued a press release announcing the execution of the Merger Agreement.

Following the public announcement of the Merger Agreement, at the direction of the Board, representatives of Qatalyst contacted parties to determine whether they might be interested in pursuing a transaction that would be superior to the proposed transaction with Francisco Partners and Elliott. The 50 potential acquirors contacted included 21 strategic acquirors and 29 financial sponsor acquirors (including Sponsor Party A, Sponsor Party B, Sponsor Party C and Sponsor Party D). Of the 50 potential acquirors contacted, three financial sponsor parties, including Sponsor Party B, indicated interest. The other parties contacted, including Sponsor Party A, Sponsor Party C and Sponsor Party D, chose not to pursue further discussions regarding a transaction.

The three potential sponsor parties who initially indicated interest in a possible acquisition of the Company, including Sponsor Party B, entered into confidentiality agreements with the Company, which, in each case, did not include a standstill provision. Following execution of confidentiality agreements, each of the three potential sponsor parties were provided access to members of LogMeIn’s senior management and to an electronic dataroom containing nonpublic information regarding the Company as previously provided to Francisco Partners and Elliott.

On January 6, 2020 and January 12, 2020, respectively, each of the two potential sponsor parties other than Sponsor Party B notified Qatalyst that it was not interested in pursuing a strategic transaction with the Company. On January 15, 2020, Sponsor Party B notified Qatalyst that it would not submit a proposal, noting that it had determined it was not interested in pursuing a strategic transaction with the Company. As of the expiration of the go-shop period, the Company had not received any alternative acquisition proposals. Upon the expiration of the go-shop period and in accordance with the terms of the Merger Agreement, the Company ceased all such solicitation activities and became subject to customary “no-shop” restrictions on its ability to solicit acquisition proposals from third parties or to provide information to and engage in discussions with third parties in relation to potential alternative acquisition proposals, subject to certain customary exceptions, as described in the section of this proxy statement below captioned “The Merger Agreement—No Solicitation of Other Offers; Change of Recommendation.”

Recommendation of Our Board of Directors and Reasons for the Merger

Recommendation of Our Board of Directors

The Board, after consulting with its financial advisors and outside legal counsel and carefully reviewing and considering various factors described in “—Reasons for the Merger,” (i) approved, adopted and declared advisable the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, (ii) determined that the terms of the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to, and in the best interests of, LogMeIn and its stockholders, (iii) directed that the Merger Agreement be submitted to the stockholders of LogMeIn for adoption at the special meeting, and (iv) recommended that LogMeIn’s stockholders adopt the Merger Agreement.

The Board recommends that you vote: (i) “FOR” the Merger Proposal; (ii) “FOR” the Adjournment Proposal; and (iii) “FOR” the Compensation Proposal.

Reasons for the Merger

At a meeting of our Board on December 17, 2019, our Board (i) approved and declared advisable the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, (ii) determined that the terms of the Merger Agreement and the Merger are fair to, and in the best interests of, LogMeIn and its stockholders, (iii) directed that the Merger Agreement be submitted to the stockholders of LogMeIn for adoption at the special meeting, and (iv) recommended that LogMeIn’s stockholders adopt the Merger Agreement.

In reaching its decision to approve the Merger Agreement and the Merger, and to recommend that the Merger Agreement be adopted by LogMeIn’s stockholders, the Board evaluated the Merger Agreement and the Merger with LogMeIn’s executive management and LogMeIn’s legal and financial advisors and carefully considered a number of factors, including the following material factors (which are not intended to be exhaustive or listed in any relative order of importance):

•

the fact that the Merger Consideration represents (i) a premium of approximately 25% to LogMeIn’s unaffected closing stock price on September 18, 2019, the last trading day before a media report was published speculating about a potential sale process, and a premium of 25% over the 30 day volume-weighted average on the same date and (ii) a premium of approximately 4.4% over the closing price of LogMeIn common stock on December 16, 2019, the last trading day before the Merger Agreement was announced, and a premium of 14.3% over the 30 day volume-weighted average on the same date;

•

the Board’s belief that the value offered to stockholders pursuant to the Merger is more favorable to LogMeIn stockholders than the potential value from other alternatives reasonably available to LogMeIn, including remaining an independent public company, after reviewing LogMeIn’s business, financial condition, results of operations, market trends, competitive landscape and execution risks, and discussions with LogMeIn’s management and advisors and considering:

•	the outlook for the industries and markets that LogMeIn serves, including the cyclical nature thereof;

•

the historical, current and prospective financial condition, results of operations and business of LogMeIn and the execution risks and uncertainties associated with achieving LogMeIn’s stand-alone plan;

•	the substantial investments and expenditures required to achieve LogMeIn’s stand-alone plan and the potential impact on LogMeIn’s perceived value in the market;

•

the increasingly competitive nature of LogMeIn’s industry, including the presence of aggressive new entrants and aggressive competition from current industry participants, including the increasing number of low-cost alternatives available to customers for certain of LogMeIn’s service and product offerings; and

•

the anticipated future trading prices of LogMeIn’s common stock on a stand-alone basis, based on management estimates and adjusted for different scenarios, and the risks and uncertainties of continuing on a stand-alone basis as an independent public company.

•

the fact that the Merger Consideration of $86.05 per share will be paid in cash, and provides certainty, immediate value and liquidity to LogMeIn’s stockholders, enabling them to realize value for their interest in LogMeIn while eliminating business and execution risk inherent in LogMeIn’s business, including risks and uncertainties associated with achievement of the stand-alone plan;

•

the outreach to, and extensive discussions with, potentially interested parties regarding strategic alternatives for the Company undertaken in 2018; the opportunity afforded by the “go shop” process for us to solicit freely strategic parties and additional financial sponsors to submit alternative acquisition proposals; our ability to, after the go-shop period, respond to and negotiate an alternative acquisition proposal from a third party if such proposal is duly determined to constitute or would reasonably be expected to constitute a superior proposal; the Board’s ability to change its recommendation in accordance with the customary fiduciary out provisions; and our ability to terminate the Merger Agreement to accept a superior proposal with the payment of a customary termination fee (and under circumstances, a reduced termination fee), both of which termination fee amounts the Board believes to be reasonable under the circumstances given the size of the transaction and taking into account the range of such termination fees in similar transaction and believes not to preclude or substantially impede a possible competing proposal;

•

the belief of the Board, based upon arm’s length negotiations, including the Board’s multiple requests that Parent increase its proposed price per share and its responses thereto (as further described in the section titled “—Background of the Merger” on page 36 of this proxy statement), resulting in Parent’s submission of what Parent referred to as its “best and final” offer, that the price to be paid by Parent was the highest price per share that Parent was willing to pay for LogMeIn;

•

the fact that the Merger Agreement was the product of arm’s length negotiations and contained terms and conditions that were, in the Board’s view, advisable and favorable to LogMeIn and its stockholders, as well as the Board’s belief, based on these negotiations, that these were the most favorable terms available to LogMeIn and its stockholders on which Parent was willing to transact;

•	the business reputation and capabilities of Francisco Partners and Elliott, and their ability to complete the Merger;

•

the Board’s belief that Parent has access to the resources needed to complete the Merger, based on, among other factors, that Parent has obtained committed debt financing for the transaction from reputable financial institutions and committed equity financing from the FP Funds and the Elliott Funds, and that Parent had agreed to use reasonable best efforts to consummate the debt financing and the equity financing in accordance with their respective terms;

•

the financial presentation and oral opinion delivered by Qatalyst to the Board on December 17, 2019, which was confirmed by delivery of a written opinion, dated December 17, 2019, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Qatalyst in preparing its opinion, the Merger Consideration to be paid to LogMeIn’s stockholders (other than Parent and its affiliates) in the Merger was fair from a financial point of view to such stockholders, as more fully described in “—Opinion of Qatalyst Partners” on pages 57 through 63 of this proxy statement;

•

the financial presentation and oral opinion delivered by J.P. Morgan to the Board on December 17, 2019, which was confirmed by delivery of a written opinion, dated December 17, 2019, to the effect that, as of such date and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken by J.P. Morgan in preparing its opinion, the Merger Consideration to be paid to LogMeIn’s stockholders (other than Parent and its affiliates) in the Merger was fair from a financial point of view to such stockholders, as more fully described in “—Opinion of J.P. Morgan” on pages 63 through 69 of this proxy statement;

•

the likelihood that the Merger will be consummated, based upon, among other things, the likelihood of receiving the necessary approval of LogMeIn’s stockholders to complete the Merger, the limited number of conditions to the Merger, the absence of a financing condition, the likelihood of obtaining required regulatory approvals and contractual commitments by Parent to obtain such regulatory approvals and the remedies available under the Merger Agreement to LogMeIn in the event of any breaches by Parent; and

•	the other terms and conditions of the Merger Agreement and other transaction agreements, including the following related factors:

•	the customary nature of the representations, warranties and covenants of LogMeIn in the Merger Agreement;

•

the right, prior to the Solicitation Period End Date, for the Board to solicit acquisition proposals from third parties and to engage in discussions or negotiations with regard to any acquisition proposal made by such third parties, and the fact that if the Board receives a bona fide written acquisition proposal prior to the Solicitation Period End Date that the Board determines in good faith, after consultation with its financial advisors and outside legal counsel, constitutes or could reasonably be expected to lead to a superior proposal, the Board may continue to engage in the foregoing activities with any such third party that is an exempted person after the Solicitation Period End Date;

•

the ability of the Board, subject to certain limitations, to respond to a bona fide written acquisition proposal received from a third party after the Solicitation Period End Date and prior to obtaining the stockholder approval if the Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that the acquisition proposal constitutes or could reasonably be expected to lead to a superior proposal;

•

the ability of the Board, subject to certain limitations, to withdraw or modify its recommendation that stockholders vote in favor of adoption of the Merger Agreement in connection with the receipt of a superior proposal or the occurrence of an intervening event, and to terminate the Merger Agreement to accept a superior proposal and enter into a definitive agreement with respect to such superior proposal, subject to payment to Parent of a termination fee;

•

the conclusion of the Board that the termination fees and the circumstances in which such termination fees may be payable are reasonable in light of the benefit of the Merger and would not be a significant impediment to third parties interested in making an acquisition proposal;

•	the fact that Parent agreed to take all steps necessary to obtain certain regulatory approvals;

•	the absence of a financing condition to Parent’s obligation to consummate the Merger;

•	the fact that Parent has received the equity commitment letters from the FP Funds and the Elliott Funds, which will provide sufficient funds for Parent, together with the proceeds of the debt financing and, after the closing of the Merger, cash on hand at LogMeIn, to consummate the Merger;

•

the fact that, pursuant to the Merger Agreement and subject to certain limitations, LogMeIn is entitled to specific performance and other equitable remedies to prevent breaches of the Merger Agreement and, under specified circumstances, may enforce Parent’s obligation to cause the equity financing to be timely completed;

•

the fact that the Merger Agreement provides that, if the Merger is not consummated under certain specified circumstances, and as an alternative to specific performance under the Merger Agreement (if otherwise available under such circumstances), Parent will pay LogMeIn a reverse termination fee of $303,000,000, without LogMeIn having to establish any damages, and that the aggregate amount of such payment obligation is guaranteed by the FP Funds and the Elliott Funds on a several basis;

•	the fact that the Outside Date (as it may be extended) under the Merger Agreement allows for sufficient time to complete the Merger; and

•

the availability of statutory appraisal rights to LogMeIn stockholders who do not vote in favor of the adoption of the Merger Agreement and otherwise comply with all required procedures under the DGCL.

The Board also considered a variety of risks and other potentially negative factors with respect to the Merger Agreement and the Merger, including the following (which are not listed in any relative order of importance):

•	the restrictions in the Merger Agreement on our actively soliciting competing bids to acquire LogMeIn following the Solicitation Period End Date;

•

the restrictions in the Merger Agreement on LogMeIn’s ability to terminate the Merger Agreement in connection with the receipt of a superior proposal, including the fact that the Board must (i) provide four business days’ written notice to Parent of its intention to effect a change of board recommendation or terminate the Merger Agreement in order to provide Parent with an opportunity to match a superior proposal (and a further two business days’ written notice with respect to any subsequent material revisions to any such superior proposal) and (ii) negotiate in good faith with Parent during such period, and the discouraging effect such restrictions may have on other potential bidders;

•

the fact that, under certain circumstances in connection with the termination of the Merger Agreement (including if the Board changes its recommendation in light of a superior proposal or intervening event or if LogMeIn terminates the Merger Agreement to accept a superior proposal), we will be required to pay Parent a termination fee of (i) $65,000,000 if the Board authorizes us to enter into a definitive agreement with respect to a superior proposal immediately after termination of the Merger Agreement and we terminate the Merger Agreement prior to the Solicitation Period End Date or within one business day following the expiration of any relevant notice period that began on or prior to the business day following the Solicitation Period End Date or (ii) $130,000,000 under certain circumstances, and the potential effect of such termination fees to deter other potential bidders from making an acquisition proposal for LogMeIn;

•	the fact that LogMeIn stockholders will not participate in any potential future earnings or growth of LogMeIn and will not benefit from any appreciation in its value as a private company;

•

the risk that the conditions to the consummation of the Merger may not be satisfied and, as a result, the possibility that the Merger may not be completed in a timely manner or at all, even if the Merger Agreement is adopted by LogMeIn’s stockholders;

•	the potential negative effects if the Merger is not consummated, including:

•	the trading price of LogMeIn common stock could be adversely affected;

•	we will have incurred significant transaction and opportunity costs attempting to complete the Merger;

•	we could lose customers, suppliers, business partners and employees, including key executives, sales and other personnel;

•	our business may be subject to significant disruption and decline;

•	the market’s perceptions of our prospects could be adversely affected; and

•	our directors, officers and other employees will have expended considerable time and efforts to consummate the Merger;

•

the fact that, notwithstanding our specific performance remedy under the Merger Agreement, our remedy in the event of a breach of the Merger Agreement by Parent or Merger Sub is limited to receipt of the reverse termination fee under certain circumstances, and that under certain circumstances we may not be entitled to the reverse termination fee at all;

•

the fact that any gain realized by LogMeIn stockholders as a result of the Merger will generally be taxable for U.S. federal income tax purposes to those stockholders that are U.S. persons subject to taxation in the United States;

•

the restrictions in the Merger Agreement on the conduct of our business prior to the consummation of the Merger, which may delay or prevent us from undertaking business or other opportunities that may arise prior to the consummation of the Merger;

•	the potential distraction to our business from stockholder suits in connection with the Merger; and

•

the fact that our executive officers and directors may have interests in the Merger that may be different from, or in addition to, those of LogMeIn stockholders. See “Interests of the Directors and Officers of LogMeIn in the Merger” on page 72 of this proxy statement.

After taking into account the factors set forth above, as well as others, the Board concluded that the potential benefits of the Merger to LogMeIn’s stockholders outweighed the potentially negative factors associated with the Merger. Accordingly, the Board determined that the Merger Agreement and the Merger are advisable, fair to and in the best interests of LogMeIn and its stockholders and recommends that the stockholders of LogMeIn approve and adopt the Merger Agreement.

The foregoing discussion summarizes the material factors considered by the Board, but is not intended to be exhaustive. In light of the variety of factors considered in connection with its evaluation of the Merger, the Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. Moreover, each member of the Board applied his or her own business judgment to the process and may have given different weight to different factors. The Board did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination and recommendation. The Board based its recommendation on the totality of the information presented, including its discussions with, and questioning of, LogMeIn’s executive management and its financial advisors and outside legal counsel. This explanation of the reasoning of the Board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in “Cautionary Statement Concerning Forward-Looking Statements” on page 32 of this proxy statement.

Opinion of Qatalyst Partners

We retained Qatalyst Partners to act as its financial advisor in connection with a potential transaction regarding LogMeIn, such as the Merger, and to evaluate whether the Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of LogMeIn common stock (other than Parent or any affiliate of Parent), was fair, from a financial point of view, to such holders. The Board selected Qatalyst Partners to act as its financial advisor based on Qatalyst Partners’ qualifications, expertise, reputation and knowledge of LogMeIn’s business and the industry in which LogMeIn operates, as well as Qatalyst Partners’ prior experience representing software companies in similar transactions. Qatalyst Partners provided its written consent to the reproduction of its opinion in this proxy statement. At the meeting of the Board on December 17, 2019, Qatalyst Partners rendered to the Board its oral opinion to the effect that, as of December 17, 2019, and based upon and subject to the various assumptions, qualifications, limitations and other matters set forth therein, the Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of LogMeIn common stock (other than Parent or any affiliate of Parent), was fair, from a financial point of view, to such holders. Following the meeting, Qatalyst Partners delivered its written opinion, dated December 17, 2019, to the Board.

The full text of the opinion of Qatalyst Partners, dated as of December 17, 2019, is attached to this proxy statement as Appendix C and is incorporated into this proxy statement by reference. The opinion sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications of the review undertaken by Qatalyst Partners in rendering its opinion. You should read the opinion carefully and in its entirety. Qatalyst Partners’ opinion was provided to the Board and addresses only, as of the date of the opinion, the fairness, from a financial point of view, of the Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of LogMeIn common stock (other than Parent or any affiliate of Parent), to such holders, and it does not address any other aspect of the Merger. It does not constitute a recommendation to any LogMeIn stockholder as to how to vote with respect to the Merger or any other matter and does not in any manner address the price at which LogMeIn common stock will trade at any time. The summary of Qatalyst Partners’ opinion set forth herein is qualified in its entirety by reference to the full text of the opinion, which is attached to this proxy statement as Appendix C.

For purposes of its opinion set forth herein, Qatalyst Partners reviewed the Merger Agreement, certain related documents and certain publicly available financial statements and other business and financial information of LogMeIn. Qatalyst Partners also reviewed certain forward-looking information relating to LogMeIn prepared by the management of LogMeIn, including financial projections and operating data of LogMeIn, which we refer to as the Management Projections, described below in the section entitled “—Certain Financial Projections,” beginning on page 69. Additionally, Qatalyst Partners discussed the past and current operations, financial condition and the prospects of LogMeIn with senior management of LogMeIn. Qatalyst Partners also reviewed the historical market prices and trading activity for LogMeIn common stock and compared the financial performance of LogMeIn and the prices and trading activity of LogMeIn common stock with that of certain other selected publicly-traded companies and their securities. In addition, Qatalyst Partners reviewed the financial terms, to the extent publicly available, of selected acquisition transactions and performed such other analyses, reviewed such other information and considered such other factors as Qatalyst Partners deemed appropriate.

In arriving at its opinion, Qatalyst Partners assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to, or discussed with, it by LogMeIn. With respect to the Management Projections, Qatalyst Partners was advised by the management of LogMeIn, and assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of LogMeIn of the future financial performance of LogMeIn and other matters covered thereby. Qatalyst Partners also assumed that the Merger would be consummated in accordance with the terms set forth in the Merger Agreement, without any modification, waiver or delay. In addition, Qatalyst Partners assumed that in connection with the receipt of all the necessary approvals of the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on LogMeIn or the contemplated benefits expected to be derived in the proposed Merger. Qatalyst Partners did not make any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of LogMeIn or its affiliates nor was it furnished with any such evaluation or appraisal. In addition, Qatalyst Partners relied, without independent verification, upon the assessment of the management of LogMeIn as to the existing and future technology and products of LogMeIn and the risks associated with such technology and products. In arriving at its opinion, Qatalyst Partners was not authorized to solicit, and did not solicit, interest from any party with respect to an acquisition, business combination or other extraordinary transaction involving LogMeIn. Qatalyst Partners’ opinion has been approved by its opinion committee in accordance with its customary practice. Qatalyst Partners’ opinion does not constitute a recommendation as to how to vote with respect to the Merger or any other matter and does not in any manner address the price at which LogMeIn common stock will trade at any time.

Qatalyst Partners’ opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. Events occurring after the date of its opinion may affect its opinion and the assumptions used in preparing it, and Qatalyst Partners did not assume any obligation to update, revise or reaffirm its opinion. Qatalyst Partners’ opinion did not address the underlying business decision of LogMeIn to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to LogMeIn. Qatalyst Partners’ opinion is limited to the fairness, from a financial point of view, of the Merger Consideration of $86.05 per share in cash to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of LogMeIn common stock (other than Parent or any affiliate of Parent), and Qatalyst Partners expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of the officers, directors or employees of LogMeIn or any of its affiliates, or any class of such persons, relative to such consideration at any time.

The following is a brief summary of the material analyses performed by Qatalyst Partners in connection with its opinion dated as of December 17, 2019. The analyses and factors described below must be considered as a whole; considering any portion of such analyses or factors, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Qatalyst Partners’ opinion. For purposes of its analyses, Qatalyst Partners utilized both third-party research analyst estimates (the “Street Case”), and the Management Projections. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and to more fully understand the financial analyses used by Qatalyst Partners, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Qatalyst Partners’ financial analyses.

Discounted Cash Flow Analysis

Qatalyst Partners performed a discounted cash flow analysis, which is designed to imply a range of potential per-share present values for LogMeIn common stock as of December 31, 2019 by:

•	adding:

(a)

the implied net present value of the estimated future unlevered free cash flows (the “UFCF”), of LogMeIn, based on the Management Projections (which refer to LogMeIn’s estimated unlevered free cash flows as “Unlevered Free Cash Flow Pre SBC”) for calendar year 2020 through calendar year 2024 (which implied net present value was calculated using a range of discount rates of 9.0% to 11.0%, based on an estimated weighted average cost of capital for LogMeIn);

(b)

the implied net present value of a corresponding terminal value of LogMeIn, calculated by multiplying LogMeIn’s estimated UFCF of approximately $376 million in calendar year 2025, based on the Management Projections, by a range of fully diluted enterprise value to next-twelve-month estimated UFCF multiples of 12.0x to 17.0x, and discounted to present value using the same range of discount rates used in item (a) above; and

(c)	the estimated cash balance of LogMeIn as of December 31, 2019, as provided by LogMeIn’s management;

•	subtracting: the estimated debt outstanding of LogMeIn as of December 31, 2019, as provided by LogMeIn’s management; and

•

dividing the resulting amount by the number of fully diluted shares of LogMeIn common stock outstanding (calculated utilizing the treasury stock method), which takes into account outstanding stock options and restricted stock units (including performance-based restricted stock units) as of December 31, 2019, as provided by LogMeIn’s management, with each of the above-referenced estimated future UFCFs and terminal value having also been adjusted for the degree of estimated dilution to current stockholders through each respective applicable period (which totaled approximately 10.4% in the case of the terminal value) due to the estimated net effects of equity issuances and cancellations related to future equity compensation, based on estimates of future dilution provided by LogMeIn’s management.

Based on the calculations set forth above, this analysis implied a range of values for LogMeIn common stock of approximately $69.86 to $97.46 per share.

Selected Companies Analysis

Qatalyst Partners compared selected financial information and public market multiples for LogMeIn with publicly available financial information and public market multiples for selected companies. The companies used in this comparison included those companies listed below, which were selected by Qatalyst Partners based on factors including that they are publicly traded companies in similar lines of business to LogMeIn, have a similar business model, have similar financial performance or have other relevant or similar characteristics.

Based upon research analyst consensus estimates as of December 13, 2019 and using the closing prices as of December 13, 2019 for shares of the selected companies, Qatalyst Partners calculated, among other things, the fully-diluted equity value divided by the consensus estimated levered free cash flow (“LFCF”), for the calendar year 2020 (the “CY2020E LFCF Multiples”), for each of the selected companies, as shown below:

Selected Companies	CY2020E LFCF Multiple
Oracle Corporation	14.9x
Check Point Software Technologies Ltd.	15.8x
Citrix Systems, Inc.	16.3x
GoDaddy Inc.	16.7x
OpenText Corporation	16.3x
NICE Ltd.	21.4x
NortonLifeLock Inc.	N.M.	(1)
Dropbox, Inc.	18.8x
TeamViewer AG	34.0x
SolarWinds, Inc.	16.9x
J2 Global, Inc.	12.3x
Software AG	14.6x
Progress Software Corporation	13.5x
NetScout Systems, Inc.	11.5x

(1)	NortonLifeLock Inc. pro forma stand-alone cash flow estimates were not meaningful.

Based upon research analyst estimates and LogMeIn’s closing price as of November 4, 2019, the last closing price prior to the date of the most recent Francisco Partners proposal, Qatalyst Partners calculated a CY2020E LFCF Multiple for LogMeIn of 10.5x.

Based on an analysis of the CY2020E LFCF Multiples for the selected companies and LogMeIn, Qatalyst Partners selected a representative multiple range of 10.0x to 13.0x. Qatalyst Partners then applied this range to

LogMeIn’s estimated LFCF (excluding litigation, restructuring and acquisition or disposition related payments) for calendar year 2020, based on the Management Projections (which refer to LogMeIn’s estimated LFCF as “Adjusted Free Cash Flow”) and based on the Street Case.

Based on the calculations set forth above, and based on the fully diluted shares of LogMeIn common stock outstanding as of December 13, 2019, this analysis implied a range of values for LogMeIn common stock of approximately $59.83 to $77.77 per share based on the Management Projections for calendar year 2020, and $63.61 to $82.69 per share based on the Street Case for calendar year 2020.

No company included in the selected companies analysis is identical to LogMeIn. In evaluating the selected companies, Qatalyst Partners made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Many of these matters are beyond the control of LogMeIn, such as the impact of competition on LogMeIn’s business or the industry in general, industry growth and the absence of any material adverse change in LogMeIn’s financial condition and prospects or the industry or in the financial markets in general. Individual multiples or mathematical analysis, such as determining the arithmetic mean, median, or the high or low, is not in itself a meaningful method of using selected company data.

Selected Transactions Analysis

Qatalyst Partners compared transaction multiples and selected financial information for six selected transactions. The transactions used in this comparison were selected by Qatalyst Partners based on factors including that they are acquisitions of publicly traded companies in similar lines of business to LogMeIn, have a similar business model, have similar financial performance or have other relevant or similar characteristics.

For each of the selected transactions listed below, Qatalyst Partners reviewed, among other things, (a) the implied fully diluted enterprise value of the target company as a multiple of last-twelve-month earnings before interest, taxes, depreciation and amortization (“EBITDA”) of the target company (the “LTM EBITDA Multiple”) and (b) the implied fully diluted enterprise value of the target company as a multiple of research analyst consensus estimates of the next-twelve-month EBITDA of the target company (the “NTM EBITDA Multiple”).

Announcement Date	Target	Acquiror	LTM EBITDA Multiple		NTM EBITDA Multiple
11/11/2019	Carbonite Inc.	OpenText Corporation	N/A	(1)	9.6x
11/11/2018	athenahealth, Inc.	Veritas Capital Fund Management, L.L.C. and Elliot Management Corporation	14.0x		13.8x
08/06/2018	Web.com, Inc.(2)	Siris Capital Group, LLC	11.2x		11.1x
11/27/2017	Barracuda Networks, Inc.	Thoma Bravo, LLC	20.7x		18.8x
07/07/2016	AVG Technologies N.V.	Avast Holding B.V.	10.2x		9.0x
11/02/2015	Constant Contact, Inc.	Endurance International Group Holdings, Inc.	13.6x		11.3x

(1)	LTM EBITDA statistics not available pro forma for Webroot acquisition.
(2)	Represents the final transaction with Siris Capital Group, LLC at a price of $28.00 per share.

Based on the analysis of the LTM EBITDA Multiples for the selected transactions, Qatalyst Partners selected a representative multiple range of 10.0x to 14.0x. Qatalyst Partners applied this range to LogMeIn’s Adjusted EBITDA (calculated for the twelve-month period ended on September 30, 2019 based on LogMeIn’s historical financials), then subtracted the estimated net debt of LogMeIn as of December 31, 2019 and divided the resulting amount by the number of fully diluted shares of LogMeIn common stock outstanding as of December 13, 2019. This analysis implied a range of values for LogMeIn common stock of approximately $81.65 to $114.94 per share.

Based on the analysis of the NTM EBITDA Multiples for the selected transactions, Qatalyst Partners selected a representative multiple range of 9.0x to 14.0x. Qatalyst Partners applied these ranges to LogMeIn’s Adjusted EBITDA (calculated for the twelve-month period ending on September 30, 2020 based on the Street Case), then subtracted the estimated net debt of LogMeIn as of December 31, 2019, and divided the resulting amount by the number of fully diluted shares of LogMeIn common stock outstanding as of December 13, 2019. This analysis implied a range of values for LogMeIn common stock of approximately $72.16 to $113.13 per share.

Individual multiples or mathematical analysis, such as determining the arithmetic mean, median, or the high or low, is not in itself a meaningful method of using selected transactional data.

No company or transaction utilized in the selected transactions analysis is identical to LogMeIn or the Merger. In evaluating the selected transactions, Qatalyst Partners made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond LogMeIn’s control, such as the impact of competition on LogMeIn’s business or the industry generally, industry growth and the absence of any material adverse change in LogMeIn’s financial condition and prospects or the industry or in the financial markets in general, which could affect the public trading value of the companies and the aggregate value of the transactions to which they are being compared. Because of the unique circumstances of each of these transactions and the Merger, Qatalyst Partners cautioned against placing undue reliance on this information.

Miscellaneous

In connection with the review of the Merger by the Board, Qatalyst Partners performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily amenable to a partial analysis or summary description. In arriving at its opinion, Qatalyst Partners considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Qatalyst Partners believes that selecting any portion of its analyses, without considering all analyses as a whole, could create a misleading or incomplete view of the process underlying its analyses and opinion. In addition, Qatalyst Partners may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Qatalyst Partners’ view of the actual value of LogMeIn. In performing its analyses, Qatalyst Partners made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond LogMeIn’s control. Any estimates contained in Qatalyst Partners’ analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Qatalyst Partners conducted the analyses described above solely as part of its analysis of the fairness, from a financial point of view, of the Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of LogMeIn common stock (other than Parent or any affiliate of Parent), to such holders. This analysis does not purport to be an appraisal or to reflect the price at which LogMeIn common stock might actually trade at any time.

Qatalyst Partners’ opinion and its presentation to the Board was one of many factors considered by the Board in deciding to approve the Merger Agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Board with respect to the Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of LogMeIn common stock (other than Parent or any affiliate of Parent) or of whether the Board would have been willing to agree to different consideration. The Merger Consideration was determined through arm’s-length negotiations between LogMeIn, Francisco Partners and Elliot and was unanimously approved by the members of the Board in attendance and voting at the December 17, 2019 meeting. Qatalyst Partners provided advice to LogMeIn during these negotiations. Qatalyst Partners did not, however, recommend any specific consideration to LogMeIn or that any specific consideration constituted the only appropriate consideration for the Merger.

Qatalyst Partners provides investment banking and other services to a wide range of entities and individuals, domestically and offshore, from which conflicting interests or duties may arise. In the ordinary course of these activities, affiliates of Qatalyst Partners may at any time hold long or short positions, and may trade or otherwise effect transactions in debt or equity securities or loans of LogMeIn, Parent or certain of their respective affiliates. During the two-year period prior to the date of Qatalyst Partners’ opinion, no material relationship existed between Qatalyst Partners or any of its affiliates and LogMeIn or Parent pursuant to which compensation was received by Qatalyst Partners or its affiliates. Qatalyst Partners and/or its affiliates may in the future provide investment banking and other financial services to LogMeIn or Parent and their respective affiliates for which Qatalyst Partners would expect to receive compensation.

Under the terms of its engagement, Qatalyst Partners provided LogMeIn with financial advisory services, including in connection with the Merger, for which it will be paid approximately $33.0 million, $250,000 of which was paid following the execution of the engagement letter, $3,500,000 of which was payable upon the delivery of its opinion (regardless of the conclusion reached therein) and the remaining portion of which will be paid upon, and subject to, the consummation of the Merger. LogMeIn has also agreed to reimburse Qatalyst Partners for its expenses incurred in performing its services. LogMeIn has also agreed to indemnify Qatalyst Partners and its affiliates, their respective members, directors, officers, partners, agents and employees and any person controlling Qatalyst Partners or any of its affiliates against certain liabilities, including liabilities under the federal securities laws, and expenses related to or arising out of Qatalyst Partners’ engagement.

Opinion of J.P. Morgan

Pursuant to an engagement letter dated August 28, 2018, which was amended and restated in its entirety pursuant to an engagement letter dated November 27, 2019, the Company retained J.P. Morgan as its financial advisor in connection with the proposed Transaction and to deliver a fairness opinion in connection with the proposed Merger.

At the meeting of the Board on December 17, 2019, J.P. Morgan rendered its oral opinion to the Board that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the consideration to be paid to the holders of LogMeIn’s common stock (other than Parent and its affiliates) in the proposed Merger was fair, from a financial point of view, to such stockholders. J.P. Morgan confirmed its December 17, 2019 oral opinion by delivering its written opinion to the Board, dated December 17, 2019, that, as of such date, the consideration to be paid to the holders of LogMeIn’s common stock (other than Parent and its affiliates) in the proposed Merger was fair, from a financial point of view, to such stockholders. No limitations were imposed by the Board upon J.P. Morgan with respect to the investigations made or procedures followed by it in rendering its opinions.

The full text of the written opinion of J.P. Morgan dated December 17, 2019, which sets forth the assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix D to this proxy statement and is incorporated herein by reference. The Company’s stockholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion is addressed to the Board, is directed only to the consideration to be paid in the Merger and does not constitute a recommendation to any stockholder of LogMeIn as to how such stockholder should vote at the special meeting of LogMeIn stockholders. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan.

In arriving at its opinions, J.P. Morgan, among other things:

•	reviewed a draft of the Merger Agreement dated December 16, 2019;

•	reviewed certain publicly available business and financial information concerning LogMeIn and the industries in which it operates;

•

compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration paid for such companies;

•

compared the financial and operating performance of LogMeIn with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of LogMeIn common stock and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by or at the direction of the management of LogMeIn relating to its business, including the Management Projections; and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

J.P. Morgan also held discussions with certain members of the management of LogMeIn with respect to certain aspects of the Merger, the past and current business operations of LogMeIn, the financial condition and future prospects and operations of LogMeIn, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by LogMeIn or otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not independently verify (and did not assume responsibility or liability for independently verifying) any such information or its accuracy or completeness and, pursuant to its engagement letter with LogMeIn. J.P. Morgan did not conduct or was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of LogMeIn or Parent under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to it or derived therefrom, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of LogMeIn to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. J.P. Morgan also assumed that the Merger and the other transactions contemplated by the Merger Agreement will be consummated as described in the Merger Agreement, and that the definitive Merger Agreement would not differ in any material respect from the draft thereof provided to J.P. Morgan. J.P. Morgan relied as to all legal matters relevant to the rendering of its opinion upon the advice of counsel and assumed that the representations and warranties made by LogMeIn and Parent in the Merger Agreement and the related agreements were and will be true and correct in all respects material to J.P. Morgan’s analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to LogMeIn with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on LogMeIn or on the contemplated benefits of the Merger.

J.P. Morgan’s opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. It should be understood that subsequent developments may affect J.P. Morgan’s opinion, and J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the consideration to be paid to the holders of LogMeIn’s common stock in the proposed Merger (other than Parent and its affiliates), and J.P. Morgan has expressed no opinion as to the fairness of any consideration paid in connection with the Merger to the holders of any other class of securities, creditors or other constituencies of LogMeIn or as to the underlying decision by LogMeIn to engage in the Merger. Furthermore, J.P. Morgan has expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Merger, or any class of such persons relative to the consideration to be paid to the holders of LogMeIn’s common stock in the Merger or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which LogMeIn’s common stock will trade at any future time, whether before or after the closing of the Merger.

The terms of the Merger Agreement, including the merger consideration, were determined through arm’s length negotiations between LogMeIn, Francisco Partners and Elliott, and the decision to enter into the Merger Agreement was solely that of the Board. J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by the Board in its evaluation of the proposed Merger and should not be viewed as determinative of the views of the Board or management with respect to the proposed Merger or the merger consideration.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with providing its opinion.

Public Trading Multiples Analysis.

Using publicly available information, J.P. Morgan compared selected financial data of LogMeIn with similar data for selected publicly traded companies engaged in businesses which J.P. Morgan judged to be analogous to LogMeIn. The companies selected by J.P. Morgan were:

•	NICE Ltd.

•	J2 Global, Inc.

•	Avast Software

•	F5 Networks

•	Check Point Software Technologies Ltd.

•	Citrix Systems, Inc.

•	OpenText Corporation

•	Sage Group

•	Software AG

These companies were selected, among other reasons, because they operate businesses that are in the same industry and, in certain cases, share certain operational and financial characteristics with LogMeIn. However, none of the companies selected is identical or directly comparable to LogMeIn, and certain of the companies may have characteristics that are materially different from those of LogMeIn. Accordingly, a complete analysis of the results of the following calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning the differences in the financial and operating characteristics of the selected companies compared to LogMeIn and other factors that could affect the public trading value of the selected companies and LogMeIn.

For each of the following analyses performed by J.P. Morgan, estimated financial data for the selected companies for calendar year 2020 was based on information J.P. Morgan obtained from SEC filings, publicly available analyst consensus estimates obtained from FactSet Research Systems and other Wall Street research. The multiples and ratios for each of the selected companies were based on such information.

For LogMeIn and each selected company, J.P. Morgan calculated the ratio of such company’s firm value (calculated as the equity value on a fully-diluted basis plus or minus, as applicable, net debt or net cash (“Firm Value”)) to the estimated unlevered free cash flow of the applicable company for fiscal year 2020 (which ratio is referred to in this section as “FV/2020 uFCF”). The following table represents the results of this analysis for LogMeIn and each of the selected companies:

Company	FV/2020 uFCF
NICE Ltd.	21.2x
J2 Global, Inc.	13.4x
Avast Software	15.5x
F5 Networks	9.9x
Check Point Software Technologies Ltd.	11.8x
Citrix Systems, Inc.	16.0x
OpenText Corporation	15.5x
Sage Group	21.8x
Software AG	12.4x

Based on the results of this analysis and other factors that J.P. Morgan considered appropriate based on its experience and professional judgment, J.P. Morgan selected a multiple reference range of 11.0x to 15.5x for FV/2020 uFCF. J.P. Morgan then applied that range to LogMeIn’s estimated Unlevered Free Cash Flow Pre SBC Excluding One-Time Cash Charges for the calendar year 2020. The analysis indicated an implied equity value per share (rounded to the nearest $0.25) range of $65.00 to $92.25, as compared to (i) the unaffected closing price per share of LogMeIn’s common stock of $73.21 as of November 14, 2019 (the last trading day prior to public rumors of a potential sale of LogMeIn); (ii) the closing price per share of LogMeIn’s common stock of $82.41 as of December 16, 2019 (the last trading day prior to the public announcement of the proposed Merger); and (iii) Merger Consideration of $86.05 per share of LogMeIn’s common stock.

Selected Transaction Multiple Analysis.

Using publicly available information, J.P. Morgan examined selected transactions involving businesses that, for purposes of J.P. Morgan’s analysis and based on its experience and professional judgment, were considered similar to LogMeIn’s business.

Using publicly available information, J. P. Morgan calculated, for each selected transaction, (1) the ratio of the target company’s Firm Value implied by the consideration paid in such transaction to target company’s next twelve-month period Adjusted EBITDA (defined as earnings before interest, tax, depreciation and amortization excluding stock based compensation expense and amortization of intangibles), at the time of the transaction announcement (“FV/NTM EBITDA”) and (2) the ratio of the target company’s Firm Value implied by the consideration paid in such transaction to the target company’s estimated unlevered free cash flow for the next twelve-month period at the time of the transaction announcement (“FV/NTM uFCF”). The following table represents the results of this analysis for each of the selected transactions:

Announcement Date	Acquiror	Target	FV/NTM EBITDA	FV/NTM uFCF
November 2019	OpenText Corporation	Carbonite, Inc.	9.5x	11.9x
October 2019	Platinum Equity	Cision, Ltd.	9.9x	12.3x
July 2018	Broadcom Inc.	CA Technologies	11.0x	16.0x
November 2017	Thoma Bravo, LLC	Barracuda Networks, Inc.	18.1x	18.7x
July 2016	Avast Software	AVG Technologies N.V.	8.5x	12.2x
October 2015	Silver Lake Partners; Thoma Bravo, LLC	SolarWinds Corp.	17.2x	18.6x
April 2015	Permira; Canada Pension Plan Investment Board	Informatica Corp.	17.7x	21.7x
December 2014	Thoma Bravo, LLC	Riverbed Technology, Inc.	9.4x	14.9x
September 2014	Vista Equity Partners	TIBCO Software Inc.	19.2x	21.6x
June 2014	Oracle Corporation	MICROS Systems, Inc.	14.1x	18.9x

Based on the results of these analyses and other factors that J.P. Morgan considered appropriate based on its experience and professional judgment, J.P. Morgan selected (1) a multiple reference range of 9.5x to 18.0x for FV/NTM EBITDA and (2) a multiple reference range of 12.0x to 19.0x for FV/NTM uFCF. Applying the FV/NTM EBITDA multiple range to LogMeIn’s estimated Adjusted EBITDA for calendar year 2020, the analysis indicated an estimated range of implied equity values per share of LogMeIn’s common stock of between $74.50 and $142.25 per share (rounded to the nearest $0.25). Applying the FV/NTM uFCF multiple range to LogMeIn’s estimated Unlevered Free Cash Flow Pre SBC Excluding One-Time Cash Charges for calendar year 2020, the analysis indicated an estimated range of implied equity values per share of LogMeIn’s common stock of between $72.00 and $114.75 per share (rounded to the nearest $0.25). The range of implied equity values per share of LogMeIn’s common stock indicated by the FV/NTM EBITDA and the FV/NTM uFCF multiples was compared to (i) the unaffected closing price per share of LogMeIn’s common stock of $73.21 as of November 14, 2019 (the last trading day prior to public rumors of a potential sale of LogMeIn); (ii) the closing price per share of LogMeIn’s common stock of $82.41 as of December 16, 2019 (the last trading day prior to the public announcement of the proposed Merger); and (iii) Merger Consideration of $86.05 per share of LogMeIn’s common stock.

Discounted Cash Flow Analysis.

J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining the fully diluted equity value per share for LogMeIn’s common stock. A discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered free cash flows generated by the asset and taking into consideration the time value of money with respect to those future cash flows by calculating their “present value.” The “unlevered free cash flows” for purposes of the discounted cash flow analysis, refers to a calculation of the future cash flows generated by an asset without including in such calculation any debt servicing costs. “Present value” refers to the current value of the future cash flows generated by the asset, and is obtained by discounting those cash flows back to the present using a discount rate that takes into account macro-economic assumptions and estimates of risk, the cost of capital and other appropriate factors. “Terminal value” refers to the present value of all future cash flows generated by the asset for periods beyond the projections period.

J.P. Morgan used the Unlevered Free Cash Flow Post SBC that LogMeIn is expected to generate during fiscal years 2020 through 2029 based upon the Management Projections for fiscal years 2020 to 2025 and extrapolations thereof for fiscal years 2026 to 2029 prepared by LogMeIn management. Based on LogMeIn management’s estimate of a 2.5% terminal value growth of the company, J.P. Morgan also calculated a range of terminal asset values of LogMeIn at the end of the 10-year period ending December 31, 2029 by applying a perpetual growth rate range between 2.0% and 3.0% to the Unlevered Free Cash Flow Post SBC of LogMeIn during the final year of such 10-year period. The Unlevered Free Cash Flow Post SBC during fiscal years 2020 through 2029 and the range of terminal asset values were then discounted to present value using a range of discount rates from 7.75% to 8.75%, which were chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of LogMeIn. The present value of the Unlevered Free Cash Flows Post SBC and the range of terminal asset values were then adjusted for LogMeIn’s estimated 2019 fiscal year-end total net debt. Based on the foregoing, the discounted cash flow analysis indicated a range of equity values of between $79.00 and $111.25 per share (rounded to the nearest $0.25) of LogMeIn’s common stock, as compared to (i) the unaffected closing price per share of LogMeIn’s common stock of $73.21 as of November 14, 2019 (the last trading day prior to public rumors of a potential sale of LogMeIn); (ii) the closing price per share of LogMeIn’s common stock of $82.41 as of December 16, 2019 (the last trading day prior to the public announcement of the proposed Merger); and (iii) Offer Price of $86.05 per share of LogMeIn’s common stock.

Other Information.

Historical Trading Range for LogMeIn. For reference purposes only and not as a component of its fairness analysis, J.P. Morgan reviewed the historical closing prices of the shares of LogMeIn’s common stock during the 52-week period prior to December 16, 2019, noting that the low and high closing prices during such period ranged from $65.75 per share to $96.25 per share (rounded to the nearest $0.25), as compared to (i) the unaffected closing price per share of LogMeIn’s common stock of $73.21 as of November 14, 2019 (the last trading day prior to public rumors of a potential sale of LogMeIn); (ii) the closing price per share of LogMeIn’s common stock of $82.41 as of December 16, 2019 (the last trading day prior to the public announcement of the proposed Merger); and (iii) Merger Consideration of $86.05 per share of LogMeIn’s common stock.

Analyst Price Targets for LogMeIn. For reference purposes only and not as a component of its fairness analysis, J.P. Morgan reviewed certain publicly available equity research analyst share price targets for the shares of LogMeIn’s common stock, noting that the low and high share price targets ranged from $70.00 per share to $100.00 per share (rounded to the nearest $0.25), as compared to (i) the unaffected closing price per share of LogMeIn’s common stock of $73.21 as of November 14, 2019 (the last trading day prior to public rumors of a potential sale of LogMeIn); (ii) the closing price per share of LogMeIn’s common stock of $82.41 as of December 16, 2019 (the last trading day prior to the public announcement of the proposed Merger); and (iii) Merger Consideration of $86.05 per share of LogMeIn’s common stock.

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold. None of the selected companies reviewed as described in the above summary is identical to LogMeIn, and none of the selected transactions reviewed as described in the above summary is identical to the Merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of LogMeIn. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of J.P. Morgan’s analysis, may be considered similar to the Merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to LogMeIn and the transactions compared to the Merger.

As part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. J.P. Morgan was selected to advise LogMeIn with respect to the Merger and deliver an opinion to the Board with respect to the Merger on the basis of such experience and its familiarity with LogMeIn and the industries in which it operates.

For services rendered in connection with the Merger and the delivery of its opinion, LogMeIn has agreed to pay J.P. Morgan a fee for its services based on a percentage formula of the total transaction value which will be determined upon consummation of the Merger, but which is expected to be approximately $28.0 million, $5 million of which became payable upon the delivery by J.P. Morgan of its opinion. In addition, LogMeIn has agreed to reimburse J.P. Morgan for its reasonable expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities, including liabilities arising under the federal securities laws.

During the two years preceding the date of J.P. Morgan’s written opinion, J.P. Morgan and its affiliates had commercial or investment banking relationships with LogMeIn and Francisco Partners and certain of their respective affiliates, for which J.P. Morgan and its affiliates have received customary compensation. Such services during such period have included acting as financial advisor to LogMeIn for its consideration of strategic alternatives, including in respect of potential activism defense, beginning in August of 2018 as well as the provision of financial advisory, capital markets and credit services for affiliates of Francisco Partners unrelated to the proposed Merger. In addition, J.P. Morgan’s commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of affiliates of Francisco Partners, for which it receives customary compensation or other financial benefits. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of LogMeIn. During the two-year period preceding delivery of its opinion ending on December 17, 2019, the aggregate fees recognized by J.P. Morgan and its affiliates from LogMeIn were approximately $50,000 and from Francisco Partners and its affiliated funds were approximately $11.0 million. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of LogMeIn for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities or other financial instruments.

Certain Financial Projections

In connection with LogMeIn’s evaluation of a possible transaction, LogMeIn management prepared certain non-public, unaudited, stand-alone financial projections (the “Management Projections”). The Management Projections were reviewed by the Board at its meetings held on November 18, 2019, November 19, 2019 and November 23, 2019 in connection with the Board’s review of the proposed transaction with Francisco Partners and Elliott, and at its meeting held on November 23, 2019, the Board authorized LogMeIn’s financial advisors to use the Management Projections for purposes of performing their respective financial analyses summarized under “—Opinion of Qatalyst Partners” and “Opinion of J.P. Morgan” beginning on pages 57 and 63 of this proxy statement. The Management Projections also were provided to Parent in connection with its due diligence review of LogMeIn and the proposed transaction. The Management Projections also will be provided to all parties who enter into a confidentiality agreement with LogMeIn after LogMeIn’s entry into the Merger Agreement and prior to the Solicitation Period End Date. The Management Projections reflect the following key considerations and assumptions as to the future financial performance of LogMeIn:

•	financial results and business performance for the first three quarters of fiscal 2019;

•	the outlook for the industries and markets that LogMeIn serves and the increased competitive environment; and

•	the capture of new business opportunities.

The Management Projections are included in the table below. The inclusion of this information should not be regarded as an indication that LogMeIn, its financial advisors or any of their respective representatives or any other recipient of this information considered, or now considers, the Management Projections to be necessarily predictive of future results. Management advised the Board that the Management Projections represent LogMeIn’s management’s best estimates of the future financial performance of LogMeIn and its business as currently configured as a stand-alone publicly listed company.

The following table summarizes the Management Projections as described above.

Management Projections

	Year Ending December 31
($ in millions)	2019F	2020F	2021F	2022F	2023F	2024F	2025F
Revenue(1)	$1,259	$1,293	$1,342	$1,430	$1,550	$1,699	$1,863
Gross Profit(1)	$1,026	$1,028	$1,065	$1,124	$1,197	$1,298	$1,408
Non-GAAP Operating Income(2)	$350	$333	$338	$356	$373	$400	$424
Adjusted EBITDA(3)	$413	$401	$411	$431	$453	$488	$520
Adjusted Free Cash Flow(4)	$330	$302	$306	$315	$329	$352	$371
Unlevered Free Cash Flow Pre SBC Excluding One-Time Cash Charges(5)	—	$307	$312	$320	$334	$357	$376
Unlevered Free Cash Flow Pre SBC(6)	—	$264	$308	$319	$334	$357	$376
Unlevered Free Cash Flow Post SBC(7)	—	$177	$215	$219	$226	$238	$246

(1)

Non-GAAP Revenue and Gross Profit exclude the impact of any fair value acquisition accounting adjustments on acquired deferred revenue, transaction- and acquisition-related costs and amortization, litigation-related expense, stock-based compensation expense, and restructuring charges.

(2)

LogMeIn defines Non-GAAP operating income as GAAP net income (loss) from operations adding back the impact of the fair value acquisition accounting adjustment on acquired deferred revenue, transaction- and acquisition-related costs and amortization, litigation-related expense, stock-based compensation expense, and restructuring charges.

(3)

LogMeIn defines Adjusted EBITDA as GAAP net income (loss) excluding interest and other (expense) income, net, income taxes and depreciation and amortization expenses and adding back the impact of the fair value acquisition accounting adjustment on acquired deferred revenue, acquisition-related costs, litigation-related expense, stock-based compensation expense, restructuring charges and gain or loss on disposition of assets.

(4)

LogMeIn calculates Adjusted Free Cash Flow as GAAP cash flows from operating activities less purchases of property and equipment and intangible asset additions and adding back litigation-related payments, restructuring payments, transaction- and acquisition-related payments and any discrete integration-related tax payments.

(5)

Unlevered Free Cash Flow Pre SBC Excluding One-Time Cash Charges is calculated as (i) Non-GAAP Operating Income, less (ii) cash taxes, less (iii) capital expenditures, plus (iv) depreciation and amortization expense, and plus (v) change in working capital.

(6)

Unlevered Free Cash Flow Pre SBC is calculated as Unlevered Free Cash Flow Pre SBC Excluding One-Time Charges less other cash flow items related to litigation, restructuring and acquisition or disposition related cash payments.

(7)	Unlevered Free Cash Flow Post SBC is calculated as Unlevered Free Cash Flow Pre SBC less share-based compensation expense.

LogMeIn’s ability to achieve the results set forth in the Management Projections are expressly dependent upon certain assumptions, including historical trajectory of each of LogMeIn’s businesses, broad secular trends in the technology sector, market specific trends in each of the end markets in which LogMeIn operates, and detailed input from various managers of each of LogMeIn’s businesses. LogMeIn management also prepared certain unaudited non-public prospective financial information regarding LogMeIn’s operations for fiscal years 2026 to 2029 for J.P. Morgan’s use and reliance in connection with its financial analyses and opinion. The Management Projections were not prepared with a view to public disclosure and are included herein only because such information was made available as described above. The Management Projections were not prepared with a view to comply with GAAP, the published guidelines of the SEC regarding projections and forward-looking statements or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Furthermore, Deloitte & Touche LLP, our independent registered public accountant, has not examined, reviewed, compiled or otherwise applied procedures to the Management Projections and, accordingly, assumes no responsibility for them and expresses no opinion on them. The Management Projections included herein have been prepared by, and are the responsibility of, LogMeIn’s management.

Although a summary of the Management Projections is presented with numerical specificity, the Management Projections reflect numerous variables, assumptions and estimates as to future events made by our management that our management believed were reasonable at the time the Management Projections were prepared, taking into account the relevant information available to management at the time the Management Projections were prepared. However, this information is not fact and should not be relied upon as being necessarily indicative of actual future results. Important factors that may cause actual results to deviate from the Management Projections include general economic conditions, results or financial condition, industry performance, accuracy of certain accounting assumptions, changes in actual or projected cash flows, competitive pressures, accuracy of certain industry forecasts prepared by third parties, pricing pressures from our customers adversely affecting our profitability, any disruption in our information technology systems adversely impacting our business and operations, strengthening of the U.S. dollar and other foreign currency exchange rate fluctuations impacting our results, our contingent liabilities and tax matters causing us to incur losses or costs, any inability to protect our intellectual property rights adversely affecting our business or our competitive position, costs or adverse effects on our business, reputation or results from governmental regulations, failure to hire and retain employees, results or financial condition, and changes in tax laws. In addition, the Management Projections do not take into account any circumstances or events occurring after the date that they were prepared and do not give effect to the Merger. As a result, there can be no assurance that the Management Projections will be realized, and actual results may be materially better or worse than those contained in the Management Projections. Since the Management Projections cover multiple years, that information by its nature becomes less predictive with each successive year. The inclusion of this information should not be regarded as an indication that the Board, LogMeIn, our financial advisors, Parent, Parent’s representatives and affiliates (including Francisco Partners and Elliott) or any other recipient of this information considered, or now considers, the Management Projections to be material information of LogMeIn or that actual future results will necessarily reflect the Management Projections, and the Management Projections should not be relied upon as such. The summary of the Management Projections is not included herein to induce any stockholder to vote in favor of the Merger Proposal or any of the other proposals to be voted on at the special meeting or to influence any stockholder to make any investment decision with respect to the Merger, including whether or not to seek appraisal rights with respect to shares of LogMeIn common stock.

The Management Projections should be evaluated, if at all, in conjunction with the historical financial statements, risk factors and other information regarding LogMeIn contained in our public filings with the SEC. See “Where You Can Find More Information” on page 125 of this proxy statement.

The Management Projections are forward-looking statements. For information on factors that may cause LogMeIn’s future results to materially vary, see “Cautionary Statement Concerning Forward-Looking Statements” on page 32 of this proxy statement.

Except to the extent required by applicable federal securities laws, we do not intend, and expressly disclaim any responsibility, to update or otherwise revise the Management Projections to reflect circumstances existing after the date when LogMeIn prepared the Management Projections or to reflect the occurrence of future events or changes in general economic or industry conditions, even if the assumptions underlying the Management Projections are shown to be in error. By including in this proxy statement a summary of certain financial projections, neither LogMeIn nor any of its representatives or advisors, nor Parent, Parent’s representatives and affiliates (including Francisco Partners and Elliott), makes any representation to any person regarding the ultimate performance of LogMeIn compared to the information contained in such financial projections and should not be read to do so.

In light of the foregoing factors and the uncertainties inherent in the Management Projections, stockholders are cautioned not to unduly rely on the Management Projections included herein.

Certain of the measures included in the Management Projections may be considered non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with accounting principles generally accepted in the United States (“GAAP”) and non-GAAP financial measures as used by LogMeIn may not be comparable to similarly titled amounts used by other companies.

Interests of the Directors and Executive Officers of LogMeIn in the Merger

When considering the recommendation of the Board that you vote “FOR” the Merger Proposal, you should be aware that certain of our directors and executive officers may have interests in the Merger that may be different from, or in addition to, your interests as a stockholder generally. The Board was aware of these interests in, among other matters, approving the Merger Agreement and the Merger and in recommending that the Merger Agreement be adopted by the stockholders of LogMeIn. See “—Background of the Merger” and “—Recommendation of Our Board of Directors and Reasons for the Merger” on pages 36 and 53 of this proxy statement, respectively. You should take these interests into account in deciding whether to vote “FOR” the approval of the Merger Agreement.

These interests are described in more detail below, and certain of them, including the compensation that may become payable in connection with the Merger to Messrs. Wagner, Herdiech, Strassman, van Zadelhoff, D’Angelo and Battles, who constitute our named executive officers, are subject to a non-binding, advisory vote of the stockholders of LogMeIn and are quantified in the narrative below and in “Proposal 3: Advisory Vote on Merger-Related Named Executive Officer Compensation” on page 120 of this proxy statement. The dates used below to quantify these interests have been selected for illustrative purposes only and do not necessarily reflect the dates on which certain events will occur.

Treatment of Equity and Equity-Based Awards

Under the Merger Agreement, the equity-based awards held by LogMeIn’s directors and executive officers under the LogMeIn, Inc. Amended and Restated 2009 Stock Incentive Plan (the “Incentive Award Plan”) will be treated as follows:

Company Options

At the effective time of the Merger, each Company Option, whether vested or unvested, that is outstanding immediately prior to the effective time of the Merger, shall automatically and without any required action on the part of the holder or LogMeIn be cancelled and be converted into the right to receive (without interest) an amount in cash equal to the product of (x) the total number of shares of LogMeIn common stock underlying the Company Option multiplied by (y) the excess, if any, of the Merger Consideration over the exercise price of such Company Option; provided that any such Company Option with respect to which the exercise price subject thereto is equal to or greater than the Merger Consideration shall be canceled for no consideration.

Restricted Stock Units

Each Company RSU that is outstanding and subject solely to service-based vesting conditions and has no performance conditions, shall, automatically and without any required action on the part of the holder thereof, be cancelled and shall entitle the holder thereof to receive an amount in cash equal to the Merger Consideration with respect to each share of LogMeIn common stock subject to such Company RSU, which amount shall be paid subject to satisfaction of the vesting conditions applicable to the Company RSU immediately prior to the effective time of the Merger.

Each Performance RSU that is outstanding immediately at the effective time of the Merger shall become earned (meaning eligible to vest upon satisfaction of service-based vesting conditions) (i) with respect to Performance RSUs that are subject to market-based vesting conditions, as to the number of shares of LogMeIn common stock subject to such award that would be earned based on LogMeIn’s actual level of achievement as of the effective time of the Merger, based on the price per share of the Merger Consideration, and (ii) with respect to Performance RSUs that are subject to revenue-based vesting conditions, as to the number of shares of LogMeIn common stock subject to such award that would be earned based on target level achievement and, in each case, after giving effect to such achievement, without any required action on the part of the holder thereof, be cancelled and shall entitle the holder thereof to receive the Merger Consideration with respect to each earned share of LogMeIn common stock subject to such Performance RSU, which amount shall be paid subject to satisfaction of the service-based vesting conditions applicable to the Performance RSU immediately prior to the effective time of the Merger, and settlement schedule and other terms and conditions applicable to the corresponding Performance RSU as in effect immediately prior to the effective time of the Merger, including any double-trigger vesting accelerations.

The following table sets forth the number of outstanding vested but unissued and unvested shares of LogMeIn common stock that were awarded to and held by our executive officers and non-employee directors as of January 31, 2020 under our Incentive Award Plan and the value of these shares in the Merger. The vested shares of LogMeIn common stock held by our directors and executive officers will be treated in the same manner as outstanding shares of LogMeIn common stock held by other LogMeIn stockholders entitled to receive the Merger Consideration.

Name	Company Options (#)	Company Options ($)	Company RSUs (#)	Company RSUs ($)	Performance RSUs (#)(1)	Performance RSUs ($)(2)	Total Value ($)
Executive Officers
William R. Wagner	17,500	$1,077,300	72,483	$6,237,162	38,308	$3,296,404	$10,610,866
Edward K. Herdiech	—	—	21,589	$1,857,733	10,216	$879,087	$2,736,820
Christopher L. Battles(3)	—	—	—	—	—	—	—
Lawrence M. D’Angelo(4)	—	—	—	—	—	—	—
Mark F. Strassman	—	—	32,387	$2,786,901	2,554	$219,772	$3,006,673
Marc R. van Zadelhoff	—	—	44,148	$3,798,935	10,216	$879,087	$4,678,022
John B. Bennett	—	—	16,985	$1,461,559	3,064	$263,657	$1,725,216
Michael J. Donahue	—	—	18,681	$1,607,500	2,937	$252,728	$1,860,228
Non-Employee Directors
Sara C. Andrews	—	—	5,651	$486,269	—	—	$486,269
Steven J. Benson	—	—	3,161	$272,004	—	—	$272,004
Ita M. Brennan	—	—	6,403	$550,978	—	—	$550,978
Robert M. Calderoni	—	—	3,161	$272,004	—	—	$272,004
Michael J. Christenson	—	—	3,161	$272,004	—	—	$272,004
Edwin J. Gillis	—	—	3,161	$272,004	—	—	$272,004
David J. Henshall	—	—	3,161	$272,004	—	—	$272,004
Peter J. Sacripanti	—	—	3,161	$272,004	—	—	$272,004

(1)

Consists of Performance RSUs granted pursuant to our Incentive Award Plan. The amounts reported include (i) Performance RSU awards with a market-based vesting condition tied to the Company’s achievement of a relative total stockholder return goal, and (ii) Performance RSU awards with a performance-based vesting condition tied to the Company’s achievement of a financial revenue target, as measured over a performance period, but exclude any Performance RSU awards which are outstanding but are not expected to meet their market-based vesting conditions.

(2)

The amount reported is based on (i) the assumption of the Company’s achievement of its financial revenue target, and (ii) the Company’s achievement of its TSR performance goals as of January 31, 2020, and in each case, using the per share price of LogMeIn stock of $86.05 (the Merger Consideration).

(3)

Mr. Battles ceased serving LogMeIn as its General Manager, Communications & Collaboration effective August 2018. Mr. Battles does not hold any vested but unissued or unvested shares of LogMeIn common stock and will not receive any additional compensation in connection with the Merger.

(4)

Mr. D’Angelo ceased serving LogMeIn as its Chief Sales Officer on September 30, 2019. Mr. D’Angelo does not hold any vested but unissued or unvested shares of LogMeIn common stock and will not receive any additional compensation in connection with the Merger.

Executive Severance Agreements with LogMeIn

Our general executive severance program, generally set forth in the executives’ employment agreements, provide for severance benefits for LogMeIn’s named executive officers (other than Messrs. Battles and D’Angelo), subject to a release of claims, equal to 12 months’ base salary (paid as a lump sum on the First Payment Date, defined as the 60th day after the executive’s separation of service), and up to 12 months of Company-paid COBRA insurance coverage for medical, dental, and/or vision for the executive and his or her covered dependents in the event that their employment was terminated by LogMeIn either without “Cause” or by them for “Good Reason.”

We also maintain an additional executive severance program in the event of a termination without “Cause” or resignation for “Good Reason” occurring within 24 months after a “Change in Control” subject to a release requirement. In the event either Mr. Wagner or Mr. Herdiech were to be terminated within 24 months of a “Change in Control” either without “Cause” or by him for “Good Reason,” Mr. Wagner or Mr. Herdiech would be entitled to receive a severance benefit equal to 24 months’ base salary and 24 months’ target cash incentive bonus amount (both paid as a lump sum on the First Payment Date), plus up to 18 months of Company-paid COBRA insurance coverage as described above, and acceleration of outstanding unvested equity that vests based solely on the passage of time. All other executives, if terminated within 24 months of a “Change in Control” either without “Cause” or by the executive for “Good Reason,” would be entitled to receive a severance benefit equal to 12 months’ base salary and 12 months’ target cash incentive bonus amount (both paid as a lump sum on the First Payment Date), plus up to 12 months of Company-paid COBRA insurance coverage as described above, and acceleration of outstanding unvested equity that is based solely on the passage of time.

In addition to the cash severance payments described above, the equity awards granted to all of our named executive officers include a “double trigger” vesting provision, which provides that, if the named executive officer’s employment is terminated (i) by us other than for “Cause,” death or disability or (ii) by the named executive officer for “Good Reason,” within 24 months following a Change in Control of LogMeIn, any remaining outstanding and unvested portion of their applicable equity award will immediately become vested in full. This “double trigger” vesting provision has been included in all Company RSU and Performance RSU awards granted to our named executive officers.

As used above:

•

“Cause” means (a) a good faith finding by a majority of our Board of Directors (excluding the vote of the named executive officer, if then a director) that (i) the named executive officer has failed to perform his reasonably assigned material duties for LogMeIn and, if amenable to cure, has not cured such failure within thirty (30) days following notice from LogMeIn; (ii) the named executive officer has engaged in gross negligence or willful misconduct, which has or is expected to have a material detrimental effect on LogMeIn; (iii) the named executive officer has engaged in fraud, embezzlement or other material dishonesty; (iv) the named executive officer has engaged in any conduct which would constitute grounds for termination for material violation of LogMeIn’s policies in effect at that time and, if amenable to cure, has not cured such failure within thirty (30) days following notice from LogMeIn; or (v) the named executive officer has breached any material provision of any nondisclosure, invention assignment, non-competition or other similar agreement between the named executive officer and LogMeIn and, if amenable to cure, has not cured such breach after reasonable notice from

LogMeIn; or (b) the conviction by the named executive officer of, or the entry of a pleading of guilty or nolo contendere by the named executive officer to, any crime involving moral turpitude or any felony.

•

“Change in Control” means the sale of all or substantially all of the capital stock, assets or business of LogMeIn, by merger, consolidation, sale of assets or otherwise (other than a transaction in which all or substantially all of the individuals and entities who were beneficial owners of the common stock of LogMeIn immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the outstanding securities entitled to vote generally in the election of directors of the resulting, surviving or acquiring corporation in such transaction). The consummation of the Merger will be a Change in Control for purposes of the executive employment agreements.

•

“Good Reason” means the occurrence, without the named executive officer’s written consent, of any of the following events or circumstances: (a) following the date of a Change in Control, the assignment to the named executive officer of duties that involve materially less authority and responsibility and are materially inconsistent with the named executive officer’s position, role, authority or responsibilities in effect immediately prior to such Change in Control; (b) the relocation of the named executive officer’s primary place of work to a location that results in an increase in the named executive officer’s daily one way commute of at least 30 miles; (c) the material reduction of the named executive officer’s annual salary (including commissions) or target bonus without the named executive officer’s prior consent; or (d) a material breach by LogMeIn of the executive employment agreement or any other written agreement with the named executive officer named executive officer. Notwithstanding the occurrence of any of the foregoing events or circumstances, such occurrence shall not be deemed to constitute “Good Reason” unless (x) the named executive officer gives LogMeIn a notice of termination no more than 90 days after the initial existence of such event or circumstance; (y) such event or circumstance has not been fully corrected within 30 days of LogMeIn’s receipt of such notice; and (z) the named executive officer’s resignation of employment occurs within 30 days following the expiration of the 30 day period set forth in clause (y).

Continuing Employees

The Merger Agreement provides that from the effective time of the Merger until twelve months following the effective time, each employee of LogMeIn and any of its subsidiaries who, as of the closing of the Merger, continues to be employed with LogMeIn or any of its subsidiaries (a “Continuing Employee”) will receive base compensation or wages and target annual cash bonus that is not less favorable than immediately prior to the effective time of the Merger, and other compensation and benefits (excluding equity award compensation) that are substantially equivalent in aggregate economic value to other compensation and benefits provided to such Continuing Employee immediately prior to the effective time of the Merger. The Merger Agreement further provides that the Surviving Corporation will honor, in accordance with their terms, all of LogMeIn’s employment, severance, retention and termination plans, policies, programs, agreements and arrangement for a period of twelve months following the effective time (other than any amendment or modification required to comply with applicable law or as consented by the parties to the Merger Agreement). With respect to benefit plans maintained by Parent and its subsidiaries, including the Surviving Corporation, for purposes of determining a Continuing Employee’s eligibility to participate, level of vacation, paid time off and severance benefits, each Continuing Employee’s service with LogMeIn as reflected in LogMeIn records will be treated as service with Parent or any of its subsidiaries to the same extent and for the same purpose as such service was credited to such Continuing Employee under the analogous LogMeIn benefit plan as of the effective time of the Merger (except to the extent that such recognition would result in any duplication of benefits and excluding with respect to any defined benefit plans).

Named Executive Officer Golden Parachute Compensation

The following table provides information about certain compensation for each of our named executive officers that is based on or otherwise relates to the Merger. The amounts in the table were calculated using outstanding Company Option, Company RSU and Performance RSU held by each named executive officer as January 31, 2020 and a per-share price for LogMeIn common stock of $86.05 (i.e., the Merger Consideration), and assumes the Merger closed on the Record Date. The compensation summarized in the table and footnotes below is subject to a non-binding, advisory vote of the stockholders of LogMeIn, as described in “Proposal 3: Advisory Vote on Merger-Related Named Executive Officer Compensation” on page 120 of this proxy statement.

The amounts in the following table are estimates based on multiple assumptions that may not actually occur, including assumptions described in this proxy statement, and do not include amounts that were vested as of the Record Date. In addition, certain amounts will vary depending on the actual date of closing of the Merger, which is presently expected to be in mid-2020. As a result, the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below.

Golden Parachute Compensation

Name	Cash(1)	Equity(2)	Perquisites/ Benefits(3)	Total
William R. Wagner	$2,500,000	$10,610,866	$37,797	$13,148,664
Edward K. Herdiech	$1,474,000	$2,736,820	$877	$4,211,697
Mark F. Strassman	$600,000	$3,006,673	$25,198	$3,631,872
Marc R. van Zadelhoff	$1,000,000	$4,678,022	$19,221	$5,697,244
Christopher L. Battles(4)	—	—	—	—
Lawrence M. D’Angelo(5)	—	—	—	—

(1)

The amounts in this column represent aggregate cash severance payments that each named executive officer (other than Messrs. Battles and D’Angelo) would be entitled to receive under his applicable executive severance agreement if his employment were terminated by LogMeIn without Cause or by the named executive officer for Good Reason on the Record Date. Lesser amounts are payable in the event of such an employment termination without the occurrence of the Merger. See “The Merger—Interests of the Directors and Executive Officers of LogMeIn in the Merger—Executive Severance Agreements with LogMeIn” on page 74 of this proxy statement for a description of each named executive officer’s severance rights under his applicable executive severance agreement.

(2)

The amounts in this column represent the aggregate Merger Consideration that each named executive officer (other than Messrs. Battles and D’Angelo) would expect to receive with respect to Company RSUs, Performance RSUs which are expected to vest and Company Options subject to double-trigger vesting in connection with the Merger if his employment were terminated by LogMeIn without Cause or by the named executive officer for Good Reason on the Record Date, as described above in “See “The Merger—Interests of the Directors and Executive Officers of LogMeIn in the Merger—Executive Severance Agreements with LogMeIn” on page 74 of this proxy statement, calculated by (i) multiplying the total number of Company RSUs by $86.05 (i.e., the Merger Consideration) (ii) multiplying the total number of Performance RSUs that are expected to meet their performance-based vesting conditions by the Merger Consideration, and (iii) in the case of Company Options by multiplying the number of in-the-money Company Options by the Merger Consideration less the exercise price of $24.49 ($61.56 per option). The Company Options that are vested as of the closing of the Merger are “single trigger” arrangements. The following table sets forth the number of outstanding Company RSUs, Performance RSUs which are expected to vest and vested Company Options which are in-the-money held by each named executive officer (other than Messrs. Battles and D’Angelo) on the Record Date.

Name	Company RSU	Performance RSU	Company Options (Vested. In-the-Money)
William R. Wagner	72,483	38,308	17,500
Edward K. Herdiech	21,589	10,216	—
Mark F. Strassman	32,387	2,554	—
Marc R. van Zadelhoff	44,148	10,216	—

(3)

The amounts in the table include the estimated value of the Company-paid COBRA insurance coverage for Messrs. Wagner, Herdiech, Strassman and van Zadelhoff and his eligible dependents for 12 months (24 months for Messrs. Wagner and Herdiech), following the qualifying termination of employment. All such benefits are “double-trigger” arrangements.

(4)	Mr. Battles ceased serving LogMeIn as its General Manager, Communications & Collaboration effective August 2018. Mr. Battles will not receive any additional compensation in connection with the Merger.
(5)	Mr. D’Angelo ceased serving LogMeIn as its Chief Sales Officer on September 30, 2019. Mr. D’Angelo will not receive any additional compensation in connection with the Merger.

Narrative Disclosure to Named Executive Officer Golden Parachute Compensation Table

For additional information relating to our named executive officers’ cash severance payments and the treatment of equity-based awards held by our named executive officers, see “The Merger—Interests of the Directors and Executive Officers of LogMeIn in the Merger” on page 72 of this proxy statement.

Insurance and Indemnification of Directors and Executive Officers

Under the Merger Agreement, beginning at the effective time of the Merger, Parent shall cause the Surviving Corporation to indemnify, defend and hold harmless, and shall advance expenses as incurred, to the fullest extent permitted under applicable law, the charter, by-laws or similar organizational documents of LogMeIn and any contract of LogMeIn or its subsidiaries, in each case as in effect as of the date of the Merger Agreement, each current and former director and officer of LogMeIn and its subsidiaries and each of their respective employees who serves as a fiduciary of a LogMeIn benefit plan (each, an “Indemnitee”), against any costs or expenses (including reasonable attorneys’ fees), judgments, settlements, fines, losses, claims, damages or liabilities incurred in connection with any proceeding or investigation, whether civil or criminal, administrative or investigative, whenever asserted, arising out of or pertaining to matters existing or occurring at or prior to the effective time, including in connection with the Merger Agreement or the Merger.

Under the Merger Agreement, Parent agrees that all rights to exculpation, indemnification or advancement of expenses arising from, relating to, or otherwise in respect of, acts or omissions occurring prior to the effective time of the Merger (including in connection with the Merger Agreement or the Merger) existing as of the effective time of the Merger in favor of an Indemnitee as provided in LogMeIn’s charter or bylaws or similar organizational documents in effect as of the date of the Merger Agreement shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of no less than six years from the effective time of the Merger, Parent will cause the Surviving Corporation to maintain in effect the exculpation, indemnification and advancement of expenses provisions in favor of an Indemnitee as provided in (i) the applicable party’s certificate of incorporation and bylaws or similar organizational documents in effect as the date of the Merger Agreement and (ii) any contract of LogMeIn or its subsidiaries in effect as of the date of the Merger Agreement with any of their respective directors, officers or employees, and will not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the effective time of the Merger were current or former directors, officers or employees of LogMeIn or its subsidiaries; provided, however, that all rights to exculpation, indemnification and advancement of expenses in respect of any proceeding pending or asserted or any claim made within such period shall continue until the final disposition of such proceeding.

The Merger Agreement provides that, from and for six years after the effective time of the Merger, Parent and the Surviving Corporation will maintain for the benefit of those persons that are directors and officers of LogMeIn as of the date of the Merger Agreement and as of the closing date of the Merger an insurance and indemnification policy that provides coverage for events occurring prior to the effective time of the Merger, that is substantially equivalent to and in any event not less favorable in the aggregate than the existing policy of LogMeIn. However, if substantially equivalent insurance coverage is not available, the Surviving Corporation will maintain the best coverage available, provided, however, that Parent and the Surviving Corporation will not be required to pay an annual premium for the directors’ and officers’ insurance in excess of 350% of the last annual premium paid by LogMeIn prior to the date of the Merger Agreement. Parent may satisfy this requirement by purchasing a prepaid “tail” policy prior to the effective time of the Merger, which provides such directors and officers with coverage for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the effective time of the Merger, including in respect of the Merger Agreement and the transactions contemplated thereby.

In the event that either Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or Surviving Corporation or entity of such consolidation or Merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each case, Parent will cause proper provisions to be made so that the successor or assign will expressly assume the obligations set forth in the Merger Agreement.

Financing of the Merger

The FP Funds have committed to contribute or cause to be contributed to Parent at the closing of the Merger an aggregate amount in cash equal to $637,683,470.62, subject to the terms and conditions set forth in the FP ECL.

The Elliott Funds have committed to contribute or cause to be contributed to Parent at the closing of the Merger an aggregate amount in cash equal to $496,184,797.45 and 1,353,765 shares of LogMeIn common stock, subject to the terms and conditions set forth in the Elliott ECL.

Barclays Bank PLC (acting through any of its affiliates as it deems appropriate), Royal Bank of Canada, RBC Capital Markets, LLC, Deutsche Bank AG New York Branch, Jefferies Finance LLC and Mizuho Bank, Ltd, whom we refer to collectively as the Committed Lenders, have committed to provide the debt commitment amount, consisting of up to an aggregate $3.55 billion in debt financing (not all of which is expected to be drawn at the closing of the Merger), consisting of (i) senior secured first lien credit facilities comprised of (A) a $2.7 billion first lien term loan facility, and (B) a $250 million first lien revolving credit facility, and (ii) a $600 million senior secured second lien term loan facility, pursuant to the debt commitment letter dated as of December 17, 2019.

The Committed Lenders may invite other banks, financial institutions and institutional lenders to participate in the debt financing contemplated by the debt commitment letter (including by way of a note offering) and to undertake a portion of the commitments to provide such debt financing (together with the Committed Lenders, the “Lenders”).

The obligations of the Lenders to provide the debt commitment amount under the debt commitment letter are subject to a number of conditions, including the receipt of executed loan documentation, accuracy of certain specified representations and warranties, contribution of the equity contemplated by the equity commitment letters, completion of the designated marketing period and other customary closing conditions for financings of this type.

The proceeds of the debt financing will be used, among other things, (i) to finance, in part, the payment of the amounts payable under the Merger Agreement, including to repay existing indebtedness outstanding as of immediately prior to the closing of the Merger and the payment of related fees and expenses, (ii) to provide ongoing working capital and (iii) for capital expenditures and other general corporate purposes.

The Merger Agreement does not include any financing-related closing condition.

Limited Guarantee

Pursuant to limited guarantees delivered by each of the FP Funds and the Elliott Funds (each a “Guarantor”) to the Company, each dated as of December 17, 2019 (the “Limited Guarantees”), the Guarantors have agreed to guarantee Parent’s obligation to pay any applicable termination fee, and Parent’s reimbursement, indemnification or payment obligations in connection with certain of the Company’s cooperation efforts for the debt financing, subject to an aggregate cap of  $303,300,000 for the FP Funds and the Elliott Funds, collectively.

Appraisal Rights

General

If the Merger is completed, holders of shares of LogMeIn common stock who do not vote in favor of the adoption of the Merger Agreement and who properly demand an appraisal of their shares and who otherwise comply with the requirements set forth in Section 262 of the DGCL will be entitled to appraisal rights in connection with the Merger. Strict compliance with the statutory procedures in Section 262 of the DGCL is required. Failure to timely and properly comply with such statutory requirements will result in the loss of your appraisal rights.

This section summarizes certain material provisions of the DGCL pertaining to appraisal rights. The following discussion, however, is not a full summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by reference to the full text of Section 262 of the DGCL, which is attached as Appendix B to this proxy statement and incorporated by reference herein. All references within Section 262 of the DGCL to “stockholder” are to the record holder of shares of LogMeIn common stock. The following discussion does not constitute any legal or other advice, nor does it constitute a recommendation as to whether or not a LogMeIn stockholder should exercise its right to seek appraisal under Section 262 of the DGCL.

Under the DGCL, if you hold one or more shares of LogMeIn common stock, do not vote in favor of the adoption of the Merger Agreement, continuously are the record holder of such shares through the effective time of the Merger and otherwise comply with the requirements set forth in Section 262 of the DGCL, you will be entitled to have your shares appraised by the Delaware Court of Chancery and to receive the “fair value” of such shares (as determined by the Delaware Court of Chancery, exclusive of any element of value arising from the accomplishment or expectation of the Merger or related transactions) in cash, together with interest, if any, to be paid upon the amount determined to be the fair value. It is possible that any such “fair value” as determined by the Delaware Court of Chancery may be more or less than, or the same as, the Merger Consideration which LogMeIn stockholders will be entitled to receive upon the consummation of the Merger pursuant to the Merger Agreement. These rights are known as appraisal rights.

Under Section 262 of the DGCL, not less than 20 days prior to the special meeting at which the adoption of the Merger Agreement will be submitted to the stockholders, LogMeIn must notify each stockholder who was a LogMeIn stockholder on the Record Date and who is entitled to exercise appraisal rights that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This proxy statement constitutes the required notice, and a copy of Section 262 of the DGCL is attached as Appendix B to this proxy statement.

A HOLDER OF LOGMEIN COMMON STOCK WHO WISHES TO EXERCISE APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO SHOULD REVIEW THE FOLLOWING DISCUSSIONS AND APPENDIX B CAREFULLY. FAILURE TO COMPLY PRECISELY WITH THE PROCEDURES OF SECTION 262 OF THE DGCL IN A TIMELY AND PROPER MANNER WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS. BECAUSE OF THE COMPLEXITY OF THE PROCEDURES FOR EXERCISING THE RIGHT TO SEEK APPRAISAL UNDER SECTION 262 OF THE DGCL, A HOLDER OF LOGMEIN COMMON STOCK WHO IS CONSIDERING WHETHER TO EXERCISE ITS APPRAISAL RIGHTS, IS ENCOURAGED TO CONSULT WITH ITS OWN LEGAL COUNSEL. ANY SHARES OF LOGMEIN COMMON STOCK HELD BY A LOGMEIN STOCKHOLDER WHO FAILS TO PERFECT, SUCCESSFULLY WITHDRAWS OR OTHERWISE LOSES HIS, HER OR ITS APPRAISAL RIGHTS WILL BE DEEMED TO HAVE BEEN CONVERTED AS OF THE EFFECTIVE TIME OF THE MERGER INTO THE RIGHT TO RECEIVE THE MERGER CONSIDERATION.

How to Exercise and Perfect Your Appraisal Rights

If you are a LogMeIn stockholder and wish to exercise the right to seek an appraisal of your shares of LogMeIn common stock, you must comply with ALL of the following:

•

you must NOT vote “FOR,” or otherwise consent in writing to, the Merger Proposal. Because a proxy that is signed and submitted but does not otherwise contain voting instructions will, unless revoked, be voted in favor of the Merger Proposal, if you submit a proxy and wish to exercise your appraisal rights, you must include voting instructions to vote your share “AGAINST,” or as an abstention with respect to, the Merger Proposal;

•

you must continuously hold your shares of LogMeIn common stock from the date of making the demand through the effective time of the Merger. You will lose your appraisal rights if you transfer your shares of LogMeIn common stock before the effective time of the Merger;

•	prior to the taking of the vote on the Merger Proposal at the special meeting, you must deliver a proper written demand for appraisal of your shares; and

•

you, another stockholder, an appropriate beneficial owner or the Surviving Corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of your shares of LogMeIn common stock within 120 days after the effective time of the Merger. The Surviving Corporation is under no obligation to file any such petition in the Delaware Court of Chancery and has no intention of doing so. Accordingly, it is the obligation of LogMeIn stockholders to initiate all necessary action to properly demand their appraisal rights in respect of shares of LogMeIn common stock within the time prescribed in Section 262 of the DGCL.

Filing a Written Demand

Neither voting against the Merger Proposal, nor abstaining from voting or failing to vote on the Merger Proposal, will in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262 of the DGCL. Any holder of shares of LogMeIn common stock wishing to exercise appraisal rights must deliver to LogMeIn, before the taking of the vote on the Merger Proposal at the special meeting, a written demand for the appraisal of the stockholder’s shares. A stockholder’s failure to deliver the written demand prior to the taking of the vote on the Merger Proposal at the special meeting will constitute a waiver of appraisal rights. The written demand for appraisal must be in addition to and separate from any proxy or vote on the Merger Proposal.

A demand for appraisal must be executed by or on behalf of the stockholder of record. Only a holder of record may demand appraisal rights for the shares of LogMeIn common stock registered in that holder’s name. Such demand will be sufficient if it reasonably informs LogMeIn of the identity of the stockholder and that the stockholder intends to demand appraisal of the “fair value” of his, her or its shares of LogMeIn common stock. Beneficial owners who do not also hold their shares of LogMeIn common stock of record may not directly make appraisal demands to LogMeIn. The beneficial owner must, in such case, arrange for the holder of record, such as a bank, broker or nominee, to timely submit the required demand in respect of those shares of LogMeIn common stock. A holder of record, such as a bank, broker or nominee, who holds shares of LogMeIn common stock as a nominee or intermediary for others, may exercise appraisal rights with respect to the shares of LogMeIn common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. The written demand should state the number of shares of LogMeIn common stock as to which appraisal is sought. Where no number of shares of LogMeIn common stock is expressly mentioned, the demand will be presumed to cover all shares of LogMeIn common stock held in the name of the holder of record.

IF YOU HOLD YOUR SHARES OF LOGMEIN COMMON STOCK IN BANK OR BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS, AND YOU WISH TO EXERCISE APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR BANK, BROKER OR NOMINEE TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKERAGE FIRM OR NOMINEE TO MAKE A

DEMAND FOR APPRAISAL OF THOSE SHARES. IF YOU HAVE A BENEFICIAL INTEREST IN SHARES OF LOGMEIN COMMON STOCK HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A NOMINEE OR INTERMEDIARY, YOU MUST ACT PROMPTLY TO CAUSE THE HOLDER OF RECORD TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO DEMAND YOUR APPRAISAL RIGHTS. IF YOU HOLD YOUR SHARES OF LOGMEIN COMMON STOCK THROUGH A BANK OR BROKERAGE WHO IN TURN HOLDS THE SHARES THROUGH A CENTRAL SECURITIES DEPOSITORY NOMINEE, SUCH AS THE DEPOSITORY TRUST COMPANY, A DEMAND FOR APPRAISAL OF SUCH SHARES MUST BE MADE BY OR ON BEHALF OF THE DEPOSITORY NOMINEE AND MUST IDENTIFY THE DEPOSITORY NOMINEE AS THE HOLDER OF RECORD.

If your shares of LogMeIn common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand for appraisal should be made in that capacity, and if your shares are owned of record jointly with one or more other persons, as in a joint tenancy or tenancy in common, the demand for appraisal should be executed by or for you and all other joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the holder or holders of record and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the holder or holders of record. Stockholders who hold their shares of LogMeIn common stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers or other nominees to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

If you elect to exercise appraisal rights under Section 262 of the DGCL, you should mail or deliver a written demand to:

LogMeIn, Inc.

320 Summer Street

Boston, MA 02210

Attention: Corporate Secretary

At any time within 60 days after the effective time of the Merger, any LogMeIn stockholder that made a demand for appraisal but has not commenced an appraisal proceeding or joined in such a proceeding as a named party will have the right to withdraw the demand and to accept the Merger Consideration in accordance with the Merger Agreement for his, her or its shares of LogMeIn common stock by delivering to the Surviving Corporation a written withdrawal of the demand for appraisal, but after such 60 day period a demand for appraisal may be withdrawn only with the written approval of the Surviving Corporation.

Notice by the Surviving Corporation. Within ten days after the effective time of the Merger, LogMeIn, as the Surviving Corporation, must notify each holder of LogMeIn common stock who has made a written demand for appraisal pursuant to Section 262 of the DGCL and has not voted in favor of the Merger Proposal of the date that the Merger has become effective.

Filing a Petition for Appraisal with the Delaware Court of Chancery. Within 120 days after the effective time of the Merger, but not later, either you, provided you have complied with the requirements of Section 262 of the DGCL and are otherwise entitled to appraisal rights, or the Surviving Corporation may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by you, demanding an appraisal of the value of the shares of LogMeIn common stock held by all stockholders who have properly demanded appraisal. None of Parent, Merger Sub or LogMeIn, as the Surviving Corporation is under any obligation to file an appraisal petition or has any intention to do so. If you desire to have your shares of LogMeIn common stock appraised, you should initiate any petitions necessary for properly demanding your appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL. The failure of a holder of LogMeIn common stock to file such a petition within the time periods specified in Section 262 could nullify the stockholder’s previous written demand for appraisal.

Within 120 days after the effective time of the Merger, provided you have complied with the provisions of Section 262 of the DGCL, you will be entitled to receive from the Surviving Corporation, upon written request, a statement setting forth the aggregate number of shares of LogMeIn common stock not voted in favor of the Merger Proposal and with respect to which LogMeIn has received demands for appraisal, and the aggregate number of holders of those shares. The Surviving Corporation must mail this statement to you within the later of (i) ten days after receipt by the Surviving Corporation of the request therefor or (ii) ten days after expiration of the period for delivery of demands for appraisal. If you are the beneficial owner of shares of LogMeIn common stock held in a voting trust or by a nominee on your behalf you may, in your own name, file an appraisal petition or request from the Surviving Corporation the statement described in this paragraph.

If a petition for appraisal is not timely filed or if you deliver to the Surviving Corporation a written withdrawal of your demand for an appraisal and an acceptance of the Merger, either within 60 days after the effective time of the Merger or thereafter with the written approval of the Surviving Corporation, then the right to appraisal will cease.

If a petition for appraisal is duly filed by you or another holder of record of LogMeIn common stock who has properly exercised his, her or its appraisal rights in accordance with the provisions of Section 262 of the DGCL, and a copy of the petition is delivered to the Surviving Corporation, the Surviving Corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Court of Chancery a duly verified list containing the names and addresses of all holders who have demanded an appraisal of their shares of LogMeIn common stock and with whom agreements as to the value of their shares of LogMeIn common stock have not been reached by the Surviving Corporation. After notice of the time and place fixed for the hearing of such petition by registered or certified mail to the Surviving Corporation and to the stockholders shown on the list at the addresses therein stated as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine which LogMeIn stockholders have complied with Section 262 of the DGCL and have become entitled to appraisal rights and may require the LogMeIn stockholders demanding appraisal who hold certificated shares of LogMeIn common stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and the Delaware Court of Chancery may dismiss the proceedings as to any LogMeIn stockholder who fails to comply with this direction. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Delaware Court of Chancery deems advisable. The forms of the notices by mail and by publication shall be approved by the Delaware Court of Chancery, and the costs thereof shall be borne by the Surviving Corporation. In addition, the Delaware Court of Chancery will dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (i) the total number of shares of LogMeIn common stock entitled to appraisal exceeds 1% of the outstanding shares of LogMeIn common stock, or (ii) the value of the consideration provided in the Merger for such total number of shares of LogMeIn common stock exceeds $1.0 million.

The appraisal proceeding will be conducted as to the shares of LogMeIn common stock owned by such stockholders, in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through the appraisal proceeding, the Delaware Court of Chancery will determine the fair value of the shares of LogMeIn common stock held by all LogMeIn stockholders who have properly demanded their appraisal rights, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, and except as otherwise provided in Section 262 of the DGCL, interest from the effective time of the Merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the Merger and the date of payment of the judgment. Upon application by the Surviving Corporation or by any stockholder entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the Surviving

Corporation and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal. At any time before the entry of judgment in the proceedings, the Surviving Corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid at that time. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon, if any, to the LogMeIn stockholders entitled to receive the same, forthwith in the case of uncertificated stockholders or upon surrender by certificated stockholders to the Surviving Corporation of their stock certificates.

In determining the fair value, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which were known or which could be ascertained as of the date of the Merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the Merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered.” An opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a Merger is not an opinion as to fair value under Section 262 of the DGCL. The fair value of shares of LogMeIn common stock as determined under Section 262 of the DGCL could be greater than, the same as or less than the Merger Consideration. Neither Parent nor LogMeIn, as the Surviving Corporation, anticipates offering more than the Merger Consideration to any LogMeIn stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of LogMeIn common stock is less than the Merger Consideration. No representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery.

If no party files a petition for appraisal within 120 days after the effective time of the Merger, you will lose the right to an appraisal and will instead receive the Merger Consideration in accordance with the Merger Agreement, without interest thereon, less any withholding taxes.

The Delaware Court of Chancery may determine the costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) and may tax those costs upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares of LogMeIn common stock entitled to appraisal. In the absence of such an order, each party to the appraisal proceeding bears its own expenses.

If you have duly demanded an appraisal in compliance with Section 262 of the DGCL you will not, from and after the effective time of the Merger, be entitled to vote the shares of LogMeIn common stock subject to the demand for any purpose or receive any dividends or other distributions on those shares, except dividends or other distributions payable to holders of record of LogMeIn common stock as of a record date prior to the effective time of the Merger.

If you have not commenced an appraisal proceeding or joined such a proceeding as a named party you may withdraw a demand for appraisal and accept the Merger Consideration by delivering a written withdrawal of the demand for appraisal and an acceptance of the consideration payable in the Merger to the Surviving Corporation, except that any attempt to withdraw made more than 60 days after the effective time of the Merger will require written approval of the Surviving Corporation, and no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery. Such approval may be conditioned on the terms the Delaware Court of Chancery deems just; provided, however, that this provision will not affect the right of any LogMeIn stockholder that has made an appraisal demand but who has not commenced an appraisal proceeding or joined such proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered in the Merger within 60 days after the effective time of the Merger. If you fail to properly demand or successfully withdraw your demand for appraisal, or otherwise lose your appraisal rights, your shares of LogMeIn common stock will be deemed to have been converted as of the effective time of the Merger into the right to receive the Merger Consideration, without interest thereon, less any withholding taxes.

Failure to follow the steps required by Section 262 of the DGCL for properly demanding appraisal rights may result in the loss of your appraisal rights. In that event, you will be entitled to receive the Merger Consideration for your shares of LogMeIn common stock in accordance with the Merger Agreement.

THE PROCESS OF DEMANDING AND EXERCISING APPRAISAL RIGHTS REQUIRES STRICT COMPLIANCE WITH THE TECHNICAL PREREQUISITES OF SECTION 262 OF THE DGCL. IF YOU WISH TO EXERCISE YOUR APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR OWN LEGAL COUNSEL. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND SECTION 262 OF THE DGCL, THE DGCL WILL GOVERN.

Accounting Treatment

The Merger will be accounted for as a “purchase transaction” for financial accounting purposes.

U.S. Federal Income Tax Consequences of the Merger

The following discussion is a summary of the material U.S. federal income tax consequences of the Merger to U.S. holders and non-U.S. holders (each as defined below) of LogMeIn common stock who receive cash in exchange for shares of LogMeIn common stock pursuant to the Merger. This discussion is for general informational purposes only and does not purport to be a complete analysis of all potential tax consequences of the Merger. The tax consequences of the Merger under U.S. federal tax laws other than those pertaining to income tax, such as estate and gift tax laws, and any applicable state, local and non-U.S. tax laws are not discussed. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder, judicial decisions and published rulings and administrative pronouncements of the Internal Revenue Service (the “IRS”), in each case in effect as of the date of this proxy statement. These authorities may change or be subject to differing interpretations, and any such change or differing interpretation may be applied retroactively in a manner that could affect the accuracy of the statements and conclusions set forth in this summary. The U.S. federal income tax laws are complex and subject to varying interpretation. We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the Merger.

This discussion is limited to holders of shares of LogMeIn common stock who hold such shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances. In addition, this discussion does not address the U.S. federal income tax consequences to holders subject to special rules under the U.S. federal income tax laws, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons subject to the alternative minimum tax;

•	U.S. holders whose functional currency is not the U.S. dollar;

•	persons holding shares of LogMeIn common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies and other financial institutions;

•	brokers or dealers in securities;

•	traders in securities that elect to apply a mark-to-market method of accounting;

•	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	“S corporations,” partnerships or other entities or arrangements classified as partnerships for U.S. federal income tax purposes or other pass-through entities (and investors therein);

•	real estate investment trusts and regulated investment companies;

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell their shares of LogMeIn common stock under the constructive sale provisions of the Code;

•	persons who own an equity interest, actually or constructively, in Parent or, following the Merger, the Surviving Corporation;

•	persons who hold or received their shares of LogMeIn common stock pursuant to the exercise of any employee stock option or otherwise as compensation; and

•	tax-qualified retirement plans.

This discussion also does not address the U.S. federal income tax consequences to holders of shares of LogMeIn common stock who exercise appraisal rights in connection with the Merger under the DGCL.

If an entity or arrangement classified as a partnership for U.S. federal income tax purposes holds shares of LogMeIn common stock, the tax treatment of a partner in such partnership will generally depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding LogMeIn common stock and partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences of the Merger to them.

THIS DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT TAX OR LEGAL ADVICE. HOLDERS OF LOGMEIN COMMON STOCK SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO THEM IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS ANY TAX CONSEQUENCES OF THE MERGER ARISING UNDER THE U.S. FEDERAL TAX LAWS OTHER THAN THOSE PERTAINING TO INCOME TAX, INCLUDING ESTATE OR GIFT TAX LAWS, OR UNDER ANY STATE, LOCAL OR NON-U.S. TAX LAWS OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Tax Consequences to U.S. Holders

Definition of a U.S. Holder

For purposes of this discussion, a “U.S. holder” is any beneficial owner of shares of LogMeIn common stock that, for U.S. federal income tax purposes, is or is treated as:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (i) is subject to the primary supervision of a U.S. court and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) are authorized to control all substantial decisions of the trust or (ii) has a valid election in effect to be treated as a “United States person” for U.S. federal income tax purposes.

Effect of the Merger

The receipt of cash by a U.S. holder in exchange for shares of LogMeIn common stock in the Merger will generally be a taxable transaction for U.S. federal income tax purposes. The amount of any taxable gain or loss realized by a U.S. holder who receives cash for shares of LogMeIn common stock in the Merger will generally equal the difference, if any, between the amount of cash received for such shares (determined before the deduction of any applicable withholding taxes) and the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis in a share will generally be equal to the amount the U.S. holder paid for such share. The amount and character of such gain or loss and the holding period of shares will be determined separately for each block of shares of LogMeIn common stock (that is, shares acquired at the same cost in a single transaction) exchanged for cash in the Merger. Any gain or loss realized by a U.S. holder upon the receipt of cash in exchange for a share of LogMeIn common stock in the Merger will generally be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder has held such share for more than one year at the effective time of Merger. Otherwise, such gain or loss will be short-term capital gain or loss which is subject to U.S. federal income tax at the same rates as ordinary income. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, are generally taxable at a reduced rate. The deductibility of capital losses is subject to limitations.

A surtax of up to 3.8% may apply to so-called “net investment income” of certain U.S. citizens or residents, and to undistributed “net investment income” of certain estates and trusts. Net investment income includes any gain recognized on the receipt of cash in exchange for shares of LogMeIn common stock pursuant to the Merger. Holders should consult their own tax advisors regarding the applicability of the tax on gain recognized pursuant to the Merger.

Information Reporting and Backup Withholding

Payments made to a U.S. holder in exchange for shares of LogMeIn common stock pursuant to the Merger may be subject to information reporting to the IRS and backup withholding (currently at a rate of 24%). To avoid backup withholding on such payments, U.S. holders that do not otherwise establish an exemption should complete and return to the paying agent a properly executed IRS Form W-9 included in the letter of transmittal certifying that such holder is a U.S. person, that the taxpayer identification number provided is correct and that such holder is not subject to backup withholding. Certain holders (including corporations) are not subject to backup withholding or information reporting rules.

Backup withholding is not an additional tax. Any amounts withheld from cash payments to a U.S. holder pursuant to the Merger under the backup withholding rules may be allowed as a refund or a credit against such

U.S. holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS. U.S. holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Tax Consequences to Non-U.S. Holders

Definition of a Non-U.S. Holder

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of shares of LogMeIn common stock that is neither a U.S. holder nor an entity or arrangement classified as a partnership for U.S. federal income tax purposes.

Effect of the Merger

A non-U.S. holder will generally not be subject to U.S. federal income tax on any gain realized on the receipt of cash in exchange for shares of LogMeIn common stock in the Merger unless:

•

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, such gain is also attributable to a permanent establishment or, in the case of an individual, a fixed base, maintained by the non-U.S. holder in the United States);

•

the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition of shares of LogMeIn common stock in the Merger, and certain other requirements are met; or

•

LogMeIn is or has been a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the Merger or the period that the non-U.S. holder held shares of LogMeIn common stock and the non-U.S. holder held (actually or constructively) more than five percent of the total fair market value of all shares of LogMeIn common stock at any time during such five-year period.

Gain described in the first bullet point above will generally be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if such non-U.S. holder were a U.S. holder. A non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on after-tax profits effectively connected with a U.S. trade or business to the extent that such after-tax profits are not reinvested and maintained in the business.

Gain described in the second bullet point above will generally be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be specified under an applicable income tax treaty), which may be offset by U.S.-source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, the determination of whether LogMeIn is a USRPHC depends on the fair market value of its United States real property interests relative to the fair market value of its other trade or business assets and its United States and foreign real property interests. LogMeIn believes that it has not been a USRPHC for U.S. federal income tax purposes during the five-year period preceding the Merger.

Non-U.S. holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments made to non-U.S. holders in the Merger may be subject to information reporting to the IRS and backup withholding (currently at a rate of 24%). Non-U.S. holders generally can avoid information reporting and backup withholding by providing the paying agent with an applicable and properly executed IRS Form W-8BEN, W-8BEN-E or W-8ECI (or successor form), as the case may be, certifying under penalties of perjury the holder’s non-U.S. status (and the payor or applicable withholding agent does not have actual knowledge or reason to know that the holder is a U.S. person as defined under the Code) or by otherwise establishing an exemption. Copies of information returns that are filed with the IRS may be made available under an applicable tax treaty or information exchange agreement to the tax authorities of the country in which the non-U.S. holder resides or is established. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.

The discussion above of U.S. federal income tax consequences is not intended to constitute a complete description of all tax consequences relating to the Merger. This summary is for general information purposes only and is not tax or legal advice. Because individual circumstances may differ, each holder should consult their own tax advisor regarding the applicability of the rules discussed above to the holder and the particular tax effects to the holder of the Merger in light of such holder’s particular circumstances, including the tax consequences arising under the U.S. federal estate or gift tax rules, or through the application of any state, local or foreign tax laws.

Regulatory Approvals Required for the Merger

General

LogMeIn and Parent have agreed to use their reasonable best efforts to comply with all regulatory notification requirements and obtain all regulatory approvals required to consummate and make effective the Merger and the other transactions contemplated by the Merger Agreement. These approvals include the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and clearance of the Merger having been granted by relevant antitrust authorities in Germany and Austria. Parent has agreed to use its best efforts to resolve, avoid or eliminate each and every impediment under any applicable competition law. In addition, consummation of the Merger and the other transactions contemplated by the Merger Agreement require prior approval from the Federal Communications Commission (“FCC”) and certain state public utility commissions (“PUCs”). Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained, obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the Merger, including the requirement to divest assets, or require changes to the terms of the Merger Agreement.

Antitrust Laws

Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission (the “FTC”), the Merger cannot be completed until LogMeIn and Parent each file a notification and report form with the FTC and the Antitrust Division of the U.S. Department of Justice (the “DOJ”) under the HSR Act and the applicable waiting period thereunder has expired or been terminated. On January 7, 2020, the Federal Trade Commission (the “FTC”) granted early termination of the waiting period under the HSR Act.

At any time before or after consummation of the Merger, notwithstanding the expiration or termination of the waiting period under the HSR Act, the FTC or the DOJ could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the Merger, seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the Merger, and notwithstanding the expiration or termination of the waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the Merger or seeking divestiture of substantial assets of the parties. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

Under the German Act Against Restraints of Competition (“ARC”), the merger cannot be consummated unless the parties have filed a notification with the German Federal Cartel Office (“FCO”) and the merger has been cleared or the applicable waiting period has expired. The initial waiting period is one month. On January 24, 2020, the German FCO approved the proposed transaction.

If the FCO believes that the transaction would violate the ARC by significantly impeding effective competition in any of the product markets affected by the transaction in Germany, it may initiate second phase proceedings that would result either in a prohibition or clearance of the Merger within four months after filing. The four-month-period is suspended if the FCO has to again request information from a party involved in the Merger, because the party has failed, for reasons for which the undertaking is responsible, to comply with a prior request for information in full or in a timely manner. The suspension ends as soon as the party has submitted all the information requested to the FCO. The four-month-period is extended by one month if, for the first time during the proceedings, a notifying party proposes to the FCO conditions and obligations to remove competitive concerns. Further, the notifying parties can consent to an extension of the four-month-period.

Under the Austrian Cartel Act, the Merger cannot be consummated unless the parties have filed a notification with the Federal Competition Authority (“FCA”), and the Merger has been cleared or the applicable waiting period has expired. The initial waiting period is four weeks. On January 16, 2020, the parties filed the required notification with the FCA. The applicable waiting period, unless extended by the antitrust authorities, will expire at 24:00 (CET) on February 13, 2020.

Within the initial waiting period, either the FCA or the Cartel Court (together, the “statutory parties”) may initiate second phase proceedings for an in-depth review of the Merger before the Cartel Court that would result either in a prohibition or clearance of the Merger within six months after filing. This period can be extended by one month upon request by the notifying party.

Communications Regulatory Approvals

Under the Communications Act of 1934, and as a condition to, and before the completion of, the transactions contemplated by the Merger Agreement, the FCC must approve the transfer of control of authorizations held by certain LogMeIn subsidiaries to Parent. In connection with such approval, the FCC must determine whether Parent is qualified to control the FCC authorizations and whether such transfer of control is consistent with the Communications Act and FCC rules and would serve the public interest, convenience and necessity. The applications for FCC consent to the transaction were filed on December 30, 2019. On January 21, 2020, the U.S. Department of Justice, the U.S. Department of Homeland Security, and the U.S. Department of Defense (collectively, “Team Telecom”) requested that the FCC defer action on the applications while Team Telecom reviews the transaction for national security, law enforcement, and public safety purposes. The FCC may not issue its approval until it receives a notice of non-objection from Team Telecom.

In addition, the transactions contemplated by the Merger Agreement require the approval of certain state public utility commissions or similar state authorities that have jurisdiction over authorizations to provide telecommunications services held by Grasshopper Group, LLC, Jive Communications, Inc., GetGo Communications LLC, and GetGo Communications Virginia LLC. As a general matter, those state commissions, consistent with their states’ laws, must determine whether Parent is qualified to control the state authorizations and whether the transfer of control of such authorizations is consistent with the public interest, convenience and necessity. Some state commissions may also require approval of certain elements of the security arrangements for debt financing associated with the transaction.

LogMeIn and Parent each have agreed to use reasonable best efforts to (i) obtain consent of the FCC, and (ii) obtain all approvals, authorizations, or consents from, and submit all notices to, the state commissions having jurisdiction over the transactions contemplated by the Merger Agreement.

THE MERGER AGREEMENT

The following summary describes certain material provisions of the Merger Agreement. This summary is not complete and is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Appendix A and incorporated into this proxy statement by reference. We encourage you to read the Merger Agreement carefully and in its entirety because this summary may not contain all the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.

Explanatory Note Regarding the Merger Agreement and the Summary of the Merger Agreement

The Merger Agreement and the summary of terms included in this proxy statement have been prepared to provide you with information regarding the terms of the Merger Agreement. Factual disclosures about LogMeIn contained in this proxy statement or in LogMeIn’s public filings with the SEC, as described in “Where You Can Find More Information” on page 125 of this proxy statement, may supplement, update or modify the factual disclosures about LogMeIn contained in the Merger Agreement and described in this summary. The representations, warranties and covenants contained in the Merger Agreement have been made solely for the purposes of the Merger Agreement and as of specific dates and solely for the benefit of parties to the Merger Agreement, and:

•

were negotiated with the principal purposes of establishing the circumstances in which a party to the Merger Agreement may have the right not to close the Merger if the representations and warranties of the other party prove to be untrue, due to a change in circumstance or otherwise, and allocating risk between the parties to the Merger Agreement instead of establishing these matters as facts;

•

have been modified or qualified by certain confidential disclosures that were made among the parties to the Merger Agreement in connection with the negotiation of the Merger Agreement, which disclosures are not reflected in the Merger Agreement itself;

•	may no longer be true as of a given date;

•	may be subject to a contractual standard of materiality in a way that is different from those generally applicable to you or other stockholders and reports and documents filed with the SEC; and

•

may be subject in some cases to other exceptions and qualifications, including exceptions that do not result in, and would not reasonably be expected to have, a Company Material Adverse Effect, as defined in “The Merger Agreement—Representations and Warranties” on page 96 of this proxy statement.

Stockholders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of LogMeIn, Parent or Merger Sub or any of their respective affiliates or businesses. In addition, you should not rely on the covenants in the Merger Agreement as actual limitations on the respective businesses of the Company, Parent and Merger Sub, because the parties may take certain actions that are either expressly permitted in the confidential disclosure letter to the Merger Agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the Merger Agreement and subsequent developments or new information qualifying a representation or warranty may not have been included in this proxy statement. Accordingly, the representations, warranties, covenants and other provisions of the Merger Agreement or any description of such provisions should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement, as well as the disclosures in LogMeIn’s periodic and current reports, proxy statements and other documents filed with the SEC. See “Where You Can Find More Information” on page 125 of this proxy statement.

Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws

The Merger Agreement provides that, subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the effective time of the Merger, Merger Sub will be merged with and into LogMeIn, with LogMeIn continuing as the Surviving Corporation and as a wholly-owned subsidiary of Parent from and after the effective time of the Merger.

The board of directors of the Surviving Corporation immediately after the effective time of the Merger will consist of the directors of Merger Sub, or such other persons designated by Parent, as of immediately prior to the effective time of the Merger, each to hold office until their respective successors shall have been duly elected, designated or qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation. The officers of LogMeIn immediately prior to the effective time of the Merger will be the officers of the Surviving Corporation immediately following the effective time of the Merger, each to hold office until their respective successors have been duly elected, designated or qualified, or until their earlier death, resignation or removal, in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. At the effective time of the Merger, without any further action on the part of LogMeIn or any other person, the certificate of incorporation of LogMeIn will be amended and restated to read as set forth in Exhibit A to the Merger Agreement, and as so amended and restated will be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law and the applicable provisions of such certificate (subject to Parent’s and the Surviving Corporation’s obligations described in “The Merger—Interests of the Directors and Executive Officers of LogMeIn in the Merger—Insurance and Indemnification of Directors and Executive Officers” on page 77 of this proxy statement). In addition, LogMeIn and the Surviving Corporation will take all necessary action such that, at the effective time of the Merger, the bylaws of LogMeIn will be amended and restated to read as set forth in Exhibit B to the Merger Agreement until amended in accordance with the applicable provisions of such bylaws or applicable law.

Closing and Effective Time of the Merger; Marketing Period

Unless another date is agreed by the parties, the closing of the Merger will take place at 8:00 a.m., local time, on the third business day following the satisfaction or waiver of the conditions to closing set forth in the Merger Agreement (described in “—Conditions to the Closing of the Merger” on page 112 of this proxy statement) (other than those conditions that by their nature are to be satisfied at the closing of the Merger, but subject to the fulfillment or waiver of those conditions at such closing). However, if the marketing period (as summarized below) has not ended at the time of the satisfaction or waiver of such closing conditions, the closing of the Merger will occur on the earlier of (i) a date during the marketing period specified by Parent in its sole discretion on no fewer than three business days’ notice to LogMeIn and (ii) the third business day following the end of the marketing period, subject in each case to the satisfaction or waiver of all conditions to closing as of such date.

Concurrently with the closing of the Merger, or on a different date as the parties may agree, the parties will cause a certificate of merger to be executed and filed with the Secretary of State of the State of Delaware as provided under the DGCL. The Merger will become effective upon the filing of the certificate of merger, or at such later time as is agreed by the parties to the Merger Agreement and specified in the certificate of merger.

The “marketing period” refers generally to an initial period of 15 consecutive business days referred to as the “bank marketing period,” which initial period may, in certain circumstances, be followed by an additional period of 15 consecutive business days referred to as the “bond marketing period.” The “bank marketing period” refers generally (subject to certain exceptions described in the Merger Agreement) to an initial period of 15 consecutive business days beginning on the first day after the date on which LogMeIn shall have delivered to Parent certain financial information, which information we refer to as the “bank financing information;” provided that the last day of such 15 consecutive business day period shall occur no later than the Initial Outside Date (as described below) or the Extended Outside Date (as defined below), as applicable; provided, further, that if

LogMeIn shall in good faith believe that the bank marketing period has commenced and that it has provided the required bank financing information, LogMeIn may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case LogMeIn shall be deemed to have complied with its delivery requirement unless Parent in good faith reasonably believes that either the bank marketing period has not commenced or that LogMeIn has not completed the delivery of the financial information, and, within five business days after the delivery of such notice by LogMeIn, Parent delivers a written notice to LogMeIn to that effect (stating, if applicable, with specificity which financial information LogMeIn has not delivered); provided, that the bank marketing period shall end on any earlier date that is the date on which the debt financing is consummated or funded into escrow. Notwithstanding anything to the contrary herein, the bank marketing period will not commence and will not be deemed to have commenced if, at any time on or prior to the completion of such fifteen consecutive business day period, LogMeIn has announced any intention to restate any financial statements or information included in the required financial information or that any such restatement is under consideration, in which case the bank marketing period will be deemed not to commence unless and until such restatement has been completed and the applicable information has been amended or LogMeIn has announced that it has concluded that no restatement will be required, and the requirements described in the immediately preceding sentence would be satisfied on the first business day, throughout and on the last business day of such new consecutive fifteen business day period.

The “bond marketing period” refers generally (subject to certain exceptions described in the Merger Agreement) to a subsequent period of 15 consecutive business days described below that will begin only if the bank marketing period shall have ended and prior to the completion of the bank marketing period, Parent’s lenders have delivered a notice to Parent (the “notes flex notice”) requiring Parent to engage in a note offering as part of its efforts to arrange the debt financing in accordance with the debt commitment letter. If Parent has received a notes flex notice, the bond marketing period will begin on the first day after the completion of the bank marketing period on which LogMeIn shall have delivered to Parent certain financial information, which information we refer to as the “bond financing information;” provided that the last day of such 15 consecutive business day period shall occur no later than the Initial Outside Date (as described below) or the Extended Outside Date (as defined below), as applicable; provided, further, that if LogMeIn shall in good faith believe that the bond marketing period has commenced and that it has provided the required bond financing information, LogMeIn may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case LogMeIn shall be deemed to have complied with its delivery requirement unless Parent in good faith reasonably believes that either the bond marketing period has not commenced or that LogMeIn has not completed the delivery of the financial information, and, within five business days after the delivery of such notice by LogMeIn, Parent delivers a written notice to LogMeIn to that effect (stating, if applicable, with specificity which financial information LogMeIn has not delivered); provided, that the bond marketing period shall end on any earlier date that is the date on which the debt financing is consummated or funded into escrow. Notwithstanding anything to the contrary herein, the bond marketing period will not commence and will not be deemed to have commenced if, at any time on or prior to the completion of such fifteen consecutive business day period, the bond financing information does not remain compliant as set forth in the Merger Agreement.

Merger Consideration

Common Stock

At the effective time of the Merger, each share of LogMeIn common stock issued and outstanding immediately prior to the effective time of the Merger (other than (i) shares held by LogMeIn as treasury stock or held by Parent or Merger Sub or any wholly-owned subsidiary of LogMeIn, Parent or Merger Sub and (ii) Dissenting Shares (as described below)) will be converted automatically into the right to receive $86.05 per share, without interest and less any applicable withholding taxes (the “Merger Consideration”). All shares of LogMeIn common stock converted into the right to receive the Merger Consideration will automatically be cancelled at the effective time of the Merger and will thereafter represent only the right to receive the Merger Consideration.

Outstanding Equity Awards and Other Awards

The Merger Agreement provides for the following treatment with respect to equity awards relating to LogMeIn common stock:

Stock Options

At the effective time of the Merger, each Company Option, whether vested or unvested, that is outstanding immediately prior to the effective time of the Merger, shall automatically and without any required action on the part of the holder or LogMeIn be cancelled and be converted into the right to receive (without interest) an amount in cash equal to the product of (x) the total number of shares of LogMeIn common stock underlying the Company Option multiplied by (y) the excess, if any, of the Merger Consideration over the exercise price of such Company Option; provided that any such Company Option with respect to which the exercise price subject thereto is equal to or greater than the Merger Consideration shall be canceled for no consideration.

Restricted Stock Units

Each outstanding Company RSU (x) that is subject solely to service-based vesting conditions and has no performance conditions to earn the LogMeIn common stock covered thereby and is outstanding at the effective time of the Merger, shall, whether vested or unvested, automatically and without any required action on the part of the holder thereof, be cancelled and shall entitle the holder thereof to receive an amount in cash equal to the Merger Consideration with respect to each share of LogMeIn common stock subject to such Company RSU, which amount shall be paid subject to satisfaction of the same vesting and settlement schedule and other conditions applicable to the Company RSU immediately prior to the effective time of the Merger; and (y) that is a Performance RSU and is outstanding immediately at the effective time of the Merger shall become earned (meaning eligible to vest upon satisfaction of service-based vesting conditions) (i) with respect to Performance RSUs that are subject to market-based vesting conditions, as to the number of shares of LogMeIn common stock subject to such award that would be earned based on LogMeIn’s actual level of achievement as of the effective time of the Merger, based on the price per share of the Merger Consideration, and (ii) with respect to Performance RSUs that are subject to revenue-based vesting conditions, as to the number of shares of LogMeIn common stock subject to such award that would be earned based on target level achievement and, in each case, after giving effect to such achievement, without any required action on the part of the holder thereof, be cancelled and shall entitle the holder thereof to receive the Merger Consideration with respect to each earned share of LogMeIn common stock subject to such Performance RSU, which amount shall be paid subject to satisfaction of the service-based vesting conditions, if any, and settlement schedule and other terms and conditions applicable to the Performance RSU immediately prior to the effective time of the Merger, including any double-trigger vesting accelerations.

Termination of LogMeIn Equity Plans

As of the effective time of the Merger, LogMeIn’s Amended and Restated 2009 Stock Incentive Plan will be terminated and no further shares of LogMeIn common stock, company options, restricted stock units, equity interests or other rights with respect to shares of LogMeIn common stock shall be granted thereunder. In addition, LogMeIn has agreed to take all action as may be required to provide that (i) the 2019 Employee Stock Purchase Plan (the “ESPP”) shall terminate immediately upon the Purchase Date (as defined in the ESPP) of the current Offering Period (as defined in the ESPP), (ii) no new Offering Periods shall commence following the date of the Merger Agreement, and (iii) to the extent permitted pursuant to the terms of the ESPP, no individual currently participating in the ESPP may (x) increase the percentage of his or her Compensation (as defined in the ESPP) that such participant has subscribed for deduction with respect to the ESPP as of the date of the Merger Agreement, or (y) provide any contributions for ESPP purchases other than pursuant to previously selected Compensation deductions. Following the Purchase Date of the current Offering Period, there shall no longer remain any outstanding rights to purchase shares of LogMeIn common stock under the ESPP.

Dissenting Shares

Any shares of LogMeIn common stock held by stockholders who are entitled to and have properly demanded appraisal rights for such shares in accordance with, and who comply in all respects with, Section 262 of the DGCL will not be converted into the right to receive the Merger Consideration. At the effective time of the Merger all such Dissenting Shares will no longer be outstanding and will automatically be cancelled and cease to exist, and the holders of such Dissenting Shares will cease to have any rights with respect thereto, except the rights granted to them under Section 262 of the DGCL. If any such stockholder fails to perfect or otherwise waives, withdraws or loses such stockholder’s right to appraisal under the DGCL or other applicable law, then the right of such holder to be paid the fair value of such Dissenting Shares will cease, and the Dissenting Shares will be deemed to have been converted, as of the effective time of the Merger, into the right to receive the Merger Consideration, without interest and less any applicable withholding taxes.

Exchange and Payment Procedures

At or prior to the effective time of the Merger, Parent will designate a reputable bank or trust company reasonably acceptable to LogMeIn, which institution we refer to as the paying agent, to make payments of the Merger Consideration to stockholders. Substantially currently with the effective time of the Merger, Parent will deposit or cause to be deposited with the paying agent the aggregate Merger Consideration to which the holders of LogMeIn common stock are entitled at the effective time of the Merger pursuant to the Merger Agreement.

As soon as practicable (but no later than the third business day) after the effective time of the Merger, the Surviving Corporation will cause the paying agent to mail to each person that was, immediately prior to the effective time of the Merger, a holder of record of LogMeIn common stock represented by a stock certificate, which shares were converted into the right to receive the Merger Consideration, a letter of transmittal together with instructions for effecting the surrender of the certificates in exchange for payment of the Merger Consideration. Upon receipt of (i) in the case of shares of LogMeIn common stock represented by a stock certificate, a surrendered certificate or certificates (or affidavit of loss) in respect of such shares together with the signed letter of transmittal, or (ii) in the case of shares of LogMeIn common stock held in book-entry form (other than shares held through The Depository Trust Company) the receipt of the signed letter of transmittal, the holder of such shares will be entitled to receive the Merger Consideration in exchange therefor and such certificates or book-entry shares shall be cancelled. The amount of any Merger Consideration paid to the stockholders may be reduced by any applicable withholding taxes.

As promptly as practicable after the effective time of the Merger, Parent will cause the paying agent to pay and deliver to The Depository Trust Company or its nominee, in respect of each book-entry share held through The Depository Trust Company, a cash amount in immediately available funds equal to the Merger Consideration (without interest, and after giving effect to any required tax withholdings) that holders of such book-entry shares shall be automatically entitled to receive, and such book-entry shares of such holder shall be cancelled.

At the effective time of the Merger, the stock transfer books of LogMeIn shall be closed and thereafter there shall be no further registration of transfers of shares on the records of LogMeIn, and holders of certificates and book-entry shares will no longer have rights with respect to the shares except as provided in the Merger Agreement or by applicable law. If, after the effective time of the Merger, certificates that represented ownership of shares of LogMeIn common stock are presented to the Surviving Corporation for any reason, they will be cancelled and exchanged as provided in the Merger Agreement.

If any cash deposited with the paying agent remains undistributed to holders of LogMeIn common stock twelve months following the effective time of the Merger, such cash (including any interest received in respect thereto) will be delivered to the Surviving Corporation, and any holder of LogMeIn common stock who has not complied with the exchange procedures in the Merger Agreement will thereafter look only to Parent and the

Surviving Corporation for payment of its claim for the Merger Consideration, without any interest thereon and subject to any applicable withholding taxes and abandoned property, escheat or other similar laws. Any Merger Consideration that remains unclaimed by the holders of LogMeIn common stock immediately prior to such time as such amounts would otherwise escheat to, or become property of, any governmental entity will, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claim or interest of any person previously entitled thereto. Any portion of the aggregate Merger Consideration made available to the paying agent to pay for shares for which appraisal rights have been perfected shall be returned to the Surviving Corporation upon demand.

If any stock certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such stock certificate to be lost, stolen or destroyed (and if required by Parent, the posting by such person of a bond, in a reasonable sum as Parent may reasonably direct, as indemnity against any claim that may be made against Parent, Merger Sub, the Surviving Corporation or the paying agent with respect to such stock certificate), the paying agent will, in exchange for such lost, stolen or destroyed stock certificate, pay the Merger Consideration deliverable in respect thereof pursuant to the Merger Agreement.

Representations and Warranties

In the Merger Agreement, LogMeIn has made customary representations and warranties to Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•	the due organization, valid existence, good standing and corporate power of LogMeIn and each of its subsidiaries;

•

the capitalization of LogMeIn, including the number of shares of LogMeIn common stock, preferred stock, options, restricted stock units and other equity interests outstanding and the ownership of the capital stock of its subsidiaries;

•

the authority of LogMeIn to enter into the Merger Agreement and complete the Merger and the other transactions contemplated by the Merger Agreement and the enforceability of the Merger Agreement against LogMeIn;

•

the absence of (i) any conflict with or violation of the organizational documents of LogMeIn or any LogMeIn subsidiary, (ii) any conflict with or violation of applicable laws or (iii) any required consents or approvals under, or breach, violation, loss of benefit, change of control or default under any contract or permit of LogMeIn or its subsidiaries, in each case, as a result of the execution and delivery by LogMeIn of the Merger Agreement and the completion by LogMeIn of the Merger;

•	the consents, filings and authorizations required by governmental entities in connection with the transactions contemplated by the Merger Agreement;

•

compliance with SEC filing requirements for LogMeIn’s SEC filings since January 1, 2018, including the accuracy of information contained in such documents and compliance with GAAP and the rules and regulations of the SEC with respect to the consolidated financial statements contained therein;

•	the adequacy of disclosure controls and internal controls over financial reporting;

•	the absence of certain undisclosed liabilities;

•	the absence of certain changes and events since September 30, 2019;

•	the absence of a Company Material Adverse Effect (as defined below) since September 30, 2019;

•	the accuracy of information contained in this proxy statement, as it may be amended or supplemented from time to time;

•	litigation matters;

•	compliance with applicable laws and governmental orders, including the U.S. Foreign Corrupt Practices Act of 1977;

•	the maintenance of and compliance with governmental licenses, permits, certificates, approvals, billing and authorizations necessary for the conduct of LogMeIn and its subsidiaries’ business;

•	LogMeIn and its subsidiaries’ employee benefit plans, ERISA matters and other labor and employment matters;

•	environmental matters;

•	the owned and leased real property of LogMeIn and its subsidiaries;

•	tax matters;

•	LogMeIn and its subsidiaries’ material contracts;

•	intellectual property matters;

•	financial advisors’ fees related to the Merger;

•

receipt by the Board of an opinion of each of Qatalyst Partners LP and J.P. Morgan, as to the fairness, as of the date of the Merger Agreement, from a financial point of view, of the Merger Consideration to be received by holders (other than Parent and its affiliates) of shares of LogMeIn common stock;

•	LogMeIn and its subsidiaries’ material customers and suppliers; and

•	the absence of any additional representations and warranties except for the representations and warranties expressly set forth in the Merger Agreement.

Certain of LogMeIn’s representations and warranties are qualified (i) by reference to the disclosure in LogMeIn’s filings with the SEC prior to the execution of the Merger Agreement (other than disclosures contained in the “Forward Looking Statements” or “Risk Factors” sections of such SEC filings) and (ii) as set forth in LogMeIn’s disclosure schedules delivered to Parent pursuant to the Merger Agreement.

In addition, many of LogMeIn’s representations and warranties are qualified by knowledge or by a materiality or a “Company Material Adverse Effect” standard. For purposes of the Merger Agreement, “Company Material Adverse Effect” means any adverse change, event, occurrence or development (an “Effect”) that, individually or in the aggregate, (i) has, or would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of LogMeIn and its subsidiaries, taken as a whole or (ii) prevents or materially impairs or delays the consummation of the Merger or performance by LogMeIn of any of its material obligations under the Merger Agreement; provided, however, that, Effects arising out of, resulting from or attributable to the following shall not constitute or be deemed to contribute to a Company Material Adverse Effect, and shall not otherwise be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur:

•

any change or proposed change in applicable laws or GAAP or changes in interpretations or enforcement of applicable law or GAAP following the date of the Merger Agreement (except to the extent the Effect disproportionately impacts LogMeIn and its subsidiaries, taken as a whole, relative to other companies operating in the same industries);

•

any change in general economic, business, labor or regulatory conditions or in securities, credit or other financial markets in the United States or globally or changes generally affecting the industries (including seasonal fluctuations) in which LogMeIn or its subsidiaries operate in the United States or globally (except to the extent the change disproportionately impacts LogMeIn and its subsidiaries, taken as a whole, relative to other companies operating in the same industries);

•	any change in global or national political conditions (including the outbreak or escalation of war (whether declared or not), military action, sabotage or acts of terrorism) changes due to natural disasters or changes in the weather or changes due to the outbreak or worsening of an epidemic, pandemic or other health crisis (except to the extent the change disproportionately impacts LogMeIn relative to other companies operating in the same industries);

•

any actions or omissions required of LogMeIn under the Merger Agreement or taken or not taken at the request of or with the consent of, Parent or any of its affiliates (except for any obligations hereunder to operate in the ordinary course of business and similar obligations);

•

the negotiation, announcement, pendency of or consummation of the Merger Agreement and the Merger, including the identity of Parent or the effect of any fact or circumstance relating to, Parent or any of its affiliates or any communication by Parent or any of its affiliates regarding its plans, proposals or projections with respect to LogMeIn, its subsidiaries or employees (including any impact on the relationship of LogMeIn, or any of its subsidiaries, contractual or otherwise, with its customers, suppliers, distributors, vendors, lenders, employees, or partners) (provided that the exceptions in this clause do not apply with respect to references to Company Material Adverse Effect in the representations and warranties contained in Section 3.4 of the Merger Agreement (No Conflicts) and other similar representations and warranties with respect to the execution of the Merger Agreement, the consummation of the Merger or the like);

•	any litigation arising from allegations of breach of fiduciary duty or violation of law relating to the Merger Agreement or the transactions contemplated by the Merger Agreement;

•

changes in the trading price or trading volume of LogMeIn’s shares or any suspension of trading (provided that the underlying cause of such changes may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur); or

•

any failure by LogMeIn or any of its subsidiaries to meet any revenue, earnings or other financial projections or forecasts (provided that the underlying cause of such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur).

Parent’s and Merger Sub’s representations and warranties under the Merger Agreement relate to, among other things:

•	Parent’s and Merger Sub’s due organization, valid existence, good standing and corporate power;

•

the authority of Parent and Merger Sub to enter into the Merger Agreement and complete the Merger and the other transactions contemplated by the Merger Agreement and the enforceability of the Merger Agreement against Parent and Merger Sub;

•

the absence of (i) any conflict with or violation of the organizational documents of Parent or Merger Sub, (ii) any conflict with or violation of applicable laws or (iii) any required consent or approval, breach, violation, loss of benefit or default under any contract of Parent or Merger Sub, in each case, as a result of the execution and delivery by Parent and Merger Sub of the Merger Agreement and completion by Parent and Merger Sub of the Merger;

•	the consents, filings and authorizations required by governmental entities in connection with the transactions contemplated by the Merger Agreement;

•	litigation matters;

•	the sufficiency of the funds that Parent and Merger Sub have, or will have access to, to fund the transactions contemplated in the Merger Agreement;

•	the equity commitment letters and debt commitment letter;

•	the limited guarantees of the FP Funds and the Elliott Funds, pursuant to which such entities have guaranteed payment of certain of Parent’s and Merger Sub’s obligations under the Merger Agreement;

•	the accuracy of information supplied to LogMeIn by Parent or Merger Sub for use in this proxy statement, as it may be amended or supplemented from time to time;

•	beneficial ownership of LogMeIn common stock by Parent, Merger Sub, or any Parent subsidiary;

•	the solvency of the Surviving Corporation subject to certain assumptions;

•	the ownership of Parent and Merger Sub;

•

agreements with any stockholder, director or officer of LogMeIn relating to the Merger Agreement, the transactions contemplated by the Merger Agreement or the Surviving Corporation following the effective time of the Merger;

•	agreements with any financial advisor, broker or finder; and

•	the absence of any additional representations and warranties except for the representations and warranties expressly set forth in the Merger Agreement.

None of the representations and warranties in the Merger Agreement will survive the completion of the Merger.

Conduct of Business Pending the Merger

Certain covenants in the Merger Agreement restrict the conduct of LogMeIn and its subsidiaries’ business between the date of the Merger Agreement and the effective time of the Merger. Except (i) as expressly contemplated by the Merger Agreement, (ii) as set forth in LogMeIn’s disclosure schedule or (iii) with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), from the date of the Merger Agreement until the earlier of the effective time of the Merger or termination of the Merger Agreement, LogMeIn will and will cause each of its subsidiaries to conduct its operations only in the ordinary course of business consistent with past practice, use its commercially reasonable efforts to keep available the services of the current officers, employees and consultants of LogMeIn and each of its subsidiaries and preserve the goodwill and current relationships of LogMeIn and each of its subsidiaries with customers, suppliers and other persons with which LogMeIn or any of its subsidiaries has business relations. Except (i) as expressly contemplated by the Merger Agreement, (ii) as set forth in LogMeIn’s disclosure schedule or (iii) with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), from the date of the Merger Agreement until the earlier of the effective time of the Merger or termination of the Merger Agreement, LogMeIn will not, and will not permit its subsidiaries to:

•	amend its certificate of incorporation or bylaws (or equivalent organizational documents);

•

issue, sell, pledge, dispose of, grant, transfer or encumber any shares of capital stock of (or other equity interests in) LogMeIn or any of its subsidiaries, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other equity interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other equity interests or such convertible or exchangeable securities of LogMeIn or any of its subsidiaries, other than the issuance of shares upon the exercise of options and settlement of restricted stock units outstanding as of the date of the Merger Agreement in accordance with their terms;

•

sell, pledge, dispose of, transfer, lease, license, guarantee or encumber any property or assets (including any product, product segment or business unit) of LogMeIn or any of its subsidiaries, except (i) pursuant to any existing contracts listed in LogMeIn’s disclosure schedule, (ii) the sale, purchase or non-exclusive license of goods (including intangible property) or the provision of services, in the ordinary course of business consistent with past practice, or (iii) obsolete or worn out equipment;

•

sell, assign, pledge, transfer, license, abandon or otherwise dispose of any of LogMeIn’s owned and material intellectual property, except for non-exclusive licenses granted in the ordinary course of business;

•

declare, set aside, make or pay any dividend or other distribution, whether payable in cash, stock, property or any combination of the foregoing, with respect to LogMeIn’s capital stock or other equity interests, other than dividends paid by any wholly-owned LogMeIn subsidiary to LogMeIn or another wholly-owned subsidiary of LogMeIn in the ordinary course of business consistent with past practice;

•

reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any shares of capital stock or other equity interests of LogMeIn except with respect to any wholly-owned LogMeIn subsidiary;

•

merge or consolidate LogMeIn or any of its subsidiaries with any person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of LogMeIn or any of its subsidiaries, except with respect to any wholly-owned LogMeIn subsidiary;

•

acquire (including by merger, consolidation or acquisition of stock or assets) any person or assets, other than acquisitions of inventory, raw materials and other property in the ordinary course of business consistent with past practice;

•

incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise), the obligations of any person (other than a wholly-owned subsidiary LogMeIn) for borrowed money, except (i) in connection with refinancings of existing indebtedness and (ii) for borrowings under LogMeIn’s existing credit facilities or issuances of commercial paper for working capital and general corporate purposes in the ordinary course of business consistent with past practice;

•	loan, advance or make a capital contribution to, or investments in, any other person (other than any wholly-owned LogMeIn subsidiary) in excess of $2.0 million in the aggregate;

•

make any loans or advances to, guarantees for the benefit of, or enter into any other material transaction with any employee of LogMeIn or its subsidiaries, other than advances for business, travel-related, relocation or other similar expenses in accordance with any currently existing policy of LogMeIn;

•

terminate, cancel or renew, or agree to any material amendment to or waiver under any material contract, or enter into or amend any contract that would be a material contract if existing on the date of the Merger Agreement, in each case other than in the ordinary course of business consistent with past practice;

•

make any capital expenditure in excess of LogMeIn’s capital expenditure budget as set forth on LogMeIn’s disclosure schedule other than capital expenditures that are not, in the aggregate, in excess of $2.0 million;

•

except as required by applicable law or the terms of any benefit plans in effect as of the date of the Merger Agreement (i) grant or provide any severance or termination payments or benefits to any employee except, in the case of any employee of LogMeIn or its subsidiaries who are not executive officers, in the ordinary course, (ii) increase the salary, wages, or bonuses payable to any employee, except for (1) in the case of employee of LogMeIn or its subsidiaries who are not executive officers and whose annual base compensation is less than $300,000, increases in the ordinary course of business consistent with past practice and (2) the payment of bonuses or commissions in the ordinary course for completed periods based on actual performance, (iii) establish, adopt, amend or terminate any benefit plan except for amendments to benefit plans made in the ordinary course of business consistent with past practice that do not materially increase the expense of maintaining such plan, (iv) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any benefit plan (including, without limitation, with respect to Company Options and Company RSUs), other than to the extent required by such benefit plan, (v) grant any new awards, or amend or modify the terms of any outstanding awards (including, without limitation, any Company

Options and Company RSUs), except an award to any new employee in connection with hiring such employee, (vi) change any material actuarial or other assumptions used to calculate funding obligations with respect to any benefit plan that is required by applicable law to be funded or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, (vii) hire any employee or engage any independent contractor (who is a natural person) with an annual salary or wage rate or consulting fees in excess of $300,000 (other than employees hired to fill open positions existing as of the date of the Merger Agreement or to replace employees whose employment has terminated following the date of the Merger Agreement (provided that if at the time of hiring the overall net increase in employee headcount from the date of the Merger Agreement does not exceed one-hundred (100) persons, no consent of Parent shall be required to hire employees to fill open positions existing as of the date of the Merger Agreement or to replace employees whose employment has terminated following the date of the Merger Agreement) or (viii) terminate the employment of any executive officer other than for cause or permanent disability;

•	make any change in accounting policies, practices, principles, methods or procedures, other than as required by GAAP or by a governmental entity;

•

compromise, settle or agree to settle any proceeding, other than compromises, settlements or agreements of proceedings in the ordinary course of business consistent with past practice that involve only the payment of monetary damages not in excess of $7.5 million individually, or $15.0 million in the aggregate in any case without the imposition of equitable relief on, or the admission of wrongdoing by, LogMeIn or any of its subsidiaries;

•

except in the ordinary course of business and consistent with past practice, or except as required by applicable law, make, change or revoke any material tax election, change any of its material methods of reporting income or deductions for tax purposes, file any amended material tax return with respect to any material taxes, enter into any closing agreement with respect to any material taxes, surrender any right to claim a refund of a material amount of taxes, consent to an extension of the limitation period applicable to any tax claim or assessment, prepare any material tax return in a manner materially inconsistent with past practice, or settle or compromise any material tax liability or settle any material tax claim, audit or dispute;

•

except as otherwise permitted by the Merger Agreement, enter into any contract which would be a material contract if entered into prior to the date of the Merger Agreement and that contains a change in control or similar provision that would trigger a consent right in favor of the counterparty in connection with the Merger; and

•	authorize or enter into any contract or otherwise make any commitment to do any of the foregoing.

Go Shop Period

The Merger Agreement provides that, during the period beginning on the date of the Merger Agreement and continuing until 11:59 p.m. (New York City time) on January 31, 2020, the day that is 45 calendar days following the date of the Merger Agreement (the “Solicitation Period End Date”), LogMeIn, its subsidiaries and their representatives may (i) solicit, initiate, facilitate and encourage the making of acquisition proposals from third parties and provide nonpublic information to such third parties (subject to entry into acceptable confidentiality agreements), and (ii) enter into, continue or otherwise participate in any discussions or negotiations with such third parties regarding such acquisition proposals or otherwise cooperate with or assist or participate in or facilitate any such discussions or negotiations or any effort or attempt to make any acquisition proposal.

No Solicitation of Other Offers; Change of Recommendation

From and after the Solicitation Period End Date, LogMeIn will become subject to customary “no shop” restrictions prohibiting LogMeIn and its representatives from soliciting acquisition proposals from third parties or providing information to or participating in any discussions or negotiations with third parties regarding acquisition proposals, subject to certain exceptions set forth in the Merger Agreement and described below. Except as expressly permitted by the Merger Agreement (including with respect to any exempted person (as defined below)), from and after the Solicitation Period End Date, LogMeIn shall, and shall cause its subsidiaries and their respective directors, officers and employees to, (x) promptly cease and terminate (or cause to be terminated) any discussions or negotiations with any third party and its affiliates and representatives that may be ongoing with respect to any acquisition proposal, (y) request any such third party to promptly return or destroy all confidential information furnished by or on behalf of LogMeIn and its subsidiaries and (z) terminate access by any third party and its affiliates and representatives to any data room (virtual, online or otherwise) maintained by or on behalf of LogMeIn and its subsidiaries. Except as expressly permitted by the Merger Agreement, from and after the Solicitation Period End Date, until the receipt of stockholder approval, or, if earlier, the termination of the Merger Agreement in accordance with its terms, LogMeIn has agreed not to, and to cause its subsidiaries and its and its subsidiaries’ respective directors, officers, legal counsel and investment bankers not to, and to not authorize or knowingly permit its other representatives to:

•	initiate, solicit, facilitate, knowingly facilitate or knowingly encourage the submission of any acquisition proposal;

•

engage in, continue or otherwise participate in any discussions or negotiations with respect to any acquisition proposal or that could reasonably be expected to lead to the submission of an acquisition proposal (other than to inform any third party that provisions contained in the Merger Agreement prohibit such discussions);

•	provide any non-public information in connection with any acquisition proposal or any proposal or offer that would reasonably be expected to lead to an acquisition proposal, or

•	otherwise knowingly facilitate any effort or attempt to make an acquisition proposal.

Except as expressly permitted by the Merger Agreement, until the receipt of the stockholders’ approval of the Merger Proposal or the earlier termination of the Merger Agreement and described below, neither the Board nor any committee thereof will:

•	approve or recommend, or publicly propose to approve or recommend, any acquisition proposal or any offer or proposal that would reasonably be expected to lead to an acquisition proposal;

•	withdraw, change or qualify, in a manner adverse to Parent or Merger Sub, the Board’s recommendation with respect to the Merger (which we refer to as the Board Recommendation);

•

approve or cause LogMeIn to enter into any merger agreement, letter of intent or other similar agreement relating to any acquisition proposal or that would reasonably be expected to lead to an acquisition proposal;

•	fail to include the Board Recommendation in the proxy statement;

•

make any recommendation or public statement in connection with a tender offer or exchange offer for the equity securities of LogMeIn other than a recommendation against such offer (other than the issuance by LogMeIn or the Board of a “stop, look and listen” statement pursuant to the Merger Agreement; or

•	resolve or agree to do any of the foregoing.

We refer to any of the actions described in the first, second, third, fourth and fifth bullets as a “change of recommendation”.

No later than 24 hours following the Solicitation Period End Date, LogMeIn shall notify Parent in writing of the identity of each exempted person (as defined below), together with a copy of the acquisition proposal submitted by such exempted person and the material terms and conditions of any proposal or offer regarding an acquisition proposal (including any amendments or modifications thereof) received from such exempted person on or prior to the Solicitation Period End Date (which shall include a copy of such proposal or offer), and copies of confidentiality agreements entered into on or prior to the Solicitation Period End Date. Notwithstanding the commencement of the no shop restrictions under the Merger Agreement, from and after the Solicitation Period End Date, LogMeIn may continue to engage in the activities otherwise prohibited in the no shop restrictions in the Merger Agreement with respect to any acquisition proposal submitted by an exempted person on or before the Solicitation Period End Date until 11:59 p.m. (New York City time) on the earlier of (i) the date on which such acquisition proposal expires by its terms, or (ii) the date on which such exempted person has otherwise terminated or withdrawn such acquisition proposal (provided that, for the avoidance of doubt, any amended or revised acquisition proposal submitted by such exempted person shall not be deemed to constitute, in and of itself, an expiration, termination or withdrawal of such previously submitted acquisition proposal) or ceased to be an exempted person.

If at any time following the Solicitation Period End Date and prior to the receipt of the stockholder approval (i) LogMeIn has received a bona fide written acquisition proposal from a third party, (ii) LogMeIn has not breached the no shop restrictions in the Merger Agreement in any material respect with respect to such acquisition proposal and (iii) the Board determines in good faith (after consultation with its financial advisors and outside legal counsel, based on information then available) that such acquisition proposal constitutes or would reasonably be expected to lead to a superior proposal, LogMeIn may (a) furnish information with respect to LogMeIn and its subsidiaries to the third party making such acquisition proposal, its representatives and potential sources of financing pursuant to an acceptable confidentiality agreement and (b) participate in discussions or negotiations with such third party regarding such acquisition proposal; provided, that any information concerning LogMeIn or its subsidiaries provided or made available to any third party will be provided or made available to Parent or Merger Sub (to the extent it has not been provided or made available already), concurrently with or prior to such time as it is provided or made available to such third party.

From and after the Solicitation Period End Date, LogMeIn agrees to promptly (and in any event within 24 hours) notify Parent in writing of the receipt of any acquisition proposal, which notice will identify the third party making such acquisition proposal and include a copy of such acquisition proposal (or, where such acquisition proposal was not submitted in writing, a reasonable description of such acquisition proposal). Without limiting the foregoing, LogMeIn will promptly (and in any event within 24 hours of such determination) advise Parent if LogMeIn determines to begin providing information or to engage in discussions or negotiations concerning an acquisition proposal and thereafter shall keep Parent reasonably informed, on a current basis (and, in any event, within 24 hours of Parent’s reasonable request), of the status and material terms of any such proposals (including any amendment thereto) and any material changes to the status of any such discussions or negotiations.

If LogMeIn receives a bona fide written acquisition proposal from a third party (including an exempted person) that the Board determines in good faith (after consultation with its financial advisors and outside legal counsel) constitutes a superior proposal, the Board may, at any time prior to the receipt of the stockholder approval, effect a change of recommendation with respect to such superior proposal and/or terminate the Merger Agreement pursuant to the terms thereof, in either case if the Board determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties to the stockholders of LogMeIn. LogMeIn however, is not entitled to effect a change of recommendation or terminate the Merger Agreement unless LogMeIn shall have provided to Parent at least four business days’ prior written notice of LogMeIn’s intention to take such action, which notice shall include a copy of such superior proposal and all related documentation (including the definitive transaction agreement (and related schedules and exhibits) to be entered into in respect of such Superior Proposal and, if applicable, financing documentation) and unless:

•

during the four business day notice period described above, if requested by Parent, LogMeIn will have, and will have caused its legal and financial advisors to have, engaged in good faith negotiations with Parent regarding any amendment to the Merger Agreement proposed in writing by Parent and intended to cause the relevant acquisition proposal to no longer constitute a superior proposal; and

•

the Board will have considered in good faith any adjustments and/or proposed amendments to the Merger Agreement (including a change to the price terms thereof) and other agreements contemplated thereby that were irrevocably offered in writing by Parent no later than 11:59 a.m. (New York City time) on the last day of such four business day notice period, and will have determined in good faith, after consultation with its financial advisors and outside legal counsel, that the superior proposal would continue to constitute a superior proposal if such amendments or modifications proposed by Parent were to be given effect and that failure to make a change of recommendation with respect to such superior proposal would continue to be inconsistent with its fiduciary duties to LogMeIn’s stockholders.

In the event of any material, written revisions to the terms of such superior proposal, LogMeIn is required to deliver a new written notice to Parent and to again comply with the requirements of the no shop restrictions of the Merger Agreement with respect to such new written notice.

The Board may, at any time prior to the receipt of the stockholder approval, effect a change of recommendation if the Board determines in good faith, after consultation with its financial advisors and outside counsel that an intervening event (as defined below) has occurred and is continuing. LogMeIn, however, will not be entitled to effect a change of recommendation pursuant to the Merger Agreement unless:

•

the Board determines in good faith, after consultation with outside legal counsel, that the failure to effect a change of recommendation in response to such intervening event would be inconsistent with its fiduciary duties to LogMeIn’s stockholders;

•

LogMeIn provided to Parent at least four business days’ prior written notice of its intention to take such actions, which notice shall specify the material information and facts relating to such intervening event;

•

during the four business day notice period described above, if requested by Parent, LogMeIn will have engaged in good faith negotiations with Parent regarding any adjustments to the terms and conditions of the Merger Agreement as would enable the Board to proceed with the Board Recommendation; and

•

at the end of such four business day notice period described above, the Board will have considered in good faith any proposed adjustments offered in writing by Parent to the material terms and conditions of the Merger Agreement, and will have determined in good faith (after consultation with its outside legal counsel), that the failure to effect a change of recommendation in response to such intervening event would continue to be inconsistent with its fiduciary duties to LogMeIn’s stockholders.

LogMeIn’s Board may (i) disclose to the LogMeIn’s stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 and Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) make any disclosure to the stockholders of LogMeIn if the Board determines in good faith, after consultation with outside legal counsel, that the failure to make such disclosure would be reasonably likely to be inconsistent with its fiduciary duties or violate applicable laws; provided, however, that LogMeIn may only make such a disclosure that constitutes a change of recommendation in compliance with applicable terms of the Merger Agreement. The issuance by LogMeIn or the Board of a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, will not constitute a change of recommendation.

As used in this proxy statement:

•

“acquisition proposal” means any offer, inquiry, indication of interest or proposal from a third party concerning (i) a merger, consolidation or other business combination transaction or series of transactions involving LogMeIn, (ii) a direct or indirect sale, lease or other disposition by merger, consolidation, business combination, share exchange, joint venture, recapitalization, spin-off or otherwise, of assets of LogMeIn (including equity interests of any LogMeIn subsidiary) or its subsidiaries representing 25% or more of the consolidated assets of LogMeIn and its subsidiaries based on their fair market value as determined in good faith by the Board, (iii) any acquisition by any person or group, resulting in, or any proposal, offer, inquiry or indication of interest that if consummated would result in, any person or group becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, any class of equity securities of LogMeIn representing 25% or more of the voting power or shares of LogMeIn or (iv) any combination of the foregoing (in each case, other the Merger);

•

“superior proposal” means any bona fide written acquisition proposal (except the references therein to “25%” shall be replaced by “50%”) that did not result from a breach of the no shop restrictions of the Merger Agreement and that the Board determines in good faith, after consultation with its financial advisors and outside legal counsel, taking into account such factors as the Board considers in good faith to be appropriate (including the conditionality, timing and likelihood of consummation of such proposals), is from a financial point of view, more favorable to LogMeIn’s stockholders than the Merger (taking into account any proposed changes with respect to such superior proposal and any adjustments and/or proposed amendments to the Merger Agreement proposed by Parent);

•

“intervening event” means any event, change, effect, development, state of facts, condition or occurrence after the date of the Merger Agreement that is material to LogMeIn and its subsidiaries that (i) was not known to or reasonably foreseeable by the Board as of or prior to the date of the Merger Agreement, and (ii) does not involve or relate to (I) an acquisition proposal, (II) changes in the trading price or trading volume of shares of LogMeIn’s common stock (provided that the underlying cause of such changes may be taken into account in determining whether an intervening event has occurred) or (III) any overachievement by LogMeIn or any of its subsidiaries with respect to any revenue, earnings or other financial projections or forecasts (provided that the underlying cause of such overachievement may be taken into account in determining whether an intervening event has occurred);

•

“exempted person” means any person or group of persons (so long as, in the case of a group of persons, the members of such group who were members of such group immediately prior to the Solicitation Period End Date constitute more than 75% of the equity financing and voting control of such group of Persons at all times following the Solicitation Period End Date), from whom LogMeIn or any of its representatives has received a bona fide acquisition proposal after the date of execution of the Merger Agreement and prior to the Solicitation Period End Date and that, on or before the Solicitation Period End Date, the Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such acquisition proposal constitutes or would reasonably be expected to lead to a superior proposal, and such acquisition proposal has not been amended in a manner adverse to LogMeIn, withdrawn and has not expired or been terminated as of the Solicitation Period End Date. Notwithstanding anything in the Merger Agreement to the contrary, any exempted person shall cease to be an exempted person for all purposes under the Merger Agreement upon such time as the acquisition proposal made by such person is amended in a manner adverse to LogMeIn, withdrawn, expires or is terminated or members of such group of persons cease to constitute more than 75% of equity financing and voting control of such group.

Required Stockholder Vote

As promptly as practicable, LogMeIn will cause this proxy statement to be mailed to holders of LogMeIn common stock as of the Record Date. However, LogMeIn is not obligated to mail the proxy statement to its stockholders prior to the date that is five calendar days after the Solicitation Period End Date. LogMeIn shall take all action necessary to duly call, give notice of, convene and hold a meeting of its stockholders promptly following, and in any event no more than 45 days after, the mailing of the proxy statement for the purposes of obtaining the stockholder approval of the Merger Agreement. Subject to a change of recommendation having been effected in accordance with the applicable provisions of the Merger Agreement, LogMeIn shall include in this proxy statement the Board Recommendation that LogMeIn’s stockholders vote in favor of the Merger

Proposal. LogMeIn has further agreed to use all commercially reasonable efforts to solicit proxies in favor of the adoption of the Merger Agreement and to not postpone or adjourn the stockholder meeting other than (i) to allow for additional solicitation of proxies if necessary to obtain the stockholder approval, (ii) if required by applicable law, (iii) if there has been a change of recommendation and the Board has determined in good faith, after consultation with outside counsel, that LogMeIn’s stockholders should be provided with additional time to evaluate any information or disclosure that LogMeIn has made available to such stockholders; (iv) with the consent of Parent, or (v) if a quorum has not been established. In the event of a change of recommendation, LogMeIn will nevertheless continue to submit the Merger Agreement to its stockholders for approval at the special meeting unless the Merger Agreement has been terminated prior to the special meeting.

Consents, Approvals and Filings

LogMeIn, Parent and Merger Sub have each agreed, subject to the terms of the Merger Agreement, to use their reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to complete, as promptly as practicable, the Merger and the other transactions contemplated by the Merger Agreement, including using reasonable best efforts to:

•	obtain all consents, approvals or waivers from, or participation in other discussions or negotiations with, third parties;

•

obtain all necessary or advisable actions or nonactions, waivers, consents, approvals, orders and authorizations from governmental entities (including those in connection with applicable competition and communications laws), make all necessary or advisable registrations, declarations and filings with and take all steps as may be necessary to obtain an approval or waiver from, or to avoid any proceeding by, any governmental entity (including those in connection with applicable competition and federal communications laws);

•

resist, contest or defend against any proceeding (including judicial or administrative proceedings), challenging the Merger or the completion of the other transactions contemplated thereby, including seeking to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that could restrict, prevent or prohibit consummation of the transactions contemplated by the Merger Agreement;

•	execute and deliver any additional instruments necessary to consummate the transactions and fully to carry out the purposes of the Merger Agreement; and

•

cause affiliates to execute and deliver any notices, filings or applications required to be filed with any governmental entity in connection with the Merger and the transactions contemplated by the Merger Agreement.

Each of the parties to the Merger Agreement will furnish to each other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing. Subject to applicable law relating to the exchange of information, LogMeIn and Parent shall have the right to review in advance all of the information relating to LogMeIn or Parent, as the case may be, and any of their respective subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any governmental entity in connection with the Merger and the transactions contemplated by the Merger Agreement. With regard to the rights above, LogMeIn and Parent will act reasonably and as promptly as practicable. Subject to applicable law and the instructions of any governmental entity, LogMeIn and Parent will keep each other reasonably apprised of the status of matters relating to the completion of the transactions contemplated by the Merger Agreement, including promptly furnishing the other with copies of notices or other written substantive communications received by LogMeIn, Parent or any of their respective subsidiaries, as the case may be, from any governmental entity with respect to such transactions, and, to the extent practicable under the circumstances, will provide the other party and its counsel with the opportunity to participate in any meeting with any governmental entity in respect of any substantive filing, investigation or other inquiry in connection with the transactions contemplated by the Merger Agreement. Additionally, LogMeIn and Parent agreed to, and to cause their respective affiliates to, make or cause to be made all filings required under applicable competition laws as promptly as practicable and to file all required HSR Act notifications within ten business days after the date of the Merger Agreement.

Parent agreed to use its best efforts to take, or cause to be taken, any and all steps and to make, or cause to be made, any and all undertakings necessary to resolve, avoid or eliminate each and every impediment under any applicable competition law that may be asserted by any governmental entity with respect to the Merger so as to allow the closing of the Merger to occur as promptly as practicable (and in any event no later than the Extended Outside Date, as defined below), including:

•

proposing, negotiating, committing to, and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture, licensing or disposition of any assets, properties or businesses of Parent or LogMeIn or any of their respective subsidiaries; or

•

accepting any operational restrictions or otherwise taking or committing to take actions that limit Parent’s or any of its subsidiaries’ freedom of action with respect to, or its ability to retain, any of the assets, properties, licenses, rights, product lines, operations or businesses of Parent or LogMeIn or any of their respective subsidiaries, in each case as may be required in order to avoid the entry of, or to effect the lifting or dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing or delaying the closing of the Merger.

If such efforts fail to resolve, avoid or eliminate each and every impediment under any applicable competition law that may be asserted by any governmental entity with respect to the Merger so as to enable the closing to occur, then Parent shall use its best efforts through the Extended Outside Date (as defined below) to defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any order (whether temporary, preliminary or permanent) that would prevent the closing of the Merger from occurring. Notwithstanding any provision of the Merger Agreement, none of Parent, LogMeIn or any of their subsidiaries shall be required to agree to any sale, transfer, license, separate holding, divestiture or other disposition of, or to any prohibition of or any limitation on the acquisition, ownership, operation, effective control or exercise of full rights of ownership, or other modification of rights in respect of, any assets, properties or businesses of Parent or LogMeIn or their subsidiaries that is not conditioned on the consummation of the transactions contemplated by the Merger Agreement.

Nothing contained in the Merger Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of LogMeIn prior to the closing of the Merger.

Continuing Employees

The Merger Agreement provides that, during the period commencing at the closing of the merger and ending on the date that is 12 months following the closing of the merger, each employee of LogMeIn and its subsidiaries immediately prior to the effective time of the Merger (a “Continuing Employee”) will receive (i) base compensation or wages and a target annual cash bonus opportunity that is not less favorable than the base compensation or wages and target annual cash bonus opportunity provided to such Continuing Employee immediately prior to the effective time of the Merger, and (ii) other compensation and benefits (excluding equity award compensation) that are substantially equivalent in aggregate economic value to other compensation and benefits (excluding equity award compensation) provided to such Continuing Employee immediately prior to the effective time of the Merger.

The Merger Agreement further provides that the Parent will, or cause its subsidiaries, including the Surviving Corporation, to assume, honor and continue during the period ending on the date that is 12 months following the closing of the merger, or sooner, if all obligations have been satisfied, all of LogMeIn’s employment, severance, retention and termination plans, policies, programs, agreements and arrangements (including with respect to any payments, benefits or rights arising as a result of the transactions contemplated by the Merger Agreement), without any amendment or modification, other than any amendment or modification required to comply with applicable law or as consented to by Parent and LogMeIn.

The Merger Agreement also provides that with respect to the benefit plans maintained by Parent or any of its subsidiaries, including the Surviving Corporation (including any vacation, paid time off and severance plans), for all purposes, including determining eligibility to participate, level of benefits vesting and benefit accruals, each Continuing Employee’s service with LogMeIn and its subsidiaries, as reflected in LogMeIn’s records, will be treated as service with Parent or any of its subsidiaries, provided that such prior service credit shall not be recognized to the extent that it results in a duplication of benefits, and the foregoing service credit shall not apply with respect to any defined benefit plan. The Merger Agreement also provides that Parent will, or will cause its subsidiaries to: (i) waive or cause to be waived any pre-existing condition limitations, exclusions, evidence of insurability, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Parent or any of its subsidiaries in which Continuing Employees (and their eligible dependents) will be eligible to participate from and after the effective time of the Merger, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable LogMeIn plan immediately prior to the effective time of the Merger; and (ii) recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Continuing Employee (and his or her eligible dependents) during the calendar year in which the effective time of the Merger occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which such Continuing Employee (and his or her eligible dependents) will be eligible to participate from and after the effective time of the Merger.

Directors’ and Officers’ Indemnification and Insurance

Under the Merger Agreement, beginning at the effective time of the Merger, Parent shall cause the Surviving Corporation to indemnify, defend and hold harmless, and shall advance expenses as incurred to the fullest extent permitted under applicable law, the certificate of incorporation bylaws or similar organizational documents of LogMeIn and any contract of LogMeIn and its Subsidiaries, in each case in effect as of the date of the Merger Agreement each present and former director and officer of LogMeIn and its subsidiaries and each of their respective employees who serves as a fiduciary of a LogMeIn benefit plan (in each case, when acting in such capacity) (an “Indemnitee”), against any costs or expenses (including reasonable attorneys’ fees), judgments, settlements, fines, losses, claims, damages or liabilities incurred in connection with any proceeding or investigation, whether civil or criminal, administrative or investigative, whenever asserted, arising out of or pertaining to any matter existing or occurring at or prior to the effective time of the Merger, including in connection with the Merger Agreement or the transactions contemplated by the Merger Agreement.

Under the Merger Agreement, Parent agrees that all rights to exculpation, indemnification and advancement of expenses arising from, relating to, or otherwise in respect of, acts or omissions occurring prior to the effective time of the Merger (including in connection with the Merger Agreement or the transactions contemplated by the Merger) existing as of the effective time of the Merger in favor of an Indemnitee as provided in LogMeIn’s certificate of incorporation or bylaws or similar organizational documents shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of no less than six years from the effective time of the Merger, Parent will cause the Surviving Corporation to maintain in effect the exculpation, indemnification and advancement of expenses provisions in favor of an Indemnitee as provided in (i) the applicable party’s certificate of incorporation and bylaws or similar organizational documents in effect as the date of the Merger Agreement and (ii) any contract of LogMeIn or its subsidiaries in effect as of the date of the Merger Agreement with any Indemnitee, and will not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the effective time of the Merger were current or former directors, officers or employees of LogMeIn or its subsidiaries; provided, however, that all rights to exculpation, indemnification and advancement of expenses in respect of any proceeding pending or asserted or any claim made within such period shall continue until the final disposition of such proceeding.

The Merger Agreement provides that, from and for six years after the effective time of the Merger, Parent and the Surviving Corporation will be jointly and severally responsible for maintaining for the benefit of the directors and officers of LogMeIn as of the date of the Merger Agreement and as of the closing date of the Merger an insurance and indemnification policy that provides coverage for events occurring at or prior to the effective time of the Merger, that is substantially equivalent to and in any event not less favorable in the aggregate than the existing policy of LogMeIn. However, if substantially equivalent insurance coverage is not available, Parent and the Surviving Corporation will not be required to pay an annual premium for the directors and officers insurance in excess of 350% of the last annual premium paid by LogMeIn prior to the date of the Merger Agreement. If the total premiums payable for such insurance coverage exceeds such amount, Parent shall obtain a policy with the greatest coverage available for a cost equal to such amount.

In the event that either Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or Surviving Corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each case, Parent will and the Surviving Corporation will, cause proper provision to be made so that the successor or assign will expressly assume the obligations described above.

Financing Efforts

Under the Merger Agreement, Parent agreed to use its reasonable best efforts to take, our cause to be taken, all actions and do, or cause to be done, all things necessary or advisable to arrange the debt financing contemplated by the debt commitment letter, including using reasonable best efforts to:

•

maintain in effect the debt commitment letter and not permit, any amendment or modification to be made to, not consent to any waiver of any provision or remedy under, and not replace, the debt commitment letter, if such amendment, modification, waiver or replacement: (i) reduces the aggregate amount of the debt financing below the amount necessary to consummate the transactions contemplated by the Merger Agreement (unless the equity financing contemplated by the equity commitment letter has been increased by a corresponding amount) or (ii) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of the debt financing in a manner that would reasonably be expected to (1) materially delay or prevent the closing, (2) make the funding of the debt financing (or satisfaction of the conditions to obtaining the debt financing) less likely to occur or (3) adversely impact the ability of Parent to enforce its rights against other parties to the debt commitment letter or the definitive agreements with respect thereto when required pursuant to the Merger Agreement. Notwithstanding the foregoing, (1) Parent may amend the debt commitment letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that had not executed the debt commitment letter as of the date of the Merger Agreement, or (2) Parent may amend the debt commitment letter in connection with an escrow arrangement to include conditions customary for escrow arrangements. Parent will keep LogMeIn, at its request, reasonably apprised of the status and terms and conditions of any amendments, modifications, waivers or replacements and shall promptly furnish to LogMeIn copies of any agreements or other documentation with respect to such amendment, modification, waiver or replacement;

•	cause the equity financing to be consummated upon satisfaction of the conditions contained in the equity commitment letter that are within its control;

•	satisfy on a timely basis all conditions to the debt financing and the equity financing that are within its control;

•	negotiate, execute and deliver debt financing documents that reflect the terms contained in the debt commitment letter, subject to any amendments or modifications thereto permitted by the Merger

Agreement and any changes in terms that would not violate the standards set forth in the Merger Agreement;

•

in the event that the conditions to the obligations of Parent and Merger Sub have been satisfied or, upon funding would be satisfied, cause the firms that have committed to provide the debt financing to fund the full amount of the debt financing at or prior to the closing of the Merger; and

•	enforce its rights under the debt commitment letters in the event all or a portion of the debt financing becomes unavailable on the terms and conditions set forth in the debt commitment letter.

Parent is required to consult with and keep LogMeIn informed in reasonable detail of the status of its efforts to arrange the debt financing and the equity financing, promptly provide LogMeIn with copies of all executed material amendments, modifications, or replacements of any debt commitment letter or executed material definitive agreements related to any of the financing at the reasonable request of LogMeIn and will give LogMeIn prompt notice of any breach or repudiation or threatened breach or repudiation, by any party to the debt commitment letter or the equity commitment letter of which Parent becomes aware.

In the event any portion of the debt financing becomes unavailable on the terms and conditions set forth in the debt commitment letter, Parent is required to, (i) promptly notify LogMeIn of such event and reasons for the unavailability, (ii) use its reasonable best efforts to obtain alternative financing on terms and conditions no less favorable, in the aggregate, to Parent than those set forth in the debt commitment letter, in an amount such that the aggregate funds available to Parent at closing will be sufficient to consummate the transactions contemplated by the Merger Agreement as promptly as practicable following the occurrence of such event and (iii) use its reasonable best efforts to obtain, and when obtained, provide LogMeIn with a copy of, a replacement debt financing commitment that provides for such alternative financing.

Debt Financing Cooperation

Under the Merger Agreement, LogMeIn agreed to use, reasonable best efforts to and to cause its officers, employees and advisors, including legal, financial and accounting advisors, to provide cooperation in connection with the arrangement of the debt financing as is reasonably requested by Parent or the arrangement of the debt financing or any capital markets debt financing undertaken in replacement of all or any portion of the debt financing, referred to as the bond financing. However, LogMeIn will not be required to provide assistance that will unreasonably interfere with its business operations. LogMeIn’s assistance includes the following, and will be at Parent’s written request and at Parent’s sole cost and expense:

•

participation by LogMeIn’s senior management team in the marketing activities undertaken in connection with the marketing of the debt financing and the bond financing, including (i) preparation of customary marketing materials, (ii) a reasonable number of road shows and meetings with prospective lenders and debt investors and (iii) delivery of customary authorization letters;

•	participation by LogMeIn’s senior management in, and assistance with, the preparation of rating agency presentations and meetings with rating agencies;

•	delivery of certain financial information and other financing deliverables to Parent and its financing sources;

•	participation by senior management and LogMeIn’s officers, employees and advisors in the negotiation of the agreements relating to the debt financing and the bond financing;

•

requesting that LogMeIn’s independent auditors cooperate with the debt financing and bond financing, as applicable, including by participating in a reasonable number of drafting sessions and accounting due diligence sessions and by providing customary “comfort letters,” access to work papers and customary consents;

•

assisting Parent with Parent’s preparation of pro forma financial statements and providing financial information necessary to satisfy the conditions set forth in the debt commitment letter; provided, that none of LogMeIn, its subsidiaries, officers, employees or advisors shall be responsible in any manner for information relating to the proposed debt and equity capitalization that is required for such pro forma financial information;

•	cooperating reasonably with the Parent’s financing sources’ due diligence, to the extent reasonable and customary;

•	cooperating reasonably to facilitate discussions with LogMeIn’s existing lending and investment banking relationships;

•

providing access and information reasonably requested by Parent to allow the prospective persons involved in the debt financing and the bond financing to evaluate LogMeIn, including LogMeIn’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements, in each case, upon reasonable advance notice and at times and locations to be agreed and as necessary and customary for financings similar to the debt financing and the bond financing;

•

providing access and information to allow Parent to obtain, and using reasonable best efforts to assist Parent in obtaining, consents, landlord waivers and estoppels, non-disturbance agreements, surveys, title insurance, as reasonably requested by Parent and as necessary and customary for financings similar to the debt financing and the bond financing;

•

reasonably facilitating the taking of all corporate actions, subject to and only effective upon the occurrence of the effective time of the Merger, required to permit the consummation of the debt financing and equity financing and to permit the proceeds thereof to be made available to the Surviving Corporation immediately after the effective time of the Merger;

•	providing any information about LogMeIn as is reasonably requested with respect to applicable “know your customer” and anti-money laundering rules and regulations;

•	taking commercially reasonable efforts to assist Parent’s efforts to obtain ratings of the bond financing from Moody’s and S&P; and

•	to the extent required in connection with the bond financing, taking commercially reasonable efforts to provide customary “10b-5” representation discourse letters from LogMeIn.

However, (i) no obligation of LogMeIn or any of its subsidiaries under any certificate, document or instrument shall be effective until the closing and (ii) LogMeIn and its subsidiaries will not be required to take any action under any such certificate, document or instrument that is not contingent upon the closing of the Merger or that would be effective prior to the effective time of the Merger.

Pursuant to the Merger Agreement, Parent is required to indemnify and hold harmless LogMeIn and its subsidiaries, and each of their respective directors, officers, employees, agents and other representatives, from and against any and all liabilities, costs or expenses suffered or incurred in connection with the debt financing or any assistance or activities provided in connection with the debt financing; however, the foregoing shall not apply in the case of LogMeIn’s or its subsidiaries’, or any of their respective representatives’, willful misconduct or gross negligence. Parent is required to promptly reimburse LogMeIn for all reasonable and documented out-of-pocket third party costs and expenses incurred by LogMeIn in connection with its cooperation. Obtaining the financing is not a condition to closing of the Merger.

Litigation Relating to the Merger

The Merger Agreement requires LogMeIn to give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against LogMeIn and/or its directors and officers relating to the transactions contemplated by the Merger Agreement, including the Merger (referred to in this proxy statement as transaction litigation). LogMeIn will notify Parent of any transaction litigation, and shall keep Parent reasonably and promptly informed with respect to the status thereof. LogMeIn will not offer or enter into a settlement with respect to any such litigation without the prior written consent of Parent, such consent not to be unreasonably withheld, conditioned or delayed.

Since the announcement of the Merger, five putative class action complaints have been filed by and purportedly on behalf of alleged LogMeIn stockholders: three in the United States District Court for the District of Delaware, captioned Stein v. LogMeIn, Inc., et al., Case No. 1:20-cv-00098, filed January 22, 2020; Carter v. LogMeIn, Inc., et al., Case No. 1:20-cv-00124, filed January 24, 2020; and Thompson v. LogMeIn, Inc., et al., Case No. 1:20-cv-00129, filed January 27, 2020, and two in the United States District Court for the Southern District of New York, captioned Ford v. LogMeIn, Inc., et al., Case No. 1:20-cv-00582, filed January 22, 2020; and Rosenfeld v. LongMeln, Inc. et. al., Case No. 1:20-cv-00981, filed February 5, 2020 (together, the “Actions”). The Actions name as defendants LogMeIn, our President and Chief Executive Officer and our Board. The Actions allege, among other things, that all defendants violated provisions of the Exchange Act insofar as this proxy statement preliminarily filed by LogMeIn on January 17, 2020 allegedly omits material information with respect to the transactions contemplated therein that purportedly renders the preliminary proxy statement false and misleading. The complaints seek, among other things, injunctive relief, rescissory damages, declaratory judgment and an award of plaintiffs’ fees and expenses. The defendants believe the claims asserted in these complaints are without merit and intend to vigorously defend them.

Delisting and Deregistration of Our Common Stock

LogMeIn common stock is registered as a class of equity securities under the Exchange Act and is quoted on the NASDAQ Global Select Market under the symbol “LOGM.” As a result of the Merger, we will become a wholly-owned subsidiary of Parent, with no public market for our common stock. After the Merger, our common stock will cease to be traded on the NASDAQ Global Select Market, and price quotations with respect to sales of shares of our common stock in the public market will no longer be available. In addition, the registration of our common stock under the Exchange Act will be terminated, and we will no longer be required to file periodic reports with the SEC after the effective time of the Merger.

Conditions to the Closing of the Merger

The respective obligations of each party to consummate the Merger are subject to the satisfaction (or waiver, if permitted by law) of the following conditions at or prior to the effective time of the Merger:

•

The approval of the proposal to adopt the Merger Agreement by the vote of holders of a majority of shares of LogMeIn’s common stock outstanding as of the Record Date and entitled to vote on the matter (the “stockholder approval”) having been obtained at the special meeting, or any adjournment or postponement thereof;

•

The consummation of the Merger not being restrained, enjoined or prohibited by any order (whether temporary, preliminary or permanent) of a court of competent jurisdiction or any other governmental entity, and there shall not be in effect any law enacted or promulgated by any governmental entity that prevents the consummation of the Merger;

•

The expiration or termination of the waiting period under the HSR Act, and the expiration of any waiting period (and, if applicable, any affirmative approval) under other applicable competition laws (see “The Merger—Regulatory Approvals Required for the Merger” on page 88 of this proxy statement); and

•	The receipt of certain communications regulatory approvals (see “The Merger—Regulatory Approvals Required for the Merger” on page 88 of this proxy statement).

The obligations of Parent and Merger Sub to effect the Merger are also subject to the fulfillment (or waiver by Parent or Merger Sub) of the following conditions at or prior to the effective time of the Merger:

•

Each representation and warranty of LogMeIn (i) regarding corporate organization, authority, execution and delivery, enforceability and broker’s fees being true and correct in all material respects as of the date of the Merger Agreement and at and as of the effective time of the Merger as though made at and as of the effective time of the Merger, except for representations and warranties that relate to a specific date or time (which need only be true and correct in all material respects as of such date or time); (ii) regarding capitalization being true and correct as of the date of the Merger Agreement and at and as of the closing of the Merger as though made at and as of the closing of the Merger, except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time) or inaccuracies which would not increase the aggregate merger consideration payable in the Merger by more than a de minimis amount and are not otherwise material; (iii) regarding the absence of certain changes or events being true and correct in all respects as of the date of the Merger Agreement and being true and correct in all respects at and as of the closing of the Merger as though made at and as of the closing of the Merger; and (iv) as otherwise set forth in Article 3 of the Merger Agreement, without giving effect to any qualifications as to materiality or Company Material Adverse Effect or other similar qualifications contained therein, being true and correct at and as of the closing of the Merger as though made at and as of the closing of the Merger, except for representations and warranties that expressly relate to a specific date or time (which need only be true and correct as of such date or time), except as has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures to be true or correct, a Company Material Adverse Effect;

•

LogMeIn having performed and complied with in all material respects all covenants and agreements required to be performed or complied with by it under the Merger Agreement at or before the closing date of the Merger;

•	Since the date of the Merger Agreement, there not having occurred a Company Material Adverse Effect that is continuing;

•	Parent’s receipt of a certificate of LogMeIn signed by an executive officer certifying the matters in the foregoing bullets; and

•

LogMeIn’s delivery to Parent of a statement and notice in accordance with Treasury Regulations Sections 1.1445-2(c) and 1.897-2(h)(1)(i) for purposes of satisfying the requirements of Treasury Regulations Section 1.1445-2(c)(3).

The obligation of LogMeIn to effect the Merger is also subject to the fulfillment (or waiver by LogMeIn) of the following conditions at or prior to the effective time of the Merger:

•

Each representation and warranty of Parent and Merger Sub contained in the Merger Agreement being true and correct at and as of the date of the Merger Agreement and as of the closing of the Merger as though made at and as of the closing of the Merger, except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time), and except as has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures to be true or correct, a parent material adverse effect;

•

Parent and Merger Sub having performed or complied with in all material respects all covenants and agreements required to be performed or complied with by them under the Merger Agreement at or before the closing date of the Merger; and

•	LogMeIn’s receipt of a certificate signed by an executive officer of Parent and dated as of the closing date of the Merger, certifying the matters in the foregoing bullets.

No party to the Merger Agreement may rely on the failure of satisfaction of any conditions set forth therein if the primary cause of such failure was the failure of such party to perform its obligations under the Merger Agreement.

Termination of the Merger Agreement

In general, the Merger Agreement may be terminated at any time prior to the effective time of the Merger in the following ways:

•	By mutual written consent of Parent and LogMeIn prior to the effective time of the Merger.

•	By either Parent or LogMeIn:

•	If the stockholder approval shall not have been obtained upon a vote taken at the special meeting of stockholders duly convened therefor or any adjournment or postponement thereof;

•

If any court of competent jurisdiction or other governmental entity of competent jurisdiction shall have issued an order or taken any other action that permanently restrains, enjoins or otherwise prohibits the consummation of the Merger, and the order or other action became final and non-appealable, provided that the right to terminate the Merger Agreement in this way will not be available to a party if such party failed to comply with its obligations set forth in the Merger Agreement with respect to, or in connection with, the facts and circumstances resulting in such order or other action; or

•

If the effective time of the Merger has not occurred on or before June 17, 2020 (the “Initial Outside Date”); provided, that (i) in the event that at the Initial Outside Date, all of the conditions to the closing of the Merger (other than those conditions relating to the consummation of the Merger not being restrained, enjoined or prohibited by any order of any governmental entity and the receipt of required antitrust and other regulatory approvals) have been satisfied (other than conditions that by their nature are to be satisfied or waived at the closing), or have been waived by Parent and Merger Sub or LogMeIn, as applicable, or (ii) the marketing period shall not have ended at least three business days prior to such Initial Outside Date, then such Initial Outside Date shall automatically be extended to up to two times, each for a period of three months (such date, as so extended, the “Extended Outside Date,” and together with the Initial Outside Date, an “Outside Date”) unless Parent and LogMeIn mutually agree to an earlier Extended Outside Date; provided, however, neither LogMeIn nor Parent may terminate the Merger Agreement or extend the Initial Outside Date if there has been any material breach by such party of its material representations, warranties or covenants contained in the Merger Agreement and such breach has primarily caused or resulted in the failure of the closing to have occurred prior to the initial outside date or the Extended Outside Date, as the case may be.

•	By LogMeIn:

•

at any time prior to the receipt of the stockholder approval, if the Board authorizes LogMeIn to enter into a definitive agreement with respect to a superior proposal immediately after the termination of the Merger Agreement, to the extent permitted by and in accordance with the Merger Agreement (provided that LogMeIn has paid the termination fee to Parent pursuant to the Merger Agreement prior to, concurrently with, and as a condition of, such termination);

•

at any time prior to the effective time of the Merger, if: (i) there has been a breach by Parent or Merger Sub of any of its representations, warranties or covenants contained in the Merger Agreement such that any condition to the consummation of the Merger relating to (a) the truthfulness and correctness of Parent and Merger Sub’s representations and warranties in the Merger Agreement or (b) Parent and Merger Sub’s performance of and compliance with, in all material respects, the covenants and agreements required to be performed or complied with by Parent and Merger Sub under the Merger Agreement is not reasonably capable of being satisfied while such breach is continuing, (ii) LogMeIn has delivered to Parent written notice of such breach and (iii) such breach is not capable of cure prior to the applicable Outside Date or at least 30 days have elapsed since the date of delivery of such written notice to Parent and such breach has not been cured in all material respects; provided, however, that LogMeIn may not terminate the Merger Agreement in this way if LogMeIn is then in material breach of its material representations, warranties or covenants contained in the Merger Agreement and such breach has not been cured in all material respects; or

•

if (i) the parties’ mutual conditions to the closing of the Merger and the additional conditions to the closing of the Merger of Parent and Merger Sub have been satisfied or waived (other than the conditions that by their terms are to be satisfied at closing, but subject to such conditions being capable of being satisfied if the closing were to occur on such date), (ii) Parent has failed to consummate the Merger as required pursuant to the Merger Agreement, (iii) LogMeIn has delivered an irrevocable written notice to Parent stating that, if Parent performs its obligations under the Merger Agreement and the debt financing contemplated by the debt commitment letter is funded, the closing will occur and otherwise LogMeIn’s intention to terminate the Merger Agreement on a date at least three business days after such notice and (iv) Parent fails to consummate the closing by the termination date set forth in irrevocable written notice delivered by LogMeIn to Parent.

•	By Parent:

•

at any time prior to the receipt of the stockholder approval, if (i) the Board has effected a change of recommendation; (ii) LogMeIn enters into a merger agreement, letter of intent or other similar agreement relating to an Acquisition Proposal or (iii) LogMeIn has committed a willful and material breach of the no shop restrictions under the Merger Agreement; or

•

at any time prior to the effective time of the Merger, if: (i) there has been a breach by LogMeIn of its representations, warranties or covenants contained in the Merger Agreement such that any condition to the consummation of the Merger relating to (a) the truthfulness and correctness of LogMeIn’s representations and warranties in the Merger Agreement or (b) LogMeIn’s performance of and compliance with, in all material respects, the covenants and agreements required to be performed or complied with by LogMeIn under the Merger Agreement is not reasonably capable of being satisfied while such breach is continuing, (ii) Parent has delivered to LogMeIn written notice of such breach and (iii) such breach is not capable of cure in a manner sufficient to allow satisfaction of the conditions described in clauses (i)(a) and (i)(b) above prior to the applicable Outside Date or at least 30 days shall have elapsed since the date of delivery of such written notice to LogMeIn and such breach shall not have been cured in all material respects; provided, however, that Parent shall not be permitted to terminate the Merger Agreement in this way if there has been any material breach by Parent or Merger Sub of its material representations, warranties or covenants contained in the Merger Agreement and such breach shall not have been cured in all material aspects.

In the event that the Merger Agreement is terminated pursuant to the termination rights above, written notice of the termination must be given to the other party or parties, specifying the provisions of the Merger Agreement under which such termination is made and the basis therefor described in reasonable detail, and the Merger Agreement (other than certain provisions that survive termination of the Merger Agreement) will become void and of no effect without liability or obligation on the part of any party thereto. However, nothing shall relieve any party from liabilities or damages incurred or suffered as a result of a willful and material breach of any representations, warranties, covenants or other agreements set forth in the Merger Agreement prior to termination.

Termination Fees

Under the Merger Agreement, LogMeIn will be required to pay Parent a termination fee of $130.0 million (provided, however, that if LogMeIn terminates the Merger Agreement to enter into a definitive agreement with respect to a superior proposal (i) prior to the Solicitation Period End Date or (ii) within one business day following the expiration of any relevant notice period that began on or prior to the business day following the Solicitation Period End Date, then, in each case the termination fee will be $65.0 million) under any of the following circumstances:

•

If the Merger Agreement is terminated by Parent prior to the receipt of the stockholder approval due to (i) the Board having effected a change of recommendation, (ii) LogMeIn having entered into a merger agreement, letter of intent or other similar agreement relating to an Acquisition Proposal or (iii) LogMeIn having committed a willful and material breach of the no shop restrictions under the Merger Agreement;

•

If the Merger Agreement is terminated by LogMeIn prior to the receipt of the stockholder approval due to the Board’s having authorized LogMeIn to enter into a definitive agreement with respect to a superior proposal immediately following termination of the Merger Agreement; or

•

If (i) the Merger Agreement is terminated by (a) LogMeIn or Parent if the stockholder approval is not obtained upon a vote taken at the special meeting, (b) by LogMeIn or Parent if the effective time of the Merger has not occurred on or before the applicable Outside Date or (c) by Parent due to LogMeIn’s breach of its representatives, warranties or covenants under the Merger Agreement; (ii) (A) in the case of termination as a result of the failure to obtain the stockholder approval, prior to the special meeting, an acquisition proposal has been publicly announced and not publicly irrevocably withdrawn at least ten days before the date of the special meeting, and (B) in the case of termination as a result of the LogMeIn’s breach of its representations, warranties or covenants under the Merger Agreement or due to effective time of the Merger not having occurred on or before the applicable Outside Date, prior to such termination, an acquisition proposal has been publicly announced and not publicly irrevocably withdrawn at least ten days before the date of such termination; and (iii) LogMeIn enters into a definitive agreement with respect to such acquisition proposal within 12 months after such termination and the transaction contemplated by such acquisition proposal is consummated.

Under the Merger Agreement, Parent must pay to LogMeIn a fee of $303.0 million if the Merger Agreement is terminated by LogMeIn under the following circumstances:

•

LogMeIn terminates the Merger Agreement because (i) there has been a breach by Parent or Merger Sub of any of its representations, warranties, covenants or agreements contained in the Merger Agreement, such that the conditions to the consummation of the Merger regarding Parent and Merger Sub’s representations, warranties, covenants or agreements are not reasonably capable of being satisfied while such breach is continuing, (ii) LogMeIn shall have delivered to Parent written notice of such breach and (iii) such breach is not capable of cure prior to the applicable outside date or at least 30 days shall have elapsed since the date of delivery of such written notice to Parent and such breach shall not have been cured in all material respects; or

•

LogMeIn terminates the Merger Agreement because (i) the parties’ mutual conditions to the closing of the Merger and the additional conditions to the closing of the Merger of Parent and Merger Sub have been satisfied or waived (other than the conditions that by their nature are to be satisfied at closing, but which shall then be capable of satisfaction if the closing were to occur on such date), (ii) Parent has failed to consummate the Merger on the date required pursuant to the Merger Agreement, (iii) LogMeIn has delivered an irrevocable written notice to Parent stating that, if Parent performs its obligations under the Merger Agreement and the debt financing contemplated by the debt commitment letter is funded, the closing will occur and otherwise LogMeIn’s intention to terminate the Merger Agreement on a date at least three business days after such notice and (iv) Parent fails to consummate the closing by the termination date set forth in irrevocable written notice delivered by LogMeIn to Parent.

Specific Performance

The parties shall be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to specific performance as to its terms (without any requirement for the securing or posting of any bond in connection with the obtaining of any specific performance or injunctive relief) and the parties will waive, in any action for specific performance, the defense of adequacy of a remedy at law. LogMeIn’s or Parent’s pursuit of specific performance shall not preclude the pursuing party from the right to pursue any other right or remedy to which such party may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by the other party in the case of a breach of the Merger Agreement involving a willful and material breach.

Notwithstanding the foregoing, LogMeIn shall not be entitled to specific performance of Parent’s obligation to cause the equity financing to be funded and/or to consummate the transactions contemplated by the Merger Agreement, unless (i) the parties’ mutual conditions to the closing of the Merger and the additional conditions to the closing of the Merger of Parent and Merger Sub have been satisfied or waived (other than the conditions that by their terms are to be satisfied at closing, but subject to such conditions being capable of being satisfied assuming a closing would occur), (ii) LogMeIn has confirmed in writing, that if specific performance is granted and the debt financing is funded, then the closing will occur; (iii) the debt financing has been funded or will be funded at the closing if the equity financing is funded at the closing, and (iv) Parent fails to complete the closing by the date the closing is required to have occurred pursuant to the terms of the Merger Agreement. Notwithstanding anything to the contrary contained in the Merger Agreement, while LogMeIn may pursue both a grant of specific performance to the extent permitted by the Merger Agreement and the payment of the reverse termination fee by Parent, under no circumstances shall LogMeIn be permitted or entitled to receive both a grant of specific performance pursuant to Merger Agreement and payment of the reverse termination fee by Parent.

Limitation on Recourse

Other than with respect to the right to specific performance of the equity commitment letters to the extent permitted by the Merger Agreement and the equity commitment letters and recourse against the guarantors under the guarantees to the extent provided therein, any claim or cause of action under the Merger Agreement may only be brought against persons that are expressly named as parties thereto, and then only with respect to the specific obligations set forth in the Merger Agreement. Other than the equity commitment letter claims and such recourse against the guarantors under the guarantees, no LogMeIn related party or Parent related party (other than LogMeIn, Parent or Merger Sub), will have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of LogMeIn, Parent or Merger Sub or of or for any claim, investigation, or proceeding, in each case under, based on, in respect of, or by reason of, the Merger Agreement or the transactions contemplated therein, including the Merger.

Fees and Expenses

All fees and expenses incurred in connection with the transactions contemplated by the Merger Agreement will be paid by the party incurring such fees or expenses, subject to certain provisions of the Merger Agreement.

No Third Party Beneficiaries

The Merger Agreement provides that it will be binding upon and inure solely to the benefit of LogMeIn, Parent and Merger Sub and their respective successors and permitted assigns. The Merger Agreement is not intended to and will not confer any rights, benefits or remedies upon any other person other than with respect to the requirement that Parent provide specified director and officer indemnification (as described in “Directors’ and Officers’ Indemnification and Insurance” on page 108 of this proxy statement) other than LogMeIn, Parent and Merger Sub and their respective successors and permitted assigns, except that Parent’s financing sources and related parties will be express third party beneficiaries of and have the right to enforce certain provisions in the Merger Agreement.

Amendments; Waivers

The Merger Agreement may be amended by a written instrument signed by each of the parties to the Merger Agreement by action taken by or on behalf of their respective boards of directors at any time before the effective time of the Merger. However, after receipt of the stockholder approval, no amendment may be made which, by law or in accordance with the rules of any relevant stock exchange, requires further approval by LogMeIn’s stockholders without such approval. At any time prior to the effective time of the Merger, Parent and Merger Sub, on the one hand, and LogMeIn, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other, (ii) waive any breach of the representations and warranties of the other contained in the Merger Agreement or in any document delivered pursuant thereto or (iii) waive compliance by the other with any of the agreements or covenants contained in the Merger Agreement; provided, however, that after receipt of the stockholder approval by LogMeIn stockholders, there may not be any extension or waiver of the Merger Agreement which decreases the Merger Consideration or which adversely affects the rights of LogMeIn’s stockholders under the Merger Agreement without the approval of such stockholders. Such extensions and waivers must be made in writing and signed by the parties to be bound.

PROPOSAL 1: APPROVAL OF THE MERGER AGREEMENT

The Merger Agreement Proposal

We are asking you to approve a proposal to adopt the Merger Agreement and thereby approve the transactions contemplated by the Merger Agreement, including the Merger. For a detailed discussion of the terms and conditions of the Merger Agreement, see “The Merger Agreement” on page 91 of this proxy statement. A copy of the Merger Agreement is attached as Appendix A of this proxy statement.

Vote Required and Board Recommendation

As discussed in “The Merger—Recommendation of Our Board of Directors and Reasons for the Merger” on page 53 of this proxy statement, after considering various factors described in such section, the Board has determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to and advisable and in the best interests of LogMeIn and its stockholders. The Board has (i) approved, adopted and declared advisable the Merger Agreement and the consummation of the transactions contemplated thereby, including the Merger, (ii) determined that the terms of the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable, fair to, and in the best interests of, LogMeIn and its stockholders, (iii) directed that the Merger Agreement be submitted to the stockholders of LogMeIn for adoption at the special meeting, and (iv) recommended that LogMeIn’s stockholders adopt the Merger Agreement. The Board recommends that you vote “FOR” the Merger Proposal. If you sign and return a proxy and do not indicate how you wish to vote on the Merger Proposal, your shares of LogMeIn common stock will be voted “FOR” the Merger Proposal.

Under Delaware law, adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the shares of LogMeIn common stock outstanding as of the Record Date and entitled to vote on the matter. Abstentions and broker non-votes, if any, will have the same effect as a vote “AGAINST” the Merger Proposal.

The Board recommends that you vote “FOR” the Merger Proposal.

PROPOSAL 2: ADJOURNMENT OF THE SPECIAL MEETING

The Adjournment Proposal

We are asking you to approve a proposal to approve the adjournment of the special meeting to a later date or dates if necessary to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the special meeting. If our stockholders approve the Adjournment Proposal, we could adjourn the special meeting and any adjourned session of the special meeting to solicit additional proxies, including the solicitation of proxies from stockholders that have previously returned properly executed proxies voting against adoption of the Merger Agreement. Among other things, approval of the Adjournment Proposal could mean that, even if we had received proxies representing a sufficient number of votes against adoption of the Merger Agreement such that the Merger Proposal would be defeated, we could adjourn the special meeting without a vote on the adoption of the Merger Agreement and seek to convince the holders of those shares of LogMeIn common stock to change their votes to votes in favor of adoption of the Merger Agreement. Additionally, we may seek to adjourn the special meeting if a quorum is not present at the special meeting.

If the special meeting is adjourned, stockholders who have already submitted their proxies will be able to revoke them at any time prior to the vote on the proposals. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Vote Required and Board Recommendation

Approval of the Adjournment Proposal requires the affirmative vote of the holders of shares of LogMeIn common stock having a majority in voting power of the votes cast by the holders of shares of LogMeIn common stock present or represented, in person or by proxy, at the special meeting and voting affirmatively or negatively on such matter. Assuming a quorum is present, abstentions as to the Adjournment Proposal and broker non-votes will have no effect on the Adjournment Proposal. If you sign and return a proxy and do not indicate how you wish to vote on the Adjournment Proposal, your shares of LogMeIn common stock will be voted “FOR” the Adjournment Proposal.

The Board believes that it is in the best interests of LogMeIn and its stockholders to be able to adjourn the special meeting to a later date or dates if necessary for the purpose of soliciting additional votes in respect of the Merger Proposal if there are insufficient votes to adopt the Merger Agreement at the time of the special meeting.

In addition, if a quorum is not present at the special meeting, the chairman of the meeting or the affirmative vote of the holders of a majority of all of the shares of LogMeIn common stock represented at the special meeting, in person or by proxy, and entitled to vote, although less than a quorum, may adjourn the meeting to another place, date or time (subject to certain restrictions in the Merger Agreement).

The Board recommends that you vote “FOR” the Adjournment Proposal.

PROPOSAL 3: ADVISORY VOTE ON MERGER-RELATED NAMED EXECUTIVE OFFICER COMPENSATION

The Compensation Proposal

In accordance with Section 14A of the Exchange Act, LogMeIn is providing its stockholders with the opportunity to cast a non-binding, advisory vote on certain compensation that will or may become payable to the named executive officers of LogMeIn in connection with the Merger, including the agreements and understandings pursuant to which such compensation will or may become payable, the value of which is set forth in “The Merger—Interests of the Directors and Executive Officers of LogMeIn in the Merger—Named Executive Officer Golden Parachute Compensation” on page 75 of this proxy statement.

For purposes of this proxy statement, our named executive officers consist of:

•	William R. Wagner, President and Chief Executive Officer

•	Edward K. Herdiech, Chief Financial Officer and Treasurer

•	Mark F. Strassman, Senior Vice President and GM, Unified Communications and Collaboration

•	Marc. R. van Zadelhoff, Senior Vice President, Chief Operating Officer

•	Lawrence M. D’Angelo, former Senior Vice President, Chief Sales Officer

•	Christopher L. Battles, former GM, Communications & Collaboration

The Board encourages you to carefully review the named executive officer Merger-related compensation information disclosed in this proxy statement. As required by Section 14A of the Exchange Act, LogMeIn is asking its stockholders to vote on the adoption of the following resolution:

“RESOLVED, that the stockholders approve, on a non-binding, advisory basis, the compensation that will or may become payable to LogMeIn’s named executive officers in connection with the Merger, including the agreements and understandings pursuant to which such compensation will or may become payable, as disclosed in “The Merger—Interests of the Directors and Executive Officers of LogMeIn in the Merger—Named Executive Officer Golden Parachute Compensation” in LogMeIn’s proxy statement for the special meeting.”

Stockholders should note that this proposal is separate and apart from Proposal 1 above and is not a condition to completion of the Merger, and as an advisory vote, the result will not be binding on LogMeIn, the Board or Parent. Further, the underlying plans and arrangements are contractual in nature and not, by their terms, subject to stockholder approval. Accordingly, regardless of the outcome of the advisory vote, if the Merger is consummated, our named executive officers will be eligible to receive the compensation that is based on or otherwise relates to the Merger in accordance with the terms and conditions applicable to those payments.

Vote Required and Board Recommendation

Approval of the Compensation Proposal requires the affirmative vote of the holders of shares of LogMeIn common stock having a majority in voting power of the votes cast by the holders shares of LogMeIn common stock present or represented, in person or by proxy, at the special meeting and voting affirmatively or negatively on such matter. Assuming a quorum is present, abstentions with respect to the Compensation Proposal or the failure to vote your shares of LogMeIn common stock will have no effect on the outcome of the Compensation Proposal. Assuming a quorum is present, broker non-votes will have no effect on the Compensation Proposal. If you sign and return a proxy and do not indicate how you wish to vote on the Compensation Proposal, your shares of LogMeIn common stock will be voted “FOR” the Compensation Proposal.

The Board recommends that you vote “FOR” the Compensation Proposal.

MARKET PRICES AND DIVIDEND DATA

Market Information

LogMeIn common stock is listed on the NASDAQ Global Select Market under the symbol “LOGM.” As of February 4, 2020, there were 48,594,419 shares of LogMeIn common stock outstanding, held by 431 stockholders of record. This number does not include stockholders for whom shares are held in “nominee” or “street” name. While we are unable to estimate the actual number of beneficial holders of LogMeln common stock, we believe the number of beneficial holders is substantially higher than the number of holders of record of shares of LogMeln common stock.

The following table sets forth, for the indicated periods, the high and low sales prices of LogMeIn common stock for the periods shown, as reported by the NASDAQ Global Select Market:

	LogMeIn Common Stock
	High	Low
Fiscal Year Ended December 31, 2020
First Quarter (through February 4)	$86.55	$85.49
Fiscal Year Ended December 31, 2019
Fourth Quarter	$86.48	$65.68
Third Quarter	$78.41	$65.81
Second Quarter	$84.29	$68.91
First Quarter	$96.20	$78.74
Fiscal Year Ended December 31, 2018
Fourth Quarter	$92.71	$75.84
Third Quarter	$111.40	$77.85
Second Quarter	$122.45	$100.00
First Quarter	$133.80	$111.65

The closing price of LogMeIn common stock on the NASDAQ Global Select Market on December 16, 2019, the last trading day prior to the public announcement of the Merger Agreement, was $82.41 per share. On February 4, 2020, the latest practicable trading day before the printing of this proxy statement, the closing price of LogMeIn common stock on the NASDAQ Global Select Market was $85.49 per share. You are encouraged to obtain current market quotations for LogMeIn common stock.

Following the Merger, there will be no further market for LogMeIn common stock, which will be delisted from the NASDAQ Global Select Market and deregistered under the Exchange Act. As a result, following the Merger and such deregistration, we will no longer be required to file periodic reports with the SEC.

Dividends

On February 23, 2017, the Board approved the return up to $700 million to LogMeIn stockholders through a combination of share repurchases and dividends over a three-year period. As part of this capital return plan, LogMeIn has paid a quarterly cash dividend, subject to quarterly declarations by the Board. Under the terms of the Merger Agreement, from the date of the Merger Agreement until the earlier of the effective time of the Merger or the termination of the Merger Agreement, LogMeIn may not declare or pay dividends to its common stockholders without Parent’s written consent. Parent has indicated that it does not intend to provide such consent.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information as of the Record Date about the beneficial ownership of shares of our common stock by:

•	each of our named executive officers;

•	each of our directors;

•	all of our directors and executive officers as a group; and

•	each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	+	Shares Acquirable Within 60 Days(3)	=	Total Beneficial Ownership	Percentage of Common Stock Beneficially Owned(4)
Named Executive Officers and Directors:
William R. Wagner(5)	172,849		32,885		205,734	*
Edward K. Herdiech(6)	20,572		4,102		24,674	*
Lawrence M. D’Angelo(7)	2,064		—		2,064	*
Mark F. Strassman(8)	7,898		3,077		10,975	*
Marc R. van Zadelhoff(9)	10,754		4,102		14,856	*
Sara C. Andrews	2,489		—		2,489	*
Steven J. Benson	2,223		—		2,223	*
Ita M. Brennan	3,241		—		3,241	*
Robert M. Calderoni	11,233		—		11,233	*
Michael J. Christenson	108,009		—		108,009	*
Edwin J. Gillis	22,859		—		22,859	*
David J. Henshall	22,328		—		22,328	*
Peter J. Sacripanti	—		—		—	*

All directors and executive officers as a group (15 persons)(10)	394,925		51,396		446,321	*

>5% Stockholders:
ArrowMark Colorado Holdings, LLC(11)	4,916,547		—		4,916,547	10.1%
The Vanguard Group(12)	4,673,674		—		4,673,674	9.6%
BlackRock, Inc.(13)	4,662,519		—		4,662,519	9.6%

*	Less than 1% of the outstanding common stock.
(1)	Unless otherwise indicated, the address of each beneficial owner listed is c/o LogMeIn, Inc., 320 Summer Street, Boston, Massachusetts 02210.
(2)

For each person, the “Number of Shares Beneficially Owned” column may include shares of common stock attributable to the person because of that person’s voting or investment power or other relationship. The inclusion in the table of any shares, however, does not constitute an admission of beneficial ownership of those shares by the named stockholder. Unless otherwise indicated, each person in the table has sole voting and investment power over the shares listed.

(3)

The number of shares of common stock beneficially owned by each person is determined under rules promulgated by the SEC. Under these rules, a person is deemed to have “beneficial ownership” of any shares held, plus any shares that the person may acquire within 60 days, including through the exercise of stock options or the vesting of RSUs. Unless otherwise indicated, for each person named in the table, the number in the “Shares Acquirable Within 60 Days” column consists of shares covered by stock options that may be exercised within 60 days after the Record Date and shares covered by RSUs that become vested within 60 days after the Record Date Shares underlying performance-based RSUs that are scheduled to become vested within 60 days after the Record Date have been included in this calculation at their target amount.
(4)

The percent ownership for each stockholder on the Record Date is calculated by dividing (i) the total number of shares beneficially owned by the stockholder by (ii) the number of shares of our common stock outstanding on the Record Date (48,594,419 shares) plus any shares acquirable by the stockholder within 60 days after the Record Date.

(5)

Consists of (a) 172,849 shares of common stock held directly by Mr. Wagner, (b) 17,500 shares of common stock issuable upon the exercise of stock options, and (c) 15,385 shares of common stock issuable upon the settlement of RSUs scheduled to vest within 60 days of the Record Date.

(6)

Consists of (a) 20,572 shares of common stock held directly by Mr. Herdiech, and (b) 4,102 shares of common stock issuable upon the settlement of RSUs scheduled to vest within 60 days of the Record Date.

(7)

Mr. D’Angelo ceased serving as our Chief Sales Officer in September 2019. Even though Mr. D’Angelo was not an executive officer as of January 10, 2020, we have included Mr. D’Angelo in the table above because he was a named executive officer for fiscal 2019. Mr. D’Angelo’s ownership as of his date of departure, consisted of 2,064 shares of common stock held directly by Mr. D’Angelo.

(8)

Consists of (a) 7,898 shares of common stock held directly by Mr. Strassman, and (b) 3,077 shares of common stock issuable upon the settlement of RSUs scheduled to vest within 60 days of the Record Date.

(9)

Consists of (a) 10,754 shares of common stock held directly by Mr. Van Zadelhoff, and (b) 4,102 shares of common stock issuable upon the settlement of RSUs scheduled to vest within 60 days of the Record Date.

(10)

Consists of an aggregate of (i) 394,925 shares of common stock held directly by our executive officers and directors and (ii) an aggregate of 51,396 shares of common stock that our executive officers and directors may acquire within 60 days through the exercise of stock options or the vesting of RSUs.

(11)

This information is based solely on Amendment No. 1 to Schedule 13G filed with the SEC by ArrowMark Colorado Holdings, LLC on December 10, 2019 reporting share ownership as of November 30, 2019. The principal business address for ArrowMark Colorado Holdings, LLC is 100 Fillmore Street, Suite 325, Denver, CO 80206.

(12)

This information is based solely on Amendment No. 5 to Schedule 13G filed with the SEC by The Vanguard Group on February 11, 2019 reporting share ownership as of December 31, 2018. The principal business address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(13)

This information is based solely on Amendment No. 11 to Schedule 13G filed with the SEC by Blackrock, Inc. on February 5, 2020 reporting share ownership as of December 31, 2019. The principal business address for Blackrock, Inc. is 55 East 52nd Street, New York, NY 10055.

FUTURE STOCKHOLDER PROPOSALS

If the Merger is completed, we will have no public stockholders and there will be no public participation in any future meetings of the stockholders of LogMeIn. However, if the Merger is not completed, our stockholders will continue to be entitled to attend and participate in our stockholders’ meetings. LogMeIn will hold an annual meeting of stockholders in 2020 (the “2020 Annual Meeting”) only if the Merger has not already been completed.

Proposals of our stockholders made pursuant to Rule 14a-8 of Regulation 14A (“Rule 14a-8”) that are intended to be presented by such stockholder at the 2020 Annual Meeting and that such stockholder desires to have included in our proxy materials relating to such meeting must have been received by us at our principal executive offices no later than December 14, 2019. However, if the 2020 Annual Meeting of Stockholders is held before April 30, 2020 or after June 29, 2020, then we must receive your stockholder proposal or information about your proposed director candidate a reasonable time before we begin to print and mail our proxy materials for the 2020 Annual Meeting of Stockholders.

As required by our bylaws, proposals of our stockholders not made pursuant to Rule 14a-8 that are intended to be presented by such stockholder at the 2020 Annual Meeting but that shall not be included in our proxy materials relating to such meeting must be received by us at our principal executive offices no later than March 1, 2020, but no sooner than January 31, 2020. However, if the 2020 Annual Meeting of Stockholders is held before May 10, 2020 or after July 29, 2020, then we must receive the required notice of a proposal or proposed director candidate no earlier than the 120th day prior to the 2020 Annual Meeting and no later than the close of business on the later of (1) the 90th day prior to the 2020 Annual Meeting of Stockholders and (2) the 10th day following the date on which notice of the date of the 2020 Annual Meeting of Stockholders was mailed or public disclosure was made, whichever occurs first.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Statements contained in this proxy statement, or in any document incorporated by reference herein, regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement.

The following LogMeIn filings with the SEC are incorporated by reference:

•	LogMeIn’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on February 21, 2019;

•

LogMeIn’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, filed with the SEC on April 26, 2019; LogMeIn’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, filed with the SEC on July 26, 2019; and LogMeIn’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, filed with the SEC on October  25, 2019;

•	LogMeIn’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 12, 2019; and

•

LogMeIn’s Current Reports on Form 8-K filed with the SEC on February 14, 2019 (except with respect to Item 2.02 thereof), April  25, 2019 (except with respect to Item 2.02 thereof), May  30, 2019, July  25, 2019 (except with respect to Item 2.02 thereof), October  24, 2019 (except with respect to Item 2.02 thereof), December  17, 2019 and January  8, 2020 and LogMeIn’s Current Report on Form 8-K/A filed with the SEC on December 18, 2019.

We also incorporate by reference into this proxy statement additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement and the earlier of the date of the special meeting or the termination of the Merger Agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials. The information provided on our website is not part of this proxy statement and is not incorporated by reference herein.

You may read and copy any reports, statements or other information that we file with the SEC at the SEC’s public reference room at the following location: 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of those documents at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at (800) 732-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at www.sec.gov. In addition, stockholders may obtain free copies of the documents filed with the SEC by LogMeIn through the Investor Relations section of our website, www.logmeininc.com, and the “SEC Filings” section therein. Our website address is provided as an inactive textual reference only. The information contained on (or accessible through) our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC.

You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:

LogMeIn, Inc.

Attn: Investor Relations

320 Summer Street

Boston, MA 02210

Telephone: (781) 897-0694

Email: InvestorRelations@logmein.com

If you would like to request documents from us, please do so by March 5, 2020, to receive them before the special meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, within one business day after we receive your request.

If you have any questions about this proxy statement, the special meeting or the Merger or need assistance with voting procedures, you should contact our proxy solicitor:

Innisfree M&A Incorporated

Toll-Free: (888) 750-5834

Banks and Brokers Call Collect: (212) 750-5833

OTHER MATTERS

As of the date of this proxy statement, the Board knows of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.

MISCELLANEOUS

LogMeIn has supplied all information relating to LogMeIn, and Parent has supplied all of the information relating to Parent, Merger Sub, Francisco Partners, Evergreen Coast Capital Corp and the financing sources contained in “Summary—Parties Involved in the Merger,” “Summary—Financing of the Merger,” “The Merger—Parties Involved in the Merger” and “The Merger—Financing of the Merger.”

You should not send in your LogMeIn stock certificates until you receive transmittal materials after the Merger is completed.

You should rely only on the information contained in this proxy statement, including its appendices and all documents incorporated by reference therein, to vote on the Merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated as of February 7, 2020. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement) and the mailing of this proxy statement to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Appendix A

AGREEMENT AND PLAN OF MERGER

by and among

LOGAN PARENT, LLC,

LOGAN MERGER SUB, INC.

and

LOGMEIN, INC.

Dated as of December 17, 2019

A-i

Exhibit A	Form of Certificate of Incorporation of Surviving Corporation
Exhibit B	Form of Bylaws of the Surviving Corporation

A-ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of December 17, 2019 (this “Agreement”), is made by and among Logan Parent, LLC, a Delaware limited liability company (“Parent”), Logan Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and LogMeIn, Inc., a Delaware corporation (the “Company”). All capitalized terms used in this Agreement shall have the meanings assigned to such terms in Section 8.4 or as otherwise defined elsewhere in this Agreement unless the context clearly indicates otherwise.

RECITALS

A. The Company, Parent and Merger Sub desire to effect the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”) on the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware, as amended (the “DGCL”), pursuant to which, except as otherwise provided in Section 2.1, each share of common stock, par value $0.01 per share, of the Company (each, a “Share” and collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Merger Consideration.

B. The board of directors of Merger Sub has, upon the terms and subject to the conditions set forth herein, approved and declared it advisable for Merger Sub to enter into this Agreement and consummate the transactions contemplated hereby, including the Merger.

C. The sole member of Parent has, upon the terms and subject to the conditions set forth herein, approved this Agreement and the transactions contemplated hereby, including the Merger, and Parent, as the sole stockholder of Merger Sub, has duly executed and delivered to Merger Sub and the Company a written consent, to be effective by its terms immediately following execution of this Agreement, adopting this Agreement.

D. The board of directors of the Company (the “Company Board”) has, upon the terms and subject to the conditions set forth herein, (i) determined that the transactions contemplated by this Agreement, including the Merger, are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approved, adopted and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) directed that this Agreement be submitted to the stockholders of the Company for its adoption, and (iv) recommended that the Company’s stockholders adopt this Agreement.

E. Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

F. Concurrently with the execution of this Agreement, Parent has delivered to the Company the limited Guarantees (the “Guarantees”) of Francisco Partners V, L.P., a Cayman Island limited partnership, Francisco Partners V-A, L.P., a Cayman Island limited partnership, Francisco Partners V-B, L.P, a Cayman Island limited partnership, Elliott Associates, L.P., a Delaware limited partnership, and Elliott International, L.P., a Cayman Island limited partnership (the “Guarantors”), dated as of the date hereof, and pursuant to which the Guarantors have guaranteed payment of certain of Parent’s and Merger Sub’s obligations under this Agreement, on the terms and subject to the conditions set forth in the Guarantees.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and the covenants, premises, representations and warranties and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties to this Agreement agree as follows:

ARTICLE 1

THE MERGER

1.1 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). The Merger shall be effected pursuant to the DGCL and shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation. The Merger and other transactions contemplated by this Agreement are referred to herein as the “Transactions”.

(b) At the Effective Time, by virtue of the Merger and without the necessity of further action by the Company or any other Person, the certificate of incorporation of the Surviving Corporation shall be amended so as to read in its entirety in the form set forth as Exhibit A hereto, and as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law (subject to Section 5.9). In addition, the Company and the Surviving Corporation shall take all necessary action such that, at the Effective Time, the bylaws of the Surviving Corporation shall be amended so as to read in its entirety in the form set forth as Exhibit B hereto, and as so amended shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law (subject to Section 5.9).

(c) At the Effective Time, by virtue of the Merger and without the necessity of further action by the Company or any other person, the directors of Merger Sub immediately prior to the Effective Time or such other individuals designated by Parent as of the Effective Time shall become the directors of the Surviving Corporation, each to hold office, from and after the Effective Time, in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time, from and after the Effective Time, shall continue as the officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(d) If, at any time after the Effective Time, the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

1.2 Closing and Effective Time of the Merger. The closing of the Merger (the “Closing”) will take place at 8:00 a.m., local time, on the third Business Day after satisfaction or waiver of all of the applicable conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions at the Closing), at the offices of Latham & Watkins LLP, 200 Clarendon St., Boston, Massachusetts 02116, unless another time, date or place is agreed to in writing by the parties hereto; provided, however, that if the Marketing Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing), the Closing shall occur on the earlier to occur of (a) a date during the Marketing Period specified by Parent in its sole and absolute discretion on no less than three Business Days’ notice to the Company and (b) the third Business Day following the end of the Marketing Period (subject, in each case, to the satisfaction or waiver of the conditions set forth in Article 6 for the Closing as of the date determined pursuant to this proviso). The date on which the Closing actually occurs is referred to as the “Closing Date”. On the Closing Date, or on such other date as Parent and the Company may agree to, Merger Sub or the Company shall cause a certificate of merger (the “Certificate of Merger”), to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings required under the DGCL. The Merger shall become effective at the time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware, or such later date and time as is agreed upon by the parties and specified in the Certificate of Merger (such date and time at which the Merger becomes effective hereinafter referred to as the “Effective Time”).

ARTICLE 2

CONVERSION OF SECURITIES IN THE MERGER

2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a) Conversion of Shares. Each Share issued and outstanding immediately prior to the Effective Time, other than Shares to be cancelled or converted pursuant to Sections 2.1(b) or Dissenting Shares, shall be converted automatically into the right to receive $86.05 per Share (the “Merger Consideration”), payable net to the holder in cash, without interest, subject to any withholding of Taxes required by applicable Law as provided in Section 2.5, upon surrender of the Certificates or Book-Entry Shares in accordance with Section 2.2. As of the Effective Time, all such Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration to be paid in accordance with Section 2.2.

(b) Cancellation of Treasury Shares and Parent-Owned Shares. Each Share held by the Company as treasury stock or held directly by Parent or Merger Sub (or any direct or indirect wholly-owned subsidiaries of the Company, Parent or Merger Sub), in each case, immediately prior to the Effective Time, shall automatically be cancelled and shall cease to exist, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.

(c) Merger Sub Equity Interests. All outstanding shares of capital stock of Merger Sub held immediately prior to the Effective Time shall be converted into and become (in the aggregate) one hundred shares of newly and validly issued, fully paid and non-assessable shares of common stock of the Surviving Corporation.

2.2 Payment for Securities; Surrender of Certificates.

(a) Paying Agent. At or prior to the Effective Time, Parent shall designate a reputable bank or trust company to act as the paying agent (the identity and terms of designation and appointment of which shall be reasonably acceptable to the Company) for purposes of effecting the payment of the Merger Consideration in connection with the Merger in accordance with this Article 2 (the “Paying Agent”). Parent shall pay, or cause to be paid, the fees and expenses of the Paying Agent. At the Closing and substantially concurrently with the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent the aggregate Merger Consideration to which holders of Shares shall be entitled at the Effective Time pursuant to this Agreement. In the event such deposited funds are insufficient to make the payments contemplated pursuant to Section 2.1, Parent shall promptly deposit, or cause to be deposited, with the Paying Agent such additional funds to ensure that the Paying Agent has sufficient funds to make such payments. Such funds shall be invested by the Paying Agent as directed by Parent, pending payment thereof by the Paying Agent to the holders of the Shares in accordance with this Article 2; provided, however, that any such investments shall be in obligations of, or guaranteed by, the United States government or rated A-1 or P-1 or better by Moody’s Investor Service, Inc. or Standard & Poor’s Corporation, respectively. Earnings from such investments shall be the sole and exclusive property of the Surviving Corporation, and no part of such earnings shall accrue to the benefit of holders of Shares.

(b) Procedures for Surrender.

(i) Certificates. As soon as practicable after the Effective Time (and in no event later than three Business Days after the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Shares represented by certificates (the “Certificates”), which Shares were converted into the right to receive the Merger Consideration at the Effective Time pursuant to this Agreement: (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, and shall otherwise be in such form as Parent and the Paying Agent shall reasonably agree; and (B) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 2.2(e)) in exchange for payment of the Merger Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 2.2(e)) to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with delivery of a letter of transmittal, duly executed and in proper form, with respect to such Certificates, the holder of such Certificates shall be entitled to receive the Merger Consideration for each Share formerly represented by such Certificates (after giving effect to any required Tax withholdings as provided in Section 2.5), and any Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name any surrendered Certificate is registered, it shall be a condition precedent of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate so surrendered and shall have established to the satisfaction of the Surviving Corporation that such Taxes either have been paid or are not required to be paid. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. Until surrendered as contemplated hereby, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Agreement, except for Certificates representing Dissenting Shares, which shall be deemed to represent only the right to receive payment of the fair value of such Shares in accordance with and to the extent provided by Section 262 of the DGCL.

(ii) Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, no holder of non-certificated Shares represented by book-entry (“Book-Entry Shares”) shall be required to deliver a Certificate or, in the case of holders of Book-Entry Shares held through The Depository Trust Company, an executed letter of transmittal to the Paying Agent, to receive the Merger Consideration that such holder is entitled to receive pursuant to Section 2.1(a). In lieu thereof, each holder of record of one or more Book-Entry Shares held through The Depository Trust Company whose Shares were converted into the right to receive the Merger Consideration shall automatically upon the Effective Time be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver to The Depository Trust Company or its nominee as promptly as practicable after the Effective Time, in respect of each such Book-Entry Share a cash amount in immediately available funds equal to the Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 2.5), and such Book-Entry Shares of such holder shall be cancelled. As soon as practicable after the Effective Time (and in no event later than three Business Days after the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each Person that was, immediately prior to the Effective Time, a holder of record of Book-Entry Shares not held through The Depository Trust Company: (A) a letter of transmittal, which shall be in such form as Parent and the Paying Agent shall reasonably agree; and (B) instructions for returning such letter of transmittal in exchange for the Merger Consideration. Upon delivery of such letter of transmittal, in accordance with the terms of such letter of transmittal, duly executed, the holder of such Book-Entry Shares shall be entitled to receive in exchange therefor a cash amount in immediately available funds equal to the Merger Consideration (after giving effect to any required Tax withholdings as provided in Section 2.5), and such Book-Entry Shares so surrendered shall at the Effective Time be cancelled. Payment of the Merger Consideration with respect to Book-Entry Shares so surrendered shall only be made to the Person in whose name such Book-Entry Shares are registered. No interest will be paid or accrued on any amount payable upon due surrender of Book-Entry Shares. Until paid or surrendered as contemplated hereby, each Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Agreement, except for Book-Entry Shares representing Dissenting Shares, which shall be deemed to represent the right to receive payment of the fair value of such Shares in accordance with and to the extent provided by Section 262 of the DGCL.

(c) Transfer Books; No Further Ownership Rights in Shares. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Certificates and Book-Entry Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Agreement.

(d) Termination of Fund; Abandoned Property; No Liability. Any portion of the funds (including any interest received with respect thereto) made available to the Paying Agent that remains unclaimed by the holders of Certificates or Book-Entry Shares on the first anniversary of the Effective Time will be returned to the Surviving Corporation or an affiliate thereof designated by the Surviving Corporation, upon demand, and any such holder who has not tendered its Certificates or Book-Entry Shares for the Merger Consideration in accordance with Section 2.2(b) prior to such time shall thereafter look only to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) for delivery of the Merger Consideration, without interest and subject to any withholding of Taxes required by applicable Law as provided in Section 2.5, in respect of such holder’s surrender of their Certificates or Book-Entry Shares and compliance with the procedures in Section 2.2(b). Any portion of the Merger Consideration remaining unclaimed by the holders of Certificates or Book-Entry Shares immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Entity will, to the extent permitted by applicable Law, become the property of the Surviving Corporation or an affiliate thereof designated by the Surviving Corporation, free and clear of any claim or interest of any Person previously entitled thereto. Notwithstanding the foregoing, none of Parent, Merger Sub, the Surviving Corporation, the Paying Agent or their respective affiliates will be liable to any holder of a Certificate or Book-Entry Shares for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.2(a), to pay for Shares for which appraisal rights have been perfected shall be returned to the Surviving Corporation, upon demand.

(e) Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.1(a). Parent or the Paying Agent may, in their reasonable discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in a reasonable sum as it may reasonably direct as indemnity against any claim that may be made against Parent, Merger Sub, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.3 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary (but subject to the provisions of this Section 2.3), Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and has properly demanded appraisal for such Shares in accordance with, and who complies in all respects with, Section 262 of the DGCL (such shares, the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration. At the Effective Time, all Dissenting Shares shall be cancelled and cease to exist, and the holders of Dissenting Shares shall only be entitled to the rights granted to them under the DGCL. If any such holder fails to perfect or otherwise waives, withdraws or loses his right to appraisal under Section 262 of the DGCL or other applicable Law, then the right of such holder to be paid the fair value of such Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted, as of the Effective Time, into and shall be exchangeable solely for the right to receive the Merger Consideration, without interest and subject to any withholding of Taxes required by applicable Law as provided in Section 2.5. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of Shares and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the fair value of Dissenting Shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or compromise, any such demands, or agree to do any of the foregoing.

2.4 Treatment of Options and Restricted Stock Units.

(a) Treatment of Options. At the Effective Time, each option to purchase Shares (each a “Company Option”), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall automatically and without any required action on the part of the holder thereof or the Company, be cancelled and be converted into the right to receive (without interest) an amount in cash equal to the product of (x) the total number of Shares underlying the Company Option multiplied by (y) the excess, if any, of the Merger Consideration over the exercise price of such Company Option; provided that any such Company Option with respect to which the exercise price subject thereto is equal to or greater than the Merger Consideration shall be canceled for no consideration.

(b) Treatment of Time-Based Restricted Stock Units. At the Effective Time, each outstanding award of Company restricted stock units (“Company RSUs”) that at such time is subject solely to service-based vesting conditions and has no performance conditions to earn the units or the Shares covered thereby shall, automatically and without any required action on the part of the holder thereof or the Company, be cancelled and be converted into the right to receive (without interest) an amount in cash equal to (x) the total number of Shares underlying such award of Company RSUs, multiplied by (y) the Merger Consideration, which such amounts shall be paid in accordance with, and subject to satisfaction of, the same vesting and settlement schedule and other terms and conditions applicable to the corresponding Company RSU immediately prior to the Effective Time.

(c) Treatment of Performance Restricted Stock Units(d). At the Effective Time, each outstanding award of Company RSUs that at such time is subject to performance-based vesting conditions or a requirement to satisfy performance conditions to earn the units or the Shares covered thereby (“Performance RSUs”) that is outstanding immediately prior to the Effective Time shall become earned (meaning eligible to vest upon satisfaction of service-based vesting conditions) (i) with respect to Performance RSUs that are subject to market-based vesting conditions, as to the number of Shares subject to such award that would be earned based on the Company’s actual level of achievement as of the Effective Time, at the price per Share of the Merger Consideration and (ii) with respect to the Performance RSUs that are subject to revenue-based vesting conditions, as to the number of Shares subject to such award that would vest based on target level achievement, and, in each case, shall, after giving effect to such achievement, automatically and without any required action on the part of the holder thereof or the Company, be cancelled and be converted into the right to receive (without interest) an amount in cash equal to (x) the number of earned Shares underlying such award, multiplied by (y) the Merger Consideration, which such amounts shall be paid in accordance with, and subject to satisfaction of, the same service-based vesting conditions (for example, continued employment through the end of the applicable performance period), if any, and settlement schedule and other terms and conditions applicable to the corresponding Performance RSU as in effect immediately prior to the Effective Time, including any double-trigger vesting accelerations.

(d) Payment by Surviving Corporation. The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay to the holders of Company Options and Company RSUs (i) the amounts described in Sections 2.4(a), 2.4(b), and 2.4(c) that vest after the Effective Time (which may, for example, occur at the end of a specified performance period for Performance RSUs), no later than the second regularly scheduled payroll date of the Surviving Corporation following the applicable vesting date; and (ii) the amounts described in Sections 2.4(a), 2.4(b), and 2.4(c) attributable to unexercised, outstanding, vested Company Options as of the Effective Time and unsettled, outstanding, vested Company RSUs as of the Effective Time, if any, no later than the second regularly scheduled payroll date of the Surviving Corporation following the Closing Date. The foregoing payments shall be less Taxes required to be withheld with respect to such payments.

(e) Termination of Company Equity Plans(f). As of the Effective Time, the Company’s Amended and Restated 2009 Stock Incentive Plan (the “Company Equity Plan”) shall be terminated and no further Shares, Company Options, Company RSUs, other Equity Interests in the Company or other rights with respect to Shares shall be granted thereunder. Following the Effective Time, no such Company Option, Company RSU, Performance RSU, Equity Interest or other right that was outstanding immediately prior to the Effective Time shall remain outstanding and each former holder of any such Company Option, Company RSU, Performance RSU, Equity Interest or other right shall cease to have any rights with respect thereto, except the right to receive the applicable consideration set forth in this Section 2.4.

(g) Board Actions. Prior to the Effective Time, the Company Board shall adopt appropriate resolutions and take such other actions as are reasonably necessary and appropriate (including using commercially reasonably efforts to obtain any required consents) to effect the transactions described in this Section 2.4.

(a) Termination of Employee Stock Purchase Plan. As promptly as practicable after the date hereof, the Company shall take all action as may be required to provide that (i) the ESPP shall terminate immediately upon the Purchase Date (as defined in the ESPP) of the current Offering Period (as defined in the ESPP), (ii) no new Offering Periods shall commence on or after the date hereof (for the avoidance of doubt, the current Offering Period and scheduled Purchase Date shall occur in accordance with the applicable provisions of the ESPP), and (iii) to the extent permitted pursuant to the terms of the ESPP, no individual currently participating in the ESPP may (x) increase the percentage of his or her Compensation (as defined in the ESPP) that such participant has subscribed for deduction with respect to the ESPP as of the date hereof, or (y) provide any contributions for ESPP purchases other than pursuant to previously selected Compensation deductions. Following the Purchase Date of the current Offering Period, there shall no longer remain any outstanding rights to purchase Shares under the ESPP.

2.5 Withholding Rights. The Company, Parent, Merger Sub, the Surviving Corporation and the Paying Agent, as the case may be, shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any other provision of applicable Law. To the extent that amounts are so deducted or withheld and paid to the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

2.6 Adjustments. In the event that, between the date of this Agreement and the Effective Time, any change in the outstanding Shares shall occur as a result of any stock split, reverse stock split, stock dividend

(including any dividend or distribution of Equity Interests convertible into or exchangeable for Shares), recapitalization, reclassification, combination, exchange of shares or other similar event, the Merger Consideration shall be equitably adjusted to reflect such event and to provide to holders of Shares the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 2.6 shall be deemed to permit or authorize the Company to take any such action or effect any such change that it is not otherwise authorized or permitted to take pursuant to this Agreement (including Section 5.1).

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the disclosure schedule delivered by the Company to Parent and Merger Sub (the “Company Disclosure Schedule”) concurrent with the execution of this Agreement (with specific reference to the representations and warranties in this Article 3 to which the information in such schedule relates; provided, that, disclosure in the Company Disclosure Schedule as to a specific representation or warranty shall qualify any other sections of this Agreement to the extent (notwithstanding the absence of a specific cross reference) it is reasonably apparent on the face of such disclosure that such disclosure relates to such other sections), and (b) as otherwise disclosed or identified in the Company SEC Documents filed prior to the date hereof (other than any forward-looking disclosures contained in the “Forward Looking Statements” and “Risk Factors” sections of the Company SEC Documents but including any historical or factual matters disclosed in such sections); provided, that, disclosure in such Company SEC Documents shall not be deemed to modify or qualify the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.4 or 3.18, the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1 Corporate Organization. Each of the Company and its Subsidiaries is a corporation or other legal entity duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate or organizational, as the case may be, power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted. Each of the Company and its Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The copies of the Certificate of Incorporation (the “Company Charter”) and Bylaws (the “Company Bylaws”) of the Company, as most recently filed with the Company SEC Documents, are true, complete and correct copies of such documents as in effect as of the date of this Agreement. The Company is not in violation of any of the provisions of the Company Charter or the Company Bylaws.

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of one hundred and forty five million (145,000,000) Shares and five million (5,000,000) shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). As of December 13, 2019, (i) 48,579,756 Shares (other than treasury shares) were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, (ii) 8,712,495 Shares were held in the treasury of the Company or by its Subsidiaries, (iii) 40,136 Shares are subject to outstanding Company Options, 2,004,246 Shares are subject to outstanding Company RSUs (assuming maximum level of performance with respect to Performance RSUs) and 415,126 of which Shares are subject to Performance RSUs (assuming maximum level of performance with respect to Performance RSUs) and (iv) no shares of Company Preferred Stock were issued and outstanding. Except for Company Options to purchase and Company RSUs convertible into not more than an aggregate of 2,044,382 Shares (assuming maximum level of performance with respect to Performance RSUs) under the Company’s Amended and Restated 2009 Stock Incentive Plan (the “Company Equity Plan”), there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound relating to the issued or unissued capital stock or other Equity Interests of the Company, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating the Company to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, the Company. Since December 13, 2019 and prior to the date of this Agreement, except for the issuance of Shares under the Company Equity Plan in accordance with its terms, the Company has not issued any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock or other Equity Interests, other than those shares of capital stock reserved for issuance described in this Section 3.2(a).

(b) The Company has previously provided Parent with a true and complete list, as of the date hereof, of each outstanding Company Option and Company RSU, the holder thereof, and, with respect to each Company Option, the exercise price and expiration date thereof, and has made available to Parent the performance periods, vesting periods and performance criteria applicable to such Company RSUs. All Shares subject to issuance under the Company Equity Plan, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. There are no outstanding contractual obligations of the Company or any of its Subsidiaries (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right with respect to, any Shares or any capital stock of, or other Equity Interests in, the Company or any of its Subsidiaries.

(c) Section 3.2(c) of the Company Disclosure Schedule sets forth a true and complete list of all of the Subsidiaries of the Company and the authorized, issued and outstanding Equity Interests of each such Subsidiary. None of the Company or any of its Subsidiaries holds an Equity Interest in any other Person. Each outstanding share of capital stock of or other Equity Interest in each Subsidiary of the Company is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by the Company or one or more of its wholly-owned Subsidiaries free and clear of all Liens, other than Permitted Liens. There are no options, warrants or other rights, agreements, arrangements or commitments of any character to which any Subsidiary of the Company is a party or by which any Subsidiary of the Company is bound relating to the issued or unissued capital stock or other Equity Interests of such Subsidiary, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating any Subsidiary of the Company to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, such Subsidiary. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of the Company or any other Person, other than guarantees by the Company of any indebtedness or other obligations of any wholly-owned Subsidiary of the Company.

3.3 Authority; Execution and Delivery; Enforceability.

(a) The Company has all necessary power and authority to execute and deliver this Agreement, to perform and comply with each of its obligations under this Agreement and, subject to the receipt of the Company Stockholder Approval, to consummate the Transactions. The execution and delivery by the Company of this Agreement, the performance and compliance by the Company with each of its obligations herein, and the consummation by it of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject to receipt of the Company Stockholder Approval, and no other corporate proceedings on the part of the Company and no other stockholder votes are necessary to authorize this Agreement or the consummation by the Company of the Transactions. The Company has duly and validly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Parent and Merger Sub of this Agreement, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’

rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought.

(b) The Company Board, at a meeting duly called and held, adopted resolutions (i) determining that the Transactions, including the Merger, are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approving, adopting and declaring advisable this Agreement and the Transactions, including the Merger, (iii) directing that this Agreement be submitted to the stockholders of the Company for its adoption, and (iv) recommending that the Company’s stockholders adopt this Agreement (the “Company Board Recommendation”).

(c) Subject to the accuracy of Section 4.8, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar Law are not applicable to this Agreement and the Transactions, including the Merger or the other Transactions. To the Knowledge of the Company, no other takeover, anti-takeover, business combination, control share acquisition or similar Law applies to the Merger or the other Transactions. The only vote of holders of any class or series of Shares or other Equity Interests of the Company necessary to adopt this Agreement is the adoption of this Agreement by the holders of a majority of the voting power represented by the Shares that are outstanding and entitled to vote thereon at the Company Meeting (the “Company Stockholder Approval”). No other vote of the holders of Shares or any other Equity Interests of the Company is necessary to consummate the Transactions.

3.4 No Conflicts.

(a) The execution and delivery of this Agreement does not and will not, and the performance of this Agreement by the Company will not, (i) assuming the Company Stockholder Approval is obtained, conflict with or violate any provision of the Company Charter or the Company Bylaws or any equivalent organizational documents of any Subsidiary of the Company, (ii) assuming that all consents, approvals, authorizations and permits described in Section 3.4(b) have been obtained and all filings and notifications described in Section 3.4(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected or (iii) require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any of its Subsidiaries pursuant to, any Contract or Permit to which the Company or any of its Subsidiaries is party, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not and will not, and the consummation by the Company of the Transactions and compliance by the Company with any of the terms or provisions hereof will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) under the Exchange Act and the rules and regulations of Nasdaq, (ii) any applicable requirements of any Competition Laws, (iii) the filing and recordation of the Certificate of Merger as required by the DGCL and (iv) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

3.5 SEC Documents; Financial Statements; Undisclosed Liabilities.

(a) The Company has filed or furnished all reports, schedules, forms, statements, registration statements, prospectuses and other documents required to be filed or furnished by the Company with the SEC under the Securities Act or the Exchange Act since January 1, 2018 (the reports, schedules, forms, statements, registration statements, prospectuses and other documents filed or furnished to the SEC and those filed or furnished to the SEC subsequent to the date of this Agreement, including any amendments thereto, the “Company SEC Documents”). None of the Subsidiaries of the Company is required to make any filings with the SEC.

(b) As of its respective filing date (or, if amended or superseded, on the date of such filing) each Company SEC Document complied, or if not yet filed or furnished will comply, in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document and did not, or if not yet filed or furnished will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) The consolidated financial statements of the Company included in the Company SEC Documents (including, in each case, any notes or schedules thereto) (the “Company SEC Financial Statements”) fairly present, in all material respects, the financial condition and the results of operations, cash flows and changes in stockholders’ equity of the Company and its Subsidiaries (on a consolidated basis) as of the respective dates of and for the periods referred to in the Company SEC Financial Statements, and were prepared, or if not yet filed or furnished will be prepared, in accordance with GAAP as applied by the Company (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), subject, in the case of unaudited Company SEC Financial Statements, to normal year-end adjustments and the absence of notes.

(d) The Company has timely filed all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act; or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act) with respect to all applicable Company SEC Documents. The Company maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act, which such controls and procedures are designed to ensure that all material information concerning the Company and its Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company SEC Documents. Since January 1, 2018, none of the Company, its Subsidiaries or, to the Knowledge of the Company, the Company’s independent registered accountant has identified (i) any significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by the Company, (ii) any fraud, whether or not material, that involves the management or other employees of the Company or any of its Subsidiaries who have a significant role in the Company’s preparation of financial statements or internal control over financial reporting, or (iii) any claim or allegation regarding any of the foregoing which was presented to the Company Board. The Company, based on its most recent evaluation of internal control over financial reporting, has not identified any significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting.

(e) The Company and its Subsidiaries do not have any liabilities or obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued), required by GAAP to be reflected or reserved on a consolidated balance sheet of the Company (or the notes thereto) except (i) as disclosed, reflected or reserved against in the most recent audited balance sheet included in the Company SEC Financial Statements or the notes thereto, (ii) for liabilities and obligations incurred in the ordinary course of business since the date of the most recent balance sheet included in the Company SEC Financial Statements, (iii) for liabilities and obligations arising out of or in connection with this Agreement, the Merger or the Transactions and (iv) for liabilities and obligations that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

3.6 Absence of Certain Changes or Events. Since September 30, 2019, (a) through the date of this Agreement, the Company and its Subsidiaries have conducted their businesses in all material respects in the ordinary course and in a manner consistent with past practice and (b) there has not been any change, event, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect. Since September 30, 2019 through the date of this Agreement, neither the Company nor any of its Subsidiaries has taken any action that would have constituted a breach of, or required Parent’s consent pursuant to, Sections 5.1(c), (d), (e), (f), (g), (h), (k), (o), (p), or (q) (with respect to authorizations of actions described in the such sub-sections) had the covenants therein applied since September 30, 2019.

3.7 Proxy Statement. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will, at the date that the Proxy Statement or any amendment or supplement thereto is mailed to holders of Shares and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by the Company to such portions thereof that relate to Parent and its Subsidiaries, including Merger Sub, or to statements made therein based on information supplied by or on behalf of Parent for inclusion or incorporation by reference therein). The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and other applicable Law.

3.8 Legal Proceedings. There are no Proceedings pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective assets or properties or any of the officers or directors of the Company, except, in each case, for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor any of their respective assets or properties is or are subject to any Order, except for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

3.9 Compliance with Laws and Orders.

(a) With the exception of Information Privacy Laws, the representations for which are set forth in Section 3.17, the Company and its Subsidiaries are in compliance and since January 1, 2018 have been in compliance with all Laws and Orders applicable to the Company or any of its Subsidiaries (including Laws regarding automatic renewals of subscriptions) or any assets owned or used by any of them (except for such past noncompliance as has been remedied and imposes no continuing obligations or costs on the Company or its Subsidiaries) except where any non-compliance, individually or in the aggregate, has not had and would not reasonably be expected to have, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written communication since January 1, 2018 from a Governmental Entity that alleges that the Company or any of its Subsidiaries is not in compliance with any such Law or Order, except where any non-compliance, individually or in the aggregate, has not had and would not reasonably be expected to have, a Company Material Adverse Effect.

(b) To the Knowledge of the Company, neither the Company, any of its Subsidiaries, directors or officers, nor any of its affiliates, employees or agents is a Sanctions Target. The Company and its Subsidiaries are, and during the past three years have at all times been, in compliance with International Trade Laws in all material respects.

(c) The operations of the Company and its Subsidiaries are and, during the past three years, have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations, or guidelines, issued, administered or enforced by any Governmental Entity (collectively, the “Money Laundering Laws”).

(d) To the Knowledge of the Company, the Company has not received notice of any action, suit, proceeding or investigation against it with respect to International Trade Laws or Money Laundering Laws from any Governmental Entity at any time during the past three years.

(e) To the Knowledge of the Company, the Company, its Subsidiaries and their respective officers and directors, and all of their respective other Representatives are in compliance in all material respects with and for the past three years have complied in all material respects with (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended, (ii) the UK Bribery Act 2010, and (iii) the provisions of all anti-bribery and anti-corruption Laws of each jurisdiction in which the Company and its Subsidiaries operate or have operated and in which any agent thereof is conducting or has conducted business involving the Company or any of its Subsidiaries (collectively, “Anti-Corruption Laws”). Without limiting the foregoing, to the Knowledge of the Company, in the past three years, none of the Company, any of its Subsidiaries or their respective officers and directors, nor, any of their respective other Representatives have paid, received, offered or promised to pay, or authorized or ratified the payment, directly or indirectly, of any monies or anything of value to any Government Official or any other Person for the purpose of improperly influencing any act or decision of such official or of any Governmental Entity or Person to obtain or retain business, or direct business to any Person or to secure any other improper benefit or advantage in each case in violation in any material respect of the Anti-Corruption Laws. To the Knowledge of the Company, none of the Company, any of its Subsidiaries or their respective officers and directors, nor any of their respective other Representatives has been the subject of any investigations, reviews, audits, or inquiries by a Governmental Entity related to Anti-Corruption Laws, and no investigation, review, audit, or inquiry by any Governmental Entity or any other Person with respect to Anti-Corruption Laws is pending or threatened. Each of the Company and its Subsidiaries have in place compliance policies, procedures and internal controls reasonably calculated to ensure compliance with all Anti-Corruption Laws.

3.10 Permits. The Company and each of its Subsidiaries have all required governmental licenses, permits, certificates, approvals, billing and authorizations (“Permits”) necessary for the conduct of their business and the use of their properties and assets, as presently conducted and used, and each of the Permits is valid, subsisting and in full force and effect, except where the failure to have or maintain such Permit, individually or in the aggregate, has not had and would not reasonably be expected to have, a Company Material Adverse Effect. The operation of the Company and its Subsidiaries as currently conducted is not, and has not been since January 1, 2018, in violation of, nor is the Company or its Subsidiaries in default or violation under, any Permit (except for such past violation or default as has been remedied and imposes no continuing obligations or costs on the Company or its Subsidiaries), and, to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation of any term, condition or provision of any Permit, except where such default or violation of such Permit, individually or in the aggregate, has not had and would not reasonably be expected to have, a Company Material Adverse Effect. There are no actions pending or, to the Knowledge of the Company, threatened, that seek the revocation, cancellation or modification of any Permit, except where such revocation, cancellation or modification, individually or in the aggregate, has not had and would not reasonably be expected to have, a Company Material Adverse Effect.

3.11 Employee Benefit Plans.

(a) Section 3.11(a) of the Company Disclosure Schedule sets forth a true and complete list of each material (i) “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, (ii) compensation, employment, consulting, end of service or severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy; or (iii) other benefit or compensation plan, contract, policy or arrangement providing for pension, retirement, profit-sharing, deferred compensation, stock option, equity or equity-based compensation, stock purchase, employee stock ownership, vacation, holiday pay or other paid time off, bonus or other incentive plans, medical, retiree medical, vision, dental or other health plans, life insurance plans, and other employee benefit plans or fringe benefit plans, in each case, that is sponsored, maintained, administered, contributed to or entered into by the Company or its Subsidiaries for the current or future benefit of any current or former director, officer, employee or individual independent contractor of the Company or its Subsidiaries (each, a “Service Provider”) (each of such plans, agreements, arrangements, programs or policies described in the foregoing clauses (i) – (iii), a “Company Benefit Plan”); provided, for the avoidance of doubt, that the following need not be set forth on Section 3.11(a) of the Company Disclosure Schedule: (i) any employment contracts or consultancy agreements for employees or consultants who are natural persons that (A) do not provide for severance benefits or (B) are in all material respects consistent with a standard form previously made available to Parent where the severance period or required notice of termination provided is not in excess of ninety (90) days or such longer period as is required under local Law, and (ii) statutory plans or arrangements.

(b) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) each Company Benefit Plan has been established, maintained, funded, operated, and administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code, and all contributions, premiums, or other payments that are due have been timely paid in all respects;

(ii) each Company Benefit Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualified status and, to the Company’s Knowledge, no fact or event has occurred that could adversely affect the qualified status of any such Company Benefit Plan or the exempt status of any associated trust;

(iii) there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan;

(iv) no Proceeding has been brought, or to the Knowledge of the Company is threatened, against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims); and

(v) neither the Company nor any of its Subsidiaries has incurred, or is reasonably expected to incur or be subject to, any material Tax, penalty or other liability pursuant to Sections 4980B, 4980D or 4980H of the Code

(c) No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) or other pension plan subject to Title IV of ERISA and neither the Company nor any Company ERISA Affiliate has (i) any current or contingent liability or obligation under or with respect to, a “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA) or other plan that is or was subject to Section 412 of the Code or Section 302 or Title IV of ERISA or (ii) in the past six (6) years maintained, established, participated in or contributed to, or is or has been obligate to contribute to, or has otherwise incurred any obligation or liability (including any contingent liability) under, any multiemployer pension plan (as defined in Section 3(37) of ERISA).

(d) Neither the execution of this Agreement nor the consummation of the Transactions (alone or in conjunction with any other event, including any termination of employment) will (i) entitle any current or former Service Provider to any compensation or benefit (including any bonus, retention or severance pay) under any of the Company Benefit Plans except for amounts specifically paid under this Agreement, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) or increase of compensation or benefits under any of the Company Benefit Plans, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any benefits under any Company Benefit Plan, (iv) result in any restriction on the right of the Company or any of its Subsidiaries or, after the consummation of the Merger or the Transactions, the Surviving Corporation, to merge, amend or terminate any of the material Company Benefit Plans, or (v) directly or indirectly, result in the payment of any “excess parachute payment” within the meaning of Code Section 280G.

(e) No Company Benefit Plan provides, and the Company has not promised to provide, post-employment, medical, disability or life insurance benefits to any former employee or their dependents, other than (i) as required by Law, (ii) the full cost of which is borne by the employee or former employee (or any beneficiary of the employee or former employee) or (iii) benefits provided during any period during which the former employee is receiving severance pay.

(f) Each Company Benefit Plan that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated and maintained, in form and operation, in accordance in all material respects with Section 409A of the Code and applicable guidance of the Department of Treasury and Internal Revenue Service; and none of the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any individual with respect to any Tax, including under Sections 409A or 4999 of the Code.

(g) Without limiting the generality of the other provisions of this Agreement and except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) all Company Benefit Plans subject to the laws of a jurisdiction other than the United States (each such plan, a “Non-U.S. Company Benefit Plan”) have been established, maintained, funded, operated and administered in compliance with their terms and with applicable Law, (ii) all employer and employee contributions to each Non-U.S. Company Benefit Plan required by Law or by the terms of such Non-U.S. Company Benefit Plan have been timely made, or, if applicable, accrued in accordance with normal accounting practices and (iii) each Non-U.S. Company Benefit Plan required to be registered has been registered and has been maintained in good standing in all respects with applicable regulatory authorities.

3.12 Employee and Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to a collective bargaining agreement, agreement with any works council or similar labor contract, other than any such agreements that apply on a national, industry-wide or similar mandatory basis. Since January 1, 2018, with respect to the employees of the Company and its Subsidiaries, there have not been, and there are no, pending or, to the Knowledge of the Company, threatened (i) representation or certification proceedings or unfair labor practice complaints brought before or filed with the National Labor Relations Board or any other labor relations tribunal or authority, (ii) material labor organizing efforts or campaigns or (iii) labor strike, dispute, lockout, slowdown, stoppage or other material organized work interruption or labor-related grievance. Neither the execution and delivery of this Agreement nor the consummation of the Transactions will require the consent of, or advance notification to, any works councils, unions or similar labor organizations with respect to any employees of the Company or any of its Subsidiaries, other than (i) any such consents the failure of which to obtain, or advance notifications the failure of which to provide, as would not violate applicable Law or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or (ii) any such consents or advance notifications that result from actions taken by Parent or any of its pre-Closing affiliates.

(b) Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with all applicable Laws respecting employment and employment practices including, without limitation, all Laws respecting terms and conditions of employment, health and safety, wage payment and withholding, wages and hours, child labor, immigration and work authorizations, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, social welfare obligations and unemployment insurance.

3.13 Environmental Matters. Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) The Company and each of its Subsidiaries (i) is in compliance with all, and is not subject to any liability with respect to noncompliance with any, Environmental Laws, (ii) has and holds, or has applied for, all

Environmental Permits necessary for the conduct of their business and the use of their properties and assets, as currently conducted and used, and (iii) is in compliance with their respective Environmental Permits.

(b) There are no Environmental Claims pending nor, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, and none of the Company or any of its Subsidiaries has received any written notification of any allegation of actual or potential responsibility for any Release or threatened Release of any Hazardous Materials.

(c) None of the Company or any of its Subsidiaries (i) has entered into or agreed to any consent decree or consent order or is otherwise subject to any judgment, decree, or judicial or administrative order relating to compliance with Environmental Laws, Environmental Permits or to the investigation, sampling, monitoring, treatment, remediation, response, removal or cleanup of Hazardous Materials and no Proceeding is pending or, to the Knowledge of the Company, threatened with respect thereto, or (ii) is an indemnitor by contract or otherwise in connection with any claim, demand, suit or action threatened or asserted by any third-party for any liability under any Environmental Law or otherwise relating to any Hazardous Materials.

3.14 Real Property; Title to Assets.

(a) Section 3.14(a) of the Company Disclosure Schedule sets forth a true and complete list of all real property owned in fee by the Company or any of its Subsidiaries (collectively, the “Company Owned Real Property”) and the address for each Company Owned Real Property. The Company or any of its Subsidiaries, as the case may be, holds good and valid fee title to the Company Owned Real Property, free and clear of all Liens, except for Permitted Liens. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all buildings, structures, improvements and fixtures located on the Company Owned Real Property are in a state of good operating condition and are sufficient for the continued conduct of business in the ordinary course, subject to reasonable wear and tear.

(b) Section 3.14(b) of the Company Disclosure Schedule sets forth (i) a true and complete list of all real property leased, subleased or otherwise occupied by the Company or any of its Subsidiaries (collectively, the “Company Leased Real Property”), (ii) the address for each parcel of Company Leased Real Property, and (iii) a description of the applicable lease, sublease or other agreement therefore and any and all amendments and modifications relating thereto. No Company Lease Agreement is subject to any Lien, including any right to the use or occupancy of any Company Leased Real Property, other than Permitted Liens.

(c) The Company Owned Real Property and the Company Leased Real Property are referred to collectively herein as the “Company Real Property”. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each parcel of Company Real Property is in compliance with all existing Laws applicable to such Company Real Property, and (ii) neither the Company nor any of its Subsidiaries has received written notice of any Proceedings in eminent domain, condemnation or other similar Proceedings that are pending, and to the Company’s Knowledge there are no such Proceedings threatened, affecting any portion of the Company Real Property.

(d) The Company or a Subsidiary of the Company has good and marketable title to, or a valid and binding leasehold or other interest in, all tangible personal property necessary for the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, free and clear of all Liens (except for Permitted Liens) except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

3.15 Tax Matters. Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) all Tax Returns that are required to be filed by or with respect to any of the Company or its Subsidiaries have been timely and properly filed (taking into account any extension of time within which to file), and all such Tax Returns are true, complete, and accurate;

(b) each of the Company and its Subsidiaries has timely and properly paid all Taxes due and owing by it, including any Taxes required to be withheld from amounts owing to, or collected from, any employee, creditor, or other third party (in each case, whether or not shown on any Tax Return), other than Taxes for which adequate reserves have been established in accordance with GAAP on the financial statements of the Company and its Subsidiaries and, if asserted, are being contested in good faith;

(c) no deficiencies for Taxes have been claimed, proposed or assessed by any Governmental Entity in writing against the Company or any of its Subsidiaries except for deficiencies which have been fully satisfied by payment, settled or withdrawn;

(d) there is no ongoing, pending or threatened (in writing) audit, examination, investigation or other proceeding with respect to any Taxes of the Company or any of its Subsidiaries;

(e) neither the Company nor any of its Subsidiaries has waived or extended any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension remains in effect;

(f) neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355(a) of the Code (or any similar provision of state, local, or non-U.S. Law) in the two years prior to the date of this Agreement;

(g) neither the Company nor any of its Subsidiaries is a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than any agreement entered into in the ordinary course of business the primary purpose of which is not related to Taxes);

(h) neither the Company nor any of its Subsidiaries (i) have been a member of a consolidated tax group (or any analogous combined, affiliated, or unitary group defined under state, local or foreign Law), other than such a group of which the Company or one of its Subsidiaries has been the common parent, or (ii) has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by any contract, or otherwise;

(i) neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any (i) change in method of accounting pursuant to Section 481 of the Code (or any similar provision of state, local or non-U.S. Law) or use of an improper method of accounting in each case prior to the Closing, (ii) installment sale, to the Knowledge of the Company, any intercompany transaction, or open transaction disposition made or entered into prior to the Closing, (iii) prepaid amount or deposit received on or prior to the Closing, (iv) “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) entered into prior to the Closing, or (v) election described in Section 108(i) of the Code (or any similar provision of state, local or non-U.S. Law) made prior to the Closing;

(j) neither the Company nor any of its Subsidiaries has deferred the inclusion of any amounts in taxable income pursuant to IRS Revenue Procedure 2004-34, Treasury Regulations Section 1.451-5, Sections 451(c), 455, 456 or 460 of the Code or any corresponding or similar provision of Law (irrespective of whether or not such deferral is elective);

(k) the aggregate unpaid Taxes of the Company and its Subsidiaries did not, as of the date of the Company’s most recent audited balance sheet included in the Company SEC Financial Statements exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of such balance sheet;

(l) the Company is not and never has been a “United States real property holding corporation” within the meaning of Code Section 897(c)(2) of the Code within the past five years;

(m) there are no Liens for Taxes upon any property or assets of the Company or its Subsidiaries, except for Permitted Liens;

(n) neither the Company nor any of its Subsidiaries has requested or received a ruling from any Governmental Entity or signed any binding agreement with any Governmental Entity that would reasonably be expected to adversely impact the amount of Tax due from Parent or its affiliates (including following the Closing, for the avoidance of doubt, the Company and its Subsidiaries) after the Closing Date; and

(o) neither the Company nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of U.S. Treasury Regulation Sections 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).

(p) The representations and warranties set forth in this Section 3.15 and, to the extent relating to Tax matters, Section 3.11 and Section 3.6 constitute the sole and exclusive representations and warranties of the Company regarding Tax matters.

3.16 Material Contracts.

(a) Section 3.16(a) of the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of each of the following Contracts (other than any Company Benefit Plans) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their assets or businesses are bound (and any material amendments, supplements and modifications thereto):

(i) Contracts with any of the top ten (10) largest suppliers by purchases made by the Company or any of its Subsidiaries during the twelve (12) month period ended September 30, 2019 (the “Material Suppliers”);

(ii) Contracts with any of the top ten (10) largest customers by purchases made by such customer during the twelve (12) month period ended September 30, 2019 (the “Material Customers”);

(iii) Contracts concerning the establishment or operation of a partnership, joint venture or limited liability company;

(iv) Contracts that materially affect the use or enforcement by the Company or its Subsidiaries of any material Intellectual Property rights owned by the Company or its Subsidiaries (including settlement agreements, covenants not to assert, and consents to use), excluding confidentiality or non-disclosure agreements, agreements with employees or contractors and any Contracts that are non-exclusive to the Company and, in each case, entered into in the ordinary course of business;

(v) the lease agreements of the Company or any of its Subsidiaries that pertain to each parcel of Company Leased Real Property (each, a “Company Lease Agreement”);

(vi) Contracts containing (A) a covenant materially restricting the ability of the Company or any of its Subsidiaries to engage in any line of business in any geographic area or to compete with any Person, to market any product or to solicit customers; (B) a provision granting the other party “most favored nation” status or equivalent preferential pricing terms; or (C) a provision granting the other party exclusivity or similar rights in respect of the business of the Company or any of its Subsidiaries;

(vii) indentures, credit agreements, loan agreements and similar instruments pursuant to which the Company or any of its Subsidiaries has or will incur or assume any indebtedness or has or will guarantee or otherwise become liable for any indebtedness of any other Person for borrowed money in excess of $500,000, other than any indentures, credit agreements, loan agreements or similar instruments between or among any of the Company and any of its Subsidiaries;

(viii) Contracts under which there has been imposed a Lien (other than a Permitted Lien) on any of the assets, tangible or intangible, of the Company or any of its Subsidiaries;

(ix) any Contract that relates to the acquisition or disposition of any business, assets or properties (whether by merger, sale of stock, sale of assets or otherwise) that was entered into after January 1, 2017 or pursuant to which any earn-out or deferred or contingent payment obligations remain outstanding;

(x) any contract with a U.S. Governmental Entity which provides for the payment of at least $1,000,000 during the term of such contract; or

(xi) any other Contract or group of related Contracts with the same counterparty (or affiliate thereof) that, individually or in the aggregate, if terminated or subject to a default by any party thereto, would have or would reasonably be expected to have a Material Adverse Effect.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all Contracts set forth or required to be set forth in Section 3.16(a) of the Company Disclosure Schedule or filed or required to be filed as exhibits to the Company SEC Documents (the “Company Material Contracts”) are valid, binding and in full force and effect and are enforceable by the Company or the applicable Subsidiary in accordance with their terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought, (ii) the Company, or the applicable Subsidiary, has performed all obligations required to be performed by it under the Company Material Contracts, and it is not (with or without notice or lapse of time, or both) in breach or default thereunder and, to the Knowledge of the Company, no other party to any Company Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder and (iii) since January 1, 2018, neither the Company nor any of its Subsidiaries has received written notice of any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Company Material Contract.

3.17 Intellectual Property.

(a) Section 3.17(a) of the Company Disclosure Schedule sets forth a list of all (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and applications, (iii) copyright registrations and applications, and (iv) internet domain name registrations, in each case that are owned by the Company or any of its Subsidiaries (collectively, the “Company Registered Intellectual Property”). All items of Company Registered Intellectual Property are in material compliance with all formal legal requirements and have been duly maintained (including the payment of maintenance fees) and are not expired, cancelled or abandoned, except for such issuances, registrations or applications that the Company or one of its Subsidiaries have permitted to expire or has cancelled or abandoned in its reasonable business judgment. The Company Registered Intellectual Property is valid, subsisting and enforceable, provided that the foregoing representation and warranty is made to the Company’s Knowledge with respect to any pending patent or trademark applications included in the Company Registered Intellectual Property. No Proceeding is pending or, to Knowledge of the Company, is threatened, that challenges the legality, validity, enforceability, registration, use or ownership of any Company Registered Intellectual Property.

(b) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company or one of its Subsidiaries (i) is the owner of and possesses all right, title and interest in and to the Company Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens), and (ii) has the right to use, sell, license and otherwise exploit, as the case may be, all other Intellectual

Property as the same is currently used, sold, licensed and otherwise exploited by the Company and its Subsidiaries.

(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the execution and delivery of this Agreement by the Company, nor the performance of this Agreement by the Company, will result in the loss, forfeiture, termination, or impairment of, or give rise to a right of any Person to limit, terminate, or consent to the continued use of, any rights of the Company or any of its Subsidiaries in any Company Material Intellectual Property.

(d) To the Knowledge of the Company, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is infringing, misappropriating, diluting, or otherwise violating the Intellectual Property rights of any Person and since January 1, 2018 has not infringed, misappropriated, diluted, or otherwise violated the Intellectual Property rights of any Person. Neither the Company nor any of its Subsidiaries has received any written charge, complaint, claim, demand, or notice since January 1, 2018 (or earlier, if presently not resolved) alleging any such infringement, misappropriation, dilution, or violation (including any written claim that the Company or any of its Subsidiaries must license or refrain from using any Intellectual Property rights of any Person). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, during the period commencing on January 1, 2018 and ending on the date of this Agreement, there has been no Proceeding pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, which has not since been resolved, alleging that the Company or any of its Subsidiaries infringes, misappropriates, dilutes, or otherwise violates the Intellectual Property rights of any Person. To the Knowledge of the Company, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, no Person is infringing, misappropriating, diluting or otherwise violating any Company Owned Intellectual Property. Neither the Company nor any of its Subsidiaries has made or asserted any written charge, complaint, claim, demand or notice since January 1, 2018 (or earlier, if presently not resolved) alleging any such infringement, misappropriation, dilution, or violation.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, all Company Owned Intellectual Property that derives independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use has been maintained in confidence in accordance with protection procedures that are adequate for protection, and in accordance with procedures customarily used in the industry to protect rights of like importance. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, to the Knowledge of the Company, there has been no unauthorized use or disclosure of any Company Material Intellectual Property.

(f) The Company and its Subsidiaries take commercially reasonable actions to protect and preserve the confidentiality of their trade secrets and the security of their material computer software, websites and systems (including the confidential data transmitted thereby or stored therein), including implementing a policy requiring employees and contractors who are reasonably expected to receive access to trade secrets to sign nondisclosure agreements and all employees who develop material Intellectual Property for the Company or its Subsidiaries to execute written agreements assigning all rights to such Intellectual Property to the Company or its Subsidiaries.

(g) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has granted, directly or indirectly, any current or contingent rights, licenses or interests in or to any source code of any product or service currently developed, marketed, licensed, sold, performed, distributed or otherwise made available by the Company or any of its Subsidiaries (the “Products”). Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Product performs substantially in accordance with its documented specifications. To the Knowledge of the Company, the Products do not contain any Malicious Code. The Company and its Subsidiaries use industry standard methods intended to detect and prevent Malicious Code that may be present in the Products.

(h) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the incorporation, linking, calling, distribution or other use in, by or with any Product, of any Free or Open Source Software, does not (i) obligate the Company or any of its Subsidiaries to disclose, make available, offer or deliver any portion of the source code of such Product or component thereof to any third party, other than the applicable Free or Open Source Software, (ii) require that any Product be licensed for the purpose of making derivative works, or be licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind, or be redistributed at no charge, other than the applicable Free or Open Source Software, or (iii) obligate the Company or any of its Subsidiaries to grant or purport to grant to any Person any rights to or immunities under any of the Company Owned Intellectual Property. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries are in material compliance with all terms and conditions of any license for Free or Open Source Software that is contained in, incorporated into, linked or called by, distributed with, or otherwise used by any Product.

(i) Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the computer systems, servers, network equipment and other computer hardware owned, leased or licensed by the Company and its Subsidiaries (“IT Systems”) are adequate and sufficient for the operation of the business of the Company and its Subsidiaries as currently conducted and to the Company’s Knowledge, during the period commencing on January 1, 2018 and ending on the date of this Agreement, there has been no security breach of, unauthorized access to, unauthorized use of, or malicious code in, any of the IT Systems or any product offerings of the Company or any of its Subsidiaries. The Company and its Subsidiaries have each implemented commercially reasonable data security, data backup, data storage, system redundancy and disaster avoidance and recovery procedures with respect to the IT Systems.

(j) The Company and its Subsidiaries have reasonable security measures in place intended to protect data relating to the customers of their respective businesses (“Customer Data”) under their possession or control from unauthorized access. To the Knowledge of the Company, the Company and its Subsidiaries have not suffered any breach in security that has permitted or resulted in any unauthorized access to or disclosure of Customer Data. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries have complied in all material respects with (i) applicable Information Privacy Laws, (ii) all privacy and security standards applicable to the industry in which the Company and its Subsidiaries operate or to its products and services, including the Payment Card Industry Data Security Standard (PCI DSS), and to which the Company agrees to comply or has publicly attested to or affirmed its compliance, (iii) the Company’s and its Subsidiaries’ own internal and external-facing privacy policies, and (iv) all their obligations relating to the collection, protection, storage, use, processing, transfer, or disposition of data under all Contracts to which the Company or any of its Subsidiaries is party. No Proceeding has been filed or commenced or, to the Knowledge of the Company, threatened against, the Company or any of its Subsidiaries alleging any failure to comply with any Information Privacy Laws.

3.18 Broker’s Fees. Except for the financial advisors’ fees set forth in Section 3.18 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries nor any of their respective officers or directors on behalf of the Company or such Subsidiaries has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, broker’s fees, commissions or finder’s fees in connection with any of the Transactions.

3.19 Opinion of Financial Advisor. Each of Qatalyst Partners LP and JP Morgan Securities, LLC, the Company’s financial advisors has delivered to the Company Board its opinion in writing or orally, in which case, such opinion will be subsequently confirmed in writing, to the effect that, as of the date thereof and based upon and subject to the factors and assumptions set forth in such opinion, the Merger Consideration to be received by the holders of Shares (other than Shares held by Parent or any affiliate of Parent) pursuant to and in accordance with this Agreement is fair from a financial point of view to such holders.

3.20 Material Customers and Material Suppliers. At no time since January 1, 2019 has the Company or any of its Subsidiaries (i) been in any material dispute with any of its Material Customers or Material Suppliers, or (ii) to the Knowledge of the Company, received any written notice from any Material Customer or Material Supplier to the effect that such Material Customer or Material Supplier has suspended, terminated or materially reduced, or intends to suspend, terminate or materially reduce, its relationship with the Company or any of its Subsidiaries.

3.21 No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article 3, none of the Company, any of its affiliates or any other Person on behalf of the Company makes any express or implied representation or warranty (and there is and has been no reliance by Parent, Merger Sub or any of their respective affiliates or Representatives on any such representation or warranty) with respect to the Company, its Subsidiaries or their respective businesses or with respect to any other information provided, or made available, to Parent, Merger Sub or their respective Representatives or affiliates in connection with the Transactions, including the accuracy or completeness thereof. Without limiting the foregoing, neither the Company nor any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or their Representatives or affiliates or any other Person resulting from Parent’s, Merger Sub’s or their Representatives’ or affiliates’ use of any information, documents, projections, forecasts or other material made available to Parent, Merger Sub or their Representatives or affiliates, including any information made available in the electronic data room maintained by the Company for purposes of the Transactions, teaser, marketing material, confidential information memorandum, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent, Merger Sub or their respective Representatives or in any other form in connection with the Transactions, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article 3.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the disclosure schedule delivered by Parent and Merger Sub to the Company (the “Parent Disclosure Schedule”) prior to the execution of this Agreement (with specific reference to the representations and warranties in this Article 4 to which the information in such schedule relates; provided, that, disclosure in the Parent Disclosure Schedule as to a specific representation or warranty shall qualify any other sections of this Agreement to the extent (notwithstanding the absence of a specific cross reference) it is reasonably apparent that such disclosure relates to such other sections), Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1 Corporate Organization. Each of Parent and Merger Sub is a corporation or other entity duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its organization and has the requisite corporate or other entity power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

4.2 Authority, Execution and Delivery; Enforceability. Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement, to perform and comply with each of its obligations under this Agreement and to consummate the Transactions applicable to such party. The execution and delivery by each of Parent and Merger Sub of this Agreement, the performance and compliance by Parent and Merger Sub with each of its obligations herein and the consummation by Parent and Merger Sub of the Transactions applicable to it have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub and no stockholder votes are necessary to authorize this Agreement or the consummation by Parent and Merger Sub of the Transactions to which it is a party. Each of Parent and Merger Sub has duly and validly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company of this Agreement, this Agreement constitutes Parent’s and Merger Sub’s legal, valid and binding obligation, enforceable against each of Parent and Merger Sub in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought.

4.3 No Conflicts.

(a) The execution and delivery of this Agreement by Parent and Merger Sub, does not and will not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate any provision of the certificate of incorporation, bylaws or similar organizational documents of Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.3(b) have been obtained and all filings and notifications described in Section 4.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent, Merger Sub or any other Subsidiary of Parent (each a “Parent Subsidiary” and, collectively, the “Parent Subsidiaries”), or by which any property or asset of Parent or any Parent Subsidiary is bound or affected or (iii) require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or any Parent Subsidiary, including Merger Sub, pursuant to, any Contract or Permit to which Parent or any Parent Subsidiary is a party, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) Assuming the accuracy of the representations and warranties of the Company in Section 3.4, the execution and delivery of this Agreement by Parent and Merger Sub does not and will not, and the consummation by Parent and Merger Sub of the Transactions and compliance by Parent and Merger Sub with any of the terms or provisions hereof will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) under the Exchange Act and the rules and regulations of Nasdaq, (ii) as required or advisable under any applicable Competition Laws, (iii) the filing and recordation of the Certificate of Merger as required by the DGCL and (iv) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

4.4 Litigation. There is no Proceeding pending, or, to the Knowledge of Parent, threatened that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect, and neither Parent nor Merger Sub is subject to any outstanding Order that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect or that challenges the validity or propriety of the Merger.

4.5 Financing.

(a) Parent has delivered to the Company a true and complete copy of the executed Debt Commitment Letter and Equity Commitment Letters as in effect on the date hereof (with, in the case of the Debt Commitment Letter and any related Debt Fee Letter, only the fee amounts, interest rates, original issue discount, and economic and other “market flex” terms redacted, none of which redacted provisions would be reasonably expected to adversely affect the amount or availability of the Debt Financing on the Closing Date). Neither Parent nor any of its affiliates has entered into any agreement, side letter or other arrangement relating to funding of the Debt Financing and Equity Financing, other than as set forth in the Commitment Letters and, in the case of the Debt Financing, for the Debt Fee Letter (including any “market flex” provisions set forth therein) and customary engagement letters and fee credit letters in respect of securities offerings contemplated in lieu of the Debt Financing.

(b) As of the Closing Date, subject to the terms and conditions set forth in the Commitment Letters and in this Agreement and assuming the satisfaction of the conditions set forth in Sections 6.1 and 6.3 and the conditions set forth in the Commitment Letters, the proceeds of the Financing (both before and after giving effect to the exercise of any or all “market flex” provisions related thereto) will be sufficient to consummate the Transactions, including the payment of the Merger Consideration on the Closing Date. As of the date hereof, the respective commitments contained in the Commitment Letters have not been withdrawn or rescinded in any respect. As of the date hereof, the Commitment Letters are in full force and effect against Parent and represent a valid, binding and enforceable obligation of Parent and, to Parent’s knowledge, each other party thereto, to provide the financing contemplated thereby subject only to the satisfaction or waiver of the conditions set forth in the Commitment Letters as of the date hereof and except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought (regardless of whether enforcement is sought in a proceeding at law or in equity). Parent has fully paid (or caused to be fully paid) any and all commitment fees and other amounts that are due and payable on or prior to the date of this Agreement in connection with the Financing. To Parent’s knowledge as of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of Parent or any other party thereto under any of the Commitment Letters. Parent has no reason to believe that it or any other party thereto will be unable to satisfy on a timely basis any term of the Commitment Letters. The only conditions precedent or other contingencies related to the funding of the Debt Financing on the Closing Date that will be included in the Debt Financing Documents shall be the conditions set forth in the Commitment Letters as of the date hereof; provided that if any portion of the Debt Financing or Bond Financing is funded into an escrow prior to the Effective Time, the parties hereto acknowledge and agree that the inclusion in the escrow arrangement of conditions customary for escrow arrangements of this nature (and the escrow arrangement itself) will not constitute a breach of this Agreement. Parent has no reason to believe that (i) any of such conditions will not be satisfied or (ii) the Financing will not be made available to Parent on the Closing Date.

(c) Parent understands and acknowledges that under the terms of this Agreement, Parent’s obligation to consummate the Merger is not in any way contingent upon or otherwise subject to Parent’s consummation of any financing arrangements, Parent’s obtaining of any financing or the availability, grant, provision or extension of any financing to Parent.

4.6 Guarantees. Concurrently with the execution of this Agreement, the Guarantors have delivered to the Company the Guarantees dated as of the date hereof. Each of the Guarantees is in full force and effect and is a valid and binding obligation of the Guarantors party thereto, enforceable against the Guarantors party thereto in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought (regardless of whether enforcement is sought in a proceeding at law or in equity). No event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of Guarantors under the Guarantees.

4.7 Proxy Statement. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date that the Proxy Statement or any amendment or supplement thereto is mailed to holders of Shares and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by Parent or Merger Sub to such portions thereof that relate expressly to the Company or any of its Subsidiaries or to statements made therein based on information supplied by or on behalf of Company for inclusion or incorporation by reference therein).

4.8 Ownership of Company Capital Stock. None of Parent, Merger Sub or any Parent Subsidiary beneficially owns any Shares or other Equity Interests in the Company as of the date hereof. Neither Parent nor Merger Sub is, nor at any time during the last three years has it been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL (other than as contemplated by this Agreement).

4.9 Solvency. Assuming the accuracy of the representations and warranties set forth in Article 3 at and immediately prior to the Closing, after giving effect to the consummation of the Merger and the consummation of the Financing, the Surviving Corporation will not (i) be insolvent (either because its financial condition is such that the sum of its liabilities is greater than the fair market value of its assets or because the fair saleable value of its assets is less than the amount required to pay its liabilities as they come due), (ii) have unreasonably small capital with which to engage in its business or fail to satisfy any capital adequacy requirements under Law or (iii) have incurred obligations beyond its ability to pay them as they become due.

4.10 Ownership of Parent and Merger Sub. All of the outstanding Equity Interests of Parent and Merger Sub have been duly authorized and validly issued. All of the issued and outstanding Equity Interests of Merger Sub are, and at the Effective Time will be, owned directly or indirectly by Parent. Merger Sub was formed solely for purposes of the Merger and, except for matters incident to formation and execution and delivery of this Agreement and the performance of the Transactions, has not prior to the date hereof engaged in any business or other activities.

4.11 No Stockholder and Management Arrangements. Except for this Agreement, or as expressly authorized by the Company Board, neither Parent or Merger Sub, nor any of their respective affiliates, is a party to any Contracts, or has made or entered into any formal or informal arrangements or other understandings (including as to continuing employment), with any stockholder, director or officer of the Company relating to this Agreement, the Merger or any other Transactions, or the Surviving Corporation or any of its subsidiaries, businesses or operations from and after the Effective Time.

4.12 Brokers. Except for the financial advisors’ fees set forth in Section 4.12 of the Parent Disclosure Schedule, neither Parent nor any Parent Subsidiary nor any of their respective officers or directors on behalf of Parent or such Parent Subsidiary has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, broker’s fees, commissions or finder’s fees in connection with any of the Transactions.

4.13 No Other Representations and Warranties. Each of Parent and Merger Sub has conducted its own independent review and analysis of the business, operations, assets, Intellectual Property, technology, liabilities, results of operations, financial condition and prospects of the Company and each of them acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company that it and its Representatives have requested to review, and that it and its Representatives have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company. Each of Parent and Merger Sub acknowledges that neither the Company nor any Person on behalf of the Company makes, and none of Parent or Merger Sub has relied upon, any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided to Parent or Merger Sub in connection with the Transactions including the accuracy or completeness thereof other than the representations and warranties contained in Article 3. Each of Parent and Merger Sub acknowledges and agrees that, to the fullest extent permitted by applicable Law, the Company and its Subsidiaries, and their respective affiliates, stockholders, controlling persons or Representatives shall not have any liability or responsibility whatsoever to Parent, Merger Sub, any Parent Subsidiary, or their respective affiliates, stockholders, controlling persons or Representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any information (including any statement, document or agreement delivered pursuant to this Agreement and any financial statements and any projections, estimates or other forward-looking information) provided or made available (including in any data rooms, management presentations, information or descriptive memorandum or supplemental information), or statements made (or any omissions therefrom), to Parent, Merger Sub, any Parent Subsidiary, or any of their respective affiliates, stockholders, controlling persons or Representatives, except as and only to the extent expressly set forth in Article 3.

ARTICLE 5

COVENANTS

5.1 Conduct of Business by the Company Pending the Closing. Between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Article 7, except as set forth in Section 5.1 of the Company Disclosure Schedule or as otherwise expressly contemplated by any other provision of this Agreement (including Sections 5.1(a)-(s)), or with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), the Company will, and will cause each of its Subsidiaries to, (i) conduct its operations only in the ordinary course of business in a manner consistent with past practice, and (ii) use its commercially reasonable efforts to keep available the services of the current officers, employees and consultants of the Company and each of its Subsidiaries and to preserve the goodwill and current relationships of the Company and each of its Subsidiaries with customers, suppliers and other Persons with which the Company or any of its Subsidiaries has business relations. Without limiting the foregoing, except as set forth in Section 5.1 of the Company Disclosure Schedule or as otherwise expressly contemplated by any other provision of this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with Article 7, directly or indirectly, take any of the following actions without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed):

(a) amend its certificate of incorporation or bylaws or equivalent organizational documents;

(b) issue, sell, pledge, dispose of, grant, transfer or encumber any shares of capital stock of, or other Equity Interests in, the Company or any of its Subsidiaries of any class, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities of the Company or any of its Subsidiaries, other than the issuance of Shares upon the exercise of Company Options or settlement of Company RSUs outstanding as of the date hereof in accordance with their terms;

(c) sell, pledge, dispose of, transfer, lease, license, guarantee or encumber any property or assets (including any product, product segment or business unit) of the Company or any of its Subsidiaries, except (i) pursuant to existing Contracts set forth in the Company Disclosure Schedule, (ii) the sale, purchase or non-exclusive license of goods (including intangible property) or the provision of services, in the ordinary course of business consistent with past practice, or (iii) obsolete or worn out equipment;

(d) sell, assign, pledge, transfer, license, abandon, or otherwise dispose of any Company Material Intellectual Property, except for non-exclusive licenses in the ordinary course of business;

(e) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock or other Equity Interests, except for dividends paid by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company in the ordinary course of business consistent with past practice;

(f) reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other Equity Interests, except with respect to any wholly owned Subsidiary of the Company;

(g) merge or consolidate the Company or any of its Subsidiaries with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries, except with respect to any wholly owned Subsidiary of the Company;

(h) acquire (including by merger, consolidation, or acquisition of stock or assets) any Person or assets, other than acquisitions of inventory, raw materials and other property in the ordinary course of business consistent with past practice;

(i) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise), the obligations of any Person (other than a wholly-owned Subsidiary of the Company) for borrowed money, except (i) in connection with refinancings of existing indebtedness and (ii) for borrowings under the Company’s Credit Facilities or issuances of commercial paper for working capital and general corporate purposes in the ordinary course of business consistent with past practice;

(j) make any loans, advances or capital contributions to, or investments in, any other Person (other than any wholly-owned Subsidiary of the Company), in excess of $2 million in the aggregate;

(k) make any loans or advances to, guarantees for the benefit of, or enter into any other material transaction with any employee of the Company or its Subsidiaries, other than advances for business, travel-related, relocation or other similar expenses in accordance with any currently existing Company policy;

(l) terminate, cancel or renew, or agree to any material amendment to or waiver under any Company Material Contract, or enter into or amend any Contract that, if existing on the date hereof, would be a Company Material Contract, in each case other than in the ordinary course of business consistent with past practice;

(m) make any capital expenditure in excess of the Company’s capital expenditure budget attached to Section 5.1(m) of the Company Disclosure Schedule, other than capital expenditures that are not, in the aggregate, in excess of $2 million;

(n) except as required pursuant to the terms of any Company Benefit Plan in effect as of the date of this Agreement or as otherwise required by applicable Law, (A) grant or provide any severance or termination payments or benefits to any employee of the Company or its Subsidiaries, except, in the case of any employee of the Company or its Subsidiaries who are not Executive Officers, in the ordinary course, (B) increase the salary, wages, or bonuses payable to any employee of the Company or its Subsidiaries, except for (1) in the case of employee of the Company or its Subsidiaries who are not Executive Officers and whose annual base compensation is less than $300,000, increases in the ordinary course of business consistent with past practice and (2) the payment of bonuses or commissions in the ordinary course for completed periods based on actual performance, (C) establish, adopt, amend or terminate any Company Benefit Plan except for amendments to Company Benefit Plans made in the ordinary course of business consistent with past practice that do not materially increase the expense of maintaining such plan, (D) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan (including, without limitation, with respect to Company Options and Company RSUs), other than to the extent required by such Company Benefit Plan, (E) grant any new awards, or amend or modify the terms of any outstanding awards (including, without limitation, any Company Options and Company RSUs), except an award to any new employee of the Company or any of its Subsidiaries in connection with hiring such employee, (F) change any material actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan that is required by applicable Law to be funded or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, (G) hire any employee or engage any independent contractor (who is a natural person) with an annual salary or wage rate or consulting fees in excess of $300,000 (other than employees hired to fill open positions existing as of the date of this Agreement or to replace employees whose employment has terminated following the date of this Agreement (provided that if at the time of hiring the overall net increase in employee headcount from the date hereof does not exceed one-hundred (100) persons, no consent of Parent shall be required to hire employees to fill open positions existing as of the date of this Agreement or to replace employees whose employment has terminated following the date of this Agreement) or (H) terminate the employment of any Executive Officer other than for cause or permanent disability;

(o) make any change in accounting policies, practices, principles, methods or procedures, other than as required by GAAP or by a Governmental Entity;

(p) compromise, settle or agree to settle any Proceeding other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of monetary damages not in excess of $7.5 million individually or $15 million in the aggregate, in any case without the imposition of equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries;

(q) except in the ordinary course of business and consistent with past practice, or except as required by applicable Law, (i) make, change or revoke any material Tax election, (ii) change any of its material methods of reporting income or deductions for Tax purposes, (iii) file any amended Tax return with respect to any material Taxes, (iv) enter into any closing agreement relating to any material Tax, (v) agree to any extension of the statute of limitations in respect of any Tax claim or assessment, (vi) surrender any right to claim a material Tax refund, (vii) prepare any Tax Return in a manner materially inconsistent with past practice, or (viii) settle or compromise any material Tax liability or settle any material Tax claim, audit or dispute;

(r) Except as permitted by Section 5.1(n), enter into any Contract which (i) would be a Company Material Contract if entered into prior to the date hereof and (ii) contains a change in control or similar provision that would trigger a consent right in favor of the counterparty in connection with the Merger; or

(s) authorize or enter into any Contract or otherwise make any commitment to do any of the foregoing.

5.2 Access to Information; Confidentiality.

(a) From the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with Article 7, the Company shall, and shall cause each of its Subsidiaries to: (i) provide to Parent and Merger Sub and their respective Representatives reasonable access during normal business hours in such a manner as not to interfere unreasonably with the business conducted by the Company or any of its Subsidiaries, upon prior notice to the Company, to the officers, employees, properties, offices and other facilities of the Company and each of its Subsidiaries and to the books and records thereof and (ii) use commercially reasonable efforts to furnish during normal business hours upon prior notice such information concerning the business, properties, Contracts, assets and liabilities of the Company and each of its Subsidiaries as Parent or its Representatives may reasonably request; provided, however, that the Company shall not be required to (or to cause any of its Subsidiaries to) afford such access or furnish such information to the extent that the Company believes that doing so would: (A) result in the loss of attorney-client privilege (but the Company shall use its commercially reasonable efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege), (B) result in the disclosure of any trade secrets of third parties or otherwise breach, contravene or violate any effective Contract existing on the date hereof to which the Company or any of its Subsidiaries is a party, (C) breach, contravene or violate any applicable Law or (D) result in the disclosure of materials provided to the Company Board or resolutions or minutes of the Company Board, in each case, that were provided to the Company Board in connection with its consideration of the Merger or the sale process.

(b) The Confidentiality Agreement, dated November 9, 2018, by and between the Company and Francisco Partners Management, L.P. (the “FP Confidentiality Agreement” and the Confidentiality Agreement dated as of December 1, 2019 by and between the Company and Elliott Management Corporation (the “EM Confidentiality Agreement” and collectively, with the FP Confidentiality Agreement, the “Confidentiality

Agreements”), shall apply with respect to information furnished under this Section 5.2 by the Company, its Subsidiaries and their Representatives. For the avoidance of doubt, the parties acknowledge that (i) Parent is a “Representative” of Elliott Management Corporation under the EM Confidentiality Agreement and (ii) a “Representative” of Francisco Partners Management, L.P. under the FP Confidentiality Agreement.

5.3 No Solicitation.

(a) Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (New York City time) on the day that is 45 calendar days following the date of this Agreement (the “Solicitation Period End Date”), the Company, its Subsidiaries, and their respective directors, officers, employees and other Representatives shall have the right to, directly or indirectly, (i) solicit, initiate, facilitate and encourage any Acquisition Proposals or the making thereof, including by way of furnishing nonpublic information to any Third Party pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements; provided, however, that any material information concerning the Company or its Subsidiaries to be provided or made available to any Third Party shall, to the extent not previously provided or made available to Parent or Merger Sub, be provided or made available to Parent or Merger Sub concurrently with or prior to such time as it is provided or made available to such Third Party; and (ii) enter into, continue or otherwise participate in any discussions or negotiations with respect to any Acquisition Proposal or otherwise cooperate with or assist or participate in or facilitate any such discussions or negotiations or any effort or attempt to make any Acquisition Proposal.

(b) Except as expressly permitted by and subject to this Section 5.3 (including with respect to any Exempted Person), from and after the Solicitation Period End Date, the Company shall, and shall cause its Subsidiaries and their respective Representatives to, (x) promptly cease and terminate (or cause to be terminated) any discussions or negotiations with any Third Party and its affiliates and Representatives that may be ongoing with respect to any Acquisition Proposal, (y) request any such Third Party to promptly return or destroy all confidential information furnished by or on behalf of the Company and its Subsidiaries in accordance with the Acceptable Confidentiality Agreements and (z) terminate access by any Third Party and its affiliates and Representatives to any data room (virtual, online or otherwise) maintained by or on behalf of the Company and its Subsidiaries. Except as expressly permitted by (and subject to) this Section 5.3, from and after the Solicitation Period End Date until the receipt of the Company Stockholder Approval, or, if earlier, the termination of this Agreement in accordance with Article 7, the Company shall not, and shall cause its Subsidiaries and its and their respective directors, officers, legal counsel, and investment bankers not to, and shall not authorize or knowingly permit its other Representatives to, (A) initiate, solicit, knowingly facilitate or knowingly encourage the submission of any Acquisition Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations with respect thereto or that could reasonably be expected to lead to the submission of any Acquisition Proposal (other than to state that the terms of this provision prohibit such discussions), (C) provide any non-public information to any Person in connection with any Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, or (D) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal. Except as expressly permitted by this Section 5.3, from and after the Solicitation Period End Date until the receipt of the Company Stockholder Approval, or, if earlier, the termination of this Agreement in accordance with Article 7, neither the Company Board nor any committee thereof shall (i) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal or any offer or proposal that would reasonably be expected to lead to an Acquisition Proposal, (ii) withdraw, change or qualify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation, (iii) approve or cause the Company to enter into any merger agreement, letter of intent or other similar agreement relating to any Acquisition Proposal or that would reasonably be expected to lead to an Acquisition Proposal, (iv) fail to include the Company Board Recommendation in the Proxy Statement, (v) make any recommendation or public statement in connection with a tender offer or exchange offer for the equity securities of the Company other than a recommendation against such offer (other than the issuance by the Company or the Company Board of a “stop, look and listen” statement pursuant to Section 5.3(g)) or (vi) resolve or agree to do any of the foregoing (any action set forth in the foregoing clauses (i) - (v) of this sentence, a “Change of Board

Recommendation”). No later than twenty four (24) hours following the Solicitation Period End Date, the Company shall notify Parent in writing of the identity of each Exempted Person, together with a copy of the Acquisition Proposal submitted by such Exempted Person and the material terms and conditions of any proposal or offer regarding an Acquisition Proposal (including any amendments or modifications thereof) received from such Exempted Person on or prior to the Solicitation Period End Date (which shall include a copy of such proposal or offer), and copies of each Acceptable Confidentiality Agreement entered into on or prior to the Solicitation Period End Date. Notwithstanding the commencement of the obligations of the Company under this Section 5.3(b), from and after the Solicitation Period End Date, the Company may continue to engage in the activities described in this Section 5.3(b) with respect to any Acquisition Proposal submitted by an Exempted Person on or before the Solicitation Period End Date until 11:59 p.m. (New York City time) on the date on which such Acquisition Proposal expires by its terms, or the Exempted Person has otherwise terminated or withdrawn such Acquisition Proposal (provided that, for the avoidance of doubt, any amended or revised Acquisition Proposal submitted by such Exempted Person shall not be deemed to constitute, in and of itself, an expiration, termination or withdrawal of such previously submitted Acquisition Proposal) or ceased to be an Exempted Person.

(c) Notwithstanding anything to the contrary contained in Section 5.3(b), if at any time following the Solicitation Period End Date and prior to the receipt of the Company Stockholder Approval (i) the Company has received a bona fide written Acquisition Proposal from a Third Party, (ii) the Company has not breached this Section 5.3 in any material respect with respect to such Acquisition Proposal and (iii) the Company Board determines in good faith, after consultation with its financial advisors and outside counsel, based on information then available, that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, then the Company may (A) furnish information with respect to the Company and its Subsidiaries to the Third Party making such Acquisition Proposal, its representatives and potential sources of financing pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements and (B) participate in discussions or negotiations with the Third Party making such Acquisition Proposal regarding such Acquisition Proposal; provided, however, that any information concerning the Company or its Subsidiaries to be provided or made available to any Third Party shall, to the extent not previously provided or made available to Parent or Merger Sub, be provided or made available to Parent or Merger Sub concurrently with or prior to such time as it is provided or made available to such Third Party.

(d) From and after the Solicitation Period End Date, the Company shall promptly (and in any event within twenty-four hours) notify Parent in the event that the Company receives any Acquisition Proposal. The Company shall notify Parent promptly (and in any event within twenty-four hours) of the identity of such Person and provide to Parent a copy of such Acquisition Proposal (or, where no such copy is available, a reasonable description of such Acquisition Proposal). Without limiting the foregoing, the Company shall promptly (and in any event within twenty-four hours after such determination) advise Parent if the Company determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal and thereafter shall keep Parent reasonably informed, on a current basis (and, in any event, within twenty-four (24) hours of Parent’s reasonable request), of the status and material terms of any such proposals (including any amendment thereto) and any material changes to the status of any such discussions or negotiations.

(e) Notwithstanding anything to the contrary contained in Section 5.3(b), if the Company has received a bona fide written Acquisition Proposal that the Company Board determines in good faith, after consultation with its financial advisors and outside counsel, constitutes a Superior Proposal, the Company Board may at any time prior to the receipt of the Company Stockholder Approval, (i) effect a Change of Board Recommendation with respect to such Superior Proposal and/or (ii) terminate this Agreement pursuant to Section 7.1(f), in either case if the Company Board determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties to the stockholders of the Company and subject to the requirements of this Section 5.3(e). The Company shall not be entitled to effect a Change of Board Recommendation pursuant to this Section 5.3(e) or terminate this Agreement pursuant to Section 7.1(f) unless the Company shall have provided to Parent at least four Business Days’ prior written notice (the “Notice Period”) of the Company’s intention to take such action, which notice shall include a copy of such Superior Proposal and all related documentation (including the definitive transaction agreement (and related schedules and exhibits) to be entered into in respect of such Superior Proposal and, if applicable, financing documentation), and:

(i) during the Notice Period, if requested by Parent, the Company shall have, and shall have caused its legal and financial advisors to have, engaged in good faith negotiations with Parent regarding any amendment to this Agreement proposed in writing by Parent and intended to cause the relevant Acquisition Proposal to no longer constitute a Superior Proposal; and

(ii) the Company Board shall have considered in good faith any adjustments and/or proposed amendments to this Agreement (including a change to the price terms hereof) and the other agreements contemplated hereby that may be irrevocably offered in writing by Parent (the “Proposed Changed Terms”) no later than 11:59 p.m., New York City time, on the last day of the Notice Period and shall have determined in good faith, after consultation with its financial advisors and outside counsel, that the Superior Proposal would continue to constitute a Superior Proposal and that the failure to take such action would continue to be inconsistent with its fiduciary duties to the stockholders of the Company if such Proposed Changed Terms were to be given effect.

In the event of any material revisions to such Superior Proposal offered in writing by the party making such Superior Proposal (including any change in purchase price), the Company shall be required to deliver a new written notice to Parent and to again comply with the requirements of this Section 5.3(e) with respect to such new written notice, except that the Notice Period shall be two Business Days with respect to any such new written notice.

(f) Notwithstanding anything to the contrary contained in Section 5.3(b), the Company Board may at any time prior to the receipt of the Company Stockholder Approval effect a Change of Board Recommendation if (i) the Company Board determines in good faith, after consultation its financial advisors and outside counsel, that an Intervening Event has occurred and is continuing and (ii) the Company Board determines in good faith, after consultation with outside counsel, that the failure to effect a Change of Board Recommendation in response to such Intervening Event would be inconsistent with its fiduciary duties to the stockholders of the Company, but such Change of Board Recommendation shall not occur until a time that is after the fourth Business Day following Parent’s receipt of written notice from the Company advising Parent of the material information and facts relating to such Intervening Event and stating that it intends to make a Change of Board Recommendation and provided that (A) during such four Business Day period the Company has negotiated in good faith with Parent to the extent Parent wishes to negotiate to make such adjustments to the terms and conditions of this Agreement as would enable the Company Board to proceed with the Company Board Recommendation and (B) at the end of such four Business Day period, the Company Board maintains its determination described in this clause (ii) (after taking into account any adjustments offered in writing by Parent to the material terms and conditions of this Agreement).

(g) Nothing contained in this Section 5.3 shall prohibit the Company Board from (i) disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 and Item 1012(a) of Regulation M-A promulgated under the Exchange Act; or (ii) making any disclosure to the stockholders of the Company if the Company Board determines in good faith, after consultation with outside counsel, that the failure to make such disclosure would be reasonably likely to be inconsistent with its fiduciary duties or violate applicable Law; provided, however, the Company may only make any such disclosure that constitutes a Change of Board Recommendation in compliance with Section 5.3(e) or (f), as the case may be. The issuance by the Company or the Company Board of a “stop, look and listen” statement pending disclosure of its position, as contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, shall not constitute a Change of Board Recommendation.

(h) For purposes of this Agreement:

(i) “Acquisition Proposal” means any offer, inquiry, indication of interest or proposal from a Third Party concerning (A) a merger, consolidation or other business combination transaction or series of related transactions involving the Company, (B) any direct or indirect sale, lease or other disposition by merger, consolidation, business combination, share exchange, joint venture, recapitalization, spin-off or otherwise, of assets of the Company (including Equity Interests of any Subsidiary of the Company) or its Subsidiaries representing 25% or more of the consolidated assets of the Company and its Subsidiaries, based on their fair market value as determined in good faith by the Company Board, (C) any acquisition by any Person or group (as defined under Section 13 of the Exchange Act), resulting in, or any proposal, offer, inquiry or indication of interest that if consummated would result in, any Person or group (as defined under Section 13 of the Exchange Act) becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, any class of equity securities of the Company representing 25% or more of the voting power or Shares of the Company, or (D) any combination of the foregoing (in each case, other than the Merger).

(ii) “Exempted Person” means any Person or group of Persons (so long as, in the case of a group of Persons, the members of such group who were members of such group immediately prior to the Solicitation Period End Date constitute more than 75% of the equity financing and voting control of such group of Persons at all times following the Solicitation Period End Date), from whom the Company or any of its Representatives has received a bona fide Acquisition Proposal after the execution of this Agreement and prior to the Solicitation Period End Date that, on or before the Solicitation Period End Date, the Company Board determines in good faith, after consultation with its financial advisors and outside counsel, constitutes or would reasonably be expected to lead to a Superior Proposal, and such Acquisition Proposal has not been amended in a manner adverse to the Company or withdrawn and has not expired or been terminated as of the Solicitation Period End Date. Notwithstanding anything contained in this Section 5.3 to the contrary, any Exempted Person shall cease to be an Exempted Person for all purposes under this Agreement upon such time as the Acquisition Proposal made by such Person is amended in a manner adverse to the Company, withdrawn, expires or is terminated or members of such group of Persons cease to constitute more than 75% of equity financing and voting control of such group.

(iii) “Intervening Event” means any event, change, effect, development, state of facts, condition or occurrence after that date of this Agreement that is material to the Company and its Subsidiaries that (A) was not known to, or reasonably foreseeable by, the Company Board as of or prior to the date of this Agreement, and (B) does not involve or relate to (I) an Acquisition Proposal, (II) changes in the trading price or trading volume of Shares (provided that the underlying cause of such changes may be taken into account in determining whether an Intervening Event has occurred) or (III) any overachievement by the Company or any of its Subsidiaries with respect to any revenue, earnings or other financial projections or forecasts (provided that the underlying cause of such overachievement may be taken into account in determining whether an Intervening Event has occurred)..

(iv) “Superior Proposal” means a bona fide written Acquisition Proposal (except the references therein to “25%” shall be replaced by “50%”) that did not result from a breach by the Company of Section 5.3 and that the Company Board determines in good faith, after consultation with its financial advisors and outside counsel, taking into account such factors as the Company Board considers in good faith to be appropriate (including the conditionality, timing and likelihood of consummation of such proposals), is more favorable from a financial point of view to the Company’s stockholders than the Merger (taking into account any proposed changes with respect to such Superior Proposal and the Proposed Changed Terms).

5.4 SEC Filings; Other Actions.

(a) As promptly as reasonably practicable after the execution of this Agreement (and in any event within twenty (20) Business Days after the date of this Agreement) the Company shall prepare and file the Proxy Statement with the SEC, which shall, subject to Section 5.3, include the Company Board Recommendation. Parent and Merger Sub, and their counsel, shall be given a reasonable opportunity to review the Proxy Statement before it is filed with the SEC, and the Company shall give due consideration to any reasonable additions, deletions or changes suggested thereto by Parent and Merger Sub or their counsel. The Company shall use all commercially reasonable efforts to respond as promptly as practicable to comments by the SEC staff in respect of the Proxy Statement and to cause the definitive Proxy Statement to be mailed to the Company’s stockholders as of the record date established for the Company Meeting as promptly as practicable after the date of this Agreement; provided, however, that the Company shall not be obligated to mail the definitive Proxy Statement to the Company’s stockholders prior to the date that is five calendar days after the Solicitation Period End Date. The Company shall provide Parent and its counsel with copies of any written comments, and shall provide them a summary of any oral comments, that the Company or its counsel receive from the SEC or its staff with respect to the Proxy Statement as promptly as practicable after receipt of such comments, and any written or oral responses thereto. Parent and its counsel shall be given a reasonable opportunity to review and comment on drafts of the Proxy Statement, SEC comments with respect thereto and any other documents related to the Company Meeting, and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent and its counsel. Parent and Merger Sub shall furnish all information that is customarily included in a proxy statement prepared in connection with transactions of the type contemplated by this Agreement concerning themselves and their affiliates as promptly as practicable after the date hereof.

(b) Subject to the other provisions of this Agreement, the Company shall: (i) take all action necessary in accordance with the DGCL, the Company Charter, and the Company Bylaws to duly call, give notice of, convene and hold a meeting of its stockholders promptly following, and in any event no more than forty-five (45) calendar days after, the mailing of the Proxy Statement for the purpose of obtaining the Company Stockholder Approval (the “Company Meeting”),; and (ii) subject to a Change of Board Recommendation in accordance with Section 5.3, shall include the Company Board Recommendation in the Proxy Statement. The Company shall use all commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement, and shall not postpone or adjourn the Company Meeting other than (i) to allow additional solicitation of proxies in order to obtain the Company Stockholder Approval if necessary, (ii) if the Company is required to postpone or adjourn the Company Meeting by applicable Law, (iii) if there has been a Change of Board Recommendation and the Company Board has determined in good faith, after consultation with outside counsel, that the Company’s stockholders should be provided with additional time to evaluate any information or disclosure that the Company has made available to such stockholders, (iv) with the consent of Parent, or (v) if a quorum has not been established. In the event of a Change of Board Recommendation, the Company nevertheless shall continue to submit this Agreement to the stockholders of the Company for approval at the Company Meeting unless this Agreement shall have been terminated in accordance with its terms prior to the Company Meeting. Once the Company has established a record date for the Company Meeting, the Company will not change such record date or establish a different record date for the Company Meeting without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed).

(c) The Company agrees to (i) provide Parent, on a timely basis, with the daily written voting reports it receives concerning proxy solicitation results for each of the ten (10) Business Days prior to the then scheduled Company Meeting and (ii) to use its reasonable efforts to give written notice to Parent one Business Day prior to the Company Meeting and on the day of, but prior to, the Company Meeting of the status of the Company Stockholder Approval.

5.5 Appropriate Action; Consents; Filings.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable under this Agreement and applicable Law to consummate and make effective the Merger and the other Transactions as promptly as practicable, including using reasonable best efforts to accomplish the following: (i) obtain all consents, approvals or waivers from, or participation in other discussions or negotiations with, third parties, including under any Contract to which the Company or Parent or any of their respective Subsidiaries is party or by which such Person or any of their respective properties or assets may be bound, (ii) obtain all necessary or advisable actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities (including, without limitation, those in connection with applicable Competition Laws and the Communications Regulatory Consents), make all necessary or advisable registrations, declarations and filings with and take all steps as may be necessary to obtain an approval or waiver from, or to avoid any Proceeding by, any Governmental Entity (including, without limitation, in connection with applicable Competition Laws and the Communications Regulatory Consents), (iii) resist, contest or defend any Proceeding (including administrative or judicial Proceedings) challenging the Merger or the completion of the Transactions, including seeking to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that could restrict, prevent or prohibit consummation of the Transactions, (iv) execute and deliver any additional instruments necessary to consummate the Transactions and fully to carry out the purposes of this Agreement, and (v) cause their affiliates to execute and deliver any notices, filings or applications required to be filed with any Governmental Entity in connection with the Merger and the Transactions. Each of the parties shall and shall cause their respective affiliates to, furnish to each other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing. Subject to applicable Law relating to the exchange of information, the Company and Parent shall have the right to review in advance, and to the extent practicable each shall consult with the other in connection with, all of the information relating to the Company or Parent, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the Transactions. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable. Subject to applicable Law and the instructions of any Governmental Entity, the Company and Parent shall keep each other reasonably apprised of the status of matters relating to the completion of the Transactions, including promptly furnishing the other with copies of notices or other written substantive communications received by the Company or Parent, as the case may be, or any of their respective Subsidiaries, from any Governmental Entity and/or third party with respect to such transactions, and, to the extent practicable under the circumstances, shall provide the other party and its counsel with the opportunity to participate in any meeting with any Governmental Entity in respect of any substantive filing, investigation or other inquiry in connection with the Transactions. Notwithstanding the foregoing, subject to Parent’s obligations under this Section 5.5(a), Parent shall control the coordination of any applications, notifications or filings, obtaining any necessary approvals, and resolving any investigation or other inquiry of any such agency or other Governmental Entity under the HSR Act or any other Competition Laws. In furtherance and not in limitation of the foregoing, each of the Company and Parent shall, and shall cause their respective affiliates to, make or cause to be made (i) all required HSR Act notifications within ten (10) Business Days after the date of this Agreement, and (ii) all filings required under applicable any other Competition Laws with respect to the Transactions as promptly as practicable.

(b) Parent agrees to use its best efforts to take, or cause to be taken, any and all steps and to make, or cause to be made, any and all undertakings necessary to resolve, avoid or eliminate each and every impediment under any applicable Competition Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as promptly as practicable (and in any event, no later than the Extended Outside Date), including (i) proposing, negotiating, committing to, and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture, licensing or disposition of any assets, properties or businesses of Parent or the Company or any of their respective Subsidiaries or (ii) accepting any operational restrictions or otherwise taking or committing to take actions that limit Parent’s or any Parent Subsidiary’s freedom of action with respect to, or its ability to retain, any of the assets, properties, licenses, rights, product lines, operations or businesses of Parent or the Company or any of their respective Subsidiaries in each case, as may be required in order to avoid the entry of, or to effect the lifting or dissolution of, any injunction, temporary restraining order, or other Order in any suit or Proceeding, which would otherwise have the effect of preventing or delaying the Closing, as applicable. If such efforts fail to resolve, avoid or eliminate each and every impediment under any applicable Competition Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur, then Parent shall use its best efforts through the Extended Outside Date to defend through litigation on the merits any claim asserted in court by any party in order to avoid entry of, or to have vacated or terminated, any Order (whether temporary, preliminary or permanent) that would prevent the Closing from occurring. Notwithstanding the foregoing or any other provision of this Agreement, none of Parent, the Company or any of their respective Subsidiaries shall be required to agree to any sale, transfer, license, separate holding, divestiture or other disposition of, or to any prohibition of or any limitation on the acquisition, ownership, operation, effective control or exercise of full rights of ownership, or other modification of rights in respect of, any assets, properties or businesses of Parent or the Company or any of their respective Subsidiaries that, in each case, is not conditioned on the consummation of the Transactions. In furtherance and not in limitation of the foregoing, if Parent requests Company to divest or otherwise dispose of an asset or assets (including any business line or segment), Parent shall, and shall cause its affiliates, to furnish to Parent such information regarding such assets reasonably requested by Parent and to reasonably participate and co-operate in any requested sale, license or other disposition, subject to the condition specified in the previous sentence.

(c) None of the parties shall: (i) take any action the effect of which, or refrain from taking any action the effect of refraining from which, would reasonably be expected to delay or impede the ability of the parties to consummate the Transactions, or (ii) directly or indirectly acquire or agree to acquire (by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner), any Person or portion thereof, or otherwise acquire or agree to acquire any assets, if the entering into a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation could reasonably be expected to (A) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any permits, orders or other approvals of any Governmental Entity necessary to consummate the Transactions or the expiration or termination of any applicable waiting period, (B) materially increase the risk of any Governmental Entity seeking an Order prohibiting the consummation of the Transactions, (C) increase the risk of not being able to remove any such Order on appeal or otherwise, or (D) delay or prevent the consummation of the Transactions.

(d) Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the consummation of the Merger. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

5.6 Certain Notices. From and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Article 7, unless prohibited by applicable Law, each party shall give prompt notice to the other parties if any of the following occur: (a) receipt of any notice or other communication in writing from any Person alleging that the consent or approval of such Person is or may be required in connection with the Transactions; (b) receipt of any notice or other communication from any Governmental Entity or Nasdaq (or any other securities market) in connection with the Transactions; or (c) such party becoming aware of the occurrence of an event that could prevent or delay beyond the Outside Date the consummation of the Transactions or that would reasonably be expected to result in any of the conditions to the Merger set forth in Article 6 not being satisfied. Any such notice pursuant to this Section 5.6 shall not affect any representation, warranty, covenant or agreement contained in this Agreement and any failure (other than any such failure which is a Willful and Material Breach) to make such notice (in and of itself) shall not be taken into account in determining whether the conditions set forth in Article 6 have been satisfied or give rise to any right of termination set forth in Article 7.

5.7 Public Announcements. So long as this Agreement is in effect, Parent and Merger Sub, on the one hand, and the Company, on the other, shall not issue any press release or make any public statement with respect to the Merger or this Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or regulatory or governmental body to which the relevant party is subject, in which case the party required to make the release or announcement shall use its commercially reasonable efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance. Notwithstanding the foregoing, the restrictions set forth in this

Section 5.7 shall not apply to any public release or public announcement (x) made or proposed to be made by the Company in connection with an Acquisition Proposal, a Superior Proposal, a Change of Board Recommendation or an Intervening Event or any action taken pursuant thereto, in each case, that does not violate Section 5.3 (or made or proposed to be made by Parent in response thereto) or (y) in connection with any dispute between the parties regarding this Agreement or the Transactions. The press release announcing the execution and delivery of this Agreement shall not be issued prior to the approval of each of the Company and Parent. The Company shall file one or more current reports on Form 8-K with the SEC attaching the announcement press release and a copy of this Agreement as exhibits. The Company will provide Parent with a draft of such Form 8-K and attachments for Parent’s prior to such filing, and shall consider in good faith any comments provided by Parent.

5.8 Employee Benefit Matters.

(a) During the period commencing at the Closing Date and ending on the date that is twelve months following the Closing Date, Parent shall provide or cause the Parent Subsidiaries, including the Surviving Corporation, to provide to each employee of the Company and its Subsidiaries immediately prior to the Effective Time (each a “Continuing Employee”), during any period of employment with the Surviving Corporation following the Closing, (i) base salary or wages and a target annual cash bonus opportunity that is not less than the base compensation and target annual cash bonus opportunity provided to such Continuing Employee immediately prior to the Effective Time and (ii) other compensation and benefits (excluding equity award compensation) that are substantially equivalent in aggregate economic value to other compensation and benefits provided to the Continuing Employees immediately prior to the Effective Time.

(b) Without limiting the generality of Section 5.8(a), from and after the Effective Time, Parent shall, or shall cause the Parent Subsidiaries, including the Surviving Corporation, to, assume, honor and continue during the period ending on the date that is twelve months following the Closing Date or, if sooner, until all obligations thereunder have been satisfied, all of the Company’s employment, severance, retention and termination plans, policies, programs, agreements and arrangements, in each case, as in effect at the Effective Time, including with respect to any payments, benefits or rights arising as a result of the Transactions (either alone or in combination with any other event), without any amendment or modification, other than any amendment or modification required to comply with applicable Law or as consented to by the parties thereto.

(c) With respect to benefit plans maintained by Parent or any of the Parent Subsidiaries, including the Surviving Corporation (including any vacation, paid time-off and severance plans), for all purposes, including determining eligibility to participate, level of benefits, vesting and benefit accruals, each Continuing Employee’s service with the Company or any of its Subsidiaries, as reflected in the Company’s records, shall be treated as service with Parent or any of the Parent Subsidiaries, including the Surviving Corporation; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits and the foregoing service credit shall not apply with respect to any defined benefit plan.

(d) Parent shall, or shall cause the Parent Subsidiaries (including the Surviving Corporation) to, waive, or cause to be waived, any pre-existing condition limitations, exclusions, evidence of insurability, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Parent or any of the Parent Subsidiaries in which Continuing Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Benefit Plan immediately prior to the Effective Time. Parent shall, or shall cause the Parent Subsidiaries, including the Surviving Corporation, to recognize, or cause to be recognized, the dollar amount of all co-payments, deductibles and similar expenses incurred by each Continuing Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which such Continuing Employee (and dependents) will be eligible to participate from and after the Effective Time.

(e) Without limiting the generality of Section 8.10, the provisions of this Section 5.8 are solely for the benefit of the parties to this Agreement, and no Continuing Employee (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third-party beneficiary of this Agreement, and no provision of this Section 5.8 shall create such rights in any such individuals. Nothing contained in this Agreement shall: (i) guarantee employment for any period of time or preclude the ability of Parent, the Surviving Corporation or their respective affiliates to terminate the employment of any Continuing Employee at any time and for any reason; (ii) require Parent, the Surviving Corporation or any of their respective affiliates to continue any Company Benefit Plan or other employee benefit plans, programs or Contracts or prevent the amendment, modification or termination thereof following the Closing; or (iii) amend any Company Benefit Plans or other employee benefit plans, programs or Contracts.

5.9 Indemnification.

(a) From and after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) indemnify, defend and hold harmless, and shall advance expenses as incurred, to the fullest extent permitted under (i) applicable Law, (ii) the Company Charter, the Company Bylaws or similar organization documents in effect as of the date of this Agreement and (iii) any Contract of the Company or its Subsidiaries in effect as of the date of this Agreement, each present and former director and officer of the Company and its Subsidiaries and each of their respective employees who serves as a fiduciary of a Company Benefit Plan (in each case, when acting in such capacity) (each, an “Indemnitee” and, collectively, the “Indemnitees”) against any costs or expenses (including reasonable attorneys’ fees), judgments, settlements, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding or investigation, whether civil, criminal, administrative or investigative, whenever asserted, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including in connection with this Agreement or the Transactions.

(b) Parent agrees that all rights to exculpation, indemnification and advancement of expenses arising from, relating to, or otherwise in respect of, acts or omissions occurring at or prior to the Effective Time (including in connection with this Agreement or the Transactions) existing as of the Effective Time in favor of the current or former directors or officers of the Company or any of its Subsidiaries and each of their respective employees who serves as a fiduciary of a Company Benefit Plan as provided in its certificates of incorporation, bylaws or other organizational documents shall survive the Merger and shall continue in full force and effect in accordance with their terms. For a period of no less than six years from the Effective Time, Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, maintain in effect the exculpation, indemnification and advancement of expenses provisions of the applicable party’s certificate of incorporation and bylaws or similar organization documents in effect as of the date of this Agreement or in any Contract of the Company or its Subsidiaries with any of their respective directors, officers or employees in effect as of the date of this Agreement, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former directors, officers or employees of the Company or its Subsidiaries; provided, however, that all rights to exculpation, indemnification and advancement of expenses in respect of any Proceeding pending or asserted or any claim made within such period shall continue until the final disposition of such Proceeding.

(c) For six years from and after the Effective Time, Parent and the Surviving Corporation shall be jointly and severally responsible for maintaining for the benefit of the directors and officers of the Company, as of the date of this Agreement and as of the Closing Date, an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the existing policy of the Company, or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Parent and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 350% of the last annual premium paid by the Company prior to the date of this Agreement, it being understood that if the total premiums payable for such insurance coverage exceeds such amount, Parent shall obtain a policy with the greatest coverage available for a cost equal to such amount. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid policies have been obtained by the Company prior to the Effective Time, which policies provide such directors and officers with such coverage for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including in respect of this Agreement or the Transactions.

(d) In the event that either Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each case, Parent shall, and shall cause the Surviving Corporation to, cause proper provision to be made so that such successor or assign shall expressly assume the obligations set forth in this Section 5.9.

(e) The provisions of this Section 5.9 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the Company Charter, the Company Bylaws or similar organization documents in effect as of the date of this Agreement or in any Contract of the Company or its Subsidiaries in effect as of the date of this Agreement. The obligations of Parent under this Section 5.9 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.9 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.9 applies shall be third party beneficiaries of this Section 5.9).

(f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or employees, it being understood and agreed that the indemnification or advancement of expenses provided for in this Section 5.9 is not prior to or in substitution for any such claims under such policies.

5.10 Financing.

(a) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary or advisable to arrange the Debt Financing, including using reasonable best efforts to:

(i) maintain in effect the Debt Commitment Letter and not permit any amendment or modification to be made to, not consent to any waiver of any provision or remedy under, and not replacing, the Debt Commitment Letter, if such amendment, modification, waiver or replacement: (A) reduces the aggregate amount of the Debt Financing (including by changing the amount of fees to be paid or original issue discount of the Debt Financing) to an amount less than the amount necessary to consummate the Merger (unless the Equity Financing is increased by a corresponding amount) or (B) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of the Debt Financing in a manner that would reasonably be expected to (1) materially delay or prevent the Closing, (2) make the funding of the Debt Financing (or satisfaction of the conditions to obtaining the Debt Financing) less likely to occur or (3) adversely impact the ability of Parent to enforce its rights against other parties to the Debt Commitment Letter or the definitive agreements with respect thereto when required pursuant to this Agreement (provided, that (x) Parent may amend the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letter as of the date hereof; (y) Parent may amend the Debt Commitment Letter in connection with an escrow arrangement to include conditions customary for escrow arrangements of this nature and (z) at the Company’s request, Parent shall keep the Company reasonably apprised of the status and terms and conditions of any amendments, modifications, waivers or replacements, and shall promptly furnish to the Company copies of any agreements or other documentation with respect to such amendment, modification, waiver or replacement);

(ii) cause the Equity Financing to be consummated upon satisfaction of the conditions contained in the Equity Commitment Letter that are within its control;

(iii) satisfy on a timely basis all conditions to the Debt Financing and the Equity Financing that are within its control;

(iv) negotiate, execute and deliver Debt Financing Documents that reflect the terms contained in the Debt Commitment Letter (including any “market flex” provisions related thereto), subject to any amendments or modifications thereto permitted by this Agreement and any changes in terms that would not violate the standards set forth in Agreement;

(v) in the event that the conditions set forth in Sections 6.1 and 6.3 have been satisfied or, upon funding would be satisfied, cause the Financing Sources to fund the full amount of the Debt Financing at or prior to the Closing; and

(vi) enforce its rights under the Commitment Letters in the event of a Financing Failure Event.

(b) (i) Parent shall consult with and keep the Company informed in reasonable detail of the status of its efforts to arrange the Financing and (ii) promptly provide the Company with copies of all executed material amendments, modifications or replacements of any Debt Commitment Letter or executed material definitive agreements related to any of the Financing at the reasonable request of the Company. Parent shall give the Company prompt notice of any breach or repudiation, or any threatened breach or repudiation, by any party to the Commitment Letters of which Parent or its affiliates becomes aware. Without limiting Parent’s other obligations under this Section 5.10, if a Financing Failure Event occurs, Parent shall (i) promptly notify the Company of such Financing Failure Event and the reasons therefor, (ii) use its reasonable best efforts to obtain (on terms not less favorable in the aggregate to Parent as those set forth in the Debt Commitment Letter) alternative financing from alternative debt financing sources, in an amount sufficient, when taken together with the Equity Financing, and the available portion of the Debt Financing, to pay the Merger Consideration and consummate the Transactions, as promptly as practicable following the occurrence of such event, and (iii) use its reasonable best efforts to obtain, and when obtained, provide the Company with a copy of, a replacement debt financing commitment that provides for such alternative financing (with only the fee amounts, interest rates, original issue discount, and economic and other “market flex” terms redacted (none of which redacted provisions would be reasonably expected to adversely affect the amount or availability of the Debt Financing on the Closing Date). Parent shall give the Company prompt notice (and in any event within 24 hours) of Parent’s receipt of a Notes Flex Notice.

(c) Upon any such amendment, replacement, supplement or modification of the Commitment Letters in accordance with this Section 5.10 all references herein to “Commitment Letter” or “Debt Commitment Letter”, as applicable, shall include and mean such documents as so amended, replaced, supplemented or modified in accordance with this Section 5.10 and references to “Financing”, or “Debt Financing”, as applicable, shall include and mean the financing contemplated by such Commitment Letter as so amended, replaced, supplemented or modified in accordance with this Section 5.10.

5.11 Debt Financing Cooperation.

(a) The Company shall use reasonable best efforts to, and to cause their respective officers, employees and advisors, including legal, financial and accounting advisors (collectively, the “Company Representatives”) to, provide cooperation in connection with the arrangement of the Debt Financing as is reasonably requested by Parent, or the arrangement of the Debt Financing or any capital markets debt financing undertaken in replacement of all or any portion of the Debt Financing (the “Bond Financing”); provided, that the Company shall in no event be required to provide such assistance that shall unreasonably interfere with its business operations. Such assistance shall include the following, each of which shall be at Parent’s written request and sole cost and expense:

(i) participation by the senior management team of the Company in the marketing activities undertaken in connection with the marketing of the Debt Financing and the Bond Financing, including (A) preparation of customary marketing materials, including preliminary offering circular, preliminary offering memorandum or preliminary private placement memorandum (“Offering Document”) for use in a customary “high-yield road show” relating to the Bond Financing, (B) a reasonable number of road shows and meetings (including customary one-on-one meetings) with prospective lenders and debt investors and (C) delivery of customary authorization letters, subject to subsection (b) below;

(ii) participation by senior management of the Company in, and assistance with, the preparation of rating agency presentations and “road shows” and meetings with rating agencies;

(iii) delivery to Parent and its Financing Sources of the Required Information and Financing Deliverables;

(iv) participation by senior management and the Company Representatives in the negotiation of the Debt Financing Documents and the Bond Financing; and

(v) requesting that its independent auditors as of the Closing cooperate with the Debt Financing and Bond Financing, as applicable, including by participating in a reasonable number of drafting sessions and accounting due diligence sessions and providing the Specified Auditor Assistance;

(vi) assisting Parent with Parent’s preparation of pro forma financial statements and providing financial information necessary to satisfy the conditions set forth in the Debt Commitment Letter; provided, that neither the Company nor any of its Subsidiaries or Company Representatives shall be responsible in any manner for information relating to the proposed debt and equity capitalization that is required for such pro forma financial information;

(vii) cooperating reasonably with the Financing Sources’ due diligence, to the extent reasonable and customary;

(viii) cooperating reasonably to facilitate discussions with the Company’s existing lending and investment banking relationships;

(ix) providing access and information reasonably requested by Parent to allow to permit the prospective Persons involved in the Debt Financing and the Bond Financing to evaluate the Company, including the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements, in each case, upon reasonable advance notice and at times and locations to be agreed and as necessary and customary for financings similar to the Debt Financing and the Bond Financing;

(x) providing access and information to allow Parent to obtain, and using reasonable best efforts to assist Parent in obtaining, consents, landlord waivers and estoppels, non-disturbance agreements, surveys, title insurance (including providing reasonable access to Parent and its representatives to any Company Owned Real Property or Company Leased Real Property), as reasonably requested by Parent and as necessary and customary for financings similar to the Debt Financing and the Bond Financing;

(xi) reasonably facilitating the taking of all corporate actions, subject to and only effective upon the occurrence of the Effective Time, required to permit the consummation of the Financing and to permit the proceeds thereof to be made available to the Surviving Corporation immediately after the Effective Time;

(xii) providing any information about the Company as is reasonably requested with respect to applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act within ten (10) Business Days after request by Parent;

(xiii) taking commercially reasonable efforts to assist Parent’s efforts to obtain ratings of the Bond Financing from Moody’s and S&P; and

(xiv) to the extent required in connection with the Bond Financing, taking commercially reasonable efforts to provide customary “10b-5” representation discourse letters from the Company.

Notwithstanding the foregoing, (A) no obligation of the Company or any of its Subsidiaries under any certificate, document or instrument (other than the authorization and representation letters referred to above) shall be effective until the Closing and (B) none of the Company or any of its Subsidiaries shall be required to take any action under any such certificate, document or instrument that is not contingent upon the Closing (including the entry into any agreement that is effective before the Closing) or that would be effective prior to the Effective Time.

(b) The Company shall have the right to review and comment on marketing materials used in connection with the arrangement of the Debt Financing prior to the dissemination of such materials to potential lenders or other counterparties to any proposed financing transaction (or filing with any Governmental Entity); provided, that the Company shall communicate in writing its comments, if any, to Parent and its counsel within a reasonable period of time under the circumstances and consistent with the time accorded to other participants who were asked to review and comment on such marketing materials. The Company shall not be required to agree to any contractual obligation relating to the Financing that is not conditioned upon the Closing and that does not terminate without liability to the Company and its affiliates upon the termination of this Agreement. The Company shall not be required to deliver or cause the delivery of any legal opinions or, other than as specified in clause (a) above, reliance letters in connection with the Debt Financing.

(c) Parent shall indemnify and hold harmless the Company and its Subsidiaries, and each of the Company Representatives, from and against any and all liabilities, costs or expenses suffered or incurred in connection with the Debt Financing or any assistance or activities provided in connection therewith (the “Reimbursement Obligations”); provided, however, that the foregoing shall not apply in the Company’s or its Subsidiaries’, or any of their respective Representatives’, willful misconduct or gross negligence. Parent shall promptly reimburse the Company for all reasonable and documented out-of-pocket third party costs and expenses incurred by the Company in connection with such cooperation.

(d) The Company consents to the use of its and its Subsidiaries’ logos by Parent, the Financing Sources and their Representatives in connection with the Debt Financing and the Bond Financing in a manner customary for such financing transactions; provided, that such logos are used solely in a manner that is not intended to or reasonably expected to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.

(e) Notwithstanding anything to the contrary contained herein, if any portion of the Debt Financing or Bond Financing is funded into an escrow prior to the Effective Time, the parties hereto acknowledge and agree that the inclusion in the escrow arrangement of conditions customary for escrow arrangements of this nature (and the escrow arrangement itself) will not constitute a breach of this Agreement.

(f) The Company shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to periodically update any Required Information in order to ensure that the Required Information does not, when furnished and taken as a whole, contain any untrue statement of a material fact or omit to state any material fact, in each case with respect to the Company or its Subsidiaries, necessary in order to make the Required Information, in light of the circumstances under which the statements contained in the Required Information are made, not misleading.

(g) It is understood and agreed that the condition precedent set forth in Section 6.3(b), as applied to the Company’s obligations under this Section 5.11, shall be deemed to be satisfied unless (i) the Company shall have materially breached any of its obligations under this Section 5.11, (ii) such material breach shall not have been cured within 10 days after receipt of written notice thereof from Parent and (iii) such material breach shall have been the primary cause of a Financing Failure Event. Parent acknowledges and agrees that obtaining the Financing is not a condition to Closing.

5.12 Parent Agreements Concerning Merger Sub. Parent hereby guarantees the due, prompt and faithful payment, performance and discharge by Merger Sub of, and the compliance by Merger Sub with, all of the covenants, agreements, obligations and undertakings of Merger Sub under this Agreement in accordance with the terms of this Agreement, and covenants and agrees to take all actions necessary or advisable to ensure such payment, performance and discharge by Merger Sub hereunder.

5.13 Takeover Statutes. If any state takeover Law or state Law that purports to limit or restrict business combinations or the ability to acquire or vote Shares (including any “control share acquisition,” “fair price,” “business combination” or other similar takeover Law) becomes or is deemed to be applicable to the Company, Parent or Merger Sub, the Merger or any other transaction contemplated by this Agreement, then the Company and the Company Board shall take all action reasonably available to it to render such Law inapplicable to the foregoing.

5.14 Section 16 Matters. Prior to the Effective Time, the Company and Parent shall take all such steps as may be reasonably necessary to cause any dispositions of Shares (including derivative securities with respect to Shares) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.15 Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors and officers relating to the Transactions, including the Merger. The Company shall promptly notify Parent of any such litigation (including by providing copies of all pleadings with respect thereto) and shall keep Parent reasonably and promptly informed with respect to the status thereof. The Company shall not offer or enter into a settlement with respect to any such litigation without the prior written consent of Parent (not to be unreasonably withheld, delayed or conditioned).

5.16 Stock Exchange Delisting. The Surviving Corporation shall cause the Company’s securities to be de-listed from Nasdaq and de-registered under the Exchange Act as promptly as practicable following the Effective Time, and prior to the Effective Time the Company shall reasonably cooperate with Parent with respect thereto.

ARTICLE 6

CONDITIONS TO CONSUMMATION OF THE MERGER

6.1 Conditions to Obligations of Each Party Under This Agreement. The respective obligations of each party to consummate the Merger shall be subject to the satisfaction (or waiver, if permissible under Law) at or prior to the Effective Time of each of the following conditions:

(a) The Company Stockholder Approval shall have been obtained at the Company Meeting.

(b) The consummation of the Merger shall not then be restrained, enjoined or prohibited by any Order (whether temporary, preliminary or permanent) of a court of competent jurisdiction or any other Governmental Entity and there shall not be in effect any Law enacted or promulgated by any Governmental Entity that prevents the consummation of the Merger.

(c) (i) Any applicable waiting period, together with any extensions thereof, under the HSR Act shall have expired or been terminated, and (ii) any waiting period, together with any extension thereof, under any other Competition Law set forth in Section 6.1(c) of the Company Disclosure Schedule shall have expired or been terminated and, if applicable, any affirmative approval of a Governmental Authority required under any other Competition Law set forth in Section 6.1(c) of the Company Disclosure Schedule shall have been obtained under such applicable Competition Law.

(d) The Communications Regulatory Consents shall have been obtained.

6.2 Conditions to Obligations of the Company Under This Agreement. The obligation of the Company to effect the Merger is further subject to the fulfillment (or waiver by the Company) at or prior to the Effective Time of the following conditions:

(a) The representations and warranties of Parent and Merger Sub contained in this Agreement shall have been true and correct as of the date of this Agreement and shall be true and correct at and as of the Closing Date as though made on the Closing Date, except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time), and except as has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures to be true or correct, a Parent Material Adverse Effect.

(b) Parent and Merger Sub shall have performed or complied in all material respects with all covenants and agreements required to be performed or complied with by them under this Agreement at or prior to the Closing Date.

(c) Parent shall have delivered to the Company a certificate, dated the Closing Date and signed by an executive officer of Parent, certifying to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

6.3 Conditions to Obligations of Parent and Merger Sub Under This Agreement. The obligations of Parent and Merger Sub to effect the Merger are further subject to the fulfillment (or waiver by Parent and Merger Sub) at or prior to the Effective Time of the following conditions:

(a) Each representation and warranty of the Company (i) contained in Sections 3.1 (Corporate Organization), 3.3 (Authority; Execution and Delivery; Enforceability) and 3.18 (Broker’s Fees) shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects at and as of the Closing Date as though made on the Closing Date, except for representations and warranties that relate to a specific date or time (which need only be true and correct in all material respects as of such date or time); (ii) contained in Section 3.2(a) (Capitalization) shall have been true and correct as of the date of this Agreement and shall be true and correct at and as of the Closing Date as though made on the Closing Date, except for (A) representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time), or (B) inaccuracies which would not (x) increase the aggregate Merger Consideration payable in the Merger by more than a de minimis amount and (y) are not otherwise material, (iii) contained in Section 3.6(b) (Absence of Certain Changes or Events) shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct in all respects at and as of the Closing Date as though made on the Closing Date and (iv) otherwise set forth in Article 3, without giving effect to any qualifications as to materiality or Company Material Adverse Effect or other similar materiality qualifications contained therein, shall be true and correct at and as of the Closing Date as though made on the Closing Date, except for representations and warranties that relate to a specific date or time (which need only be true and correct as of such date or time), except as has not had and would not reasonably be expected to have, individually or in the aggregate with all other failures to be true or correct, a Company Material Adverse Effect.

(b) The Company shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by it under the Merger Agreement at or prior to the Closing Date.

(c) A Company Material Adverse Effect shall not have occurred since the date of this Agreement and be continuing.

(d) The Company shall have delivered to Parent a certificate, dated the Closing Date and signed by an executive officer of the Company, certifying to the effect that the conditions set forth in Sections 6.3(a), 6.3(b) and 6.3(c) have been satisfied.

(e) The Company shall have delivered to Parent a statement and notice in accordance with Treasury Regulations Sections 1.1445-2(c) and 1.897-2(h)(1)(i), dated within 30 days prior to the Closing Date and in form and substance reasonably acceptable to Parent along with written authorization for Parent to deliver such statement and notice form to the IRS on behalf of the Company upon Closing.

6.4 Frustration of Closing Conditions(a) . Neither Parent nor Merger Sub may rely on the failure of any conditions set forth in Sections 6.1 or 6.3 to be satisfied if the primary cause of such failure was the failure of Parent or Merger Sub to perform any of its obligations under this Agreement. The Company may not rely on the failure of any conditions set forth in Sections 6.1 or 6.2 to be satisfied if the primary cause of such failure was the failure of the Company to perform any of its obligations under this Agreement.

ARTICLE 7

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. This Agreement may be terminated, and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, whether before or (subject to the terms hereof) after receipt of the Company Stockholder Approval, by action taken or authorized by the board of directors of the terminating party or parties:

(a) By mutual written consent of Parent and the Company, by action of their respective boards of directors, at any time prior to the Effective Time;

(b) By either the Company or Parent, if the Company Stockholder Approval shall not have been obtained upon a vote taken at the Company Meeting duly convened therefor or any adjournment or postponement thereof;

(c) By either the Company or Parent, if any court of competent jurisdiction or other Governmental Entity of competent jurisdiction shall have issued an Order or taken any other action, in each case, permanently restraining, enjoining or otherwise prohibiting, prior to the Effective Time, the consummation of the Merger, and such Order or other action shall have become final and non-appealable, provided that the right to terminate this Agreement pursuant to this Section 7.1(c) shall not be available to a party seeking to terminate this Agreement if such party shall have failed to comply with its obligations under Section 5.5 with respect to, or in connection with the facts and circumstances resulting in, such Order or other action;

(d) By either the Company or Parent if the Effective Time shall not have occurred on or before June 17, 2020 (the “Initial Outside Date”); provided, that in the event that at the Outside Date, (i) all of the conditions in Article 6 other than Sections 6.1(b) (solely with respect to Orders related to the HSR Act, other Competition Law or the Communications Regulatory Consents), 6.1(c) or 6.1(d) have been satisfied (other than conditions that by their nature are to be satisfied or waived on the Closing Date), or have been waived by Parent and Merger Sub or the Company, as applicable or (ii) the Marketing Period shall not have ended at least three Business Days prior to such Outside Date, then the Outside Date shall automatically be extended to up to two times, each for a period of three months (such date, as so extended, the “Extended Outside Date”) unless Parent and the Company mutually agree to an earlier Extended Outside Date; provided, however, that neither the Company nor Parent shall be permitted to terminate this Agreement pursuant to this Section 7.1(d) if there has been any material breach by such party of its material representations, warranties or covenants contained in this Agreement, and such breach has primarily caused or resulted in the failure of the Closing to have occurred prior to the Initial Outside Date or the Extended Outside Date, as the case may be;

(e) By Parent, at any time prior to the receipt of the Company Stockholder Approval, if (i) the Company Board shall have effected a Change of Board Recommendation, whether or not in compliance with Section 5.3 (it being understood and agreed that any written notice of the Company’s intention to make a Change of Board Recommendation prior to effecting such Change of Board Recommendation in accordance with Section 5.3(e) or 5.3(f) shall not result in Parent or Merger Sub having any termination rights pursuant to this Section 7.1(e)), (ii) the Company shall have entered into a merger agreement, letter of intent or other similar agreement relating to an Acquisition Proposal, or (iii) the Company shall have committed a Willful and Material Breach of Section 5.3;

(f) By the Company, at any time prior to the receipt of the Company Stockholder Approval, if the Company Board authorized the Company to enter into a definitive agreement with respect to a Superior Proposal immediately after termination of this Agreement, to the extent permitted by and in accordance with the terms of Section 5.3; provided, however, that the Company shall prior to or concurrently with, and as a condition of, such termination pay the Company Termination Fee to Parent pursuant to Section 7.2;

(g) By Parent, at any time prior to the Effective Time, if: (i) there has been a breach by the Company of its representations, warranties or covenants contained in this Agreement, in each case, such that any condition to the Merger contained in Sections 6.3(a) or 6.3(b) is not reasonably capable of being satisfied while such breach is continuing, (ii) Parent shall have delivered to the Company written notice of such breach and (iii) such breach is not capable of cure in a manner sufficient to allow satisfaction of the conditions in Sections 6.3(a) and 6.3(b) prior to the applicable Outside Date or at least 30 days shall have elapsed since the date of delivery of such written notice to the Company and such breach shall not have been cured in all material respects; provided, however, that Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.1(g) if there has been any material breach by Parent or Merger Sub of its material representations, warranties or covenants contained in this Agreement, and such breach shall not have been cured in all material respects; or

(h) By the Company, at any time prior to the Effective Time, if: (i) there has been a breach by Parent or Merger Sub of any of its representations, warranties or covenants contained in this Agreement, in each case, such that any condition to the Merger contained in Sections 6.2(a) or 6.2(b) is not reasonably capable of being satisfied while such breach is continuing, (ii) the Company shall have delivered to Parent written notice of such breach and (iii) either such breach is not capable of cure prior to the applicable Outside Date or at least 30 days shall have elapsed since the date of delivery of such written notice to Parent and such breach shall not have been cured in all material respects; provided, however, that the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(h) if there has been any material breach by the Company of its material representations, warranties or covenants contained in this Agreement, and such or breach shall not have been cured in all material respects.

(i) By the Company if (i) all of the conditions set forth in Section 6.1 or Section 6.3 have been satisfied or waived (other than conditions that by their nature are to be satisfied at the Closing, but which shall then be capable of satisfaction if the Closing were to occur on such date), (ii) Parent fails to consummate the Transactions on the date required pursuant to Section 1.2, (iii) the Company has delivered an irrevocable written notice to Parent stating that, if Parent performs its obligations hereunder and the Debt Financing is funded, the Closing will occur and otherwise the Company’s intention is to terminate this Agreement on a date at least three Business Days after such notice; and (iv) Parent fails to consummate the Transactions by the termination date set forth in the irrevocable written notice delivered pursuant to subsection (iii) of this Section 7.1(i).

7.2 Effect of Termination. In the event of a valid termination of this Agreement by either the Company or Parent as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail and this Agreement shall forthwith become void and have no further force and effect (other than the second sentence of Section 5.2(b), Section 5.7, Section 5.11(c), Section 7.2, Section 7.3, Section 7.4, Section 7.5 and Article 8, each of which shall survive termination of this Agreement), and there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective Subsidiaries, officers, directors or Representatives, except with respect to Section 5.2(b), Section 5.11(c), Section 7.2, Section 7.3, Section 7.4, Section 7.5 and Article 8; provided, that, subject to Section 7.3, Section 7.4 and Section 7.5, nothing herein shall relieve any party from liabilities or damages incurred or suffered as a result of a Willful and Material Breach by the Company, on the one hand, or Parent or Merger Sub, on the other hand, of any of their respective representations, warranties, covenants or other agreements set forth in this Agreement.

7.3 Company Termination Fee.

(a) The parties hereto agree that if this Agreement is terminated by Parent pursuant to Section 7.1(e) or the Company pursuant to Section 7.1(f), then the Company shall pay to Parent prior to or concurrently with, and as a condition of, such termination, in the case of a termination by the Company, or within two Business Days thereafter, in the case of a termination by Parent, the Company Termination Fee. The “Company Termination Fee” means $130,000,000; provided, however, that if the Company terminates this agreement pursuant to Section 7.1(f) (i) prior to the Solicitation Period End Date or (ii) within one Business Day following the expiration of any Notice Period that began on or prior to the Business Day following the Solicitation Period End Date, then, in each case, the Company Termination Fee means $65,000,000.

(b) The parties hereto agree that if (x) this Agreement is terminated pursuant to (A) Section 7.1(b), (B) Section 7.1(d) or (C) Section 7.1(g), (y) in the case of clause (x)(A), after the date hereof and prior to the date of the Company Meeting an Acquisition Proposal has been publicly announced, and not publicly irrevocably withdrawn at least ten days before the date of the Company Meeting and, in the case of clause (x)(B) or (x)(C), after the date hereof and prior to the date termination an Acquisition Proposal has been publicly announced, and not publicly irrevocably withdrawn at least ten days before the date of such termination, as the case may be, and (z) the Company enters into a definitive agreement with respect to any Acquisition Proposal within twelve months after such termination and the transaction contemplated by such Acquisition Proposal is consummated, then the Company shall pay the Company Termination Fee to Parent concurrently with the consummation of such transaction. For purposes of this Section 7.3(b), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 5.3(h)(i), except that the references to “25%” shall be deemed to be references to “50%”.

(c) All payments under this Section 7.3 shall be made by wire transfer of immediately available funds to an account designated in writing by Parent, or in the absence of such designation, an account established for the sole benefit of Parent.

(d) Each of the parties acknowledges that the agreements contained in this Section 7.3 are an integral part of the Transactions, and that without these agreements, Parent, Merger Sub and the Company would not enter into this Agreement. For the avoidance of doubt, in no event shall the Company be required to pay the Company Termination Fee on more than one occasion.

(e) In circumstances where the Company Termination Fee is payable in accordance with Section 7.3(a) or Section 7.3(b), Parent’s receipt of the Company Termination Fee (if received) from or on behalf of the Company shall be Parent’s and Merger Sub’s sole and exclusive remedy (whether based in contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Laws or otherwise) against the Company and its Subsidiaries and any of their respective former, current or future direct or indirect equity holders, general or limited partners, controlling persons, stockholders, members, managers, directors, officers, employees, agents, affiliates or assignees (collectively, the “Company Related Parties”) for all losses and damages suffered as a result of the failure of the Merger or the other Transactions to be consummated, for any breach or failure to perform hereunder or otherwise, and upon payment of such amount, no such Person shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby.

7.4 Parent Termination Fee.

(a) The parties agree that if this Agreement is terminated by the Company pursuant to Section 7.1(h) or Section 7.1(i), then Parent shall pay to the Company, as promptly as reasonably practicable (and, in any event, within two Business Days) following such termination, $303,000,000 (the “Parent Termination Fee”).

(b) All payments under this Section 7.4 shall be made by wire transfer of immediately available funds to an account designated in writing by the Company, or in the absence of such designation, an account established for the sole benefit of the Company.

(c) Each of the parties acknowledges that the agreements contained in this Section 7.4 are an integral part of the Transactions, and that without these agreements, Parent, Merger Sub and the Company would not enter into this Agreement. For the avoidance of doubt, in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.

(d) In circumstances where the Parent Termination Fee is payable in accordance with Section 7.4(a), the Company’s receipt of the Parent Termination Fee (if received) from or on behalf of Parent or Guarantor shall be the Company’s sole and exclusive remedy (whether based in contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Laws or otherwise) against Parent and its affiliates and any of their respective former, current or future direct or indirect equity holders, general or limited partners, controlling persons, stockholders, members, managers, directors, officers, employees, agents, affiliates or assignees (collectively, the “Parent Related Parties”) for all losses and damages suffered as a result of the failure of the Merger or the other Transactions to be consummated, for any breach or failure to perform hereunder or otherwise, and upon payment of such amount, no such Person shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.

7.5 Payments; Limitation on Recourse. (a) Other than with respect to the right to seek specific performance of the Equity Commitment Letters to the extent permitted by and in accordance with the Equity Commitment Letters (any such claims under the Equity Commitment Letters, the “ECL Claims”), and recourse against the Guarantors under the Guarantees to the extent provided therein, any claim or cause of action under this Agreement may only be brought against Persons that are expressly named as parties, and then only with respect to the specific obligations set forth in this Agreement. Other than the ECL Claims and such recourse against the Guarantors under the Guarantees, no Company Related Party or Parent Related Party shall have any liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of the Company, Parent or Merger Sub or of or for any claim, investigation, or Proceeding, in each case under, based on, in respect of, or by reason of, this Agreement or the Transactions (including the breach, termination or failure to consummate such Transactions), in each case whether based on contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable Proceeding, by virtue of any statute, regulation or applicable Laws or otherwise and whether by or through attempted piercing of the corporate, limited liability company or partnership veil, by or through a claim by or on behalf of a party or another Person (including a claim to enforce the Debt Commitment Letter) or otherwise. Notwithstanding anything to the contrary contained in this Agreement, neither any party hereto nor any of their respective subsidiaries, affiliates, directors, officers, employees, agents, partners, managers, members or stockholders shall have any direct rights or claims against any Financing Source (other than Parent and Merger Sub), in any way relating to this Agreement or any of the Transactions, or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise.

(b) Notwithstanding any provision of this Agreement to the contrary, under no circumstances will the collective monetary damages payable by Parent, Merger Sub and the other Parent Related Parties for breaches under this Agreement, the Guarantees and the ECL Claims exceed an amount equal to the Parent Termination Fee plus the Reimbursement Obligations for all such breaches (the “Parent Liability Limitation”). In no event will any of the Company or any of its affiliates seek or obtain, nor will they permit any of their Representatives or any other Person acting on their behalf to seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or award in excess of the Parent Liability Limitation against (i) Parent, Merger Sub or the Guarantor; or (ii) the other Parent Related Parties, and in no event will the Company or any of its Subsidiaries be entitled to seek or obtain any monetary damages of any kind, including consequential, special, indirect or punitive damages, in excess of the Parent Liability Limitation against the Parent Related Parties for, or with respect to, this Agreement, the Debt Commitment Letter, the Guarantees (subject to the terms and conditions set forth therein) and the Equity Commitment Letters (subject to the terms and conditions set forth therein and in Section 8.14(b) of this Agreement).

7.6 Amendment.

(a) This Agreement may be amended by each of the Company, Parent and Merger Sub by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that, after receipt of the Company Stockholder Approval, no amendment may be made which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by the Company’s stockholders without such approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

(b) Notwithstanding anything to the contrary contained herein, Sections 7.5, 8.10 and 8.12(d) and this Section 7.6(b) (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of Sections 7.5, 8.10 and 8.12(d) and this Section 7.6(b)) may not be modified, waived or terminated in a manner that is adverse to the Financing Sources without the prior written consent of the Financing Sources.

7.7 Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any breach of the representations and warranties of the other contained herein or in any document delivered pursuant hereto or (c) waive compliance by the other with any of the agreements or covenants contained herein; provided, however, that after receipt of the Company Stockholder Approval, there may not be any extension or waiver of this Agreement which decreases the Merger Consideration or which adversely affects the rights of the Company’s stockholders hereunder without the approval of such stockholders. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE 8

GENERAL PROVISIONS

8.1 Non-Survival of Representations and Warranties. None of the representations, warranties or covenants in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time except that this Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time, which shall survive to the extent expressly provided for herein.

8.2 Fees and Expenses. Subject to Section 7.2, all fees and expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred the same.

8.3 Notices. Any notices or other communications to any party required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date delivered if delivered in Person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained), (b) on the third Business Day after dispatch by registered or certified mail, (c) on the next Business Day if transmitted by national overnight courier or (d) on the date delivered if sent by email (provided confirmation of email receipt is obtained), in each case, as follows (or to such other Persons or addressees as may be designated in writing by the party to receive such notice):

If to Parent or Merger Sub, addressed to it at:

c/o Francisco Partners

One Letterman Drive, Bldg. C – Ste. 410

San Francisco, CA 94129

Attention: Andrew Kowal, Brian Decker and Christine Wang

Email: kowal@franciscopartners.com; decker@franciscopartners.com; christine@franciscopartners.com with a copy to (for information purposes only):

Paul Hastings LLP

101 California Street, 48th Floor

San Francisco, CA 94111

Fax: (415) 856-7100

Attention:     Michael J. Kennedy

                     Steve L. Camahort

                     Jeffrey C. Wolf

Email:   mikekennedy@paulhastings.com

             stevecamahort@paulhastings.com

             jeffwolf@paulhastings.com

If to the Company, addressed to it at:

LogMeIn, Inc.

333 Summer Street

Boston, MA 02210

Fax: (781) 437-1820

Attention:     President & Chief Executive Officer

                     General Counsel

Email:   Michael.Donahue@logmein.com

with a copy to (for information purposes only):

Latham & Watkins LLP

200 Clarendon Street

Boston, MA 02116

Fax: (617) 948-6001

Attention:     John H. Chory

                     Bradley C. Faris

                     Jason T. Morelli

Email:   john.chory@lw.com

              bradley.faris@lw.com

              jason.morelli@lw.com

8.4 Certain Definitions. For purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality provisions that are no less favorable in any material respect to the Company than those contained in the FP Confidentiality Agreement and that does not prohibit the Company from providing information to Parent in accordance with Section 5.3; provided, that any such confidentiality agreement need not contain any standstill provision. An Acceptable Confidentiality Agreement may not include any provisions granting exclusivity to any Third Party or prohibiting the Company satisfying its obligations hereunder or requiring the Company or its Subsidiaries to pay or reimburse the Third Party’s fees and expenses.

“affiliate” means, as to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person.

“Bank Marketing Period” means the first period of fifteen (15) consecutive “business days” (such term shall be construed for purposes of this definition to have the same meaning as in the Debt Commitment Letter) beginning on the first day after the date hereof on which the Company shall have delivered to Parent all Bank Required Information; provided that the last day of such fifteen (15) consecutive “business day” period shall occur no later than the Initial Outside Date or, if the Initial Outside Date has been extended pursuant to Section 7.1(d), the Extended Outside Date; provided further, that (i) the Bank Marketing Period shall not start prior to September 8, 2020 unless each of the conditions set forth in Section 6.1 (other than those conditions that by their nature are to be satisfied at the Closing and which are capable of being satisfied on the Closing Date) have been satisfied or waived by the Parent, (ii) the dates of July 3, 2020 and November 26 and 27, 2020 shall not be included in the calculation of the Bank Marketing Period (but for the avoidance of doubt, the exclusion of such dates shall not restart the Bank Marketing Period), (iii) if the Bank Marketing Period shall not have ended on or prior to February 11, 2020, then the Bank Marketing Period shall be deemed not to have commenced until on or after the date the Company’s annual report on Form 10-K for the fiscal year ending December 31, 2019 has been filed with the SEC, and (iv) if the Bank Marketing Period shall not have ended on or prior to August 21, 2020, then the Bank Marketing Period shall be deemed not to have commenced until on or after September 8, 2020; provided, further, that if the Company shall in good faith believe that the Bank Marketing Period has commenced and that it has provided the Bank Required Information, the Company may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Company shall be deemed to have complied with this clause unless Parent in good faith reasonably believes that either the Bank Marketing Period has not commenced or that the Company has not completed the delivery of the Bank Required Information, within five Business Days after the delivery of such notice by the Company, Parent delivers a written notice to the Company to that effect (stating, if applicable, with specificity which Required Information the Company has not been delivered); provided, that the Bank Marketing Period shall end on any earlier date that is the date on which the Debt Financing is consummated (including by funding such Debt Financing into escrow). Notwithstanding anything to the contrary herein, the Bank Marketing Period will not commence and will not be deemed to have commenced if, at any time on or prior to the completion of such fifteen (15) consecutive Business Day period, (a) the Company has announced any intention to restate any financial statements or financial information included in the Bank Required Information or that any such restatement is under consideration, in which case the Bank Marketing Period will be deemed not to commence unless and until such restatement has been completed and the applicable Bank Required Information has been amended or the Company has announced that it has concluded that no restatement will be required, and the requirements described in the immediately preceding sentence would be satisfied on the first Business Day, throughout and on the last Business Day of such new consecutive fifteen (15) Business Day period.

“Bank Required Information” means (a) audited consolidated balance sheets and related audited consolidated statements of comprehensive income, stockholders’ equity and cash flows of the Company for each of the three most recently completed fiscal years that have ended at least sixty (60) calendar days prior to the end of the Bank Marketing Period and (b) unaudited condensed consolidated balance sheets and related unaudited statements of condensed consolidated comprehensive income and cash flows of the Company for each subsequent interim quarterly period that has ended at least forty (40) calendar days prior to the end of the Bank Marketing Period and for the corresponding period in the prior fiscal year (which shall be subject to SAS 100 review); provided, that the filing by the Company with the SEC of the financial statements required in its Annual Report on Form 10-K or its Quarterly Report on Form 10-Q, as applicable, will be deemed to satisfy the foregoing requirements with respect to the Company and its Subsidiaries.

“Bond Marketing Period” means, at any time following the end of the Bank Marketing Period and after a Notes Flex Notice is delivered to Parent in accordance with the Debt Commitment Letter, the first period of fifteen (15) consecutive “business days” (such term shall be construed for purposes of this definition to have the same meaning as in the Debt Commitment Letter) beginning on the first day after the date hereof on which the Company shall have delivered to Parent all Bond Required Information, and all such Bond Required Information is Compliant when delivered and remains Compliant through the end of the Bond Marketing Period; provided that the last day of such fifteen (15) consecutive “business day” period shall occur no later than the Initial Outside Date or, if the Initial Outside Date has been extended pursuant to Section 7.1(d), the Extended Outside Date; provided further, that (i) the dates of July 3, 2020 and November 26 and 27, 2020 shall not be included in the calculation of the Bond Marketing Period (but for the avoidance of doubt, the exclusion of such dates shall not restart the Bond Marketing Period), (iii) if the Bond Marketing Period shall not have ended on or prior to February 11, 2020, then the Bond Marketing Period shall be deemed not to have commenced until on or after the date the Company’s annual report on Form 10-K for the fiscal year ending December 31, 2019 has been filed with the SEC, and (iv) if the Bond Marketing Period shall not have ended on or prior to August 21, 2020, then the Bond Marketing Period shall be deemed not to have commenced until on or after September 8, 2020; provided, further, that if the Company shall in good faith believe that the Bond Marketing Period has commenced and that it has provided the Bond Required Information, the Company may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Company shall be deemed to have complied with this clause unless Parent in good faith reasonably believes that either the Bond Marketing Period has not commenced or that the Company has not completed the delivery of the Bond Required Information, within five Business Days after the delivery of such notice by the Company, Parent delivers a written notice to the Company to that effect (stating, if applicable, with specificity which Bond Required Information the Company has not been delivered); provided, that the Bond Marketing Period shall end on any earlier date that is the date on which the Bond Financing is consummated (including by funding such Bond Financing into escrow).

“Bond Required Information” means (a) audited consolidated balance sheets and related audited consolidated statements of comprehensive income, stockholders’ equity and cash flows of the Company for each of the three most recently completed fiscal years that have ended at least sixty (60) calendar days prior to the end of the Bond Marketing Period; (b) unaudited condensed consolidated balance sheets and related unaudited statements of condensed consolidated comprehensive income and cash flows of the Company for each subsequent interim quarterly period that has ended at least forty (40) calendar days prior to the end of the Bond Marketing Period and for the corresponding period in the prior fiscal year (which shall be subject to SAS 100 review); provided, that the filing by the Company with the SEC of the financial statements required in its Annual Report on Form 10-K or its Quarterly Report on Form 10-Q, as applicable, will be deemed to satisfy the foregoing requirements in clauses (a) and (b) with respect to the Company and its Subsidiaries; and (c) all other financial statements, financial data, audit reports and other information regarding the Company and its Subsidiaries of the type required by Regulation S-X and Regulation S-K under the Securities Act for a public offering of non-convertible debt securities of the Company on a registration statement on Form S-1, in each case, to the extent customarily included in offering documents used in private placements of non-convertible debt securities under Rule 144A of the Securities Act to consummate the Bond Financing by Parent; provided, however, that “Bond Required Information” shall not include any Excluded Information.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in New York, New York are authorized or obligated by applicable Law to close.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commitment Letters” means the Debt Commitment Letter and the Equity Commitment Letters.

“Communications Act” means the Communications Act of 1934, as amended, together with the written orders, policies and decisions of the FCC.

“Communications Licenses” means any licenses, permits, certificates, waivers, amendments, consents, exemptions, other actions by, and notices, filings, registrations, qualifications, declarations and designations with, and other authorizations and approvals issued by or obtained from the FCC to the Company or its Subsidiaries.

“Communications Regulatory Consents” means (i) a notice or other action by the FCC granting its consent to the transfer of control or assignment of the Communications Licenses of the Company and its Subsidiaries, pursuant to applications filed by the parties hereto with the FCC and (ii) the other consents, authorizations and approvals of state public utility commissions or similar state authorities or foreign regulatory commissions set forth on Section 1.1 of the Company Disclosure Schedule.

“Company ERISA Affiliate” means all Persons (whether or not incorporated) that would, at any relevant time, be treated together with the Company or any of its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code.

“Company Material Adverse Effect” means any adverse change, event, occurrence or development (an “Effect”) that, individually or in the aggregate, (i) has, or would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole or (ii) prevents or materially impairs or delays the consummation of the Merger or performance by the Company of any of its material obligations under this Agreement; provided, however, that, Effects arising out of, resulting from or attributable to the following shall not constitute or be deemed to contribute to a Company Material Adverse Effect, and shall not otherwise be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur, except that Effects with respect to clauses (a), (b) and (c) of the below shall be so considered to the extent such Effect disproportionately impacts the Company and its Subsidiaries, taken as a whole, relative to other companies operating in the same industries: (a) changes or proposed changes in applicable Laws, GAAP or the interpretation or enforcement thereof after the date of this Agreement, (b) changes in general economic, business, labor or regulatory conditions, or changes in securities, credit or other financial markets, including interests rates or exchange rates, in the United States or globally, or changes generally affecting the industries (including seasonal fluctuations) in which the Company or its Subsidiaries operate in the United States or globally, (c) changes in global or national political conditions (including the outbreak or escalation of war (whether or not declared), military action, sabotage or acts of terrorism), changes due to natural disasters or changes in the weather or changes due to the outbreak or worsening of an epidemic, pandemic or other health crisis, (d) actions or omissions required of the Company under this Agreement or taken or not taken at the request of, or with the consent of, the Parent or any of its affiliates (except for any obligations hereunder to operate in the ordinary course of business and similar obligations), in and of themselves, (e) the negotiation, announcement, pendency or consummation of this Agreement and the Merger, including the identity of, or the effect of any fact or circumstance relating to, the Parent or any of its affiliates or any communication by Parent or any of its affiliates regarding plans, proposals or projections with respect to the Company, its Subsidiaries or their employees (including any impact on the relationship of the Company or any its Subsidiaries, contractual or otherwise, with its customers, suppliers, distributors, vendors, lenders, employees or partners) provided, however, that the exceptions in this clause (e) shall not apply with respect to references to Company Material Adverse Effect in the representations and warranties contained in Section 3.4 and other similar representations and warranties with respect to the effect of the execution of this Agreement, the consummation of the Transactions or the like (and in Section 6.3(a) and Section 7.1(g) to the extent related to such representations), (f) any Proceeding arising from allegations of breach of fiduciary duty or violation of Law relating to this Agreement or the Transactions, (g) changes in the trading price or trading volume of Shares or any suspension of trading (provided that the underlying cause of such changes may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur) or (h) any failure by the Company or any of its Subsidiaries to meet any revenue, earnings or other financial projections or forecasts (provided that the underlying cause of such failure may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur).

“Company Material Intellectual Property” means the Intellectual Property that is owned by or licensed to the Company or any of its Subsidiaries and that is material to the business of the Company and its Subsidiaries.

“Company Owned Intellectual Property” means Company Material Intellectual Property that is owned by the Company or any of its Subsidiaries.

“Competition Laws” means applicable supranational, national, federal, state, provincial or local Law designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolizing or restraining trade or lessening competition in any other country or jurisdiction, including the HSR Act, the Sherman Act, the Clayton Act, and the Federal Trade Commission Act, in each case, as amended and other similar competition or antitrust laws of any jurisdiction other than the United States.

“Compliant” means, with respect to the Bond Required Information and without giving effect to any supplements or updates delivered by the Company after the commencement of the Bond Marketing Period, (a) the Bond Required Information does not, taken as a whole, contain any untrue statement of a material fact or omit to state any material fact, in each case with respect to the Company or its Subsidiaries, necessary to make such Bond Required Information, in light of the circumstances under which the statements contained in the Bond Required Information are made, not materially misleading, (b) the Bond Required Information complies in all material respects with all applicable requirements of Regulation S-K and Regulation S-X under the Securities Act for a registered offering of non-convertible debt securities on a registration statement on Form S-1 (other than such provisions for which compliance is not customary in a Rule 144A offering of high yield non-convertible debt securities and other than with respect to Excluded Information), (c) the Company shall not have announced any intention to restate any historical financial statements contained in the Bond Required Information or that any such restatement is under consideration, (d) the Company’s auditors have not withdrawn any audit opinion with respect to any financial statements contained in the Bond Required Information, and (e) the consolidated financial statements contained in the Bond Required Information are sufficient for the Company’s independent accounting firm to deliver a customary accountants’ comfort letter under SAS 72 and SAS 100 (including customary negative assurance) with respect to financial information regarding the Company and its Subsidiaries contained in any offering memoranda.

“Contract” or “Contracts” means any of the agreements, arrangements, contracts, leases (whether for real or personal property), powers of attorney, notes, bonds, mortgages, indentures, deeds of trust, loans, evidences of indebtedness, letters of credit, settlement agreements, franchise agreements, undertakings, covenants not to compete, employment agreements, licenses, purchase and sale orders and other legal commitments to which in each case a Person is a party or to which any of the properties or assets of such Person or its Subsidiaries are subject.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of capital stock or other Equity Interests, as trustee or executor, by Contract or credit arrangement or otherwise.

“Credit Facilities” means that certain Amended and Restated Credit Agreement, dated as of February 1, 2017, among LogMeIn, Inc. (together with each Additional Borrower (as defined therein)), the Lenders party thereto, and JPMorgan Chase Bank, N.A., as amended, restated, supplemented or modified from time to time.

“Debt Commitment Letter” means the debt commitment letter, dated as of the date hereof, together with any related fee letter, engagement letter or other agreement, in each case, as amended, supplemented or replaced in accordance with this Agreement, pursuant to which the Financing Sources party thereto have agreed to provide or cause to be provided the debt financing set forth therein for the purposes of financing the Transactions, including the Merger Consideration.

“Debt Fee Letter” means any fee letter executed in connection with the Debt Commitment Letter, as amended, amended and restated, modified, supplemented, replaced or extended from time to time after the date of this Agreement in accordance with this Agreement.

“Debt Financing” means the debt financing contemplated by the Debt Commitment Letter and the Debt Fee Letter.

“Debt Financing Documents” means the agreements, documents and certificates contemplated by the Debt Financing and the Bond Financing, including without limitation: (a) all credit agreements, loan documents, purchase agreements, underwriting agreements, indentures, debentures, notes, intercreditor agreements and security documents pursuant to which the Debt Financing and Bond Financing will be governed or otherwise contemplated by the Debt Commitment Letter; (b) officer, secretary, solvency and perfection certificates, corporate organizational documents, good standing certificates, Lien searches, and resolutions contemplated by the Debt Commitment Letter or reasonably requested by Parent or its Financing Sources; (c) all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act; and (d) agreements, documents or certificates that facilitate the creation, perfection or enforcement of liens securing the Debt Financing and Bond Financing (including original copies of all certificated securities (with transfer powers executed in blank), control agreements, surveys, title insurance, landlord consent and access letters) as are reasonably requested by Parent or its Financing Sources.

“Environmental Claims” means any Proceeding, investigation, order, demand, allegation, accusation or notice (written or oral) by any Person or entity alleging actual or potential liability arising out of or relating to any Environmental Laws, Environmental Permits or the presence in, or Release into, the environment of, or exposure to, any Hazardous Materials, but shall not include any claims relating to products liability.

“Environmental Laws” means any and all applicable, federal, state, provincial, local or foreign Laws, and all rules or regulations promulgated thereunder, regulating or relating to Hazardous Materials, pollution, protection of the environment (including ambient air, surface water, ground water, land surface, subsurface strata, wildlife, plants or other natural resources), and/or the protection of health and safety of persons from exposures to Hazardous Materials in the environment.

“Environmental Permits” means any permit, certificate, registration, notice, approval, identification number, license or other authorization required under any applicable Environmental Law.

“Equity Commitment Letters” means the equity financing commitment letters, dated as of the date hereof, between Parent and the investment funds named therein, naming Company as an express third party beneficiary and pursuant to which such investment funds have committed to invest or cause to be invested in the equity capital of Parent the amounts set forth therein for the purposes of financing the Transactions, including a portion of the Merger Consideration.

“Equity Financing” means the equity financing contemplated by the Equity Commitment Letters.

“Equity Interest” means any share, capital stock, partnership, limited liability company, member or similar equity interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable into or for any such share, capital stock, partnership, limited liability company, member or similar equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ESPP” means the Company’s 2019 Employee Stock Purchase Plan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Information” means any (a) pro forma financial statements, (b) description of all or any portion of the Debt Financing, including any “description of notes”, and other information customarily provided by Financing Sources or their counsel, (c) risk factors relating to all or any component of the Debt Financing, (d) other information required by Rules 3-05, 3-09, 3-10 or 3-16 of Regulation S-X under the Securities Act, any Compensation Discussion and Analysis or other information required by Item 402 of Regulation S-K under the Securities Act or the executive compensation and related person disclosure rules related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A or any other information customarily excluded from an offering memorandum for private placements of non-convertible high-yield debt securities under Rule 144A promulgated under the Securities Act, (e) any financial information (other than the financial statements set forth in the definition of Bond Required Information) that is not reasonably available to the Company under its current reporting systems, (f) any solvency certificate referred to in the Debt Commitment Letter or (g) any financial information with respect to the Company and its Subsidiaries on a non-consolidated basis.

“Executive Officers” mean those officers considered by the Company to be executive officers within the meaning of Rule 3b-7 under the Exchange Act.

“FCC” means the Federal Communications Commission, including any bureau, office or division thereof.

“Financing” means the Equity Financing and the Debt Financing.

“Financing Deliverables” means the following documents required to be delivered (and, where applicable, executed) in connection with the Debt Financing and Bond Financing: (a) a solvency certificate (including a solvency certificate in the form attached to the Debt Commitment Letter) and customary perfection certificates required in connection with the Debt Financing and Bond Financing, and organizational documents and good standing certificates required by the Debt Commitment Letter; (b) documentation and other information reasonably requested by the Financing Sources under applicable “know-your-customer” and anti-money laundering rules and regulations; (c) agreements, documents or certificates that facilitate the creation, perfection or enforcement, in each case as of the Closing, of Liens securing the Debt Financing and Bond Financing (including original copies of all certificated securities (with transfer powers executed in blank), control agreements, and surveys and title insurance) or other customary certificates or documents as may be reasonably requested by Parent and otherwise reasonably facilitating the pledging of collateral; provided that the effectiveness of any documentation executed by the Company or any of its Subsidiary shall be subject to the occurrence of the Closing, (d) customary certificates or other documents and instruments as may be reasonably requested by Parent, as in each such case, necessary and customary in connection with the Debt Financing and Bond Financing, and (e) customary payoff letters, Lien terminations and instruments of discharge to be delivered at Closing to allow for the payoff, discharge and termination in full on the Closing Date of all indebtedness and Liens of the Company in accordance with the Debt Commitment Letter, subject to the occurrence of the Closing.

“Financing Failure Event” means all or any portion of the Debt Financing becoming unavailable on the terms and conditions (including the “flex” provisions of the Debt Fee Letter) set forth in the Debt Commitment Letter.

“Financing Sources” means the entities that have committed to provide or arrange or otherwise entered into agreements in connection with all or any part of the Debt Financing, Bond Financing or other financing (other than the Equity Financing) in connection with the Transactions, including the parties to any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, and their affiliates and the former, current or future general or limited partners, shareholders, managers, members, directors, officers, employees, agents and representatives of the foregoing and their respective successors and assigns.

“Free or Open Source Software” means any software (in source or object code form) that is subject to (a) a license or other agreement commonly referred to as an open source, free software, copyleft or community source code license (including any code or library licensed under the GNU General Public License, GNU Lesser General Public License, BSD License, Apache Software License, or any other public source code license arrangement); or (b) any other license or other agreement that requires, as a condition of the use, modification or distribution of software subject to such license or agreement, that such software or other software linked with, called by, combined or distributed with such software be (i) disclosed, distributed, made available, offered, licensed or delivered in source code form, (ii) licensed for the purpose of making derivative works, (iii) licensed under terms that allow reverse engineering, reverse assembly, or disassembly of any kind, or (iv) redistributable at no charge, including any license defined as an open source license by the Open Source Initiative as set forth on www.opensource.org.

“GAAP” means generally accepted accounting principles, as applied in the United States.

“Governmental Entity” means any national, federal, state, county, municipal, local or foreign government, or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory, taxing, administrative or prosecutorial functions of or pertaining to government.

“Government Official” means any officer or employee of any Governmental Entity or instrumentality thereof, or of any public international organization, any political party, or candidate for political office, or any person acting in an official capacity for or on behalf of any such entity or individual.

“Hazardous Materials” means any pollutants, chemicals, contaminants or any other toxic, infectious, carcinogenic, reactive, corrosive, ignitable, flammable or otherwise hazardous substance or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of asbestos in any form, urea formaldehyde, PCBs, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Information Privacy Laws” means any Laws or Orders pertaining to privacy, data protection or data transfer, including all privacy and security breach disclosure Laws that are applicable to the Company and its Subsidiaries or the Parent and the Merger Sub, as the case may be.

“Intellectual Property” means all intellectual property rights in any jurisdiction, including all: (a) patents and patent applications; (b) trademarks, service marks, trade dress, logos, slogans, brand names, trade names, Internet domain names and corporate names (whether or not registered), and other indicia of origin, and all applications and registrations in connection therewith; (c) all copyrights (whether or not published), and all applications and registrations in connection therewith; (d) intellectual property rights in Software Programs; (e) mask works and industrial designs, and all applications and registrations in connection therewith; and (f) trade secrets and other intellectual property rights in confidential and proprietary information (including intellectual property rights, if any, in inventions, ideas, research and development information, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, research records, test information, financial, marketing and business data, customer and supplier lists, algorithms and information, pricing and cost information, business and marketing plans and proposals, and databases and compilations of data).

“International Trade Laws” means any applicable (i) Sanctions; (ii) U.S. export control Laws (including, without limitation, the International Traffic in Arms Regulations (22 CFR §§ 120-130, as amended)), the Export Administration Regulations (15 CFR §§ 730-774, as amended) and any regulation, order, or directive promulgated, issued or enforced pursuant to such laws; (iii) laws pertaining to imports and customs, including those administered by the Bureau of Customs and Border Protection in the United State Department of Homeland Security (and any successor thereof) and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws; (iv) the anti-boycott laws administered by the U.S. Department of Commerce and the U.S. Department of the Treasury and (v) export, import and customs Laws of other countries in which the Company has conducted and/or currently conducts business.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means (a) when used with respect to the Company, the actual knowledge of the individuals listed in Section 8.4(a) of the Company Disclosure Schedule; and (b) when used with respect to Parent or Merger Sub, the actual knowledge of the officers and directors of Parent and Merger Sub.

“Law” means any applicable national, provincial, state, municipal and local laws, statutes, ordinances, decrees, rules, regulations or Orders of any Governmental Entity, in each case, having the force of law.

“Lien” means with respect to any property, equity interest or asset, any mortgage, deed of trust, hypothecation, lien, encumbrance, pledge, charge, security interest, right of first refusal, right of first offer, adverse claim, restriction on transfer, covenant or option in respect of such property, equity interest or asset.

“Malicious Code” means any “virus,” “worm,” “time bomb,” “key-lock,” “back door,” “drop dead device,” “Trojan horse,” “spyware,” or “adware” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing or facilitating, any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed, or (ii) compromising the privacy or data security of a user or damaging or destroying any data or file without the user’s consent.

“Marketing Period” means the Bank Marketing Period and, solely to the extent a Notes Flex Notice is delivered to Parent in accordance with the Debt Commitment Letter, the Bond Marketing Period. In the event that no Notes Flex Notice is delivered to Parent in accordance with the Debt Commitment Letter, the term “Marketing Period” as used in this Agreement shall mean only the Bank Marketing Period.

“Nasdaq” means The Nasdaq Stock Market.

“Notes Flex Notice” has the meaning ascribed to such term in the Debt Commitment Letter.

“Order” means any judgment, order, ruling, decision, writ, injunction, decree or arbitration award of any Governmental Entity.

“Outside Date” means the Initial Outside Date or the Extended Outside Date, as applicable.

“Parent Material Adverse Effect” means any change, event, development, condition, occurrence or effect that prevents or materially impairs or delays the consummation of the Merger or performance by Parent or Merger Sub of any of their material obligations under this Agreement.

“Permitted Liens” means (a) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate Proceedings, (b) Liens in favor of landlords, vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar liens or encumbrances arising by operation of Law in the ordinary course of business for amounts not yet due and payable, (c) non-exclusive licenses of Intellectual Property, (d) (i) matters of record, (ii) Liens that would be disclosed by a current, accurate survey or physical inspection of such real property, (iii) applicable building, zoning and land use regulations, and (iv) other imperfections or irregularities in title, charges, restrictions and other encumbrances that do not materially detract from the use of the Company Real Property to which they relate, and (e) such other Liens which would not, individually or in the aggregate, interfere materially with the ordinary conduct of the business of the Company and its Subsidiaries as currently conducted or materially detract from the use, occupancy, value or marketability of the property affected by such Lien.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act), including a Governmental Entity.

“Proceedings” means all actions, suits, claims, litigation or proceedings, in each case, by or before any Governmental Entity.

“Proxy Statement” means a proxy statement or similar disclosure document relating to the adoption and approval of this Agreement by the Company’s stockholders.

“Release” means disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, dumping, emitting, escaping or emptying into or upon the indoor or outdoor environment, including any soil, sediment, subsurface strata, surface water, groundwater, ambient air, the atmosphere or any other media.

“Representatives” means, with respect to a Person, such Person’s directors, officers, employees, accountants, attorneys, consultants, legal counsel, investment bankers, advisors, agents, Financing Sources and other representatives.

“Required Information” means (a) audited consolidated balance sheets and related audited consolidated statements of comprehensive income, stockholders’ equity and cash flows of the Company for each of the three most recently completed fiscal years that have ended at least sixty (60) calendar days prior to the end of the Marketing Period and (b) unaudited condensed consolidated balance sheets and related unaudited statements of condensed consolidated comprehensive income and cash flows of the Company for each subsequent interim quarterly period that has ended at least forty (40) calendar days prior to the end of the Marketing Period and for the corresponding period in the prior fiscal year (which shall be subject to SAS 100 review); provided, that the filing by the Company with the SEC of the financial statements required in its Annual Report on Form 10-K or its Quarterly Report on Form 10-Q, as applicable, will be deemed to satisfy the foregoing requirements with respect to the Company and its Subsidiaries.

“Sanctions” means economic or financial sanctions, requirements or trade embargoes imposed, administered or enforced from time to time by U.S. Governmental Entities (including, but not limited to, the Office of Foreign Assets Control (“OFAC”), the U.S. Department of State and the U.S. Department of Commerce), the United Nations Security Council, the European Union, Her Majesty’s Treasury or any other relevant Governmental Entity.

“Sanctions Target” means any Person: (a) that is the subject or target of any Sanctions; (b) named in any Sanctions-related list maintained by the U.S. Department of State; the U.S. Department of Commerce, including the Bureau of Industry and Security’s Entity List and Denied Persons List; or the U.S. Department of the Treasury, including the OFAC Specially Designated Nationals and Blocked Persons List, the Sectoral Sanctions Identifications List, and the Foreign Sanctions Evaders List; or any similar list maintained by the United Nations

Security Council, the European Union, Her Majesty’s Treasury or any other relevant Governmental Entity; (c) located, organized or resident in a country, territory or geographical region which is itself the subject or target of any territory-wide Sanctions (including, without limitation, the Crimea region of Ukraine, Cuba, Iran, North Korea, Syria and, prior to January 17, 2017, Sudan); or (d) owned or controlled by any such Person or Persons described in the foregoing clauses (a)-(c).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software Programs” means computer programs (whether in source code, object code or other form), including any and all software implementations of algorithms, models and methodologies, and all documentation, including user manuals and training materials, related to any of the foregoing.

“Specified Auditor Assistance” means (a) providing customary “comfort letters” (including customary “negative assurances”) for either a public registration statement or private placement transaction and assistance with the due diligence activities of the Financing Sources, (b) providing access to work papers of the Company and other supporting documents as may be reasonably requested by Parent or its Financing Sources, (c) providing customary consents to the inclusion of audit reports in any relevant public registration statement or filings, and (d) providing customary consents to references to the auditor as an expert in any public registration statement or filings.

“Subsidiary” of Parent, the Company or any other Person means any corporation, limited liability company, partnership, joint venture or other legal entity of which Parent, the Company or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the capital stock or other Equity Interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, limited liability company, partnership, joint venture or other legal entity, or otherwise owns, directly or indirectly, such capital stock or other Equity Interests that would confer control of any such corporation, limited liability company, partnership, joint venture or other legal entity, or any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act.

“Tax Return” means any report, return (including information return), claim for refund, election, estimated tax filing or declaration required to be filed or actually filed with a Governmental Entity (including for the avoidance of doubt, all Forms 1099, FinCEN Form 114, Form TD F 90-22.1, and any predecessor or successor forms thereto), including any schedule or attachment thereto, and including any amendments thereof.

“Taxes” means all taxes, fees, levies, duties, tariffs, imposts, payments in lieu and other charges in the nature of a tax or any other similar fee, charge, assessment or payment imposed by any Governmental Entity, including, without limitation, income, franchise, windfall or other profits, gross receipts, real property, personal property, sales, use, goods and services, net worth, capital stock, business license, occupation, commercial activity, customs duties, alternative or add-on minimum, environmental, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, estimated, withholding, ad valorem, stamp, transfer, escheat (whether or not considered a Tax under applicable law), registration, value-added, transactional and gains tax, and any interest, penalty, fine or additional amounts imposed in respect of any of the foregoing.

“Third Party” shall mean any Person other than Parent, Merger Sub and their respective affiliates.

“Treasury Regulations” means regulations promulgated under the Code by the IRS.

“Willful and Material Breach” means (a) with respect to any material breach of a representation and warranty, that the breaching party had Knowledge of such breach as of the date of this Agreement or the delivery of the certificate referenced in Section 6.2(c) (in the case of Parent) or Section 6.3(d) (in the case of the Company) and (b) with respect to any material breach of a covenant or other agreement, that the breaching party took or failed to take action with Knowledge that the action so taken or omitted to be taken constituted a material breach of such covenant or agreement.

8.5 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“Agreement”	Preamble
“Bond Financing”	Section 5.11(a)
“Book-Entry Shares”	Section 2.2(b)(ii)
“Certificate of Merger”	Section 1.2
“Certificates”	Section 2.2(b)(i)
“Change of Board Recommendation”	Section 5.3(b)
“Closing”	Section 1.2
“Closing Date”	Section 1.2
“Company”	Preamble
“Company Benefit Plan”	Section 3.11(a)
“Company Board”	Recitals
“Company Board Recommendation”	Section 3.3(b)
“Company Bylaws”	Section 3.1
“Company Charter”	Section 3.1
“Company Disclosure Schedule”	Article 3
“Company Equity Plan”	Section 3.2(a)
“Company Lease Agreement”	Section 3.16(a)(v)
“Company Leased Real Property”	Section 3.14(b)
“Company Material Contracts”	Section 3.16(b)
“Company Meeting”	Section 5.4(b)
“Company Option”	Section 2.4(a)
“Company Owned Real Property”	Section 3.14(a)
“Company Preferred Stock”	Section 3.2(a)
“Company Real Property”	Section 3.14(c)
“Company Related Parties”	Section 7.3(e)
“Company Registered Intellectual Property”	Section 3.17(a)
“Company Representatives”	Section 5.11(a)
“Company RSU”	Section 2.4(b)
“Company SEC Documents”	Section 3.5(a)
“Company SEC Financial Statements”	Section 3.5(c)
“Company Stockholder Approval”	Section 3.3(c)
“Company Termination Fee”	Section 7.3(a)
“Confidentiality Agreement”	Section 5.2(b)
“Continuing Employee”	Section 5.8(a)
“D&O Insurance”	Section 5.9(c)
“DGCL”	Recitals
“Dissenting Shares”	Section 2.3
“ECL Claims”	Section 7.5
“Effect”	Section 8.4
“Effective Time”	Section 1.2
“EM Confidentiality Agreement”	Section 5.2(b)
“Extended Outside Date”	Section 7.1(d)
“FP Confidentiality Agreement”	Section 5.2(b)
“Guarantor”	Recitals

“Guarantees”	Recitals
“Indemnitee”	Section 5.9(a)
“Initial Outside Date”	Section 7.1(d)
“Material Customers”	Section 3.16(a)
“Material Suppliers”	Section 3.16(a)
“Merger”	Recitals
“Merger Consideration”	Section 2.1(a)
“Merger Sub”	Preamble
“Notice Period”	Section 5.3(e)
“Parent”	Preamble
“Parent Disclosure Schedule”	Article 4
“Parent Subsidiary”	Section 4.3(a)
“Parent Termination Fee”	Section 7.4(c)
“Paying Agent”	Section 2.2(a)
“Performance RSU”	Section (b)2.4(b)
“Permits”	Section 3.10
“Proposed Changed Terms”	Section 5.3(e)(ii)
“Service Provider”	Section 3.11(a)
“Shares”	Recitals
“Solicitation Period End Date”	Section 5.3(a)
“Superior Proposal”	Section 5.3(h)(iv)
“Surviving Corporation”	Section 1.1(a)
“Transactions”	Section 1.1(a)

8.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.7 Severability. If any term or other provision (or part thereof) of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, conditions and provisions of this Agreement (or parts thereof) shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision (or part thereof) is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law and in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

8.8 Entire Agreement. This Agreement (together with the Exhibits, Parent Disclosure Schedule and Company Disclosure Schedule, the Guarantees and the other documents delivered pursuant hereto) and the Confidentiality Agreements constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein or therein, are not intended to confer upon any other Person any rights or remedies hereunder or thereunder.

8.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of each of the other parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns; provided, however, that Parent may designate another wholly owned direct or indirect Subsidiary to be a constituent corporation in the Merger in lieu of Merger Sub, so long as Parent provides the Company with reasonable advance written notice thereof, in which event all references to Merger Sub in this Agreement shall be deemed references to such other wholly owned Subsidiary of Parent, except that all representations and warranties made in this Agreement with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other wholly owned Subsidiary; provided, further, that Parent or Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or in part from time to time, to (a) any parties providing Debt Financing or Bond Financing pursuant to the terms thereof (including for the purposes of creating a security interest herein or otherwise assigning this Agreement as collateral in respect of such Debt Financing or Bond Financing) at any time, (b) one or more affiliates (provided that no such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder), and (c) after the Effective Time, to any Person.

8.10 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, other than pursuant to Section 5.9, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement; provided, however, that the Financing Sources shall be express third party beneficiaries of and have the right to enforce Sections 7.5, 7.6(b), 8.10 and 8.12(d); provided, further, that the Parent Related Parties shall be express third party beneficiaries of and have the right to enforce Sections 7.4(d) and 7.5.

8.11 Mutual Drafting; Interpretation. Each party has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision. For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders. As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” As used in this Agreement, references to a “party” or the “parties” are intended to refer to a party to this Agreement or the parties to this Agreement. Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes and Schedules to this Agreement. All references in this Agreement to “$” are intended to refer to U.S. dollars. Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive.

8.12 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement and all claims and causes of action arising in connection herewith shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b) Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, in the event such court does not have jurisdiction, Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any Proceeding arising out of or relating to this Agreement or the Transactions, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such Proceeding except in such courts, (ii) agrees that any claim in respect of any such Proceeding may be heard and determined in such Delaware State court or, to the extent permitted by Law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in any such Delaware State or Federal court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Proceeding in any such Delaware State or Federal court. Each of the parties agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in

Section 8.3. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12(c).

(d) Notwithstanding anything herein to the contrary, each party agrees (i) that any action of any kind or nature, whether at law or equity, in contract, in tort or otherwise, against a Financing Source in connection with this Agreement, the Debt Financing, Bond Financing or the transactions contemplated hereby or thereby shall be brought exclusively in the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York sitting in New York County (and appellate courts thereof) and each party submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (ii) that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 8.3 shall be effective service of process against it for any such action brought in any such court, (iii) to waive and hereby irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Proceeding in any such court, (iv) that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law, (v) that the Laws of the State of New York shall govern any such Proceeding and (vi) to irrevocably waive and hereby waives any right to a trial by jury in any such action to the same extent such rights are waived pursuant to Section 8.12(c).

8.13 Counterparts. This Agreement may be signed in any number of counterparts, including by facsimile or other electronic transmission each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

8.14 Specific Performance.

(a) The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and accordingly, (i) the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at Law or in equity, (ii) the parties waive any requirement for the securing or posting of any bond in connection with the obtaining of any specific performance or injunctive relief and (iii) the parties will waive, in any action for specific performance, the defense of adequacy of a remedy at Law. The Company’s or Parent’s pursuit of specific performance at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such party may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by the other party in the case of a breach of this Agreement involving a Willful and Material Breach.

(b) Notwithstanding any provision of this Agreement to the contrary, it is explicitly agreed that the Company shall not have the right to enforce Parent’s obligation to cause the Equity Financing to be funded and/or to consummate the Transactions unless: (i) all of the conditions set forth in Sections 6.1 and 6.3 have been satisfied or waived (other than those conditions to Closing that by their terms or their nature are to be satisfied at the Closing, but subject to such conditions being satisfied assuming a Closing would occur), (ii) the Company has confirmed in writing that, if specific performance is granted and the Debt Financing is funded, the Closing will occur, (iii) the Debt Financing (or any alternative financing in accordance with Section 5.10) has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing, and (iv) Parent has failed to cause the Closing to occur by the date the Closing is required to have occurred pursuant to Section 1.2. Notwithstanding any provision of this Agreement to the contrary, while the Company may pursue both a grant of specific performance as and only to the extent permitted by this Section 8.14 and the payment of the Parent Termination Fee (only to the extent expressly permitted by Section 7.4), under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance to require Parent and Merger Sub to effect the Closing and a payment of the Parent Termination Fee.

[Signature page follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers or managers thereunto duly authorized.

Parent:

LOGAN PARENT, LLC

By:	/s/ Andrew Kowal
Name: Andrew Kowal
Title: President

Merger Sub:

LOGAN MERGER SUB, INC.

By:	/s/ Andrew Kowal
Name: Andrew Kowal
Title: President

[Signature Page to Agreement and Plan of Merger]

The Company:

LOGMEIN, INC.

By:	/s/ William R. Wagner
Name: William R. Wagner
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Appendix B

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d),(e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Appendix C

December 17, 2019

Board of Directors

LogMeIn, Inc.

320 Summer Street

Boston, Massachusetts 02210

Members of the Board:

We understand that LogMeIn, Inc., a Delaware corporation (the “Company”), Logan Parent, LLC, a Delaware limited liability company (“Parent”), and Logan Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), have entered into an Agreement and Plan of Merger (the “Merger Agreement”) dated as of December 17, 2019, pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”). The Company will be the surviving entity in the Merger, and from and after the effective time of the Merger, will be a wholly owned subsidiary of Parent. Pursuant to the Merger, each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the effective time of the Merger, other than shares of Company Common Stock held by the Company as treasury stock or held by Parent or Merger Sub (or any direct or indirect wholly-owned subsidiaries of the Company, Parent or Merger Sub) and Dissenting Shares (as defined in the Merger Agreement), will be converted into the right to receive $86.05 per share in cash, without interest (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the holders of shares of Company Common Stock (other than Parent or any affiliate of Parent) (the “Holders”), is fair, from a financial point of view, to such Holders.

For purposes of the opinion set forth herein, we have reviewed the Merger Agreement, certain related documents and certain publicly available financial statements and other business and financial information of the Company. We have also reviewed certain forward-looking information relating to the Company prepared by the management of the Company, including financial projections and operating data of the Company (the “Company Projections”). Additionally, we discussed the past and current operations and financial condition and the prospects of the Company with senior management of the Company. We also reviewed the historical market prices and trading activity for Company Common Stock and compared the financial performance of the Company and the prices and trading activity of Company Common Stock with that of certain other selected publicly-traded companies and their securities. In addition, we reviewed the financial terms, to the extent publicly available, of selected acquisition transactions and performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to, or discussed with, us by the Company. With respect to the Company Projections, we have been advised by the management of the Company, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company and other matters covered thereby. We have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, without any modification, waiver or delay. In addition, we have assumed that in connection with the receipt of all the necessary approvals of the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that could have an adverse effect on the Company or the contemplated benefits expected to be derived in the proposed Merger. We have not

One Maritime Plaza | 24th Floor | San Francisco, CA 94111

Tel: 415.844.7700 | www.qatalyst.com | Fax: 415.391.3914

made any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or its affiliates, nor have we been furnished with any such evaluation or appraisal. In addition, we have relied, without independent verification, upon the assessment of the management of the Company as to the existing and future technology and products of the Company and the risks associated with such technology and products. In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to an acquisition, business combination or other extraordinary transaction involving the Company.

We have been engaged by the Company to provide financial advisory services and have acted as financial advisor to the Board of Directors of the Company in connection with the Merger. We will receive a fee for our services, a portion of which became payable upon our engagement, and a further portion of which will become payable upon rendering of this opinion. We will also receive an additional, larger fee if the Merger is consummated. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities arising out of our engagement. During the two-year period prior to the date hereof, no material relationship existed between Qatalyst Partners or any of its affiliates and the Company or Parent pursuant to which compensation was received by Qatalyst Partners or its affiliates. Qatalyst Partners and/or its affiliates may in the future provide investment banking and other financial services to the Company or Parent and their respective affiliates for which we would expect to receive compensation.

Qatalyst Partners provides investment banking and other services to a wide range of entities and individuals, domestically and offshore, from which conflicting interests or duties may arise. In the ordinary course of these activities, affiliates of Qatalyst Partners may at any time hold long or short positions, and may trade or otherwise effect transactions in debt or equity securities or loans of the Company, Parent or certain of their respective affiliates.

This opinion has been approved by our opinion committee in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose without our prior written consent. This opinion does not constitute a recommendation as to how to vote with respect to the Merger or any other matter and does not in any manner address the price at which Company Common Stock will trade at any time.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion. Our opinion does not address the underlying business decision of the Company to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to the Company. Our opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the Holders, and we express no opinion with respect to the fairness of the amount or nature of the compensation to any of the officers, directors or employees of the Company or any of its affiliates, or any class of such persons, relative to such consideration.

One Maritime Plaza | 24th Floor | San Francisco, CA 94111

Tel: 415.844.7700 | www.qatalyst.com | Fax: 415.391.3914

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Merger Consideration to be received pursuant to, and in accordance with, the terms of the Merger Agreement by the Holders is fair, from a financial point of view, to such Holders.

Yours faithfully,

/s/ Qatalyst Partners LP

Qatalyst Partners LP

One Maritime Plaza | 24th Floor | San Francisco, CA 94111

Tel: 415.844.7700 | www.qatalyst.com | Fax: 415.391.3914

Appendix D

December 17, 2019

The Board of Directors

LogMeIn, Inc.

320 Summer Street

Boston, MA 02210

United States

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.01 per share (the “Company Common Stock”), of LogMeIn, Inc. (the “Company”) of the consideration to be paid to such holders in the proposed merger (the “Transaction”) of the Company with a wholly owned subsidiary of Logan Parent, LLC (the “Acquiror”). Pursuant to the Agreement and Plan of Merger (the “Agreement”), among the Company, the Acquiror and a subsidiary of the Acquiror, the Company will become a wholly-owned subsidiary of the Acquiror, and each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury or owned by the Acquiror and its affiliates and Dissenting Shares (as defined in the Agreement), will be converted into the right to receive $86.05 per share in cash (the “Consideration”).

In connection with preparing our opinion, we have (i) reviewed a draft dated December 16, 2019 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by or at the direction of the management of the Company relating to its business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company and the Acquiror in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis and that the Company will have no exposure under any indemnification obligations contained within the Agreement or the related agreements in any amount material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction and we express no opinion as to the fairness of any consideration paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Consideration to be paid to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company and Francisco Partners and certain of its affiliates, for which we and such affiliates have received customary compensation. Such services during such period have included acting as financial advisor to the Company for its consideration of strategic alternatives, including in respect of potential defense, beginning in August of 2018 as well as the provision of financial advisory, capital markets and credit services for affiliates of Francisco Partners unrelated to the proposed Transaction. In addition, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of affiliates of Francisco Partners, for which it receives customary compensation or other financial benefits In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of the Company. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or the Acquiror for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction is fair, from a financial point of view, to such holders.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

/s/ J.P. MORGAN SECURITIES LLC

J.P. MORGAN SECURITIES LLC

SPECIAL MEETING OF STOCKHOLDERS OF

LOGMEIN, INC.

March 12, 2020

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER
ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at https://www.proxydocs.com/LOGM

i     Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet.     i

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Adoption of the Agreement and Plan of Merger, dated December 17, 2019 (as it may be amended from time to time, the “Merger Agreement”), by and among LogMeIn, Inc., a Delaware corporation, Logan Parent LLC, a Delaware limited liability company, and Logan Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Logan Parent, LLC.

		FOR ☐	AGAINST ☐	ABSTAIN ☐

	2. Adjourn the Special Meeting to a later date or dates if necessary to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.	☐	☐	☐

3. Approval of, on a non-binding, advisory basis, certain compensation that will or may become payable to the Company’s named executive officers in connection with the transactions contemplated by the Merger Agreement.

		☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Special Meeting. This proxy when properly executed will be voted as directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposal 1, Proposal 2 and Proposal 3.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

⬛	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	⬛

SPECIAL MEETING OF STOCKHOLDERS OF

LOGMEIN, INC.

March 12, 2020

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card are available at https://www.proxydocs.com/LOGM

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Adoption of the Agreement and Plan of Merger, dated December 17, 2019 (as it may be amended from time to time, the “Merger Agreement”), by and among LogMeIn, Inc., a Delaware corporation, Logan Parent LLC, a Delaware limited liability company, and Logan Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Logan Parent, LLC.

		FOR ☐	AGAINST ☐	ABSTAIN ☐

	2. Adjourn the Special Meeting to a later date or dates if necessary to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the Special Meeting.	☐	☐	☐

3. Approval of, on a non-binding, advisory basis, certain compensation that will or may become payable to the Company’s named executive officers in connection with the transactions contemplated by the Merger Agreement.

		☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Special Meeting. This proxy when properly executed will be voted as directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposal 1, Proposal 2 and Proposal 3.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

⬛	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	⬛

☐                    ⬛

LOGMEIN, INC.

Proxy for Special Meeting of Stockholders on March 12, 2020

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints William R. Wagner and Edward K. Herdiech, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Special Meeting of Stockholders of LogMeIn, Inc., to be held March 12, 2020 at the offices of Latham & Watkins LLP, 200 Clarendon Street, 27th Floor, Boston Massachusetts, 02116, and at any adjournments or postponements thereof, as follows:

(Continued and to be signed on the reverse side.)

⬛ 1.1	14475 ⬛